As filed with the Securities and Exchange Commission on June 8, 2006

Registration No. 333-131293

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEL LABORATORIES, INC.*

(Exact name of registrant as specified in its charter)

Delaware	2844	13-1953103
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

726 Reckson Plaza

P.O. Box 9357

Uniondale, New York 11553-9357

(516) 844-2020

(Address, including ZIP Code, and telephone number,

including area code, of registrant’s principal executive offices)

Joseph Sinicropi

Chief Financial Officer

Del Laboratories, Inc.

726 Reckson Plaza

P.O. Box 9357

Uniondale, New York 11553-9357

(516) 844-2020

(Name, address, including ZIP Code, and telephone number,

including area code, of agent for service)

With a copy to:

Peter J. Loughran, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

*	Information regarding additional guarantor registrants is contained in the Table of Additional Registrants on the following page.

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of Registration Fee
Senior Secured Floating Rate Notes due 2011	$185,000,000	100%	$185,000,000	$19,795(2)
Guarantee of Senior Secured Floating Rate Notes due 2011 by Del Pharmaceuticals, Inc.	$185,000,000	—	—	None (3)
Guarantee of Senior Secured Floating Rate Notes due 2011 by 565 Broad Hollow Realty Corp.	$185,000,000	—	—	None (3)
Guarantee of Senior Secured Floating Rate Notes due 2011 by Del Professional Products, Inc.	$185,000,000	—	—	None (3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended, or the Securities Act.
(2)	Previously paid in connection with the initial filing of the Registration Statement on January 26, 2006.
(3)	Pursuant to Rule 457(n) promulgated under the Securities Act, no separate fee is required for the guarantees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Del Laboratories, Inc.

Table of Additional Registrants

Exact Name of Additional Registrant as Specified in its Charter*	Primary Standard Industrial Classification Number	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Del Pharmaceuticals, Inc.	5122	Delaware	11-2007052
565 Broad Hollow Realty Corp.	9999	New York	11-2451009
Del Professional Products, Inc.	2844	Delaware	30-0239018

*	The address for each of the Additional Registrants is c/o Del Laboratories, Inc., 726 Reckson Plaza, P.O. Box 9357, Uniondale, New York 11553-9357, telephone: (516) 844-2020. The name, address, including zip code of the agent for service for each Additional Registrant is Joseph Sinicropi, Chief Financial Officer of Del Laboratories, Inc., 726 Reckson Plaza, P.O. Box 9357, Uniondale, New York 11553-9357, telephone: (516) 844-2020.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 8, 2006

PROSPECTUS

Offer to Exchange

$185,000,000 Outstanding

Senior Secured Floating Rate Notes due 2011

for $185,000,000 Registered

Senior Secured Floating Rate Notes due 2011

The New Notes:

•	The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights.

Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 9 of this prospectus.

The Exchange Offer:

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on , 2006, unless extended.

•	No public market currently exists for the notes.

The Guarantees:

•	Del Pharmaceuticals, Inc., 565 Broad Hollow Realty Corp. and Del Professional Products, Inc., each a wholly-owned subsidiary of Del Laboratories, Inc., will fully and unconditionally guarantee, jointly and severally, our payment obligations under the new notes, subject to release as provided for in the indenture for the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in the prospectus. If you are given any information or representation about these matters that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

In connection with the exchange offer, we have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

i

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer’s registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

Del Laboratories, Inc.

726 Reckson Plaza

P.O. Box 9357

Uniondale, New York 11553-9357

Attn: Chief Financial Officer

(516) 844-2020

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                     , 2006.

ii

SUMMARY

The following summary contains important information about us and this offering but it likely does not contain all the information that would be important to you in making a decision to invest in the notes. For a more complete understanding of this offering, we encourage you to read this prospectus and the documents to which we refer you. In this prospectus, unless the context requires otherwise, the terms “Del,” the “Company,” “we,” “us,” and “our” each refer to Del Laboratories, Inc. and its subsidiaries.

Our Company

We are a leading fully integrated manufacturer and marketer of cosmetics and over-the-counter, or OTC, pharmaceuticals. Sally Hansen®, our flagship cosmetics brand, is the market leader in nail care and bleaches and depilatories. We also market cosmetics products under other brand names, including La Cross® and N.Y.C. New York Color®. Orajel®, our flagship OTC pharmaceuticals brand, is the market leader in oral analgesics and infant and toddler gum cleansers and toothpastes. We also market specialty OTC pharmaceutical products including Dermarest® and Gentle Naturals®, among others. For the year ended December 31, 2005, we generated approximately 75% of our domestic gross sales from products in categories in which we held a leading market share position.

Our principal cosmetic products are nail treatments, nail enamels, beauty implements, face and lip color cosmetics, bleaches and depilatories, personal care products and other related beauty items. Our principal OTC pharmaceutical products include oral analgesics, infant care products, first aid products and eye and ear medications.

We primarily market our products to major drug store chains, mass merchandisers and food retailers, which together account for a significant portion of the mass cosmetics and OTC pharmaceuticals markets. Our position in these channels is strong and we are frequently appointed by our customers as the category captain in nail care and the category validator in oral analgesics. Internationally, we have experienced strong historical growth from our direct operations in Canada and Puerto Rico and through distributors, licensees and joint venture relationships in over 40 other countries.

Competitive Strengths

Diversified Portfolio of Established and Well-Recognized Brands.    Our principal brand names, Sally Hansen®, La Cross® and N.Y.C. New York Color® in our cosmetics business, and Orajel® in our OTC pharmaceuticals business, are among the most recognized brands in their targeted markets and often define the category through their market leadership and innovative products.

Leading Market Positions.    Our key brands are market leaders in the product categories in which they compete.

History of Innovation and Successful Product Launches.    We dedicate significant resources and attention to product innovation and consumer research in order to develop differentiated products with new and distinctive features, which we believe provides increased benefits, convenience and value to our customers.

Strong and Established Customer Relationships. We have developed strong relationships and a high degree of customer satisfaction by creating a culture focused on customer responsiveness.

Experienced Management Team.    We have an experienced senior management team averaging nine years with Del and approximately 23 years of industry experience.

Business Strategies

Our objective is to expand our position as a leading manufacturer and marketer of cosmetics and OTC pharmaceuticals. To achieve this objective, we plan to continue implementing the following strategies, which are described in detail in “Business—Business Strategies” below:

•	Continue to grow core brands and expand into new categories and distribution channels;

•	Continue to strengthen our relationship with retailers;

•	Expand our international presence; and

•	Realize cost savings and operational improvements.

The Refinancing Transactions

In connection with the offering on October 28, 2005 of $185.0 million aggregate principal amount of senior secured floating rate notes due 2011, or the old notes, we entered into a new two-year $75.0 million revolving credit facility, or the interim revolver. We used the net proceeds from the sale of the old notes, together with borrowings under the interim revolver, to repay all outstanding borrowings under our prior senior credit facilities, or the prior senior credit facilities, and terminate all commitments thereunder and pay related fees and expenses. We refer to the offering of the old notes, the initial borrowings under the interim revolver and the application of the proceeds therefrom as the refinancing transactions.

On December 29, 2005, we entered into a five-year $85.0 million asset-based revolving credit facility, or the ABL credit facility. Upon the closing of the ABL credit facility, all borrowings under the interim revolver were repaid and the interim revolver was terminated. The availability of the ABL credit facility is subject to borrowing base limitations. For more information on the terms of the ABL credit facility, see “Description of Other Indebtedness.”

The Sponsor

In January 2005, Kelso & Company, L.P., or Kelso, and other investors, acquired our company for aggregate consideration (including repayment of $70.8 million of debt, assumption of debt and transaction costs) of $486.4 million, which we refer to as the merger. In connection with the merger, Kelso and other investors contributed approximately $138.2 million of equity in cash. Kelso is a New York-based private investment firm founded in 1971 that specializes in acquisition transactions. Since 1980, Kelso has acquired 85 companies requiring total capital at closing of over $22.0 billion.

We are incorporated under the laws of the state of Delaware. Our principal executive offices are located at Del Laboratories, Inc., 726 Reckson Plaza, P.O. Box 9357, Uniondale, New York 11553-9357. Our telephone number is (516) 844-2020.

Summary of the Terms of the Exchange Offer

On October 28, 2005, Del Laboratories, Inc. completed an offering of $185,000,000 aggregate principal amount of senior secured floating rate notes due 2011, or the old notes. In this prospectus, we refer to (1) the new senior secured floating rate notes as the new notes and (2) the old notes and the new notes together as the notes. The offering of old notes was made only to qualified institutional buyers under Rule 144A, and accordingly was exempt from registration under the Securities Act.

Securities Offered	Up to $185,000,000 aggregate principal amount of senior secured floating rate notes due 2011, which have been registered under the Securities Act.

The terms of the new notes offered in the exchange offer will be substantially identical to those of the old notes, except that the new notes, as of the effectiveness of this prospectus, will be registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights.

The Exchange Offer	You may exchange old notes for new notes.

Resale of the New Notes

We believe the new notes that will be issued in this exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Registration Rights Agreement

We have undertaken this exchange offer pursuant to the terms of the registration rights agreement entered into with the initial purchasers of the old notes. We have agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to become effective within 180 days after the registration statement is filed with the SEC, and to consummate the exchange offer within 30 business days, or longer, if required by applicable law or SEC policy, after the registration statement becomes effective. See “The Exchange Offer” and “Description of Notes—Registration Rights; Liquidated Damages.”

Consequence of Failure to Exchange the Old Notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:

•	you do not tender your old notes; or

•	you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” and “—Consequences of Failure to Exchange.”

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                 , 2006, or the expiration date, unless we extend it, in which case expiration date means the latest date and time to which the exchange offer is extended.

Interest on the New Notes

The new notes will accrue interest from the most recent date to which interest has been paid or provided for on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes.

Conditions to the Exchange Offer

The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if (i) the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or (ii) any action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to us. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes if at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part.

See “The Exchange Offer—Conditions.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the foregoing events.

Procedures for Tendering Old Notes

If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “The Exchange Offer—Procedures for Tendering,” “—Book-Entry Transfer” and “—Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures

If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m. on the expiration date.

Acceptance of Old Notes and Delivery of New Notes

Any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering,” “—Book-Entry Transfer,” and “—Guaranteed Delivery Procedures.”

Material U.S. Federal Tax Considerations

We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent.

Summary of the Terms of the New Notes

The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the new notes:

•	are registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to liquidated damages;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Maturity	November 1, 2011.

Interest Payment Date	We will pay interest on the new notes quarterly on February 1, May 1, August 1 and November 1 of each year, commencing February 1, 2006 and until the new notes mature on November 1, 2011.

Guarantees

The new notes will be fully and unconditionally guaranteed, jointly and severally, by our direct and indirect, present and future domestic restricted subsidiaries that guarantee our other material indebtedness, all of which we refer to in this prospectus as the guarantors. If we cannot make payments on the new notes when they are due, the guarantors are required to make payments instead. The guarantees may be released under certain circumstances.

Ranking

The new notes and guarantees will be senior obligations of the Company and the guarantors, and will rank equal in right of payment with all of our existing and future senior indebtedness, including obligations under the ABL credit facility, and will rank senior in right of payment to all of our existing and future subordinated indebtedness, including the existing senior subordinated notes and related guarantees. The new notes and guarantees will be effectively senior to all unsecured indebtedness of the Company and the guarantors to the extent of the value of the collateral securing the new notes and the guarantees. However, the new notes and the guarantees will be effectively junior in right of payment to indebtedness under the ABL credit facility to the extent of the value of the collateral securing this facility on a first priority basis. See “—Security.” In addition, the new notes and guarantees will be effectively junior in right of payment to the indebtedness and all other liabilities, including trade payables, of the subsidiaries of the Company that do not guarantee the new notes. As of March 31, 2006, our non-guarantor subsidiaries had outstanding liabilities of $12.2 million, excluding intercompany liabilities.

Security	The new notes and the guarantees will be secured by:

•	a first priority security interest, subject to permitted prior liens, in substantially all of the Company’s and each guarantor’s assets, but excluding (1) all inventory, receivables, accounts, deposit accounts, money, securities and chattel paper and other personal property relating thereto and the proceeds therefrom, which we refer to as the liquid collateral, (2) pledges of equity interests in our subsidiaries and (3) certain other excluded assets; and

•	a second priority security interest in substantially all of the Company’s and each guarantor’s liquid collateral, subject to the first priority lien in such liquid collateral securing the Company’s and each guarantor’s obligations under the ABL credit facility and permitted prior liens.

The ABL credit facility also is secured by the capital stock of the Company and the Company’s domestic subsidiaries and certain other excluded assets, but those assets will not secure the new notes or the guarantees.

Intercreditor Agreement

The trustee under the indenture and the agent under the ABL credit facility (and their respective collateral agents) entered into an intercreditor agreement as to the relative priorities of their respective security interests in our assets securing the new notes and the loans under the ABL credit facility and certain other matters relating to the administration of such security interests. The terms of the intercreditor agreement are set forth under “Description of Notes—Intercreditor Agreement.”

Mandatory Repurchase Offer

If we experience specific kinds of changes of control we must offer to repurchase the new notes at a price equal to 101% of their principal amount plus the accrued and unpaid interest and liquidated damages, if any, to the repurchase date as described under “Description of Notes—Change of Control.”

If we sell assets under certain circumstances, we must offer to repurchase the new notes at a price equal to par plus the accrued and unpaid interest and liquidated damages, if any, to the repurchase date as described under “Description of Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Optional Redemption	At any time on or after November 1, 2007, we may redeem some or all of the new notes at the redemption prices listed under “Description of Notes—Optional Redemption.”

In addition, at any time prior to November 1, 2007, we may redeem up to 35% of the new notes, with the proceeds of certain sales of our equity, at the redemption prices listed under “Description of Notes—Optional Redemption.” We may make the redemption only if we do so within 90 days of the consummation of such equity offering and if, after the redemption, at least 65% of the aggregate principal amount of the notes originally issued remains outstanding.

Certain Covenants	We will issue the new notes under an indenture with Wells Fargo Bank, National Association. The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

•	borrow money;

•	incur liens;

•	pay dividends or make other distributions;

•	make other restricted payments and investments;

•	issue preferred stock;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes—Certain Covenants.”

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under “Risk Factors.”

RISK FACTORS

An investment in the notes is subject to numerous risks, including those listed below. You should carefully consider the following risks, along with the information provided elsewhere in this prospectus. These risks could materially adversely affect our ability to meet our obligations under the notes. You could lose all or part of your investment in, and the expected return on, the notes.

Risks Related to the Notes

You may have difficulty selling the old notes that you do not exchange.

If you do not exchange your old notes for the new notes offered in the exchange offer, your old notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the indenture governing the notes and arose because we originally issued the old notes under exemptions from the registration requirements of the Securities Act.

The old notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We did not register the old notes under the Securities Act, and we do not intend to do so. If you do not exchange your old notes, your ability to sell those notes will be significantly limited.

If a large number of outstanding old notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged old notes due to the limited amounts of old notes that would remain outstanding following the exchange offer.

Our substantial leverage may impair our financial condition and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of debt. As of March 31, 2006, our total debt was $396.3 million, consisting primarily of $185.0 million aggregate principal amount of old notes, $175.0 million aggregate principal amount of senior subordinated notes and $35.9 million of senior debt outstanding under the ABL credit facility. As of March 31, 2006, we had $49.1 million of unutilized commitments under the ABL credit facility, and $49.1 million of availability thereunder. For the fiscal year ended December 31, 2005, our earnings would have been insufficient to cover fixed charges by $56.2 million.

Our substantial debt could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions by making it more difficult for us to react quickly to changing conditions;

•	limiting our ability to realize expected cost savings and operational improvements;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions, and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of interest on our debt and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions, and general corporate requirements;

•	exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

•	limiting our flexibility in planning for, or reacting to, changes in our business, and the industry in which we operate; and

•	placing us at a competitive disadvantage compared with our competitors that have less debt.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

Subject to specified limitations, the indenture governing the notes, the credit agreement governing the ABL credit facility and the indenture governing our senior subordinated notes permit us and our subsidiaries to incur substantial additional debt. If new debt is added to our and our subsidiaries’ current debt levels, the risks described above could intensify. See “Description of Other Indebtedness” and “Description of Notes—Certain Covenants—Limitation on Indebtedness” for additional information.

Covenant restrictions under our indebtedness may limit our ability to operate our business.

The indenture governing our senior subordinated notes, the credit agreement that governs the ABL credit facility and the indenture governing the notes do, and our future debt agreements may, contain covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. The ABL credit facility and the indentures restrict, among other things, our ability and the ability of our restricted subsidiaries to:

•	borrow money;

•	incur liens;

•	pay dividends or make other distributions;

•	make other restricted payments and investments;

•	issue preferred stock;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer or sell assets.

In addition, the ABL credit facility requires us to satisfy a minimum fixed charge coverage ratio test if excess availability falls below specified levels. Events beyond our control, including changes in general economic and business conditions, may affect our ability to comply with the covenants in our debt instruments. A breach of any of these covenants would result in a default under the ABL credit facility and the indentures. If an event of default under the ABL credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the debt under the ABL credit facility and indentures is accelerated, we cannot assure you that we would have sufficient assets to pay amounts due under the ABL credit facility, the notes or other debt then outstanding. As a result, you may receive less than the full amount you would be otherwise entitled to receive on the notes. See “Description of Other Indebtedness” and “Description of Notes—Certain Covenants—Limitation on Indebtedness” for additional information.

We will require a significant amount of cash, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative, and regulatory factors and other factors that are beyond our control. For example, our need to stock substantial inventory could increase our working capital needs. We expect that cash provided from operations and expected available borrowings under the ABL credit facility will provide sufficient working capital to operate our business, to fund expected capital expenditures and to meet foreseeable liquidity requirements, including debt service on our outstanding debt. However, we cannot assure you that our business will continue to generate cash flow from operations at current levels or that our cash needs will not increase. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs, we may have to refinance all or a portion of our existing debt or obtain additional financing or reduce expenditures that we deem necessary to our business. We cannot assure you that any refinancing of this kind would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the notes.

As of March 31, 2006, our total debt was $396.3 million, consisting primarily of $185.0 million aggregate principal amount of old notes, $175.0 million aggregate principal amount of senior subordinated notes and $35.9 million of senior debt outstanding under the ABL credit facility. As of March 31, 2006, we had $49.1 million of unutilized commitments under the ABL credit facility, and $49.1 million of availability thereunder. For the fiscal year ended December 31, 2005, our earnings would have been insufficient to cover fixed charges by $56.2 million.

We expect that our total capital expenditures will be approximately $16.0 million in 2006, which will be used primarily for machinery and equipment and display fixtures. Our debt service requirements in 2006 will be approximately $35.0 million and we do not expect any further working capital needs for the balance of 2006 as the Company expects to generate cash flow from operations.

Our foreign subsidiaries do not guarantee the payment of interest on and principal of the notes, nor are the notes secured by any security interest in any assets of any of our foreign subsidiaries.

Our foreign subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Our foreign subsidiaries do not guarantee the payment of interest on and principal of the notes. The notes are not secured by any security interest on the assets of our foreign subsidiaries. Any right that we have to receive any assets of our non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent right of holders of the notes to realize proceeds from the sale of the assets of those subsidiaries is structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of debt issued by those subsidiaries. Our foreign subsidiaries are Del Laboratories (Canada) Inc., Del Pharmaceutics (Canada) Inc., Del Pharmaceuticals Limited, Laboratorios Del De Mexico, S.A. de C.V. and Del Laboratories (UK) Limited, all of which are wholly-owned, directly or indirectly, by Del Laboratories, Inc. Additionally, Pade Mexicana, S.A. de C.V. and DLI (Proprietary) Ltd. are 50% owned by Del Laboratories, Inc. For the year ended December 31, 2005, our foreign subsidiaries had net sales of $38.5 million and an operating income of $0.1 million. At December 31, 2005, our foreign subsidiaries had total assets of $11.8 million. These amounts are all unaudited.

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

No appraisal of the value of the collateral has been made and the value of the collateral depends on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the collateral securing the notes may not produce proceeds in an amount sufficient to pay any amounts due on the notes. We cannot assure you of the value of the collateral or that the net proceeds of a sale of the collateral will be sufficient to repay all of the notes following a foreclosure upon the collateral (and any payments in respect of prior liens) or a liquidation of our assets or the assets of any current or future guarantors that may grant these security interests.

In the event of a liquidation or foreclosure, the value of the collateral is subject to fluctuations based on factors that include general economic conditions, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers and similar factors. By its nature, portions of the collateral, particularly the fixed collateral in which the holders of the notes have a first priority lien, may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure you that the collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or constitute senior, pari passu or subordinate liens on the collateral, those third parties have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the collateral located at a particular site and the ability of the collateral agent to realize or foreclose on the collateral at that site. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, there can be no assurance that the proceeds from any sale or liquidation of this collateral will be sufficient to pay our obligations under the notes.

The liquid collateral securing the notes is subject to the prior lien of the lenders under the ABL credit facility, and certain of the liquid collateral and the fixed collateral securing the notes is subject to permitted prior liens of third parties.

The Company and the guarantors granted the holders of the notes first priority liens, subject to permitted prior liens, in substantially all of their assets other than the liquid collateral (which is comprised of substantially all inventory, receivables, accounts, deposit accounts, money, securities, letter of credit rights, instruments, payment intangibles and chattel paper and other personal property relating thereto and the proceeds therefrom), the equity interests in the Company’s subsidiaries and certain other excluded assets. We refer to the collateral in which the notes get such first priority lien as the fixed collateral. In addition, the Company and the guarantors granted the holders of the notes second priority liens, subject to the liens securing their obligations under the ABL credit facility and permitted prior liens, in the liquid collateral. To the extent that pre-existing liens and other liens permitted under the indenture (in addition to the first priority liens in the liquid collateral securing the ABL credit facility) encumber any of the collateral securing the notes and the guarantees, holders of the relevant obligations have or may exercise rights and remedies with respect to such collateral that could adversely affect the value of the collateral and the ability of the note collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral.

The security interest of holders of the notes in the liquid collateral is subordinated to the first priority security interest held in the liquid collateral held by the lenders under the ABL credit facility. The lenders who are secured by the first priority security interest in the liquid collateral have control over releasing those assets subject to the terms of the intercreditor agreement. As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under our indebtedness, the lenders under the ABL credit facility will be entitled to be repaid in full from the proceeds of the Company’s and the guarantors’ liquid collateral to them before any payment is made to the holders of the notes from the proceeds of that liquid collateral. The lenders under the ABL credit facility and other secured credit facilities, if any, are under no obligation to take the interests of noteholders into account in determining whether to exercise their rights in respect of the liquid collateral, subject to the intercreditor agreement, and their interests may differ or be adverse from yours. Those lenders must conduct sales of liquid collateral in accordance with the standards, if any, under the Uniform Commercial Code. The method of sale will not necessarily benefit the holder of the notes or result in fair market value sales as determined by other measures. In addition, the lenders under the ABL credit facility are secured by the capital stock of the Company and the Company’s domestic subsidiaries and certain other excluded assets, but such capital stock and assets do not secure the notes or the guarantees. The lenders under the ABL credit facility also have the benefit of a pledge by our direct parent of substantially all of its assets, which consist primarily of the shares of our capital stock. Our parent is not providing any security to the holders of the notes.

Liquidating the collateral securing the notes may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes

(to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

The lien ranking provisions of the intercreditor agreement relating to the liquid collateral securing the notes on a second priority basis limit the rights of holders of the notes with respect to that collateral.

The rights of the holders of the notes with respect to the liquid collateral securing the notes on a second priority basis are substantially limited by the terms of the lien ranking agreements set forth in the intercreditor agreement. Under the intercreditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of such liquid collateral, including the ability to cause the commencement of enforcement proceedings against such liquid collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such liquid collateral from the lien of, and waivers of past defaults under, the security documents relating to liquid collateral, are at the direction of the holders of the obligations secured by the first priority liens, and the collateral agent, on behalf of the holders of the notes secured by a second priority lien on the liquid collateral, do not have the ability to control or direct such actions (except under the limited circumstances described under the caption “Description of Notes—Intercreditor Agreement—Restrictions on Enforcement of Junior Liens”), even if the rights of holders of the notes are adversely affected.

In addition, the intercreditor agreement contains certain provisions benefiting holders of indebtedness under the ABL credit facility, which require that following the filing of a bankruptcy petition the trustee and the collateral agent not object to a number of important matters regarding the liquid collateral. After such filing, the value of the liquid collateral could materially deteriorate and you would be unable to raise an objection. The right of holders of obligations secured by first priority liens to foreclose upon and sell the liquid collateral upon the occurrence of an event of default also will be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. See “Description of Notes—Intercreditor Agreement.”

The collateral securing the notes may be diluted under certain circumstances.

The indenture governing the notes allows us to incur additional notes, so long as we satisfy the requirements of the covenants limiting our incurrence of debt and liens at the time of issuance of those additional notes. Any additional notes issued under the indenture will be guaranteed by the same guarantors and will have the same security interests, with the same priority, that secure the notes. As a result, the collateral securing the notes will be shared by any additional notes we may issue, and an issuance of any additional notes will dilute the value of the collateral compared to the total amount of notes issued.

In addition, the indenture and the ABL credit facility permit us and our subsidiaries to borrow additional amounts under the ABL credit facility or other credit facilities that can be secured by liens on the same basis as the ABL credit facility, so long as we satisfy the requirements of the covenants contained in the indenture and the ABL credit facility limiting our incurrence of debt and liens. The lenders of that additional indebtedness will have a first priority security interest in the liquid collateral and, accordingly, those additional borrowings would dilute the value of the liquid collateral compared to the total amount of credit facility debt and notes then outstanding. As of December 31, 2005, under the ABL credit facility we had outstanding borrowings of $22.0 million, $63.0 million of unutilized commitments and $48.2 million of availability thereunder. The indenture governing the notes allows us to incur additional secured debt under the ABL credit facility up to an amount equal to the greater of (x) $85.0 million or (y) the sum of 85% of our consolidated accounts receivable that are less than 90 days past due and 65% of our consolidated inventory as set forth in our most recent financial statements; plus $25.0 million. See “Description of Notes—Certain Covenants—Limitation on Indebtedness.”

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the trustee, collateral agent or other agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes, the credit agreement governing the ABL credit facility or other indebtedness secured by the collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before such agent repossessed and disposed of the collateral. Under the bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the collateral or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral that is controlled by a priority lienholder.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The first priority liens in the fixed collateral securing the notes may not be perfected with respect to the notes if we are not able to take the actions necessary to perfect any of these liens. As to the second priority liens in the liquid collateral securing the notes, there can be no assurance that the lenders under the ABL credit facility will take all actions necessary to create properly perfected security interests, which, as a result of the intercreditor agreement, may result in the loss of the priority of the security interest in favor of the noteholders to which they would have been entitled as a result of such non-perfection.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future or liens on certain types of assets.

The security interest in the collateral securing the notes includes assets of the Company and of the guarantors, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. In addition, the note security documents granting the liens that secure the notes allow the Company and the guarantors to not perfect the liens granted on certain types of collateral, subject to limitations. See “Description of Notes—Security.” Such failure to perfect liens on collateral may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

Any future security interest in collateral may be avoidable.

Any future security interest in favor of the trustee in collateral might be avoidable by the Company or a guarantor (as debtor in possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur, including, among others, if the pledge or granting of the security interest is deemed a fraudulent conveyance or the person granting such security interest is insolvent at the time of the grant of the security interest, the security interest permits the holders of the notes to receive a greater recovery than if the security interest had not been granted and a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

We are obligated under the indenture governing the notes and the credit agreement for the ABL credit facility to maintain adequate insurance or otherwise insure against hazards to the extent done by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes.

The collateral agent’s ability to exercise remedies is limited.

The security agreement provides the trustee on behalf of the holders of the notes with significant remedies, including foreclosure and sale of all or parts of the collateral. However, the rights of the trustee to exercise significant remedies (such as foreclosure) are limited to the pendency and continuance of an event of default under the indenture.

We may not be able to make the change of control offer required by the indenture.

Upon a change of control (as defined), subject to certain conditions, we are required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of the ABL credit facility provide that certain change of control events will constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes—Change of Control” and “Description of Other Indebtedness” for additional information.

Fraudulent transfer statutes may limit your rights as a holder of the notes.

Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to holders of the notes;

•	subordinate our obligations to holders of the notes to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

•	take other action detrimental to holders of the notes, including invalidating the notes.

In that event, we cannot assure you that you would ever be repaid.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

(1) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

(2) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

(a) were insolvent or were rendered insolvent by reason of the issuance of the notes;

(b) were engaged, or were about to engage, in a business or transaction for which our assets were unreasonably small; or

(c) intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. To the extent that proceeds of this offering are being used to make payments to our former stockholders, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; or

•	it could not pay its debts as they become due.

We cannot assure you what standard a court would apply in determining our solvency and whether it would conclude that we were solvent when we incurred our obligations under the notes.

Our obligations under the notes are guaranteed by all of our direct and indirect present and future domestic restricted subsidiaries that guarantee our other material indebtedness, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for the benefit of the issuer, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture is limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

There is no established trading market for the notes. We cannot assure you that an active trading market will develop for the notes.

The notes are new securities for which there presently is no established market. We do not intend to apply for listing of the notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Whether or not the notes are exchanged for registered notes in the proposed exchange offer, an active market for the notes or the new notes may not develop. If a market for the notes does not develop, you will not be able to resell your notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the notes as collateral for loans. Moreover, if markets for the notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the notes can be sold at a price equal to or greater than their initial offering price. In addition, in response to prevailing interest rates and market conditions generally, as well as our performance and our ability to effect the exchange offer, the notes could trade at a price lower than their initial offering price.

The market price for the notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may materially adversely affect you as a holder of the notes.

Risks Related to the Company

We may not successfully implement our business strategies or realize all of our expected cost savings.

We may not be able to fully implement the business strategies described under “Business—Business Strategies” or realize, in whole or in part within the time frames anticipated, our expected cost savings and efficiency improvements. Our business strategies include realizing approximately $10.0 million of annualized cost savings from operational efficiency improvements by implementing a number of sales and operational process initiatives designed to improve our sales forecasting, demand planning and production scheduling; the efficiency level of our manufacturing facilities; and the process of identifying, evaluating and selling promotional products. Our business strategies, including the efficiency improvements we are in the process of implementing, are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. We expect to incur certain costs to achieve our expected cost savings and efficiency improvements. These costs may turn out to be substantially higher than we currently estimate, and we may not fully achieve our expected cost savings and efficiency improvements. Our business strategy may also change from time to time. As a result, we may not be able to achieve our expected results of operations and our actual income and operating cash flow, may be materially lower than the pro forma results which we discuss elsewhere in this prospectus. See “Unaudited Pro Forma Consolidated Financial Information.”

The high level of competition in our industry could materially adversely affect our business.

The business of selling branded consumer products in both the cosmetics and OTC pharmaceuticals markets is highly competitive. These markets include numerous manufacturers, distributors, marketers and retailers that actively compete for consumers’ business both in the United States and abroad. Some of these competitors are larger, have substantially greater resources than we do and are less leveraged. Therefore, they may be able to grow more quickly through strategic acquisitions, to spend more aggressively on advertising and marketing and to respond more flexibly to changing business and economic conditions than us.

We compete on the basis of numerous factors, including brand recognition, product quality, performance, price and product availability at retail stores. Advertising, promotion, merchandising, packaging, the availability of wall display space, the timing of new product introductions and line extensions also have a significant impact on customer’s buying decisions and, as a result, on our sales. The structure and quality of our sales force, as well as consumer consumption of our products, affects in-store position, wall display space and inventory levels in retail outlets. Our markets also are highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. In addition, our products are at the risk of becoming obsolete due to new product introductions, medical advances or new technologies. An increase in the amount of competition that we face could have a material adverse effect on our operating results.

In addition, competitors may attempt to gain market share by offering products at prices at or below those typically offered by us. Competitive pricing may require price reductions by us, may decrease our profitability, and may result in lost sales. There can be no assurance that future price or product changes by our competitors will not have a material adverse effect on us or that we will be able to react with price or product changes of our own to maintain our current market position.

Certain of our products are manufactured by a limited number of third party suppliers, which limits our control of the manufacturing process and may cause variations in quality or delays in our ability to fill orders.

Certain of the products we sell are manufactured for us under contract by a limited number of suppliers located in China, Dubai, Pakistan and Canada. Third party contract manufacturers represented approximately

21% of our production volume for the year ended December 31, 2005. We depend on these suppliers to deliver products that are free from defects, that comply with our specifications, that meet our delivery requirements and that are competitive in cost. If our suppliers deliver products that are not free from defects or that otherwise do not meet our specifications, our product failure and return rates may increase and the reliability and reputation of our products may suffer. In addition, if our suppliers do not meet our delivery requirements or cease doing business with us for any reason (including, for example, because of a supplier’s financial failure or bankruptcy), we might miss our customers’ delivery requirements, which could in turn cause our customers to cancel orders, refuse to accept deliveries, demand reduced prices or reduce future orders. Even if acceptable alternative suppliers are found, the process of locating and securing such alternatives is likely to disrupt our business and there can be no assurance that we will be able to secure alternative suppliers on acceptable terms, which could adversely affect our results of operations and financial condition. Extended unavailability of necessary components or finished goods could cause us to cease marketing one or more of our products for a period of time. See “—Our success depends on our quality control and on our ability to deliver products in a timely manner.”

Adverse occurrences at our Rocky Point facility could negatively impact our business.

We operate a facility in Rocky Point, North Carolina, which serves as our main manufacturing and distribution facility. In comparison to our total distribution network, the distribution needs of the customers we serve are heavily dependent on products manufactured at and/or delivered through our Rocky Point facility. On January 13, 2006, we announced plans to cease the manufacturing activities at our facility in Little Falls, New York. We intend to transfer a majority of these manufacturing operations to our Rocky Point manufacturing facility and to outsource the remainder. If operational complications arise with our Rocky Point facility or if our Rocky Point facility is severely damaged or destroyed, our other manufacturing and distribution facilities will not be able to support the resulting additional distribution and manufacturing demands. Our customers expect quick response time on product orders and any such complications could adversely affect our ability to deliver products to our customers on a timely basis or that are free from defects. If we miss our customers’ delivery requirements or if our products fail to meet their specifications, our relationships with our customers could suffer and we could lose market share. See “—Our success depends on our quality control and on our ability to deliver products in a timely manner” and “—In the event of a catastrophic loss of any one or more key manufacturing and distribution facilities, our business would be materially adversely affected.”

We depend on a limited number of customers for a large portion of our sales and the loss of one or more of these customers could reduce our sales.

We depend on our core customer relationships for a large portion of our sales, including our relationships with Wal-Mart, Walgreens, CVS, Target and Rite Aid. For the year ended December 31, 2005, Wal-Mart accounted for approximately 25.8%, Walgreens accounted for approximately 12.1%, CVS accounted for approximately 8.2%, Target accounted for approximately 7.9% and Rite Aid accounted for approximately 4.8% of our gross sales. None of our other customers individually accounted for more than 4.0% of our gross sales for the year ended December 31, 2005. The loss of one or more of our top customers that, individually or in the aggregate, may account for a significant portion of our sales, any significant decrease in sales to those customers, or any significant decrease in our retail display space in any one or more of those customers’ stores, could reduce our sales and therefore could have a material adverse effect on our business, financial condition and results of operations.

In addition, our business is based upon purchase orders. Accordingly, our customers could cease buying our products from us at any time and for any reason. The fact that we do not have long-term contracts with our customers means that we have no recourse in the event a customer no longer wants to purchase products from us. If any significant customer or any significant number of our customers elect not to purchase products from us, our business, prospects, financial condition and results of operations could be materially adversely affected.

We may be materially adversely affected by fluctuations in buying decisions of mass merchandisers, the trend toward retail trade consolidation, and changing policies and demands of our retail trade customers.

We sell our products principally to mass merchandisers in the United States. Consequently, our sales are affected by fluctuations in the buying patterns of these customers. These fluctuations may result from economic conditions or other factors. In addition, with the growing trend towards retail consolidation, we are increasingly dependent upon a few leading retailers, such as Wal-Mart, Walgreens, CVS, Target and Rite Aid, whose bargaining strength continues to grow due to their size. Such retailers have demanded, and may continue to demand, increased service and order accommodations as well as incremental promotional investments. As a result, we may face increased expenses to meet these demands, which would reduce our margins. We also may be negatively affected by changes in the policies and demands of our retail trade customers relating to service levels, inventory destocking, limitations on access to wall display space, radio frequency identification tagging of products and other conditions.

Our success depends on our ability to anticipate and respond in a timely manner to changing consumer demands.

Our success depends on our products’ appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If our current products do not meet consumer demands, our sales may decline. In addition, our growth depends upon our ability to develop new products through new brands, product line extensions and product improvements, which involve numerous risks. We may not be able to accurately identify consumer preferences or translate our knowledge into consumer-accepted products or successfully integrate those products with our existing product platform or operations. We may also experience increased expenses incurred in connection with product development, marketing and advertising that are not subsequently supported by a sufficient level of sales, which would negatively affect our margins. Furthermore, product development may divert management’s attention from other business concerns, which could cause sales of our existing products to suffer. We cannot assure you that we will be able to successfully develop new products in the future or that newly developed products will contribute favorably to our operating results.

Consumers may reduce discretionary purchases of our products as a result of a general economic downturn.

We believe that consumer spending on cosmetics products is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience sustained periods of declines in sales during economic downturns, or in the event of terrorism affecting consumer purchasing patterns. In addition, a general economic downturn may result in reduced traffic in our customers’ stores which may, in turn, result in reduced sales to our customers. Any resulting material reduction in our sales could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we are unable to protect our intellectual property rights our ability to compete could be negatively impacted.

We attempt to protect our intellectual property rights through a combination of patent, trademark and copyright laws, as well as licensing agreements. However, our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations or financial condition. In addition, we cannot assure you that our intellectual property rights will receive the same degree of protection in foreign countries as they would in the United States.

The market for our products depends to a significant extent upon the goodwill associated with our trademarks and trade names. We own the material trademarks and trade name rights used in connection with the packaging, marketing and sale of our products. Therefore, trademark and trade name protection is critical to our business. Although we have registered or applied to register many of our trademarks in the United States and in certain foreign countries, we cannot assure you that all of our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

We own a small number of patents that relate to certain of our products. The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Further, we cannot assure you that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.

A substantial portion of the intellectual property used in our products, particularly patented technology, is licensed from third parties. We cannot assure you that these third parties can successfully maintain their patents and other intellectual property rights. In addition, the sale of these products relies on our ability to maintain and extend our licensing agreements with third parties, and we cannot assure you that we will be successful in maintaining these licensing agreements. Any significant impairment of the intellectual property covered by these licenses, or in our rights to use intellectual property, may cause our sales to decline.

Other parties may infringe on our intellectual property rights. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect our rights through litigation or otherwise. We cannot assure you that we will have the resources to enforce our intellectual property rights, or that we will be successful in doing so.

We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend; cause us to cease making, licensing or using products that incorporate the challenged intellectual property; require us to redesign, reengineer or rebrand our products or packaging, if feasible; divert management’s attention and resources; or require us, if possible, to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

Regulatory matters governing our industry could have a significant negative effect on our business.

In both our United States and foreign markets, we are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions.

The formulation, manufacturing, packaging, labeling, registration, advertising, distribution, importation, sale and storage of our OTC drug and cosmetic products are subject to extensive regulation by various federal agencies, including the Food and Drug Administration, or the FDA, the Federal Trade Commission, or the FTC, the Consumer Product Safety Commission, the Environmental Protection Agency, or the EPA, and by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold. Failure by us or our manufacturers to comply with those laws and regulations could lead to enforcement action and the imposition of significant penalties or claims, resulting in significant loss of sales, and could materially adversely affect our business. In addition, the adoption of new laws or regulations or changes in the interpretations of existing laws or regulations may result in significant compliance costs or discontinuation of product sales and may materially adversely affect the marketing of our products, resulting in significant loss of sales.

All of our OTC drug products are regulated pursuant to the FDA’s OTC drug monograph system. The monographs, both tentative and final, set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products such as oral analgesics. Where the FDA has finalized a particular monograph, it has concluded that a properly labeled product formulation is generally recognized as safe and effective and not misbranded. A tentative final monograph indicates that the FDA has not yet made a final determination about products in a category to establish safety and effectiveness for a product and its uses.

However unless there is a serious safety or effectiveness issue, the FDA will typically exercise enforcement discretion and permit companies to continue to sell products until the final monograph is promulgated. Products that comply with either final or tentative final monograph standards do not require pre-market approval from the FDA.

Certain of our Orajel® products are currently marketed under an FDA tentative final monograph. We face the risk that the FDA may finalize a monograph and exclude a labeling claim or a product formulation in a manner that would negatively affect one or more of such Orajel® products. If we desire to continue to sell a product that is outside the scope of a monograph, we would relabel or reformulate the product, if possible to comply with the final monograph or submit a new drug application, or NDA, to have our existing formulation approved by the FDA. The submission of an NDA could require the preparation and submission of clinical tests, which may be time-consuming and expensive. We may not receive FDA approval of any application in a timely manner or at all. If we were not able to conform our product to the conditions described in a final monograph or submit an NDA and obtain approval in a timely manner, we would be required to discontinue selling the affected product. Changes in monographs could also require us to revise our labeling or formulation, modify our production process or provide additional scientific data each of which would involve additional costs, which may be prohibitive.

If we fail to comply with federal, state or foreign laws and regulations, we could be required to:

•	suspend manufacturing operations;

•	change product formulations;

•	suspend the sale of products with non-complying specifications;

•	initiate product recalls; and/or

•	change product labeling, packaging or advertising or take other corrective action.

Any of these actions could materially adversely affect our financial results.

In addition, our failure to comply with FDA, FTC, EPA or state laws and regulations, or with laws and regulations in foreign markets that cover our product claims and advertising, including direct claims and advertising by us, may result in enforcement actions and imposition of penalties or otherwise materially adversely affect the distribution and sale of our products.

Furthermore, we also are subject to a variety of other laws and regulations in various foreign markets. Our failure to comply, or assertions that we fail to comply, with these laws and regulations could have a material adverse effect on our business in a particular market or in general. To the extent we decide to commence or expand operations in additional countries, laws and regulations in those countries, or the cost of complying with such laws and regulations, may prevent or delay entry into or expansion of operations in those markets. In addition, our ability to sustain satisfactory levels of sales in our markets is dependent in significant part on our ability to introduce additional products into the markets. However, government laws and regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products.

Our success depends on our quality control and on our ability to deliver products in a timely manner.

Our success depends upon our quality control and on our ability to deliver products in a timely manner. If our products are not delivered according to customers’ delivery requirements or are found to be defective or not to specification, our relationship with consumers could suffer, our brands could become diluted and we could lose our market share, experience increased return rates or become subject to liability claims, any of which could have an adverse effect on our business and results of operations.

Product liability claims could hurt our business.

We may be required to pay for losses or injuries purportedly caused by our products. We have been, and may in the future be, subject to various product liability claims. Claims could be based on allegations that, among other things, our products contain contaminants, including inadequate instructions or inadequate warnings concerning side effects or interactions with other substances. In addition, product liability claims may result in negative publicity that may materially adversely affect our sales. Also, if one of our products is found to be defective we may be required to recall it, which may result in substantial expense and adverse publicity and materially adversely affect our sales. For example, in June 2005, we initiated a voluntary recall of all lots of the Orajel Toddler Yellow Manual Toothbrush following receipt of reports of these toothbrushes breaking during use. Although we maintain product liability insurance coverage, potential product liability claims may exceed the amount of our insurance coverage or potential product liability claims may be excluded under the terms of our policy, which could hurt our financial condition. In addition, we may be required to pay higher premiums and accept higher deductibles in order to secure adequate insurance coverage in the future.

In the event of a catastrophic loss of any one or more key manufacturing and distribution facilities, our business would be materially adversely affected.

We face the risk of a catastrophic loss of the use of all or a portion of any of our manufacturing and distribution centers due to accident, terrorist attack, labor issues, weather conditions, other natural disasters or otherwise. Such a catastrophic loss could have a material adverse effect on our business, including our results of operations and financial condition. Although we maintain insurance covering our manufacturing facilities, including business interruption insurance, we cannot assure you that our insurance coverage will be adequate to cover all of our losses in the event of a catastrophic loss of any of these facilities. In addition, such insurance, including business interruption insurance, could in the future become more expensive and difficult to maintain and may not be available on commercially reasonable terms or at all.

Our business may be subject to significant environmental investigation, remediation and compliance costs.

We are subject to a broad range of frequently changing federal, state and local environmental, health and safety laws and regulations, including those governing discharges to air, soil and water, the handling and disposal of, and exposure to, hazardous substances and the investigation and remediation of contamination resulting from the release of hazardous substances. We believe that our business, operations and facilities are in material compliance with all applicable environmental, health and safety laws and regulations, though future expenditures may continue to be necessary in order to maintain such compliance. However, some of our current and former facilities are currently involved in environmental investigations and remediations resulting from past releases of hazardous substances or the presence of other constituents. While we do not believe that any investigation or remediation obligations that we have identified will have a material adverse effect on our operating results or financial condition, we cannot assure you that no such obligations will arise in the future. For a discussion of existing environmental issues relating to us, see “Business—Environmental.”

We are subject to the risk associated with doing business outside of the United States.

For the year ended December 31, 2005, approximately 13.8% of our gross sales were attributable to our business outside of the United States, which is conducted through certain of our subsidiaries and distributors, licensees and joint venture relationships. Accordingly, we may encounter risks of doing business outside of the United States including:

•	unexpected changes in, or impositions of, laws or regulatory requirements;

•	fluctuations in foreign exchange rates, which could cause fluctuations in the price of our products in foreign markets or cause fluctuations in the cost of certain raw materials purchased by us;

•	delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection and potentially adverse tax treatment;

•	potential trade restrictions and exchange controls;

•	differences in protection of our intellectual property rights; and

•	the burden of complying with a variety of foreign laws and regulations.

In addition, we will be increasingly subject to general geopolitical risks in foreign countries where we operate, such as political and economic instability and changes in diplomatic and trade relationships, which could affect, among other things, customers’ inventory levels and consumer purchasing, and which could cause our results to fluctuate and our sales to decline. It has not been our practice to engage in foreign exchange hedging transactions to manage the risk of fluctuations in foreign exchange rates because of the limited nature of our past international operations. The potential translation and transaction loss resulting from a hypothetical 10% adverse change in the quoted foreign currency exchange rate amounts to approximately $1.7 million at December 31, 2005.

We depend on our key personnel and the loss of the services provided by any of our executive officers or other key employees could harm our business and results of operations.

Our success depends to a significant degree upon the continued contributions of our senior management, many of whom would be difficult to replace. Generally, these employees may voluntarily terminate their employment with us at any time. In such event, we may not be able to successfully retain existing personnel or identify, hire and integrate new personnel. Accordingly, there can be no assurance that our business would not be materially adversely affected if one or more of these key individuals left. We do not maintain any key-man or similar insurance policies covering any of our senior management or key personnel.

Risks Relating to Our Relationship with Kelso

We are controlled by affiliates of Kelso, and their interests as equity holders may conflict with your interests as a holder of the notes.

Certain private equity funds affiliated with Kelso own a substantial majority of our equity. The Kelso affiliates can elect all of our directors, appoint new management and approve any action requiring the vote of our outstanding common stock, including amendments of our certificate of incorporation, mergers or sales of substantially all of our assets. The directors elected by the Kelso affiliates can make decisions affecting our capital structure, including decisions to issue additional capital stock and incur additional debt. The interests of our equity holders may not in all cases be aligned with your interests as a holder of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a noteholder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transaction might involve risks to you as a holder of the notes.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial results, economic conditions, trends, certain risks and uncertainties, expected efficiency improvements, and expected future cost savings are “forward-looking statements.” In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “should,” “look forward to,” “indications,” “plan,” “momentum,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations, or “cautionary statements,” include, without limitation:

•	delays in introducing new products or failure of consumers to accept new products;

•	actions by competitors which may result in mergers, technology improvement or new product introductions;

•	our ability to realize cost savings and operational improvements;

•	our dependence on certain national chain drug stores, food stores and mass merchandiser relationships due to the concentration of sales generated by such chains;

•	changes in fashion-oriented color cosmetic trends;

•	the effect on sales of lower retailer inventory targets;

•	the effect on sales of political and/or economic conditions;

•	our estimates of costs and benefits, cash flow from operations and capital expenditures;

•	interest rate or foreign exchange rate changes affecting us;

•	regulatory requirements and government regulatory action;

•	failure to maintain satisfactory compliance with good manufacturing practice, or GMP, requirements;

•	changes in product mix to products which are less profitable;

•	shipment delays;

•	depletion of inventory and increased production costs resulting from disruptions of operations at any of our manufacturing or distribution facilities;

•	foreign currency fluctuations affecting our results of operations and the value of our foreign assets and liabilities;

•	the relative prices at which we sell our products and our competitors sell their products in the same market;

•	our operating and manufacturing costs outside of the United States;

•	changes in the laws, regulations and policies, including changes in accounting standards, that affect, or will affect, us in the United States and/or abroad; and/or

•	trends in the general economy.

In addition to the foregoing, other important factors are disclosed under “Risk Factors” and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

MARKET AND INDUSTRY DATA

Some of the market and industry data contained in this prospectus are based on independent industry surveys and publications or other publicly available information, while other information is based on internal studies, including management estimates. We have not independently verified any of the data from third-party sources. Although we believe data regarding the cosmetics and OTC pharmaceutical industries and our market position and market share within these industries are inherently imprecise, based on management’s understanding of the markets in which we compete, management believes that such data is generally indicative of our position and market share within the industry. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Unless otherwise indicated, all retail sales, market share and market position data contained in this prospectus were sourced from ACNielsen Corporation, or ACNielsen, with respect to the cosmetics industry, and Information Resources, Inc., or IRI, with respect to the OTC pharmaceutical industry. Our market share and market position data in the value cosmetics market is based on our sales relative to the estimated sales by our competitors in the value cosmetics market. ACNielsen data is based on United States domestic retail sales reported by food, drug and mass retailers. IRI data is based on United States domestic retail sales reported by food and drug retailers. Neither ACNielsen nor IRI data includes financial or other data from our most significant customer, Wal-Mart, or from dollar stores.

Unless otherwise specified, market data contained in this prospectus is as of the year ended December 31, 2005. With respect to market data for the cosmetics segment for the year ended December 31, 2005, the supporting data from ACNielsen covers the fifty-two-week period ended December 31, 2005, and with respect to market data for the OTC pharmaceutical segment for the year ended December 31, 2005, the supporting data from IRI covers the fifty-two-week period ended December 25, 2005. Where we indicate that market data is as of the year ended December 31, 2004, with respect to the cosmetics segment, the supporting data from ACNielsen covers the fifty-two-week period ended December 25, 2004, and with respect to the OTC pharmaceutical segment, the supporting data from IRI covers the fifty-two-week period ended December 26, 2004.

THE EXCHANGE OFFER

The following contains a summary of the material provisions of the registration rights agreement. It does not contain all of the information that may be important to an investor in the new notes. Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement. Copies are available as set forth under the heading “Where You Can Find Additional Information.”

Terms of the Exchange Offer

General. In connection with the issuance of the old notes pursuant to the purchase agreement, dated as of October 20, 2005, among Del Laboratories, Inc., the guarantor parties named therein and the initial purchasers, the holders of the notes from time to time became entitled to the benefits of the registration rights agreement.

Under the registration rights agreement, we agreed (1) to file with the SEC within 90 days following the issue date of the old notes, the registration statement, of which this prospectus is a part, with respect to registered offers to exchange the old notes for the new notes; and (2) to use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act within 180 days after the registration statement is filed with the SEC. We will keep the exchange offer open for the period required by applicable law.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. New notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of                 , 2006. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under “—Conditions.”

Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us and delivering new notes to such holders.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in previous no-action letters.

By tendering old notes in exchange for new notes, and executing the letter of transmittal for such notes, each holder will represent to us that:

•	any new notes to be received by it will be acquired in the ordinary course of business;

•	it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act.

If a holder is a broker-dealer, it will also be required to represent that it will receive the new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus in connection with any resale of new notes and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of new notes. See “Plan of Distribution.” If a holder is not a broker-dealer, it will be required to represent that it is not engaged in and does not intend to engage in the distribution of new notes. If a holder of old notes is unable to make the foregoing representations, it may not rely on the applicable interpretations of the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

Each broker-dealer that holds old notes for its own account as a result of market-making activities or other trading activities and receives new notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date on which the exchange offer is consummated or such shorter period ending on the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at a per annum rate equal to three-month LIBOR plus 5.0%, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

Expiration Date; Extensions; Amendments; Termination. The expiration date for the exchange offer shall be 5:00 p.m., New York City time, on                 , 2006, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date for the exchange offer shall be the latest date to which the exchange offer is extended.

To extend an expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such an announcement may state that we are extending the exchange offer for a specified period of time.

We reserve the right to

(1) extend the exchange offer, delay acceptance of any old notes due to an extension of the offer or terminate the exchange offer if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by us prior to 5:00 p.m., New York City time, on the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(2) amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of the exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment, and we will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new notes will accrue interest at a per annum rate equal to three-month LIBOR plus 5.0% from the last interest payment date on which interest was paid on the old note surrendered in exchange for such new note to the day before the consummation of the exchange offer and thereafter, at a per annum rate equal to three-month LIBOR plus 5.0% for the new notes, provided, that if an old note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on February 1, May 1, August 1 and November 1 of each year, commencing February 1, 2006. No additional interest will be paid on old notes tendered and accepted for exchange.

Procedures for Tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either

•	certificates of old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of old notes, if such procedures are available, into the exchange agent’s account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

We will only issue new notes in exchange for old notes that are timely and properly tendered. The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act, each an Eligible Institution, unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered (1) by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture pursuant to which the notes are issued:

•	to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offer;

•	to redeem the old notes as a whole or in part at any time and from time to time, as set forth under “Description of Notes—Optional Redemption”; and

•	to the extent permitted under applicable law, to purchase the old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer all old notes properly tendered will be accepted promptly after the expiration date, and the new notes will be issued promptly after acceptance of the old notes. See “—Conditions.” For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of the old notes will receive a new note having a principal amount equal to that of the surrendered old note.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the applicable book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender old notes.

Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent’s account for the relevant notes, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Institution;

•	prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

(1) sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered;

(2) states the tender is being made thereby; and

(3) guarantees that within three New York Stock Exchange, or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•	in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” and “—Book-Entry Transfer” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision in the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that (i) the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or (ii) any action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to us.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at anytime and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights prior to 5:00 p.m., New York City time, on the expiration date shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to 5:00 p.m., New York City time, on the expiration date. If we waive any of the foregoing conditions to the exchange offer and determine that such waiver constitutes a material change, we will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Overnight Courier or Mail:	By Registered or Certified Mail:	By Hand:

Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479 Attn: Reorg (if by mail, registered or certified recommended)	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480 Attn: Reorg	Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Bldg. – 12th Floor 608 2nd Avenue South Minneapolis, MN 55402 Attn: Reorg

By Facsimile:	To Confirm by Telephone:

(612) 667-6282 Attn: Bondholder Communications	(800) 344-5128; or (612) 667-9764 Attn: Bondholder Communications

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, fax or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

All transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The new notes will be recorded as carrying the same value as the old notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of this exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the new notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to the liquidity of the old note market being diminished; the restrictions on transfer will make the old notes less attractive to potential investors than the new notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the new notes. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

The net proceeds of the sale of the old notes (net of sales commissions and underwriting discounts) were $180.8 million. We used the net proceeds from the sale of the old notes, together with borrowings under the interim revolver, to repay in full outstanding borrowings under our prior senior credit facilities, consisting of $198.5 million of term loans and $5.0 million of revolving loans, which we refer to as the prior senior credit facilities. The prior senior credit facilities provided for aggregate maximum borrowings of $250.0 million, consisting of a $200.0 million term loan facility maturing July 2011 and up to $50.0 million in borrowings under a revolving credit facility maturing January 2011.

For more information, see “Unaudited Pro Forma Consolidated Financial Information” and the consolidated financial statements of Del and related notes thereto included elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data as of and for the fiscal years ended December 31, 2001, 2002, 2003 and 2004 and for the periods January 1 to January 31, 2005 (the “Predecessor Period”) and February 1, 2005 to December 31, 2005 (the “Successor Period”) have been derived from the audited consolidated financial statements of Del Laboratories, Inc. and its subsidiaries. The selected consolidated financial data as of March 31, 2006 and for the three months then ended and as of March 31, 2005 and for the two months ended March 31, 2005 have been derived from the unaudited consolidated financial statements of Del Laboratories, Inc. and its subsidiaries, which have been prepared on a basis consistent with the audited consolidated financial statements as of and for the year ended December 31, 2005. In the opinion of management, such unaudited financial data reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the operating results to be expected for the full year or any future period. The audited consolidated financial statements as of December 31, 2004 and 2005 and for the years ended December 31, 2003 and 2004 and the periods January 1, 2005 to January 31, 2005 and February 1, 2005 to December 31, 2005 and the unaudited consolidated financial statements as of March 31, 2006 and for the three months then ended and as of March 31, 2005 and for the two months ended March 31, 2005 are included elsewhere in this prospectus.

The merger was completed on January 27, 2005. Since the actual results for the period January 28, 2005 to January 31, 2005 were not material to the Successor Period for the quarter or the annual results, we have utilized January 31, 2005 as the acquisition date. As a result of the merger, our capital structure and our basis of accounting differ from those prior to the merger. Our financial data in respect of all reporting periods subsequent to January 31, 2005 reflect the merger under the purchase method of accounting. Therefore, our financial data for the period before the merger (which we refer to as the Predecessor Period) generally will not be comparable to our financial data for the period after the merger (which we refer to as the Successor Period). As a result of the merger, our consolidated statement of operations for the Successor Period includes interest expense and amortization expense related to debt issuance costs related to acquisition indebtedness and management fees that did not exist prior to the acquisition. Further, as a result of purchase accounting, the fair values of our inventories, intangible assets, and fixed assets on the date of the merger became their new “cost” basis. Accordingly, the cost of inventories, the amortization of intangible assets with determinable lives and the depreciation of fixed assets in the Successor Period are based upon their newly established cost basis. Additionally, the fair value of our pension assets and liabilities were adjusted as a result of purchase accounting; therefore, pension expense for the Successor Period is based upon the newly established fair values. Other effects of purchase accounting in the Successor Period are not considered significant.

The data shown below should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	Predecessor					Successor
	Year Ended December 31,				Jan. 1, 2005 – Jan. 31, 2005	Feb. 1, 2005 – Dec. 31, 2005	Feb. 1, 2005 – March 31, 2005	Three Months Ended March 31, 2006
	2001	2002	2003	2004
Statement of Operations Data:
Net sales	$304,626	$350,668	$385,953	$396,675	$18,206	$375,399	$70,917	$92,125
Cost of goods sold (1)	146,648	171,346	185,772	198,425	9,718	211,014	38,730	48,528

Gross profit	157,978	179,322	200,181	198,250	8,488	164,385	32,187	43,597
Selling and administrative expenses	134,345	145,983	161,644	166,732	11,475	157,142	28,905	41,949
Severance expenses	226	45	2,033	20	—	3,250	—	146
Merger expenses	—	—	—	1,415	18,974	4,711	3,927	—

Income (loss) from operations	23,407	33,294	36,504	30,083	(21,961)	(718)	(645)	1,502
Other income (expense), net
Interest expense, net	(7,139)	(4,663)	(4,185)	(3,584)	(264)	(27,661)	(4,850)	(8,843)
Loss on early extinguishment of debt	—	—	—	—	—	(6,449)	—	—
Gain (loss) on sale of property	—	2,428	—	(146)	—	555	—	—
Other, net	(106)	(144)	579	331	(232)	531	170	9

Other expense, net	(7,245)	(2,379)	(3,606)	(3,399)	(496)	(33,024)	(4,680)	(8,834)

Earnings (loss) before income taxes	16,162	30,915	32,898	26,684	(22,457)	(33,742)	(5,325)	(7,332)
Income tax expense (benefit)	6,365	11,412	12,524	11,075	(24,434)	(13,000)	(2,103)	(2,823)

Net income (loss)	$9,797	$19,503	$20,374	$15,609	$1,977	$(20,742)	$(3,222)	$(4,509)

Balance Sheet Data (at period end):
Cash and cash equivalents	$2,688	$501	$2,113	$3,873		$2,602	$4,121	$1,272
Working capital (2)	73,930	89,131	109,159	130,857		140,458	169,975	148,436
Property, plant and equipment, net	35,238	37,434	49,274	46,769		49,493	50,107	48,504
Total assets	190,201	210,982	263,212	285,460		706,255	757,934	712,880
Total debt (including current portion of long-term debt) (3)	66,328	58,984	72,133	71,734		382,426	374,908	396,308
Shareholders’ equity	64,883	82,898	105,571	121,948		124,851	139,740	120,823

Other Financial Data:
Depreciation and amortization	$11,866	$11,052	$14,534	$17,472	$1,512	$20,217	$3,641	$5,912
Capital expenditures	5,552	9,078	18,200	9,525	797	6,327	783	1,871
Cash interest expense	7,742	4,467	3,970	3,674	140	17,376	866	11,568

Statement Of Cash Data:
Net cash provided by (used in):
Operating activities	$26,151	$13,798	$8,740	$7,209	$190	$(28,446)	$(33,113)	$(13,095)
Investing activities	(5,539)	(6,138)	(18,025)	(4,714)	(797)	(382,985)	(378,016)	(1,821)
Financing activities	(20,825)	(9,833)	11,091	(812)	(868)	411,744	412,880	13,569

(1)	Included in cost of sales for the period February 1, 2005 to December 31, 2005 is $8,083 related to the inventory step-up recorded under purchase accounting.
(2)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term debt and short-term debt). Working capital is as follows:

	Predecessor				Successor
	Year Ended December 31,					March 31,
	2001	2002	2003	2004	2005	2006
Current Assets:
Accounts receivable, net	$51,197	$51,080	$75,130	$78,977	$72,311	$78,201
Inventories	62,678	79,913	92,518	111,235	122,297	122,173
Income taxes receivable	—	1,319	—	177	362	337
Deferred income taxes	6,300	7,934	8,042	7,224	11,153	11,153
Prepaid expenses and other current assets	2,302	2,981	2,671	3,508	4,947	4,071

Total current assets	$122,477	$143,227	$178,361	$201,121	$211,070	$215,935

Current Liabilities:
Accounts payable	$21,101	$32,397	$43,872	$50,530	$35,138	$31,871
Accrued liabilities	23,309	21,699	25,023	19,734	35,474	35,628
Income taxes payable	4,137	—	307	—	—	—

Total current liabilities	$48,547	$54,096	$69,202	$70,264	$70,612	$67,499

Working Capital	$73,930	$89,131	$109,159	$130,857	$140,458	$148,436

(3)	Total debt is calculated as follows:

	Predecessor				Successor
	Year Ended December 31,					March 31,
	2001	2002	2003	2004	2005	2006
Current portion of long-term debt	$4,339	$8,396	$8,760	$501	$185	$187
Senior secured notes	—	—	—	—	185,000	185,000
8% senior subordinated notes, net of unamortized discount	—	—	—	—	173,966	173,999
Long-term debt	61,989	50,588	63,373	71,233	23,275	37,122

Total debt	$66,328	$58,984	$72,133	$71,734	$382,426	$396,308

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma financial information is based on the audited consolidated financial statements of Del Laboratories, Inc. and its subsidiaries appearing elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of the merger (including the application of purchase accounting) and the refinancing transactions. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements of Del Laboratories, Inc. and its subsidiaries and other financial information appearing elsewhere in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma consolidated statement of operations gives effect to the merger and the refinancing transactions as if they had occurred on January 1, 2005.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The unaudited pro forma statement of operations data does not reflect certain one-time charges that we recorded following the closing of the merger and the refinancing transactions. These one-time charges include (1) an approximately $8.1 million non-cash charge for the manufacturing profit added to inventory under purchase accounting, (2) a $6.4 million write-off of deferred financing fees associated with the repayment of our prior senior credit facilities and (3) a $23.7 million charge related to expenses incurred, including change in control payments, in connection with the merger.

The unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations that we would have reported had the merger and the refinancing transactions been completed as of the date presented, and should not be taken as representative of our future consolidated results of operations.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

	Predecessor	Successor	Adjustments		Pro Forma Combined
	Historical Jan. 1, 2005 to Jan. 31, 2005	Historical Feb. 1, 2005 to December 31, 2005
	(in thousands)
Income Statement Data:
Net sales	$18,206	$375,399	$—		$393,605
Cost of goods sold	9,718	211,014	(8,132	)(e)(g)	212,600
Selling and administrative expenses	11,475	157,142	6	(b)(c)(d)(g)	168,623
Severance expenses	—	3,250	—		3,250
Merger expenses	18,974	4,711	(23,685	)(f)	—

Operating income (loss)	(21,961)	(718)	31,811		9,132
Other income (expense), net
Gain on sale of property	—	555	—		555
Loss on early extinguishment of debt	—	(6,449)	6,449		—
Interest expense, net	(264)	(27,661)	(9,312	)(a)	(37,237)
Other, net	(232)	531	—		299

Other expense, net	(496)	(33,024)	(2,863)		(36,383)

Earnings (loss) before income taxes	(22,457)	(33,742)	28,948		(27,251)
Income tax provision (benefit)	(24,434)	(13,000)	26,670	(h)	(10,764)

Net earnings (loss)	$1,977	$(20,742)	$2,278		$(16,487)

See accompanying notes to unaudited pro forma consolidated statement of operations.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(a)	Represents pro forma interest expense resulting from our new capital structure, using, in the case of the ABL credit facility and the notes offered hereby, an assumed three-month and six-month LIBOR rate of 5.00% and 5.11%, respectively, as follows:

Cash interest expense:
ABL credit facility (1)	$1,818
Notes offered hereby (2)	18,500
8% senior subordinated notes (3)	14,000
Existing debt (4)	102
Commitment fee (5)	216

Pro forma cash interest expense	34,636
Amortization of capitalized debt issuance costs (6)	2,475
Amortization of discount on senior subordinated notes	127

Pro forma interest expense	37,237
Less historical interest expense, net	(27,925)

Total pro forma interest expense adjustment	$9,312

(1)	Reflects pro forma cash interest expense on the ABL credit facility at an assumed interest rate of six-month LIBOR plus 1.50%, on an average outstanding balance of $27.5 million.
(2)	Reflects pro forma cash interest expense on the principal amount of the notes offered hereby at an assumed interest rate of three-month LIBOR plus 5.00%.
(3)	Reflects pro forma cash interest expense on the principal balance of the senior subordinated notes at a fixed interest rate of 8.0%.
(4)	Reflects historical cash interest expense on other existing debt that is not being refinanced.
(5)	Reflects commitment fees of 0.375% on average available balance under the ABL credit facility.
(6)	Reflects non-cash amortization of capitalized debt issuance costs. These costs are amortized over the term of the related debt (five years for the ABL credit facility, six years for the notes offered hereby and seven years for the senior subordinated notes) .

A 1/8% change in interest rates would have the following effect on pro forma interest expense:

ABL credit facility	$34
Notes offered hereby	231

Total	$266

(b)	Reflects the adjustment to selling and administrative expense for the annual monitoring fee due to Kelso after the close of the merger.

Sponsor financial advisory fee	$90

(c)	Reflects the pro forma adjustments to decreases in selling and administrative expenses for costs to be eliminated following consummation of the merger. The adjustments include a decrease in salary and related benefits as a result of the retirement of the former CEO, discontinuance of the employee stock option plan, and elimination of certain expenses that we no longer incur as a privately held company.

Reductions in selling and administrative expenses	$316

(d)	Adjustment to reflect decrease in selling and administrative expenses related to the elimination of the amortization of unrecognized prior service costs and transition obligations related to our pension plans.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (in thousands) Amortization of unrecognized prior service costs and transition obligations	$105

(e)	Reflects the elimination of the incremental cost of sales recorded in the period from February 1, 2005 to December 31, 2005 arising from the manufacturing profit added to inventory in purchase accounting.

Manufacturing profit included in cost of goods sold	$8,083

(f)	Reflects the elimination of merger expenses primarily related to the change in control payments, legal and advisory fees and expenses incurred in connection with the merger.

Merger expenses	$23,685

(g)	Reflects the adjustment to depreciation and amortization expense for purchase accounting adjustments to property, plant and equipment and determinable-lived identified intangible assets. The fair value of the determinable-lived identified intangible assets (customer relationships) of approximately $105.0 million is amortized on a straight-line basis over an estimated useful life of 20 years. The fair value of property and equipment is depreciated over the following estimated useful lives: buildings and improvements—8 to 16 years; machinery and equipment—3 to 15 years; furniture and fixtures—3 to 10 years; leasehold improvements—lesser of the useful life or the lease term.

Decrease in depreciation and amortization included in cost of goods sold	$(49)
Increase in depreciation and amortization included in selling and administrative expenses	337

Total	$288

(h)	Reflects the pro forma income tax provision (benefit) calculated at an assumed combined statutory rate of 39.5%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Information” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements about our markets, the demand for our products and services and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Forward-Looking Statements” sections of this prospectus.

Overview

We are a fully integrated manufacturing and marketing company operating in two major segments of the packaged consumer products business: cosmetics and OTC pharmaceuticals. Each of our marketing divisions is responsible for branded lines fitting into one of these two general categories and develops its own plans and goals consistent with its operating environment and our corporate objectives.

We own a portfolio of highly recognized branded products, which are easy to use, competitively priced and trusted by consumers and retailers. As reported by ACNielsen or IRI, many of our brands have leading market positions in their product categories. In our cosmetics segment, the Sally Hansen® brand is the number one brand in the mass market nail care category with market leadership positions in nail enamel, nail treatment, and bleaches and depilatories. The La Cross® brand is a leader in nail and beauty implements, providing a line of high quality beauty implements including nail clippers, files, scissors, tweezers and eyelash curlers. N.Y.C. New York Color® is a highly recognizable brand of value cosmetics offering a complete collection of high quality products at opening price points. In our OTC pharmaceutical segment, we believe Orajel® is the number one oral analgesic in the United States (based on market share), and the number one pharmacist recommended brand in the teething segment. The Orajel® family of products has been developed with formulations specifically targeted at distinct oral pain and infant care indications. Our Dermarest® brand is the most complete line of non-prescription products for relief of psoriasis and eczema and is the market share leader in the psoriasis/eczema treatment category.

We believe that we have strong customer relationships with a diversified group of prominent retailers across multiple distribution channels including mass merchandisers, drug chains, drug wholesalers and food retailers and wholesalers. Del has a strong track record of developing innovative new products and successful brand extensions. Our in-house research and development departments focus on product development, clinical and regulatory affairs and quality control.

Recent Developments

Workforce Reduction

As part of our efforts to streamline our organization and reduce costs, we completed a workforce reduction program in September 2005. This program entailed an assessment of our workforce requirements across all of our major departments and resulted in the elimination of 55 positions at various levels. For the fiscal year ended December 31, 2005, salaries and benefits paid to these terminated employees were approximately $6.7 million, and we expect to realize similar cost savings going forward. In connection with the workforce reduction program, we recorded a one-time severance charge of approximately $2.0 million (approximately $1.5 million due to the terms of the severance agreement with our former President and Chief Executive Officer).

Operational Initiatives

In addition to our focus on realizing cost savings, we are committed to improving the efficiency of our operations. In mid-2005, we engaged Synergetics Installations Worldwide, Inc., or Synergetics, a leading management consulting firm specializing in providing supply chain management advice to manufacturing companies. Synergetics has completed an assessment of our operations, and we have jointly developed a plan to implement a number of sales and operational process improvements that we believe will reduce inefficiencies and improve customer service as well as assist us in realizing previously identified cost savings. Specifically, we are in the process of implementing sales and operational process initiatives designed to improve:

•	our sales forecasting, demand planning and production scheduling, which we expect will allow us to improve manufacturing productivity and reduce manufacturing costs;

•	the efficiency level of our manufacturing facilities, which we expect will reduce manufacturing costs while lowering overall inventory requirements; and

•	the process of identifying, evaluating and selling promotional products, which we expect will allow us to improve margins on promotional products, reduce promotional returns and lower promotional inventory requirements.

We currently anticipate implementing these and other initiatives by the end of 2006. Upon completion of these initiatives, we anticipate annualized cost savings of approximately $10.0 million. We estimate that we will incur one-time consulting fees and implementation costs associated with these anticipated cost savings of up to $3.7 million, of which $2.0 million have been incurred as of March 31, 2006.

Closing of the Manufacturing Operations at the Little Falls Facility

On January 13, 2006, we announced plans to cease the manufacturing activities at our facility in Little Falls, New York. We intend to transfer a majority of these manufacturing operations to our Rocky Point, North Carolina manufacturing facility and to outsource the remainder. In addition, we plan to close several of our short term leased warehouse facilities in upstate New York and convert the Little Falls facility to a warehouse to store a portion of our inventory. Pursuant to our formal severance policy, a charge of $1.2 million for severance costs and related benefits for approximately 326 employees was recorded in December 2005. Additional severance benefits earned for future services by employees being terminated will be recognized as a charge in the financial statements as such severance benefits are earned. During the first quarter of 2006, a charge of $0.2 million was recorded for such earned benefits and for an adjustment to the initial accrual. During the remainder of 2006, we estimate that we will incur an additional $0.7 million of costs in connection with the relocation of inventory and equipment and approximately $0.4 million for additional severance and relocation costs. Cash payments of $1.6 million are expected to be made through the end of the second quarter of 2007. As a result of the closing, it is anticipated that there will be a partial curtailment of the pension plan, which is expected to reduce pension liabilities by approximately $1.0 million to $1.5 million, with a pre-tax benefit impacting the full year 2006 results by approximately $0.3 million to $0.6 million.

The Merger Transactions

In January 2005, the following transactions were consummated in connection with the merger:

•

DLI Acquisition Corp., an indirect, wholly-owned subsidiary of DLI Holding Corp. and a direct, wholly-owned subsidiary of DLI Holding II Corp., merged with and into Del Laboratories, Inc., with Del Laboratories, Inc. surviving, which we refer to as the merger. In connection with the merger, affiliates of Kelso, a third-party investor and others contributed $138.2 million in cash in exchange for interests in DLI Holding LLC, which in turn holds all of the outstanding shares of common stock of DLI Holding Corp. In addition, William McMenemy, Charles J. Hinkaty and Harvey Alstodt, who we

refer to as the continuing investors, exchanged stock options of Del Laboratories, Inc. with an aggregate spread value of $4.5 million into stock options of DLI Holding Corp. with an equivalent spread value.

•	DLI Acquisition Corp. issued the senior subordinated notes due 2012, or the senior subordinated notes, and entered into the prior senior credit facilities, comprised of a $50.0 million revolving credit facility, or the prior revolver, and a $200.0 million term loan facility, or the prior term loan facility. Concurrently therewith, in connection with the merger, the rights and obligations of DLI Acquisition Corp. under the senior subordinated notes, the indenture, the prior senior credit facilities and related agreements were assumed by Del Laboratories, Inc.

•	The net proceeds from the purchase of interests in DLI Holding LLC by affiliates of Kelso, a third-party investor and the continuing investors, the offering of the senior subordinated notes and the borrowings under the prior senior credit facilities were used, among other things, to fund the cash consideration payable in connection with the merger to the old stockholders and option holders of Del Laboratories, Inc. and repay certain of our indebtedness existing immediately prior to the merger, including payment of accrued interest and related prepayment premiums thereunder.

We refer to the merger and the related transactions described above as the merger.

Accounting for the Merger

Pursuant to the merger, all of our outstanding common stock was acquired for $35 a share. The aggregate purchase price paid for all of our outstanding common stock including options exchanged and transaction costs was approximately $416.7 million, comprised of $377.2 million for the acquisition of the outstanding shares and options exercised, $6.9 million representing the fair value of the options exchanged, $18.5 million in severance payments, $1.0 million of prepayment penalties and $13.1 million of transaction related costs. The merger has been accounted for in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard (“SFAS”), 141 “Business Combinations.”

The merger was completed on January 27, 2005. Since the actual results between the period January 28, 2005 to January 31, 2005 were not material to the Successor Period for the quarter or the annual results, we have utilized January 31, 2005 as the acquisition date. The merger was accounted for in accordance with SFAS No. 141, “Business Combinations.” As a result of the merger, our capital structure and our basis of accounting differ from those prior to the merger. Our financial data in respect of all reporting periods subsequent to January 31, 2005 reflect the merger under the purchase method of accounting. Therefore, our financial data for the period before the merger (which we refer to as the Predecessor Period) generally will not be comparable to our financial data for the period after the merger (which we refer to as the Successor Period). As a result of the merger, our consolidated statement of operations for the Successor Period includes interest expense and amortization expense related to debt issuance costs related to acquisition indebtedness and management fees that did not exist prior to the acquisition. Further, as a result of purchase accounting, the fair values of our inventories, intangible assets, and fixed assets on the date of the merger became their new “cost” basis. Accordingly, the cost of inventories, the amortization of intangible assets with determinable lives and the depreciation of fixed assets in the Successor Period are based upon their newly established cost basis. Additionally, the fair value of our pension assets and liabilities were adjusted as a result of purchase accounting; therefore, pension expense for the Successor Period is based upon the newly established fair values. Other effects of purchase accounting in the Successor Period are not considered significant.

Summary Historical Percentages

The following table sets forth certain financial data as a percentage of net sales for the years ended December 31, 2003, 2004, the Predecessor Period January 1, 2005 to January 31, 2005, the Successor Periods February 1, 2005 to December 31, 2005, February 1, 2005 to March 31, 2005 and January 1, 2006 to March 31, 2006.

	Year Ended December 31,
	2003	2004	Jan. 1, 2005- Jan. 31, 2005	Feb. 1, 2005- Dec. 31, 2005	Feb. 1, 2005- Mar. 31, 2005	Jan. 1, 2006- Mar. 31, 2006
			Predecessor Period	Successor Period	Successor Period	Successor Period
Statement of Operations Data:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	48.1	50.0	53.4	56.2	54.6	52.7
Selling and administrative expenses	41.9	42.0	63.0	41.9	40.8	45.5
Severance expenses	0.5	0.0	0.0	0.9	0.0	0.2
Merger expenses	0.0	0.4	104.2	1.2	5.5	0.0

Operating income (loss)	9.5	7.6	(120.6)	(0.2)	(0.9)	1.6
Other income (expense):
Gain (loss) on sale of property	0.0	0.0	0.0	0.2	0.0	0.0
Loss on early extinguishment of debt	0.0	0.0	0.0	(1.7)	0.0	0.0
Interest expense, net	(1.0)	(0.9)	(1.5)	(7.4)	(6.8)	(9.6)
Other income (expense), net	0.0	0.0	(1.3)	0.1	0.2	0.0

Earnings (loss) before income taxes	8.5%	6.7%	(123.3)%	(9.0)%	(7.5)%	(8.0)%

Results of Operations

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005.

The following table sets forth the results of operations for the Predecessor Period January 1, 2005 to January 31, 2005 and the Successor Periods February 1, 2005 to March 31, 2005 and January 1, 2006 to March 31, 2006. The table also sets forth the Combined Successor Period and Predecessor Period net sales for the three months ended March 31, 2005.

	Three Months Ended March 31, 2005			Three Months Ended March 31, 2006
	Jan. 1, 2005 Jan. 31, 2005	Feb. 1, 2005 March 31, 2005
	Predecessor Period	Successor Period	Combined	Successor Period
	(in thousands)
Net sales
Cosmetic segment	$14,756	$55,387	$70,143	$72,603
Pharmaceutical segment	3,450	15,530	18,980	19,522

Total net sales	18,206	70,917	89,123	92,125
Cost of goods sold	9,718	38,730		48,528
Selling and administrative expenses	11,475	28,905		41,949
Severance expenses	—	—		146
Merger expenses	18,974	3,927		—

Operating income (loss)	(21,961)	(645)		1,502
Other income (expense):
Interest expense, net	(264)	(4,850)		(8,843)
Other income (expense), net	(232)	170		9

Loss before income taxes	(22,457)	(5,325)		(7,332)
Benefit from income taxes	(24,434)	(2,103)		(2,823)

Net earnings (loss)	$1,977	$(3,222)		$(4,509)

Net Sales

Our net sales for the three months ended March 31, 2006 were $92.1 million, an increase of $3.0 million, or 3.4% compared to net sales of $89.1 million for the three months ended March 31, 2005.

The cosmetic segment of the business generated net sales for the three months ended March 31, 2006 of $72.6 million, an increase of $2.5 million, or 3.5% compared to net sales of $70.1 million for the three months ended March 31, 2005. Net sales increased primarily due to higher shipments in the Sally Hansen® nail color and lip product lines. As reported by ACNielsen, the Sally Hansen® brand remains the number one brand in the mass market nail care category with a 26.2% share of market for the quarter. In nail enamel, the Sally Hansen® brand increased its number one market share position with a 38.1% share of market. Sally Hansen® holds the number one market share position in nail treatment with a 51.1% share of market for the quarter.

The OTC pharmaceutical segment of the business generated net sales for the three months ended March 31, 2006 of $19.5 million, an increase of $0.5 million, or 2.9% compared to net sales of $19.0 million for the three months ended March 31, 2005. Net sales increased primarily due to higher shipments in the Dermarest® line of psoriasis and eczema treatment. Orajel®, the core brand of the OTC pharmaceutical segment increased its leadership position in the oral analgesics category with a 30.2% share of market for the first quarter, as reported by IRI.

Cost of Goods Sold

Cost of goods sold for the three months ended March 31, 2006 was $48.5 million, or 52.7% of net sales. Cost of goods sold includes approximately $0.1 million of costs related to moving costs for relocated inventory, break down, moving and start-up costs associated with equipment transfers and other related charges, in anticipation of the closure of the Little Falls facility. In addition, in connection with the closure of the Little Falls facility and the adoption of SFAS No. 151, we recorded an additional charge to cost of goods sold of $1.0 million, or 1.1% of net sales.

Cost of goods sold for the Successor Period February 1, 2005 to March 31, 2005 was $38.7 million, or 55.0% of net sales. Cost of goods sold for the period includes approximately $1.0 million, or 1.5% of net sales related to the increase in inventories to fair value as a result of purchase accounting.

Cost of goods sold for the Predecessor Period January 1, 2005 to January 31, 2005 was $9.7 million, or 53.4% of net sales.

Expenses

Selling and administrative expenses for the three months ended March 31, 2006 was $41.9 million, or 45.5% of net sales. Selling and administrative expenses includes approximately $1.3 million or 1.4% of net sales related to the amortization of intangibles arising from the merger, $0.3 million of management fees and $0.7 million of consulting fees and expenses associated with Synergetics. Also included in selling and administrative expenses for the quarter was a non-cash stock compensation charge of $0.3 million and $0.5 million of costs associated with higher freight costs and increased advertising expenses.

Selling and administrative expenses for the Successor Period February 1, 2005 to March 31, 2005 was $28.9 million, or 40.8% of net sales. Selling and administrative expenses includes approximately $0.9 million or 1.2% of net sales related to the amortization of intangibles arising from the merger and $0.2 million of management fees.

Selling and administrative expenses for the Predecessor Period January 1, 2005 to January 31, 2005 was $11.5 million, or 63.0% of net sales.

Merger expenses for the Successor Period February 1, 2005 to March 31, 2005 of $3.9 million are primarily related to change of control payments and legal and advisory fees and expenses incurred in connection with the merger.

Merger expenses for the Predecessor Period January 1, 2005 to January 31, 2005 of $19.0 million are primarily related to the payment of $18.8 million issued upon closing of the transaction on January 27, 2005 in connection with the separation agreement with the former Chairman, and approximately $0.2 million of legal and advisory fees and expenses incurred in connection with the merger.

On January 13, 2006, we announced plans to cease the manufacturing activities at our facility in Little Falls, New York. We intend to transfer a majority of these manufacturing operations to our Rocky Point, North Carolina manufacturing facility and to outsource the remainder. In addition, we plan to close several of our short-term leased warehouse facilities in upstate New York and convert the Little Falls facility to a warehouse to store a portion of our inventory. Pursuant to our formal severance policy, a charge of $1.2 million for severance costs and related benefits for approximately 326 employees was recorded in December 2005. Additional severance benefits earned for future services by employees being terminated will be recognized as a charge in the financial statements as such severance benefits are earned. During the first quarter of 2006, a charge of $0.2 million was recorded for such earned benefits and for an adjustment to the initial accrual. During the remainder of 2006, we estimate that we will incur an additional $0.7 million of costs in connection with the relocation of inventory and equipment and approximately $0.4 million for additional severance and relocation costs. Cash payments of $1.6 million are expected to be made through the end of the second quarter of 2007. As a result of the closing, it is anticipated that there will be a partial curtailment of the pension plan, which is expected to reduce pension liabilities by approximately $1.0 million to $1.5 million, with a pre-tax benefit impacting the full year 2006 results by approximately $0.3 million to $0.6 million.

Net interest expense for the three months ended March 31, 2006 of $8.8 million was primarily attributable to interest incurred on the notes, the senior subordinated notes and the ABL credit facility.

Net interest expense for the Successor Period February 1, 2005 to March 31, 2005 of $4.9 million was primarily attributable to interest incurred on the $200.0 million prior term loan facility and the senior subordinated notes.

Net interest expense for the Predecessor Period January 1, 2005 to January 31, 2005 of $0.3 million was attributable to debt existing prior to the merger.

Income Taxes

Income tax benefit for the three months ended March 31, 2006 of $2.8 million was based on our expected effective tax rate of 38.5% for the year ending December 31, 2006.

Income tax benefit for the Successor Period February 1, 2005 to March 31, 2005 of $2.1 million was based on our expected effective tax rate of 39.5% for the period February 1, 2005 to December 31, 2005.

Income tax benefit for the Predecessor Period January 1, 2005 to January 31, 2005 of $24.4 million was comprised of an anticipated income tax refund (received on October 27, 2005) of approximately $11.3 million attributable to the utilization of a net operating loss carry-back, the recording of deferred tax assets of approximately $13.4 million attributable to net operating loss carry-forwards, and the recording of approximately $0.3 million of deferred tax expense related to temporary differences.

Net Earnings

Net loss for the three months ended March 31, 2006 of $4.5 million is primarily attributable to interest expense.

Net loss for the Successor Period February 1, 2005 to March 31, 2005 of $3.2 million is primarily attributable to interest expense.

Net earnings for the Predecessor Period January 1, 2005 to January 31, 2005 of $2.0 million are attributable to the recording of the income tax benefit of $24.4 million discussed above, which offset the $22.4 million loss before income taxes.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004.

The following table sets forth the results of operations for the Predecessor Period January 1, 2004 to December 31, 2004, the Predecessor Period January 1, 2005 to January 31, 2005 and the Successor Period February 1, 2005 to December 31, 2005. The table also sets forth the combined Successor Period and Predecessor Period net sales for the twelve months ended December 31, 2005.

	Twelve Months Ended Dec 31, 2004			Twelve Months Ended Dec 31, 2005
	Jan 1, 2004 Dec 31, 2004	Jan 1, 2005 Jan 31, 2005	Feb 1, 2005 Dec 31, 2005
	Predecessor Period	Predecessor Period	Successor Period	Combined
	(in thousands)
Net Sales
Cosmetic segment	$315,600	$14,756	$296,669	$311,425
Pharmaceutical segment	81,075	3,450	78,730	82,180

Total net sales	396,675	18,206	375,399	393,605
Cost of goods sold	198,425	9,718	211,014
Selling and administrative expenses	166,732	11,475	157,142
Severance expenses	20	—	3,250
Merger expenses	1,415	18,974	4,711

Operating income (loss)	30,083	(21,961)	(718)
Other income (expense):
Gain (loss) on sale of property	(146)	—	555
Loss on early extinguishment of debt	—	—	(6,449)
Interest expense, net	(3,584)	(264)	(27,661)
Other income (expense), net	331	(232)	531

Earnings (loss) before income taxes	26,684	(22,457)	(33,742)
Provision for (benefit from) income taxes	11,075	(24,434)	(13,000)

Net earnings (loss)	$15,609	$1,977	$(20,742)

Net Sales

Our net sales for the twelve months ended December 31, 2005 were $393.6 million, a decrease of $3.1 million, or 0.8% compared to net sales of $396.7 million for the twelve months ended December 31, 2004.

The cosmetic segment of the business generated net sales for the twelve months ended December 31, 2005 of $311.4 million, a decrease of $4.2 million, or 1.3% compared to net sales of $315.6 million for the twelve months ended December 31, 2004. The decrease in net sales was principally due to higher returns and sales incentives of $10.2 million in the cosmetic segment, partially offset by higher shipments. As reported by ACNielsen, the Sally Hansen® brand remains the number one brand in the mass market nail care category with a 26.1% share of market for the year. Sally Hansen® also maintained its number one market share position in nail treatment with a 52.4% market share for the year. Additionally, in bleaches and depilatories, the Sally Hansen® brand increased its number one market share position to 31.6% for the year. However, market share in LaCross® implements decreased from 21.8% in 2004 to 20.9% in 2005 due to aggressive pricing from our competitors.

The OTC pharmaceutical segment of the business generated net sales for the twelve months ended December 31, 2005 of $82.2 million, an increase of $1.1 million, or 1.4% compared to net sales of $81.1 million for the twelve months ended December 31, 2004. Orajel®, the core brand of the pharmaceutical segment increased its leadership position in the oral analgesics category with a 29.5% share of market for the year, as reported by IRI.

Cost of Goods Sold

Cost of goods sold for the Successor Period February 1, 2005 to December 31, 2005 was $211.0 million, or 56.2% of net sales. Cost of goods sold for the period February 1, 2005 to December 31, 2005 includes approximately $8.1 million, or 2.2% of net sales related to the amortization of the inventory step-up to fair value as a result of purchase accounting and a charge of $9.6 million or 2.6% of net sales for the provision to the inventory reserve for scrap and obsolescence. During 2005, we incurred approximately $3.9 million (1.0% of net sales) of incremental inbound freight charges principally associated with fuel surcharges, rate increases and inefficiencies associated with outsourced manufacturing. Cost of goods as a percentage of net sales was also negatively impacted by higher returns and sales incentives, as discussed above.

Cost of goods sold for the Predecessor Period January 1, 2004 to December 31, 2004 was $198.4 million, or 50.0% of net sales. Cost of goods includes a charge of $4.8 million or 1.2% of net sales for the provision to the inventory reserve for scrap and obsolescence.

Expenses

Selling and administrative expenses for the Successor Period February 1, 2005 to December 31, 2005 was $157.1 million, or 41.8% of net sales. Selling and administrative expenses for the Successor Period of 2005 include approximately $4.8 million or 1.3% of net sales related to the amortization of intangible assets arising from the merger, $1.2 million of management fees and $1.1 million of consulting fees and expenses associated with Synergetics. Fuel surcharges and higher shipping costs due to an increase in expediting shipments negatively impacted selling and administrative charges by approximately $1.1 million.

Selling and administrative expenses for the Predecessor Period January 1, 2004 to December 31, 2004 was $166.7 million, or 42.0% of net sales.

Merger expenses for the Successor Period February 1, 2005 to December 31, 2005 of $4.7 million are primarily related to change of control payments and legal and advisory fees and expenses incurred in connection with the merger transaction.

Merger expenses for the Predecessor Period January 1, 2005 to January 31, 2005 of $19.0 million are primarily related to the payment of $18.8 million upon the closing of the transaction on January 27, 2005 in connection with the separation agreement with the former Chairman, and approximately $0.2 million of legal and advisory fees and expenses incurred in connection with the merger transaction.

Merger expenses for the Predecessor Period January 1, 2004 to December 31, 2004 were $1.4 million consisting principally of legal and advisory fees and expenses incurred in connection with the merger transaction.

On January 13, 2006, we announced that we plan to cease the manufacturing activities at our facility in Little Falls, New York. We intend to transfer a majority of these manufacturing operations to our Rocky Point, North Carolina manufacturing facility and to outsource the remainder. In addition, we plan to close several of our short-term leased warehouse facilities in upstate New York and convert the Little Falls facility to a warehouse to store a portion of our inventory. Pursuant to our formal severance policy, a charge of $1.2 million for severance costs and related benefits for approximately 326 employees was recorded in December 2005. Additional severance benefits earned by employees being terminated will be recognized as a charge in the financial statements as such severance benefits are earned. We estimate that an additional $0.7 million will be incurred during fiscal 2006 for additional severance costs and related benefits. Cash payouts of $0.9 million are expected to occur during fiscal 2006.

As part of our efforts to streamline our organization and reduce costs, we completed a workforce reduction program in September 2005. The program entailed an assessment of our workforce requirements across all of our major departments and resulted in the elimination of 55 positions at various levels. The workforce reduction is anticipated to save approximately $6.7 million annually. In connection with the workforce reduction program a one-time severance charge of approximately $2.0 million (approximately $1.5 million due to the terms of the severance agreement with our former President and Chief Executive Officer) was recorded in September 2005.

Net interest expense for the Successor Period February 1, 2005 to December 31, 2005 of $27.7 million was primarily attributable to interest incurred on the prior senior credit agreement, and the senior subordinated notes issued on January 27, 2005 in connection with the merger transaction. As a result of the refinancing on October 28, 2005, we incurred a non-cash charge, reflected as a loss on early extinguishment of debt, of $6.5 million due to the write-off of deferred finance charges related to the prior senior credit agreement.

Net interest expense for the Predecessor Period January 1, 2004 to December 31, 2004 of $3.6 million was primarily attributable to outstanding borrowings under the 9.5% senior notes, our revolving credit facility and outstanding mortgages on the North Carolina and the Barrie, Ontario facilities.

Income Taxes

Income tax benefit for the Successor Period February 1, 2005 to December 31, 2005 of $13.0 million was based on our effective tax benefit rate of 38.5% for the period February 1, 2005 to December 31, 2005. The change in the effective tax rate from the prior period is principally the result of increased losses in the U.S. primarily due to severance and merger expenses, interest expense and the expenses of the refinancing transaction, partially off set by taxable income of foreign subsidiaries which is taxed at higher rates than the U.S.

Income tax benefit for the Predecessor Period January 1, 2005 to January 31, 2005 of $24.4 million was comprised of an anticipated income tax refund (received on October 27, 2005) of approximately $11.4 million attributable to the utilization of a net operating loss carry-back, the recording of deferred tax assets of approximately $13.3 million attributable to net operating loss carry-forwards, and the recording of approximately $0.3 million of deferred tax expense related to timing differences.

Income taxes for the Predecessor Period January 1, 2004 to December 31, 2004 of $11.1 million was based on our annual effective tax rate of 41.5% for 2004.

Net Earnings

Net loss for the Successor period February 1, 2005 to December 31, 2005 of $20.7 million is primarily attributable to net interest expense.

Net earnings for the Predecessor period January 1, 2004 to December 31, 2004 of $15.6 million are primarily attributable to the operating income generated by the our Predecessor company.

We believe that inflation has had no significant impact on earnings from operations during the last three years.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003.

Net Sales

Consolidated net sales in 2004 were $396.7 million, an increase of 2.8% compared to net sales of $386.0 million in 2003. We estimate that net sales for the first quarter of 2004 were negatively impacted by approximately $14.1 million and net sales for the second quarter were negatively impacted by approximately $13.8 million due to production start-up problems in connection with the transfer of our principal manufacturing operations, for both the cosmetic and pharmaceutical segments, to Rocky Point, North Carolina from Farmingdale, New York. We have continued to make steady improvement in our production process, have been achieving the manufacturing efficiency levels that were anticipated prior to the relocation and expect to continue to achieve these efficiency levels.

The cosmetic segment of the business generated net sales of $315.6 million in 2004, an increase of 1.7% compared to net sales of $310.4 million in 2003. We estimate that, due to the production start-up problems previously discussed, the cosmetic segment net sales for the year were negatively impacted by approximately $22.0 million, of which approximately $11.0 million impacted the first quarter and approximately $11.0 million impacted the second quarter of 2004. Our core cosmetic business remains strong. As reported by ACNielsen, the Sally Hansen® brand remains the number one brand in the mass market nail care category with a 25.3% share of market for the year. In nail enamel, the Sally Hansen® brand, the number one brand, increased its market share for the year to 30.8%. Sally Hansen® also maintained its number one market share position in nail treatment with a 51.6% market share for the year. Additionally, in bleaches and depilatories, the Sally Hansen® brand increased its number one market share position to 30.6% for the year, as reported by ACNielsen.

The OTC pharmaceutical segment of the business generated net sales of $81.1 million in 2004, an increase of 7.3% compared to net sales of $75.5 million in 2003. The increase is primarily due to volume growth in the Orajel® brand and increased sales of the Dermarest® brand of psoriasis and eczema treatments. Orajel®, the core brand of the pharmaceutical segment, expanded its leadership position in the oral analgesics category with a 28.6% share of market for the year, as reported by IRI. In addition, the Dermarest® brand expanded its leadership position in the OTC psoriasis/eczema treatment category with a 31.3% share of market for the year, as reported by IRI. We estimate that due to the production start-up problems previously discussed, the OTC pharmaceutical segment net sales for the year were negatively impacted by approximately $5.9 million, of which $3.1 million impacted the first quarter and approximately $2.8 million impacted the second quarter of 2004.

Cost of Goods Sold

Cost of goods sold for fiscal year 2004 was $198.4 million or 50.0% of net sales, compared to $185.8 million or 48.1% of net sales in fiscal 2003. The increase in cost of goods sold as a percentage of net sales is primarily due to higher production costs incurred as a result of the start-up problems during the first and second quarters of 2004 in connection with the transfer of manufacturing operations from Farmingdale, New York to Rocky Point, North Carolina.

Expenses

Selling and administrative expenses were $166.7 million in 2004, or 42.0% of net sales compared to $161.6 million, or 41.9% of net sales in 2003. Selling and administrative expenses for fiscal 2003 included recoveries of $0.7 million related to the favorable settlement of fully reserved accounts receivable in connection with the fiscal 2002 K-Mart Chapter XI bankruptcy filing.

Merger expenses of $1.4 million related primarily to legal and advisory fees incurred in fiscal 2004.

Net interest expense of $3.6 million in fiscal year 2004 decreased approximately $0.6 million from fiscal year 2003. The decrease is primarily due to a reduction of approximately $3.3 million of average outstanding debt related to the senior notes and a reduction in average borrowing rates of approximately 114 basis points. These reductions were partially offset by an increase in average borrowings of $4.8 million under the revolving credit agreement, an increase of $1.7 million in average outstanding borrowings under the bank line of credit and an increase of $2.9 million in average outstanding borrowings under the mortgage on the North Carolina property.

Other Income

Other Income (net) of $0.3 million in fiscal year 2004 was $0.3 million lower than the $0.6 million in fiscal year 2003, principally due to lower gains on foreign exchange transactions.

Income Taxes

Our annual effective tax rate for 2004 was 41.5%, compared to 38.1% for 2003. The higher effective tax rate in 2004 compared to 2003 is primarily attributable to a significant portion of merger expenses incurred in

2004 which are non-deductible, a change in foreign rate differential and an increase in state and local income taxes due to a reduction of available investment tax credits.

Net Earnings

Net earnings for the year 2004 were $15.6 million. The results for 2004 include an after-tax charge of approximately $1.4 million for costs related to the merger. The results for 2003 include after-tax charges of $1.3 million related to severance costs associated with the relocation of our principal manufacturing operations from Farmingdale, New York to Rocky Point, North Carolina.

Liquidity and Capital Resources

Our liquidity needs arise primarily from debt service on our substantial indebtedness and from funding of our capital expenditures, ongoing operating costs and working capital.

In connection with the merger in January 2005, substantially all of our then outstanding indebtedness was redeemed, repurchased or otherwise repaid and replaced. The following financing transactions were entered into in connection with the merger:

•	the closing of the senior credit facilities which provided for aggregate maximum borrowings of $250.0 million consisting of a $200.0 million term loan facility and up to $50.0 million in borrowings under a revolving credit facility;

•	the issuance and sale of $175.0 million in aggregate principal amount of 8% senior subordinated notes, or the senior subordinated notes;

•	the redemption of all of our outstanding 5.56% senior notes due April 15, 2011, including payment of accrued interest and a related prepayment premium;

•	the repayment of all principal and accrued interest under our then outstanding credit facilities and termination of all commitments thereunder; and

•	the repayment of the mortgage on our North Carolina facility including payment of accrued interest and a related prepayment premium.

In the refinancing transactions, which closed on October 28, 2005, we used the net proceeds from the offering of the old notes, together with borrowings under the interim revolver, to repay in full the indebtedness outstanding under our prior senior credit facilities (consisting of $198.5 million under the term loan facility and $5.0 million under the revolving credit facility) and terminated the commitments under the prior senior credit facilities.

Refinancing

On October 28, 2005, we completed a private offering of $185.0 million in principal amount of notes due November 1, 2011, or the notes. The notes bear interest at a rate per annum equal to three-month LIBOR plus 5.0%. The notes are guaranteed by certain of our existing and future domestic subsidiaries. The notes and guarantees are secured by a first priority security interest in substantially all of our and our guarantors’ assets, other than inventory, receivables, equity interest in our subsidiaries and other specified excluded assets and by a second priority security interest in substantially all our and our guarantors’ inventory, receivables and other specified liquid assets. The notes and guarantees rank equally with all existing and future senior indebtedness and rank senior to all existing and future subordinated indebtedness, including the senior subordinated notes and related guarantees. Interest on the notes is payable quarterly on February 1, May 1, August 1 and November 1.

The notes may be redeemed by us in whole or in part at any time on or after November 1, 2007 at the redemption prices set forth in the notes indenture, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. We may also redeem up to 35% of the original aggregate principal amount of the notes prior to November 1, 2007 with the proceeds of one or more public equity offerings, at a redemption price equal to 100% of the principal amount thereof plus the applicable Eurodollar rate then in effect, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. We are required to offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date under some circumstances involved upon the occurrence of a change in control. We must also repurchase the notes at a price equal to par, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date, if we sell assets under certain circumstances.

The notes contain covenants that, among, other things, limit the issuance of additional indebtedness, the incurrence of liens, the payment of dividends or other distributions, the issuance of preferred stock, the sale of assets and subsidiary stock, transactions with affiliates and consolidations, mergers and transfer of assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications, set forth in the indenture.

On October 28, 2005, we entered into a $75.0 million credit agreement, maturing on October 28, 2007 with JPMorgan Chase Bank N.A. as administrative agent. This agreement was used as interim financing until December 29, 2005, when it was replaced with an $85.0 million credit facility, as discussed below.

On December 29, 2005, we entered into the $85.0 million asset-based revolving credit facility, which was subsequently amended on February 23, 2006 (the “ABL credit facility”), among us, DLI Holding II Corp., the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent. Upon the closing of the ABL credit facility, all borrowings under the interim revolver were repaid and the interim revolver was terminated. The ABL credit facility matures on December 29, 2010 and provides for aggregate maximum borrowings of $85.0 million. The ABL credit facility is guaranteed by DLI Holding II Corp. and by certain of our existing and future domestic subsidiaries. The ABL credit facility is an asset-based facility with a first priority security interest in substantially all accounts receivable and inventory and a second priority security interest in substantially all tangible and intangible assets. The ABL credit facility is also secured on a first priority basis by the capital stock of our domestic subsidiaries. Also, the guarantee by DLI Holding II Corp. is secured by a pledge of all of its assets. We and the subsidiary guarantors, the credit facility collateral agent and the trustee for the notes and the note collateral agent entered into an intercreditor agreement.

Borrowings under the ABL credit facility are determined by a formula which provides eligibility of up to 85% of the net book value of domestic accounts receivable and a range of 35% to 65% of domestic inventory. Borrowings under the ABL credit facility bear interest at our option at either: (i) an alternate base rate which is equal to the higher of 0.50% per year above the federal funds effective rate and the base rate announced by the ABL credit facility’s administrative agent as its prime rate plus an applicable margin ranging from 0.25% to 0.75% based on our borrowing base availability, or (ii) an Adjusted LIBOR rate plus an applicable margin ranging from 1.25% to 1.75% based on our borrowing base availability. The terms of the ABL credit facility include a commitment fee based on unused commitments of the lenders, letter of credit fees on the aggregate face amount of outstanding letters of credit and underwriting and administrative fees.

The ABL credit facility includes covenants, that among other things, limit or restrict our and our subsidiaries’ abilities to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends, create liens, make investments, make acquisitions, modify the terms of the documents governing our material indebtedness, engage in mergers or make capital expenditures or engage in certain transactions with affiliates. The ABL credit facility also requires us to comply with a minimum coverage ratio of Consolidated EBITDA to fixed charges whenever excess borrowing availability is less than $10.0 million on any day. As of March 31, 2006, we had $35.9 million of senior debt outstanding under the ABL credit facility, $49.1 million of unutilized commitments under the ABL credit facility and $49.1 million of availability thereunder. As of May 11, 2006, we had $34.9 million of senior debt outstanding under the ABL credit facility, $50.1 million of unutilized commitments under the ABL credit facility and $50.1 million of availability thereunder.

The ABL credit facility requires us to enter into interest rate protection agreements to provide interest rate protection for a minimum of 45% of our consolidated funded indebtedness for two years. Effective February 1, 2006, we entered into a cap/floor collar agreement with JPMorgan Chase Bank, N.A to provide the required interest rate protection and to manage our exposure to changes in LIBOR. The collar is for a notional amount of $100.0 million expiring on February 1, 2009 and has a cap rate of 5.5% and a floor rate of 4.29%. The collar has been designated as a cash flow hedge of the variability of the cash flows due to changes in LIBOR and has been deemed to be highly effective. Accordingly, we record the fair value of the collar as an asset or liability on our consolidated balance sheet, and any unrealized gain or loss is included in accumulated other comprehensive income (loss). As of March 31, 2006, we recorded an asset of $0.3 million in the accompanying consolidated balance sheet and recorded an after-tax net gain of $0.2 million in accumulated other comprehensive income (loss) during the three months ended March 31, 2006. No hedge ineffectiveness was recorded during the three months ended March 31, 2006.

Principal and interest payments under the notes, the ABL credit facility and the senior subordinated notes will represent significant liquidity requirements for us. We expect that cash provided from operations and expected available borrowings under the ABL credit facility will provide sufficient working capital to operate our business, to fund expected capital expenditures and to meet foreseeable liquidity requirements, including debt service on our outstanding debt. Our ability to borrow under the ABL credit facility is subject to a borrowing base consisting of a percentage of our eligible accounts receivable and eligible inventory. We cannot assure you, however, that our business will, in fact, generate sufficient cash flows or that future borrowings will, in fact, be available in an amount sufficient to enable us to service our debt or to fund our other liquidity needs.

The indenture governing the notes and the ABL credit facility contain a number of covenants. For a summary of these covenants and other terms of the notes and the ABL credit facility, see “Description of Notes” and “Description of Other Indebtedness.”

We expect that our total capital expenditures will be approximately $16.0 million in 2006, which will be used primarily for machinery and equipment and display fixtures.

Cash Flows

Operating Activities.     Net cash used in operating activities for the three months ended March 31, 2006 of $13.1 million was principally the result of a net loss of $4.5 million, an increase in accounts receivable of $5.9 million, an increase in other assets of $3.7 million and a decrease of $3.2 million in accounts payable. The increase in accounts receivable was due to the timing of shipments during the first quarter. Other assets increased due to the purchase and shipment of display fixtures to customers. Accounts payable decreased due to the timing of payments related to material purchases.

Net cash used in operating activities for the Successor Period February 1, 2005 to March 31, 2005 of $33.1 million was principally the result of a net loss of $3.2 million, an increase in accounts receivable of $6.7 million and a decrease of $16.0 million in accrued liabilities. The decrease in accrued liabilities is primarily related to the payment of $18.5 million under a separation agreement with the former Chairman, partially offset by approximately $3.6 million of accrued interest expense related to the new borrowings incurred in connection with the merger.

Net cash used in operating activities of $28.4 for the Successor Period February 1, 2005 to December 31, 2005 was due to an increase in deferred income taxes of $14.6 million, a net loss of $20.7 million, increases in accrued liabilities of $7.2 million and other assets of $11.1 million partially offset by a decrease in income taxes receivable of $10.0 million, depreciation and amortization of $11.8 million and the early extinguishment of debt of $6.5 million. Accrued liabilities increased due mainly to interest, severance and pension. Other assets increased due mainly to the capitalization of deferred financing fees as a result of the refinancing.

Net cash provided by operating activities for the Predecessor Period January 1, 2005 to January 31, 2005 of $0.2 million was primarily due to a decrease in accounts receivable of $6.0 million, partially offset by an increase in inventories of $6.1 million. The increase in accrued liabilities of $21.7 million is primarily related to $18.5 million for a payment due under a separation agreement with the former Chairman and approximately $2.8 million for advertising and promotion. The increase in income taxes receivable/payable of $11.6 million is primarily related to the recording of an anticipated income tax refund of approximately $11.4 million attributable to the utilization of a net operating loss carry-back. The recording of deferred tax assets of approximately $13.0 million is primarily attributable to net operating loss carry-forwards.

On October 27, 2005 we received a Federal cash tax refund of $11.8 million.

Net cash provided by operating activities in fiscal year 2004 was $7.2 million, due primarily to net earnings of $15.6 million, depreciation and amortization of $8.5 million, amortization of display fixtures of $9.0 million and an increase in accounts payable of $6.5 million. This cash provided by operating activities was partially offset by an increase in inventories of $17.8 million, an increase in other assets of $9.4 million and a decrease in accrued liabilities of $4.7 million. The increase in inventories and accounts payable is due to the timing of material purchases to support projected sales levels. The increase in other assets is primarily related to display fixtures shipped to customers. The decrease in accrued liabilities is due primarily to a reduction in bonus liabilities, and a reduction in the severance liability related to the relocation of the Farmingdale, N.Y. plant to Rocky Point, N. C.

Net cash provided by operating activities in fiscal year 2003 was $8.7 million due primarily to net earnings of $20.4 million, depreciation and amortization of $8.3 million, and amortization of display fixtures of $6.3 million and an increase in accounts payable of $10.8 million. These increases in net cash provided by operating activities were partially offset by increases in accounts receivable of $23.6 million and increases in inventories of $10.9 million. The increases in accounts payable and inventories are due to the timing of purchases of raw materials and components to support projected sales levels. The increase in accounts receivable is due to the timing of shipments during the fourth quarter of 2003.

Investing Activities. Net cash used in investing activities of $1.8 million for the three months ended March 31, 2006 was primarily related to capital spending for tooling, plates and dies, and manufacturing machinery and equipment.

Net cash used in investing activities of $378.0 million for the Successor Period February 1, 2005 to March 31, 2005 was primarily used for the purchase of outstanding common stock and stock options of Del Laboratories, Inc. in connection with the merger.

Net cash used in investing activities of $383.0 million for the Successor Period February 1, 2005 to December 31, 2005 was primarily due to $377.2 million used for the purchase of outstanding common stock and stock options of Del Laboratories, Inc. in connection with the merger transaction.

Net cash used in investing activities for the Predecessor Period January 1, 2005 to January 31, 2005 of $0.8 million was primarily related to capital spending for tooling, plates and dies, and manufacturing machinery and equipment.

Net cash used in investing activities in fiscal year 2004 and 2003 was $4.7 million and $18.0 million, respectively. In fiscal year 2004, approximately $9.5 million was used for capital spending primarily related to manufacturing machinery and equipment, and $4.8 million was provided from the sale of land and buildings. In fiscal year 2003, approximately $10.5 million was used for capital spending related to the expansion of the North Carolina facility and $7.7 million used for capital spending related to manufacturing machinery and equipment.

Financing Activities. Net cash provided by financing activities for the three months ended March 31, 2006 of $13.6 million was primarily due to borrowings under our ABL credit facility. Cash paid for interest during 2006 was approximately $11.6 million.

Net cash provided by financing activities for the Successor Period February 1, 2005 to March 31, 2005 of $412.9 million was primarily due to proceeds of $200.0 million received from the issuance of the term loan, proceeds of $173.8 million received from the issuance of the senior subordinated notes at 99.34%, and proceeds of approximately $138.2 million contributed by affiliates of Kelso, the continuing investors and a third party investor. Proceeds of $69.3 million were used to repay existing debt, $29.3 million was used to pay financing, legal, advisory, accounting and certain other fees incurred in connection with the merger, and $0.5 million was used to reduce the outstanding principal under the term loan.

Net cash provided by financing activities for the Successor Period February 1, 2005 to December 31, 2005 of $411.7 million was primarily due to proceeds of $185.0 million received from the issuance of the notes, proceeds of $173.8 million received from the issuance of the senior subordinated notes at 99.34%, proceeds of approximately $138.2 million contributed by affiliates of Kelso, the continuing investors and a third party investor and proceeds of $22.0 million from borrowings under the ABL credit facility. Proceeds of $69.3 million were used to repay existing debt, $30.6 million was used to pay financing, legal, advisory, accounting and certain other fees incurred in connection with the merger transaction and $7.2 million was used to pay financing, legal, advisory, accounting and certain other fees incurred in connection with the issuance of the notes and the ABL credit facility. We anticipate that we may, from time to time, purchase our debt securities through the open market. Cash paid for interest during the Successor Period was approximately $17.4 million.

Net cash used in financing activities for the Predecessor Period January 1, 2005 to January 31, 2005 of $0.9 million was primarily to reduce a portion of the outstanding balance on the revolving credit agreement.

Net cash used in financing activities of $0.8 million in fiscal year 2004 was due to the acquisition of treasury stock of $0.7 million in connection with the exercise of stock options, principal payments under mortgages of $0.4 million, and payment of capital lease obligations of $0.1 million, partially offset by the receipt of proceeds of $0.4 million from the exercise of stock options.

Net cash provided by financing activities in fiscal 2003 of $11.1 million was principally due to borrowings of $12.0 million under our revolving credit facility, borrowings of $12.5 million under a mortgage and construction loan and proceeds from the exercise of stock options of $0.1 million, partially offset by principal payments under long-term debt of $12.0 million and the acquisition of shares of our common stock in connection with stock option exercises aggregating $1.4 million.

On February 1, 2006, we entered into a cap/floor collar agreement with JPMorgan Chase Bank, N.A. This agreement is for a notional amount of $100.0 million with an effective date of February 1, 2006, a termination date of February 1, 2009 and a cap rate of 5.5% and a floor rate of 4.29%.

We do not use any off-balance sheet financing arrangements.

Financial Covenants

Borrowings under the ABL credit facility are subject to certain conditions and limitations described above. The indentures governing the senior subordinated notes and the notes contain significant financial and operating covenants, including prohibitions on our ability to incur certain additional indebtedness or to pay dividends. The ABL credit facility contains borrowing conditions and customary events of default, including nonpayment of interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events.

The ABL credit facility has fewer covenants than the prior senior credit facilities, which we anticipate will increase our operating flexibility. While the effective interest rate on the notes are higher than that of the indebtedness retired with the proceeds of the offering of the notes, we expect to realize greater liquidity and flexibility in our debt structure. The ABL credit facility has a minimum fixed charge coverage ratio financial covenant that is effective if the minimum excess availability under the ABL credit facility is less than specified levels, while the prior senior credit facilities contained a number of ongoing financial maintenance covenants. Under the terms of the ABL credit facility, the minimum fixed charge coverage ratio test would not have applied as of March 31, 2006 as borrowing availability under the ABL credit facility would have exceeded the specified threshold. The minimum fixed charge coverage ratio test is a measure of consolidated EBITDA to fixed charges.

Credit Agreement EBITDA as presented herein is a financial measure that is used in the credit agreement for our ABL credit facility. Credit Agreement EBITDA is not a defined term under U.S. GAAP and should not be considered as an alternative to operating income or net income, as a measure of operating results or cash flows or as a measure of liquidity. Credit Agreement EBITDA differs from the term “EBITDA” as it is commonly used. Credit Agreement EBITDA, as that term is defined in the ABL credit facility and used as part of calculation of the term “Consolidated Coverage Ratio” which is used for a number of purposes, including our ability to incur additional indebtedness, consists of consolidated net income, adjusted to exclude income tax expense, interest expense, and depreciation and amortization, as well as certain other items and expenses, including amortization of intangibles, extraordinary, unusual or non-recurring gains or losses, consultation fees and expense reimbursements associated with implementing process improvements and cost reductions being developed by us in conjunction with the Synergetics Installations Worldwide, Inc. consulting group, certain non-cash charges or expenses deducted in determining net income, certain cash restructuring charges, loss or gain associated with the sale or write down of assets not in the ordinary course of business, the amount of any net minority expense, and certain losses relating to the disposition of excess or surplus inventory.

The calculation of Credit Agreement EBITDA for the periods indicated is set forth below (in thousands).

	Qtr 2 2005	Qtr 3 2005	Qtr 4 2005	Qtr 1 2006	Total
Net earnings (loss)	$(10,114)	$1,932	$(9,338)	$(4,509)	$(22,029)
Income tax provision (benefit)	2,566	(6,658)	(6,805)	(2,823)	(13,720)
Interest expense, net	6,882	7,297	8,632	8,843	31,654
Loss on early extinguishment of debt	—	—	6,449	—	6,449
Depreciation and amortization	5,418	5,396	5,762	5,912	22,488
Purchase accounting	4,541	2,504	—	—	7,045
Losses related to disposition of excess, surplus or obsolete inventory	—	3,627	5,000	—	8,627
Extraordinary, unusual or non-recurring items	724	2,450	1,842	146	5,162
Synergetics fees and expenses	—	554	673	700	1,927
Synergetics implementation costs	—	—	—	107	107
Change in accounting as a result of the adoption of SFAS No. 151	—	—	—	1,027	1,027
Non-cash stock compensation charges	—	—	—	344	344
Other	380	(34)	(123)	377	600
Credit agreement add back(1)	1,758	1,376	—	—	3,134

Credit Agreement EBITDA(1)	$12,155	$18,444	$12,092	$10,124	$52,815

(1)	Consolidated EBITDA was established by the ABL credit facility to be $12,155 and $18,444 for the fiscal quarters ended June 30, 2005 and September 30, 2005, respectively.

Credit Agreement EBITDA, as defined, for the Predecessor Period January 1, 2005 to January 31, 2005 and the Successor Period February 1, 2005 to March 31, 2005 was $9.0 million, which included a credit agreement add back of $2.4 million.

Credit Agreement EBITDA was $51.7 million for the 12 months ended December 31, 2005.

Contractual Obligations

The following table sets forth our long-term contractual cash obligations as of March 31, 2006:

	Payments Due By Period
	(in thousands)
	Total	Less 1 Year	1-2 Years	2-3 Years	3-5 Years	After 5 Years
Senior subordinated notes	$175,000	$—	$—	$—	$—	$175,000
Notes	185,000	—	—	—	—	185,000
Revolving credit agreement	35,900	—	—	—	35,900	—
Mortgage on land and buildings	1,234	57	60	64	1,053	—
Capital leases	175	130	45	—	—	—
Operating leases	31,256	4,487	4,204	3,786	6,197	12,582

Total contractual obligations (a) (b)	$428,565	$4,674	$4,309	$3,850	$43,150	$372,582

(a)	We expect to contribute approximately $4.8 million in fiscal year 2006 to fund our pension plans. These expected pension contributions are not included in the above table.
(b)	On December 16, 2005, we entered into two agreements with a third party. The first agreement stipulated that we sell inventory in exchange for $1.0 million in cash. The second agreement stipulated that we are to purchase approximately $6.4 million of advertising from the third party during a period not to extend beyond March 2009. The inventory sold was deemed to have no value. We recognized a deferred liability in connection with the transaction in the amount of $1.0 million, which is reflected on the consolidated balance sheet as of March 31, 2006. The deferred liability will be recognized ratably as a reduction to advertising expense as the advertising is incurred.

Critical Accounting Policies and Estimates

We make estimates and assumptions in the preparation of our financial statements in conformity with GAAP. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and which require management’s most difficult and subjective judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Note 2 of the notes to the consolidated financial statements includes a summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements. The following is a brief discussion of the more critical accounting policies employed by us.

Business Acquisitions

We account for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. The cost to acquire a business, including transaction costs, is allocated to the underlying net assets of the acquired business in proportion to their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Revenue Recognition

We sell our products to chain drug stores, mass volume retailers, supermarkets, wholesalers and overseas distributors. Sales of such products are denominated in United States dollars and sales in Canada are denominated in Canadian dollars. Our accounts receivable reflect the granting of credit to these customers. We generally grant credit based upon analysis of the customer’s financial position and previously established buying and selling patterns. We do not bill customers for shipping and handling costs and, accordingly, classify such costs as selling and administrative expense. Revenues are recognized and discounts are recorded when merchandise is shipped. Net sales are comprised of gross revenues less returns, various promotional allowances and trade discounts and allowances. We allow customers to return their unsold products when they meet certain criteria as outlined in our sales policies. We regularly review and revise, as deemed necessary, our estimates of reserves for future sales returns based primarily upon actual return rates by product and planned product discontinuances. We record estimated reserves for future sales returns as a reduction of sales, cost of goods sold and accounts receivable. Returned products which are recorded as inventories are valued based on estimated realizable value. The physical condition and marketability of the returned products are the major factors considered by us in estimating realizable value. Actual returns, as well as estimated realizable values of returned products, may differ significantly, either favorably or unfavorably, from estimates if factors such as economic conditions, customer inventory levels or competitive conditions differ from expectations.

Promotional Allowances and Co-Operative Advertising

We have various performance-based arrangements with retailers to reimburse them for all or a portion of their promotional activities related to our products. These sales incentives offered voluntarily by us to customers, without charge, that can be used in or that are exercisable by a customer as a result of a single exchange transaction, are recorded as a reduction of net sales at the later of the sale or the offer, and primarily allow customers to take deductions against amounts owed to us for product purchases. We also have co-operative advertising arrangements with retail customers to reimburse them for all or a portion of their advertising of our products. The estimated liabilities for these co-operative advertising arrangements are recorded as advertising expenses as incurred, or in the period the related revenue is recognized, depending on the terms of the arrangement, and included in selling and administrative expenses, since we receive an identifiable benefit from retail customers for an amount equal to or less than the fair value of such advertising costs. These arrangements primarily allow retail customers to take deductions against amounts owed to us for product purchases. We regularly review and revise the estimated accruals for these promotional allowance and co-operative advertising programs. Actual costs incurred by us may differ significantly, either favorably or unfavorably, from estimates if factors such as the level and success of the retailers’ programs or other conditions differ from our expectations.

Accounts Receivable

In estimating the collectibility of our trade receivables, we evaluate specific accounts when we become aware of information indicating that a customer may not be able to meet its financial obligations due to a deterioration of its financial condition, lower credit ratings or bankruptcy. We also review the related aging of past due receivables in assessing the realization of these receivables. The allowance for doubtful accounts is determined based on the best information available to us on specific accounts and is also developed by using percentages applied to certain receivables.

Inventories

Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method. We record a reduction to the cost of inventories based upon our forecasted plans to sell, historical scrap and disposal rates and the physical condition of the inventories. These reductions are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, the timing of new product introductions, customer inventory levels, fashion-oriented color cosmetic trends or competitive conditions differ from our expectations.

Property, Plant and Equipment and Other Long-Lived Assets

Property, plant and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of such assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives or the lease term. Changes in circumstances, such as technological advances, changes to our business model or changes in our capital strategy could result in the actual useful lives differing from our estimates. In those cases where we determine that the useful life of property, plant and equipment should be shortened, we would depreciate the net book value in excess of the salvage value, over its revised remaining useful life, thereby increasing depreciation expense. Factors such as changes in the planned use of equipment, fixtures, software or planned closing of facilities could result in shortened useful lives.

We construct and purchase display fixtures to be used in the stores of our cosmetic segment retail customers to attract customer attention and to display products available under our various brands. The display is included in inventory by us until it is shipped to the retail customer, at which time it is reclassified from inventory to other assets and amortized as a selling expense over the estimated useful life of twenty-four months from date of shipment.

We review intangible assets with determinable lives and other long-lived assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The estimate of cash flow is based upon, among other things, certain assumptions about expected future operating performance. Our estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to our business model or changes in our operating performance.

Goodwill must be tested annually for impairment at the reporting unit level. Our reporting units are our cosmetic and OTC pharmaceutical segments. If an indication of impairment exists, we are required to determine if such reporting unit’s implied fair value is less than its carrying value in order to determine the amount, if any, of the impairment loss required to be recorded. Subsequent to the merger, we established January 1 as our annual testing date. The annual testing performed as of January 1, 2006 indicated that there was no impairment to goodwill or indefinite long lived assets.

The remaining useful lives of intangible assets subject to amortization are evaluated each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of an intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset should be amortized prospectively over that revised remaining useful life.

Pension Benefits

We sponsor pension and other retirement plans in various forms covering all eligible employees. Several statistical and other factors which attempt to anticipate future events are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets and rate of future compensation increases as we determine, within certain guidelines and in conjunction with our actuarial consultants. In addition, the actuarial valuation incorporates subjective factors such as withdrawal and mortality rates to estimate the expense and liability related to these plans. The actuarial assumptions we use may differ significantly, either favorably or unfavorably, from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants.

Our results of operations include the impact of significant pension benefits that are measured using actuarial valuations. Inherent in these valuations are key assumptions, including assumptions about discount rates and expected return on plan assets. These assumptions are updated on an annual basis at the beginning of each fiscal year or more often upon the occurrence of significant events. Changes in the related pension costs may occur due to changes in the assumptions. Our net pension cost was $3.9 million, $0.4 million, $4.8 million and $4.5 million for the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003, respectively. These amounts are included in the calculation of operating income or loss.

The expected rate of return on pension plan assets used to develop our pension cost was 8.50% for the employee’s pension plan and 6.50% for LaCross pension plan for the 2005 Successor Period, the 2005

Predecessor Period, and 2004. The expected rate of return was 8.50% for both pension plans for 2003. We plan to use an expected rate of return of 8.50% for the employee’s pension plan and 6.50% for the LaCross pension plan during fiscal 2006.

The discount rate used to determine our pension cost was 5.75%, 5.75%, 6.25% and 6.75% for the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003 respectively. The discount rate is determined at the beginning of the period. We plan to use a discount rate of 5.50% for fiscal 2006. Changes in the discount rate were due to declining long-term interest rates on high quality corporate bonds, such as Moody AA bonds. The discount rate is also somewhat volatile because it is determined based upon the prevailing rate as of the measurement date. A lower discount rate increases the plan obligations and increases our net pension cost for those plans.

The expected rate of return on pension assets and the discount rate as well as the amortization of unrecognized actuarial gains and losses were determined in accordance with consistent methodologies, as required under FASB Statement No. 87. The salary growth assumptions reflect our long-term actual experience and future and near-term outlook.

Holding all other assumptions constant, a 0.5% increase or decrease in the discount rate would have decreased or increased the fiscal 2005 net pension cost by approximately $0.7 million. The impact in the discount rate is different if the resulting actuarial gains and losses are subject to amortization. A 0.5% increase or decrease in the expected return on plan assets would have decreased or increased the fiscal 2005 pension cost by approximately $0.1 million.

We expect pension costs to increase to $4.8 million in 2006. The increase is primarily due to a decrease in the discount rate assumption from 5.75% to 5.50%, reflecting prevailing market interest rates partially offset by a partial curtailment of the pension plan relating to the cessation of manufacturing activities at our Little Falls facility that is planned in 2006. Our discount rate for pension plans reflects the market rates for high-quality corporate bonds currently available. Our discount rate was determined by considering the average pension yield curves constructed of a large population of high quality corporate bonds. The resulting discount rate reflects the matching of plan liability cash flows to the yield curves.

Our funding requirements consist of annual contributions at a rate that provides for future plan benefits and maintains appropriate funded percentages. Such contributions are not less than the minimum required by the Employee Retirement Income Security Act of 1974, and subsequent pension legislation and are not more than the maximum amount deductible for income tax purposes.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” This statement establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise’s activities during the current and preceding years. It requires an asset and liability approach for financial accounting and reporting of income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The realization of tax benefits of deductible temporary differences and operating loss or tax credit carry-forwards will depend on whether we will have sufficient taxable income of an appropriate character within the carry-back and carry-forward period permitted by the tax law to allow for utilization of the deductible amounts and carry-forwards. Without sufficient taxable income to offset the deductible amounts and carry-forwards, the related tax benefits would expire unused. A valuation allowance is recorded when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies, among other factors, in making this assessment. In the event we were to determine that we would not be able to realize some portion or all of the deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to earnings in the period such determination was made. There was no valuation allowance as of the 2005 Successor Period, the 2005 Predecessor Period, or 2004 as we believe it is more likely than not that the deferred tax assets will be realized.

Stock-Based Compensation

With the adoption of SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”) on January 1, 2006, we are required to record the fair value of stock-based compensation awards as an expense. In order to determine the fair value of these awards on the date of grant, we used the Black-Scholes option-pricing model to value the service options and the operating units and used a lattice-based valuation model to value the exit options and the value units. Inherent in these models are assumptions related to expected stock-price volatility, option/unit life, risk-free interest rate and dividend yield. While the risk-free interest rate and dividend yield are less subjective assumptions, typically based on factual data derived from public sources, the expected stock-price volatility and option/unit life assumptions require a greater level of judgment which makes them critical accounting estimates.

Because our common stock is not publicity traded, we used an expected stock-price volatility assumption that was determined based on an examination of the historical volatility of the stock price of the Predecessor; the historical and implied volatility of stock prices of selected comparable companies and the nature of those companies; and other relevant factors. We used a stock-price volatility of 45% for stock options and override units granted during the three months ended March 31, 2006.

With respect to the weighted-average option/unit life assumption, we considered Kelso’s investment behavior relating to other comparable investments (exit strategy, return on investment and holding period). We used a weighted-average expected option/unit life assumption of 3.9 years for the service options and exit options and 3.99 years for the operating units and value units. For the lattice-based valuation models, we used an early exercise factor at the time at which Kelso would sell to generate a multiple of 2.8 times their initial investment.

Recently Issued Accounting Standards

Effective January 1, 2006, we adopted SFAS No. 123(R). SFAS No. 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the financial statements. We adopted SFAS 123(R) using the modified-prospective transition method. Accordingly, we applied the provisions of SFAS No. 123(R) to all awards granted subsequent to December 31, 2005 and will apply the provisions to awards previously granted to the extent that these awards are subsequently modified, repurchased or cancelled.

In May 2005, the FASB issued Statement No. 154 “Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB No.3”. This Statement replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impractical to determine the period specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. FASB No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of FASB No. 154 did not have a material impact on our consolidated financial statements.

In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN No. 47”). FIN No. 47 clarifies that a company must record a liability for conditional asset retirement obligations, if the fair value of the liability can be reasonably estimated. FIN No. 47 also clarifies when a company would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective for fiscal years ending after December 15, 2005. The adoption of FIN No. 47 did not have a material impact on our consolidated financial statements.

In December 2004, the FASB issued Statement No. 153 “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A non- monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. FASB No. 153 is required to be adopted for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of FASB No. 153 did not have any impact on our consolidated financial statements.

In November 2004, the FASB issued Statement No. 151 “Inventory Costs” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. In connection with the closure of the Little Falls facility and as a result of our adoption of SFAS No. 151, we recorded an additional charge to cost of goods of $1.0 million during the quarter ended March 31, 2006.

Inflation

Inflationary factors and changing prices such as increases in costs of raw materials, packaging materials, purchased product, freight and overhead may adversely affect our operating results. Although we do not believe that inflation or changing prices has had a material impact on our net sales, revenues or income from operations for the last three fiscal years, a high rate of inflation or a significant increase in our costs in the future could have an adverse effect on our operating results.

Quantitative and Qualitative Disclosures About Market Risk

The market risk inherent in our market risk sensitive instruments is the potential loss arising from material adverse changes in interest rates and foreign currency exchange rates.

Interest Rate Risk

Our borrowings at December 31, 2005 under the notes and the ABL credit facility expose earnings to changes in short-term interest rates since interest rates on the underlying obligations are either variable or fixed for such a short period of time as to effectively become variable. We believe that a hypothetical 10% increase or decrease in interest rates would increase or decrease our annual interest expense by approximately $0.9 million for the year ended December 31, 2005.

Foreign Exchange Risk

We are subject to risk from changes in the foreign exchange rate for our foreign subsidiaries which use a foreign currency as their functional currency and is translated into U.S. dollars. Such changes result in cumulative translation adjustments which are included in shareholders’ equity and in the determination of other comprehensive income (loss). Intercompany transactions between us and our foreign subsidiaries are recorded by the foreign subsidiaries in their functional currency. The potential translation and transaction loss resulting from a hypothetical 10% adverse change in the quoted foreign currency exchange rate amounts to approximately $1.7 million at December 31, 2005.

Off-Balance Sheet Arrangements

We do not use any off-balance sheet financing arrangements.

BUSINESS

Overview

We are a leading fully integrated manufacturer and marketer of cosmetics and over-the-counter, or OTC, pharmaceuticals and were incorporated in Delaware in 1961. On January 27, 2005, DLI Acquisition Corp., an indirect, wholly-owned subsidiary of DLI Holding Corp. and a direct, wholly-owned subsidiary of DLI Holding II Corp. merged with and into Del Laboratories, Inc., with Del Laboratories, Inc. surviving. As a result of the merger, we are now a controlled affiliate of Kelso.

Sally Hansen®, our flagship cosmetics brand, is the market leader in nail care and bleaches and depilatories. We also market cosmetics products under other brand names, including La Cross® and N.Y.C. New York Color®. Orajel®, our flagship OTC pharmaceuticals brand, is the market leader in oral analgesics and infant and toddler gum cleansers and toothpastes. We also market specialty OTC pharmaceutical products including Dermarest® and Gentle Naturals®, among others. We have been able to successfully leverage our well-established and well-recognized brands by introducing new and innovative products that appeal to consumers. For the year ended December 31, 2005, we generated approximately 75% of our domestic gross sales from products in categories in which we held a leading market share position.

Our principal cosmetic products are nail treatments, nail enamels, beauty implements, face and lip color cosmetics, bleaches and depilatories, personal care products and other related beauty items. Our principal OTC pharmaceutical products include oral analgesics, infant care products, first aid products and eye and ear medications. The following table sets forth our branded products by category or category segment.

		Year Ended December 31, 2005
Brand	Category or Category Segment	Market Position	Market Share	Gross Sales (in millions)	% of Total Gross Sales
Cosmetics:
Sally Hansen®	Nail enamel	#1	33.6%	$92.2	17.9%
	Nail treatment	#1	52.4%	61.6	12.0
	Bleaches and depilatories	#1	31.6%	37.7	7.3
	Other	—	—	57.0	11.0
La Cross®/Sally Hansen®	Beauty implements	#2	20.9%	50.7	9.9
N.Y.C. New York Color®	Value cosmetics	#2	45.9%	44.5	8.7
Other		—	—	9.6	1.9
International		—	—	64.7	12.6

Total Cosmetics				$418.0	81.3%
OTC Pharmaceuticals:
Orajel®	Toothache pain	#1	56.2%	$27.2	5.3%
	Teething pain	#1	67.4%	14.9	2.9
	Infant/toddler tooth cleaning	#1	59.9%	12.7	2.5
	Mouth sores	#6	4.6%	5.9	1.1
	Other	—	—	4.6	0.9
Dermarest®	Psoriasis, Eczema	#1	31.5%	5.7	1.1
Gentle Naturals®	Baby care	—	—	2.9	0.6
Other		—	—	15.5	3.0
International		—	—	6.5	1.3

Total OTC Pharmaceuticals				$95.9	18.7%

Total				$513.9	100.0%

We primarily market our products to major drug store chains, mass merchandisers and food retailers, which together account for a significant portion of the mass cosmetics and OTC pharmaceuticals markets. Our position in these channels is strong and we are frequently appointed by our customers as the category captain in nail care and the category validator in oral analgesics. Internationally, we have experienced strong historical growth from our direct operations in Canada and Puerto Rico and through distributors, licensees and joint venture relationships in over 40 other countries.

Competitive Strengths

Diversified Portfolio of Established and Well-Recognized Brands.    Our principal brand names, Sally Hansen®, La Cross® and N.Y.C. New York Color® in our cosmetics business, and Orajel® in our OTC pharmaceuticals business, are among the most recognized brands in their targeted markets and often define the category through their market leadership and innovative products.

•	Sally Hansen®, our largest cosmetics brand, was originally introduced in the 1950’s and redefined nail care with the introduction of the first nail strengthener, Hard as Nails®, in 1958.

•	La Cross®, a leader in beauty implements, was introduced over 100 years ago and we believe it is widely known by consumers for its high quality.

•	N.Y.C. New York Color®, conceived as a value brand within an industry in which the competition generally serves higher price points, was introduced in 1999 and is the number two value cosmetics brand.

•	Orajel®, our largest OTC pharmaceutical brand, was originally introduced over 40 years ago. Orajel® is the number one oral analgesic in the United States (based on market share) and the number one pharmacist-recommended brand in the teething segment.

We also own several other established OTC pharmaceutical brands, including Dermarest®, Gentle Naturals®, Stye™, Pronto®, Auro-Dri®, DiabetAid™, Skin Shield® and Boil-Ease®, that compete in niche markets in which we are often the market leader and at times are the only branded product offered in the category.

Leading Market Positions.    Our key brands are market leaders in the product categories in which they compete. Sally Hansen® is a leader in the cosmetics market as demonstrated by its number one market position in the nail care category. Additionally, Sally Hansen® has the number one market position in the nail enamel and nail treatment segments of the nail care category with a 33.6% and 52.4% market share, respectively for the year ended December 31, 2005. Sally Hansen® is also the market leader in the bleaches and depilatories category with a 31.6% market share. La Cross® is a market leader in the beauty implements category with a 20.9% market share for the year ended December 31, 2005. Orajel® is the market leader in the oral analgesics market with a 29.5% market share for the year ended December 31, 2005. Additionally, Orajel® has the number one market position in the toothache pain and teething segments of the oral analgesics category with a 56.2% and 67.4% market share, respectively for the year ended December 31, 2005. Orajel® is also the market leader in the infant and toddler tooth cleaning category with a 59.9% market share for the year ended December 31, 2005. We are also a market leader in a number of specialty OTC pharmaceutical product categories.

History of Innovation and Successful Product Launches.    We dedicate significant resources and attention to product innovation and consumer research in order to develop differentiated products with new and distinctive features, which we believe provides increased benefits, convenience and value to our customers. Our marketing departments, supported by our in-house research and development teams, drive our product development efforts. Some examples of recently introduced brands or products include N.Y.C. New York Color®, Sally Hansen® Diamond Strength, Nailgrowth Miracle, Star Opal Nail Glaze and Lip Inflation in our cosmetics business and Orajel® Toddler Toothpaste, Orajel® Swabs, Orajel® Ultra Mouth Sore Medicine, and Orajel® Tooth Desensitizer in our OTC pharmaceuticals business. We believe our product development capabilities allow us to identify and respond to consumer trends enabling us to better serve our consumers. In addition, our company and our products have received a number of awards from well-known publications such as Women’s Wear Daily, Allure, Glamour, Cosmopolitan, and Cosmetics Executive (CEW) organizations.

Strong and Established Customer Relationships.    We have developed strong relationships and a high degree of customer satisfaction by creating a culture focused on customer responsiveness. Members of senior management allocate a significant portion of their time to nurturing these customer relationships and take an active role in the selling process. We believe that our long-term customer relationships with our key customers are a result of our ability to provide a quality product offering that is regularly updated with new introductions, to deliver our products on-time and in the specification and quantity ordered and to provide consistent marketing support and value-added services, including category management services and customized promotional programs. In addition, we believe our products are highly productive to our customers. We are frequently appointed by our customers as the category captain in nail care and the category validator in oral analgesics.

Experienced Management Team.    Led by Charles Hinkaty, President and Chief Executive Officer, we have an experienced senior management team averaging nine years with Del and approximately 23 years of industry experience. Other key members of the management team include Harvey Alstodt, President of Del Cosmetics, Joseph Sinicropi, Executive Vice President and Chief Financial Officer, Cary Newman, Executive Vice President, Global Operations, and Shawn Smith, Vice President, General Counsel and Secretary. Our management team has a history of successfully implementing revenue building and cost savings programs, both at Del and other well-established consumer products and pharmaceutical companies.

Business Strategies

Our objective is to expand our position as a leading manufacturer and marketer of cosmetics and OTC pharmaceuticals. To achieve this objective, we plan to continue implementing the following strategies:

Continue to Grow Core Brands and Expand into New Categories and Distribution Channels.    Our well-recognized cosmetics and OTC pharmaceutical brands, significant market shares and proven ability to develop and launch innovative new products create a strong foundation for growth. We intend to utilize this foundation to continue to grow our core brands and expand into new categories and channels.

Continue to Strengthen our Relationship with Retailers.    We will continue to identify market trends and fill unmet consumer needs, allowing us to strengthen our relationships with retailers. In addition, we will continue to provide our retail customers with products that are innovative and provide increased features, benefits, convenience and value.

Expand our International Presence.    We plan to increase our international presence by taking advantage of the significant opportunity that exists for our products in Western Europe, Asia and South America. Our international sales and distribution strategy is to establish additional direct operations in foreign countries, expand our presence in existing markets and increase the number of markets in which we operate through distributors, licensees and joint ventures.

Realize Cost Savings and Operational Improvements.    We continue to focus on lowering our costs and improving the overall efficiency of our operations. In mid-2005, we engaged Synergetics Installations Worldwide, Inc., or Synergetics, a leading management consulting firm specializing in providing supply chain management advice to manufacturing companies, to assist us in realizing previously identified cost savings as well as identifying and implementing additional cost saving opportunities. We expect to continue to realize cost savings over the course of 2006 from initiatives we have implemented and expect to implement in the near term.

Our Products

We currently market and sell a diversified portfolio of branded cosmetic and OTC pharmaceutical segments. See our consolidated financial statements for additional information related to cosmetic and OTC pharmaceutical segments. Our principal cosmetic products are nail treatments, nail enamels, beauty implements, face and lip color cosmetics, bleaches and depilatories, personal care products and other related beauty items. Our principal OTC pharmaceutical products include oral analgesics, infant care products, first aid products and eye and ear medications.

The following table identifies and sets forth certain historical domestic gross sales information with respect to major brands within each of our segments which accounted for over 10% of our gross sales for at least one of the last three fiscal years:

Business Segment	Major Brands (Categories)	Percentage of Total Gross Sales for the Fiscal Year Ended
		2003	2004	2005
Cosmetics:	Sally Hansen® (Nail enamel)	18.2%	17.1%	17.9%
	Sally Hansen® (Nail treatment)	12.9%	12.3%	12.0%
	Sally Hansen®/LaCross® (Beauty implements)	10.4%	10.1%	9.9%
OTC Pharmaceuticals:	Orajel®	12.1%	12.5%	12.7%

Cosmetics

Sally Hansen®.    We currently offer the largest portfolio of nail care products in the United States mass market. Since the introduction of our Hard as Nails® nail treatment product in 1958, Sally Hansen® has been an industry leader in nail care, by providing efficacious treatments that provide quality and value. Over the past 43 years, we have built upon our core nail care franchise and leveraged the Sally Hansen® brand into other product categories including lip, hand, foot and leg treatments and bleaches and depilatories. The Sally Hansen® brand is built on the foundation of providing consumers with problem-solving beauty products that combine treatment and cosmetic benefits.

Nail Treatment.    The Sally Hansen® collection of nail treatment products leads the United States mass market in market share and breadth of products. Sally Hansen® competes in all of the sub-segments of nail treatment with specific specialty products to address the problems women face to strengthen, grow and maintain their nails. The first Sally Hansen® nail treatment, Hard as Nails®, was introduced in 1958 to prevent nail breakage. From this one product, the Sally Hansen® brand has evolved into the dominant brand in the nail treatment segment.

Nail Enamel.    Sally Hansen® manufactures and markets a variety of nail enamel products that provide gorgeous color with a treatment benefit. Hard as Nails® Strengthening Color, introduced in 1966, was our first product that combined nail enamel with nail hardener. Since that launch, we have extended this technology to include a variety of products that address various nail care needs. Diamond Strength Nail Color® was launched in 2005.

Bleaches and Depilatories.    Sally Hansen® entered the bleaches and depilatories category in 1981. Since that time the brand has expanded into a wide variety of products to address unwanted facial and body hair for women of all ages, lifestyles and ethnicities. The product line includes bleaches which chemically lighten hair, waxes which manually remove hair and depilatories which chemically remove hair. While many of our products launched over ten years ago remain leaders in their respective categories, we have continually brought new products and methods of application to the marketplace. In 2005, we launched a collection of Extra Strength Brazilian Hair Removers.

Other.    We have leveraged the Sally Hansen® brand into complementary product categories which include color cosmetics, lip, hand, foot and leg treatments and nail polish removers.

La Cross®.    The La Cross® brand name was introduced in the early 1900s. We acquired the brand in 1978 and began co-branding the line “A Quality Sally Hansen Product” in the late 1980s. Today, La Cross® offers the most complete line of precision-crafted eye, nail, foot and grooming implements in the United States mass retailing marketplace, at moderate prices. The La Cross® line includes over 90 beauty tools, from tweezers and eye lash curlers to nail files and manicure scissors.

N.Y.C. New York Color®.    We launched N.Y.C. New York Color® in 1999 to target value conscious women, ages 16 and older of all lifestyles and ethnicities. We offer high quality packages and fashionable shades of premium quality products featuring advanced formulas at price points from $0.99 to $4.99. N.Y.C. New York Color® covers each of the four color cosmetic categories of eye, lip, face and nail. Many of our items are similar in both formula and package to more expensive department store items.

OTC Pharmaceuticals

Orajel®.    The Orajel® family of products is the United States mass market leader in both oral pain relief products for adults and oral pain and oral hygiene products for infants and toddlers. Orajel® is a well-known brand name, which has been trusted by consumers to treat oral pain for over 40 years. Orajel® has built its market leadership position through the identification and development of products for each type of oral pain or pediatric oral hygiene need. Through an ongoing process of market research and product development, Orajel® has become the market leader in toothache pain relief products for adults and teething pain relief and fluoride free oral hygiene products for infants and toddlers. The brand also has meaningful market positions in treatments for mouth sores and denture pain.

Toothache Pain.    Orajel® toothache products provide immediate relief from toothache pain as a temporary expedient until consumers are able to reach a dentist. Orajel® is the number one brand by market share for toothache pain relief with a variety of forms and strengths as of December 31, 2005.

Teething.    Baby Orajel® teething products provide immediate relief of teething pain. Baby Orajel® is the market leader in teething pain relief and is the number one teething remedy recommended by pharmacists. Baby Orajel® offers a variety of products to meet the needs of parents with teething babies.

Mouth Sore.    Orajel® provides a full range of products to meet the needs of mouth sore sufferers. Mouth sores are the largest segment of the oral pain relief category and sufferers have different product needs for sores inside versus outside the mouth.

Infant and Toddler Tooth Cleansing.    Orajel® is the leader in the infant and toddler tooth cleansing category, having created the category with the introduction of Baby Orajel® Tooth & Gum Cleanser in 1991 to address the specific needs of babies. Although children from four to forty-eight months need their teeth and gums cleansed regularly, swallowing excessive fluoride can result in a condition known as fluorosis, or white spots on permanent teeth. Since young children lack the motor skills required to spit out the toothpaste after brushing, they should not use a fluoride toothpaste. Orajel®’s infant and toddler tooth cleansing products utilize a fluoride-free patented ingredient, Microdent®, to clean the teeth and gums and remove the plaque-like film that can form from sugars in food and milk. Microdent® is ideal for young children because it cleans teeth and is safe to swallow. We have adapted this technology to satisfy the needs of both infants and toddlers.

Baby Orajel® Tooth & Gum Cleanser is formulated for use by children from four to eighteen months old and comes with an easy to use finger cot or infant toothbrush to help parents clean delicate teeth and gums. Baby Orajel® Tooth & Gum Cleanser comes in two flavors, Mixed Fruit and Apple-Banana, which we believe are desirable alternatives to mint-flavored products offered by our competitors.

Orajel® Toddler Training Toothpaste, introduced in 2001, addresses the needs of toddlers eighteen to forty-eight months old. Children in this age group continue to need the fluoride free benefits of Microdent®, while requiring the additional breath freshening this product provides. Orajel® Toddler Training Toothpaste comes in three flavors, Fruit Splash, Bubble Burst and Berry Blast, which we believe are desirable alternatives to mint-flavored products offered by our competitors. Berry Blast, which was launched in August 2003, also contains added breath freshener and calcium. Our Orajel® toddler products license Little Bear®, a popular character among children two to five years of age, for use in the United States, Puerto Rico and Canada on our packages and in our advertising, as we have found that a parent’s purchase decision can be impacted by their toddler’s attraction to this well-known cartoon character.

Dermarest®.    Dermarest® is a leading line of OTC pharmaceutical products for the treatment of psoriasis and eczema and is positioned by us as the skin treatment specialist. Dermarest® Psoriasis, introduced in 2000, is the most complete line of scalp and skin OTC pharmaceutical products to meet the needs of approximately seven million psoriasis sufferers. Dermarest® Psoriasis products utilize salicylic acid, an ingredient which relieves itching and irritation, prevents the recurrence of symptoms and helps remove scales so healthy skin can grow. Dermarest® Psoriasis products are all coal-tar free so there is no staining or odor and contain a combination of natural extracts and oils that help moisturize psoriatic skin. Dermarest® Psoriasis comes in various forms such as shampoos, treatments, mousses and moisturizers. Dermarest® Eczema is a leading line of OTC pharmaceutical products to meet the needs of approximately 15 million eczema sufferers. Dermarest® Eczema Medicated Lotion contains hydrocortisone to provide fast itch relief, plus a rich moisturizing formula for dry sensitive skin. Dermarest® Eczema Long Lasting Moisturizer is a gel that moisturizes dry skin for hours. The film coating formula provides continuous moisturizing, while protecting the skin by keeping irritants out.

Gentle Naturals®.    Gentle Naturals®, introduced in 2002 in response to the growing trend toward natural healthcare among parents of young children, is a line of naturally based infant care products targeting specific, underserved infant needs. The Gentle Naturals® product line addresses a variety of infant care needs, including infant eczema, cradle cap, stomach discomfort, skin irritation, colds, earaches and bug repellency. All of the Gentle Naturals® skin care products contain a combination of aloe, calendula, jojoba oil and Vitamins A, D and E to speed healing, reduce irritation and moisturize infant skin.

Other OTC Pharmaceuticals.    We market a variety of other OTC pharmaceutical products in targeted categories with strong market share positions, including Pronto®Plus, Auro-Dri®, Stye™, Boil-Ease®, Skin Shield® and DiabetAid™. Pronto®Plus is a line of lice treatment products including shampoos, conditioners and household sprays. These products which are available in various forms (mousse, warm oil treatment, hair and scalp masque) include vitamins and are combined with fun fragrances making the treatment process easier and more child friendly. Auro-Dri® is the number one product for relieving water clogged ears, a condition that can lead to swimmer’s ear if not taken care of promptly. Stye™ is the leading medicated eye ointment that is positioned to relieve the symptoms of eye irritations, like styes and other eye irritations. Boil-Ease® is the only branded pain relieving ointment to provide temporary relief from boil pain. Skin Shield® is a liquid bandage that is uniquely positioned as the only product of this type to contain both a pain reliever and an antiseptic. DiabetAid™ is a line of products, including hand and body lotion, anti-itch cream, mouth rinse and an antifungal footbath, developed to address the most common secondary symptoms caused by diabetes, including pain and tingling in the extremities, dry, itchy skin, gingivitis and athlete’s foot.

Marketing, Sales and Distribution

Advertising and Promotion

We seek to build brand awareness and product usage in both our cosmetics and OTC pharmaceuticals businesses through extensive and cost-effective advertising strategies that emphasize the strengths of our products. Our goal is to increase market share for our brands through focused marketing of our existing products and product line extensions. We advertise our products primarily on television, in magazines and on the radio. We strive to achieve cost efficiencies in our advertising by being opportunistic in our purchase of media and controlling production costs. Advertising media is selected based upon its ability to efficiently and effectively reach the core target audience for each product and is scheduled in line with each brand’s volume potential and seasonality, if applicable.

Additionally, we have various co-operative programs with retailers to further enhance consumer awareness of our products and brands. We work directly with retailers to design the planograms for our brands, as well as to develop in-store displays, special events and promotional activities and campaigns for our products. These programs, which include co-operative advertising, temporary price reductions and in-store displays, are designed to obtain or enhance distribution at the retail level and to provide incentives to consumers at the point-of-purchase. For example, a comprehensive secondary display program is designed to provide multiple locations for our key cosmetics and OTC pharmaceutical products at retail outlets. We also utilize consumer promotions such as direct mail programs targeted at specific audiences, like parents, as well as on-package offers to encourage trial and usage at the point-of-purchase.

Our expenditures on advertising, including co-operative advertising programs, were $37.7 million or 9.8% of net sales in 2003, $36.9 million or 9.3% of net sales in 2004, $2.6 million or 14.2% of net sales in the 2005 Predecessor Period and $34.1 million or 9.1% of net sales in the 2005 Successor Period.

Customers

Our senior management team and two dedicated sales organizations, one for each of our cosmetics and OTC pharmaceuticals businesses, maintain long-standing relationships with our top 25 customers which represent over 79.1% of our gross sales for the year ended December 31, 2005. We market our products domestically through a well-established, diversified marketing platform that includes mass merchandisers, food retailers, drug chains and wholesalers that collectively account for a significant portion of the cosmetics and OTC pharmaceuticals markets. Our position in these channels is strong and we are frequently appointed by our customers as the category captain in nail care and the category validator in oral analgesics. A category captain recommends the placement and stocking of all products within a category and a category validator coordinates with a category captain to recommend the placement and stocking of products within a segment of a particular category. Internationally, we have a growing presence and strong sales from our direct operations in Canada and Puerto Rico and through distributor, licensee and joint venture relationships in over 40 other countries. For the year ended December 31, 2005, our eight largest customers represented approximately 66.7% of our gross sales, which allows us to target our selling efforts to our key customers and tailor specific programs to meet their needs. Other than Wal-Mart, Walgreens, CVS, Target and Rite Aid, which accounted for approximately 25.8%, 12.1%, 8.2%, 7.9% and 4.8%, respectively, of our gross sales for the year ended December 31, 2005, no single customer accounted for more than 4% of our total gross sales for the year ended December 31, 2005.

As is customary in the cosmetic and OTC pharmaceutical industries, we do not enter into long-term or exclusive contracts with our customers. Sales to our customers are generally made pursuant to purchase orders. We believe that our long-term customer relationships with our key customers are a result of our ability to provide a quality product offering that is regularly updated with new introductions, to deliver our products on-time and in the specification and quantity ordered and to provide consistent marketing support and value-added services, including category management services and customized promotional programs. See “Risk Factors—Risks Related to the Company—We depend on a limited number of customers for a large portion of our sales and the loss of one or more of these customers could reduce our sales.”

Sales and Distribution

Our domestic sales efforts are organized into two separate in-house national sales organizations responsible for selling our cosmetics and OTC pharmaceutical product lines. As of December 31, 2005, we employed approximately 100 people in our domestic cosmetics sales organization and 40 people in our domestic OTC pharmaceutical sales organization, which includes sales people, customer marketing and category management personnel. In certain circumstances, we employ brokers where a full-time sales employee is not economically justified or where such brokers can help provide retail merchandising support. Both our cosmetics and OTC pharmaceutical sales organizations are supported by a sales support department that performs significant customer, consumer and market analysis which helps both our sales people and our customers understand sales patterns and create appropriate promotions and merchandising aids for our products. Our sales organization works in conjunction with our marketing and product development organizations to identify trends and help to develop new products and brand extensions. We believe the efforts of our sales organizations have contributed to our high customer services levels historically.

Our customers expect quick response times on standard merchandise orders and we do not have a material order backlog. Most of our products, regardless of where they are manufactured, are shipped from our state-of-the-art distribution facility in Rocky Point, North Carolina. Consistent with the packaged goods industry, we accept authorized returns of unmerchantable, defective or discontinued products. We sell to customers primarily in the food, drug and mass merchandiser channels. Seasonality has not had a significant effect on either our cosmetic or OTC pharmaceutical segments, in each case taken as a whole. See “Risk Factors—Risks Related to the Company—Adverse occurrences at our Rocky Point facility could negatively impact our business.”

Our international business represented approximately 16% of our net sales in 2005, with cosmetics volume constituting approximately 90% of total international net sales. Canada accounted for approximately 60% of our total international net sales in 2005. We operate in Canada through an operating subsidiary that employs its own marketing and sales organizations. We have distributor, licensee and joint venture relationships in over 40 other countries. These relationships accounted for 33.7% of our total international net sales in 2005. Branch operations in Puerto Rico account for the balance of our international net sales. Our international sales and distribution strategy is to continue to support in-market sales within the countries presently served and expand the number of countries in which distribution is taking place.

Geographic Information

The following table displays our gross sales from our external customers in the United States, in Canada and in all other international countries:

	Year Ended December 31,
	2003	2004	2005
	(in thousands)
United States	$435,361	$441,122	$442,796
Canada	40,592	44,689	46,177
Other International	13,391	21,634	24,956

Total	$489,344	$507,445	$513,929

The following table displays our net fixed assets located in the United States and in Canada:

	As of December 31,
	2003	2004	2005
	(in thousands)
United States	$45,532	$43,090	$45,428
International(1)	3,742	3,679	4,065

Total	$49,274	$46,769	$49,493

(1)	As of December 31, 2003, international fixed assets consisted of net fixed assets of $3.7 million located in Canada and $21,000 located outside of the United States and Canada. As of December 31, 2004, international fixed assets consisted of net fixed assets of $3.7 million located in Canada and $15,000 located outside of the United States and Canada. As of December 31, 2005, international fixed assets consisted of net fixed assets of $4.1 million located in Canada and $27,000 located outside of the Untied States and Canada.

Competition

Competition in both the cosmetics and OTC pharmaceuticals markets is intense. In addition, the cosmetics industry is subject to rapidly changing consumer preferences and industry trends. Many of our principal competitors in each of our industry segments are well-established firms that are more diversified and have substantially greater financial and marketing resources than we do. Frequent new product introductions and attendant advertising characterize both industry segments in which we operate. We compete on the basis of brand name recognition, quality of product, assortment and continuity of merchandise selection, price, reliable order fulfillment and delivery, level of in-store merchandising support and advertising. Our main competitors in the cosmetics market include Revlon, Inc., Procter & Gamble Co. (Cover Girl and Max Factor) and L’Oreal USA (Maybelline and L’Oreal). Our main competitors in the OTC pharmaceuticals market include Wyeth Corp.,

Pfizer Inc., Procter & Gamble Co., Glaxo SmithKline plc, Colgate Palmolive Co., Chattem, Inc., Bayer Corp. and Johnson and Johnson, Inc.

Part of our strategy to offset the level of competition is to develop certain products and brands that focus on niche or sub-segments of larger markets. By focusing on these areas we believe we are able to limit the degree of competition we face, as many of these smaller markets do not draw the attention of the large multi-national consumer product companies, or they choose not to dedicate resources to these smaller, albeit potentially profitable brands, such as Stye™ and Auro-Dri®.

New Product Development

We cultivate an environment and corporate culture that we believe fosters innovation and creativity as one of our core competencies. We dedicate significant resources and attention to developing new products and brands, as well as extensions of our existing products. Our intent is to continually deliver increased features, benefits, convenience and value to our customers. We have been regularly recognized for our efforts in product innovation and development and have received numerous awards for our achievements. In 2003, we won Women’s Wear Daily’s “Most Innovative Marketer of the Year” award in the mass market category recognizing our continuous flow of innovation in our cosmetics brands. In 2004, we won Allure Magazine’s Best of Beauty “Breakthrough Product of the Year” award and Women’s Wear Daily’s “Breakthrough Product of the Year” award for Sally Hansen® Airbrush Legs, an aerosol makeup for legs that simulates the look and feel of pantyhose. Additionally, in 2004 Orajel® Dry Mouth won the Diana Award from the Healthcare Distribution and Manufacturing Association for the best new OTC pharmaceutical product of the year. Successful, innovative product launches and awards continued in 2005. Sally Hansen Diamond Strength Nail Color has been the biggest nail color launch in the category, and won the Allure Reader’s Choice Big Breakthrough of the Year and a Cosmopolitan Magazine Beauty Award. Nailgrowth Miracle Salon Treatment won the Allure Editor’s Choice Hall of Fame Award for best basecoat and Hard as Nails won the CosmoGirl Reader’s Kiss for Best Nail Polish.

Our marketing organization works in conjunction with our in-house research and development teams as well as outside product development firms to identify trends, consumer needs and unfulfilled markets. Once identified, these individuals work with our creative services, manufacturing and package development teams to develop, test and manufacture products that meet high quality standards and fulfill these needs. Our research and development teams are located in our Plainview, New York facility.

We have introduced a number of product line extensions, new products and new brands in the past few years. For example, in 2002, we launched Orajel® Swabs and the Gentle Naturals® product line. Orajel® Swabs is a patented unit dose delivery system combining medication and applicator in one. It is currently available for adult toothache and mouth sore applications, as well as for teething. The Gentle Naturals® product line addresses a variety of infant care needs, including infant eczema, cradle cap, stomach discomfort, skin irritation, colds, earaches and bug repellency. In 2004, we launched Sally Hansen® Airbrush Legs, an aerosol makeup made for legs that simulates pantyhose and helps make legs look gorgeous and feel soft and smooth. In 2005, Sally Hansen extended into the self-tanning category with Airbrush Sun, winning Nails Magazine’s Reader’s Choice Award. Sally Hansen also addressed an unmet consumer need with the launch of Just Feet, the first full line of foot care at mass designed for the specific needs of women. Comprised of pedicure nail colors, treatments and unique implements, Just Feet has been successful at a major retailer and will roll out national distribution in 2006.

In February 2005 we launched Orajel® Tooth Desensitizer. Orajel® Tooth Desensitizer is an OTC treatment for sensitive teeth, which was previously only available through a dentist. It works in one day and lasts up to a month. Dermarest Rosacea is an innovative new product targeted to the 14 million adults who suffer from rosacea, a skin condition that results in excessive redness and irritation, especially around the face and neck. Dermarest Rosacea Advanced Redness Treatment is specially formulated to significantly reduce the appearance of visibly red skin. The product has been dermatologist tested and demonstrated to reduce the appearance of redness by almost 65%.

Manufacturing and Quality Control

In 2001, we began the process of consolidating and modernizing our domestic manufacturing and distribution operations. Our plan focused on centralizing manufacturing and distribution around our Rocky Point, North Carolina, and Little Falls, New York, facilities and closing our manufacturing facility in Farmingdale, New York.

In the context of our consolidation efforts, the Rocky Point facility, originally acquired in 1997, has been recently expanded to 430,000 square feet. It is now a fully integrated, manufacturing, packaging and distribution complex for both our cosmetic and OTC pharmaceutical products and produced approximately 46% of our production volume for the year ended December 31, 2005. We have undertaken actions to bring all of our OTC pharmaceutical production and some of our cosmetic production to pharmaceutical standards, which allow selected cosmetic products and OTC pharmaceutical products to be produced on many of the same lines, thus improving operating flexibility and effective capacity. As a result of our consolidation efforts and the expansion of the Rocky Point facility, we expect to eliminate redundant non-value added activities, reduce interplant transportation, reduce outside warehousing costs and simplify intra-plant workflow, which is expected to reduce materials handling costs, as well as the corresponding clerical support functions. Relocating a significant part of our operations to Rocky Point, North Carolina is also expected to result in reduced labor, employee benefit, freight and utilities costs and lower state and local taxes.

The Little Falls facility, a 163,000 square foot manufacturing and warehouse complex, produced approximately 33% of our production volume for the year ended December 31, 2005. This facility has compounding, powder compounding, powder pressing, filling, assembly and warehouse capabilities. On January 13, 2006, we announced that we plan to cease the manufacturing activities at our facility in Little Falls as part of our ongoing efforts to increase productivity and reduce costs. We intend to move the majority of the manufacturing operations performed at the Little Falls facility and to outsource the remainder. In addition, we plan to close several of our short-term leased warehouse facilities in upstate New York, and convert the Little Falls facility to a warehouse to store a portion of our inventory. It is anticipated that these actions will be completed on or around December 31, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Closing of the Manufacturing Operations at the Little Falls Facility.”

A smaller, sister plant in nearby Canajoharie, New York, supplies Rocky Point with many of our components, including bottles, jars, caps, blister packs and displays. We believe by manufacturing many of the components for our product lines, the Canajoharie facility lowers our cost-of-goods sold.

Third party contract manufacturers represent approximately 21% of our production volume for the year ended December 31, 2005. A portion of our products are packaged by the third-party manufacturer for resale by us to our customers and the remainder are produced by third-party manufacturers and packaged by us. In recent years, we have increased our use of third party manufacturing because it has produced cost savings and profit improvement opportunities. Going forward, we plan to evaluate and undertake further cost savings opportunities related to third party manufacturing. The balance of our production volume for the year ended December 31, 2005 was manufactured at a facility in Barrie, Ontario, Canada. This facility primarily serves the Canadian market and provides backup for selected products for both the domestic and United Kingdom markets, as necessary. See “Risk Factors—Risks Related to the Company—Certain of our products are manufactured by a limited number of third party suppliers, which limits our control of the manufacturing process and may cause variations in quality or delays in our ability to fill orders.”

The recent expansion of our Rocky Point facility has doubled the square footage of laboratory space for testing and quality control and has enabled us to improve our quality assurance, quality control and regulatory processes. Our Rocky Point facility is equipped with state-of-the-art incoming, analytical and microbiology laboratories. To supplement our in-house quality control efforts, we retain from time to time a third party GMP auditing company to audit regulatory compliance. The most recent report provided by this auditing company recommended that we undertake additional actions at the Rocky Point facility to assure GMP compliance. We have taken the actions recommended by the auditing company.

We expended approximately $7.7 million, $0.6 million, $9.0 million and $7.8 million in the 2005 Successor Period, the 2005 Predecessor Period, 2004, and 2003, respectively, on clinical and regulatory affairs, quality control and research activities relating to the development of new products, all of which are conducted internally by us.

Raw Materials

We purchase the raw materials, components and semi-finished goods used in our manufacturing processes from various third-party manufacturers, paperboard suppliers and packaging component distributors. We have not experienced any difficulty obtaining raw materials and believe that such materials are readily available. We believe that our current sources of supply, together with potential alternative sources, will be adequate to meet future production demands. We continually evaluate opportunities to improve efficiencies and reduce costs by either out-sourcing or in-sourcing the production of certain components and raw materials.

Patents and Trademarks

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. Some of our more important trademarks and service marks that appear in this prospectus include Sally Hansen®, Hard as Nails®, N.Y.C. New York Color®, La Cross®, Orajel®, Baby Orajel®, Dermarest® and Gentle Naturals®, which are registered in the United States and may be registered in other jurisdictions. We also refer to certain products, trademarks and service marks of third parties, which are neither owned by nor licensed to us. These include, but are not limited to: Advil®, Tylenol®, Children’s Tylenol, Cover Girl, Max Factor, Maybelline and L’Oreal.

We consider our trademarks to be material assets, and the registration and protection of our trademarks in the aggregate to be important to our business, in that the success of certain of our products is due at least in part to the goodwill associated with our primary brand names. We have registered or applied to register many of these trademarks, both in the United States and in foreign countries. We have also been issued several United States patents, expiring at various times through 2020 and have licensed certain intellectual property from third parties. Many of the products we refer to as patented in this prospectus utilize patented technology that we license from third parties and do not own. While we believe our patents and patent licenses to be important, we do not consider our business as a whole to be dependent on such patent licenses or patent protection. We are involved in various intellectual property claims and legal actions arising in the ordinary course of business. While the effect of the final resolutions of these matters is not known, management is of the opinion that they will not have a material adverse effect on our consolidated financial position.

Government Regulations

The formulation, manufacturing, packaging, labeling, registration, distribution, advertising, importation, sale and storage of our OTC drug and cosmetic products are subject to regulation by various federal agencies, including the FDA and the FTC.

All of our OTC pharmaceutical products are regulated pursuant to the FDA’s OTC Drug Review. The monographs, both tentative and final, set out the active ingredients and labeling indications and claims that are permitted for certain broad categories of OTC pharmaceutical products such as oral analgesics. Where the FDA has promulgated a final monograph, it has concluded that a properly labeled product formulation is generally recognized as safe and effective and is not misbranded. A tentative final monograph indicates that the FDA has not yet made a final determination about products in a category to establish safety and effectiveness for a product and its uses. However, unless there is a serious safety or effectiveness issue, the FDA will exercise enforcement discretion and permit companies to sell existing products until the final monograph is promulgated. Products that comply with either final or tentative final monograph standards do not require pre-market approval from the FDA. Clinical efforts are presently in progress to validate whether all labeling and advertising claims will be covered by monographs once the final rulings are published. OTC drugs marketed pursuant to either a final monograph or a proposed monograph are subject to the FDA’s current Good Manufacturing Practice (cGMP) requirements. OTC drug manufacturing facilities are subject to FDA inspection, and failure to comply with applicable regulatory requirements may lead to administrative or judicially imposed penalties.

Under the Food, Drug, and Cosmetic Act (the “FDCA”), cosmetics are defined as articles “intended to be rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to the human body for cleansing, beautifying, promoting attractiveness, or altering the appearance.” Cosmetic products cannot be intended to affect any structure or function of the body or to have a therapeutic effect. The FDCA requires that cosmetics and their individual ingredients be safe and that labeling be truthful and not misleading. The FDA can take immediate action to stop the sale of any cosmetic product that does not meet these standards.

Cosmetic products and ingredients are not subject to FDA pre-market approval. However, cosmetic ingredients are reviewed by the Cosmetic Ingredient Review (the “CIR”), an independent, non-profit scientific body that holds open public meetings and publishes its findings in a peer reviewed journal. In addition, under the authority of the Fair Packaging and Labeling Act (the “FPLA”), the FDA requires an ingredient declaration on cosmetic packages or at point of sale to enable consumers to make informed purchasing decisions. Cosmetics that fail to comply with the FPLA are considered misbranded.

The FDA is authorized to conduct inspections of cosmetic firms to assure compliance with applicable laws and regulations, to determine whether cosmetics are safe and properly labeled, and to identify possible health risks and other violations of the law. Failure to comply with applicable regulatory requirements may lead to administrative or judicially imposed penalties.

Environmental

We are subject to a broad range of frequently changing federal, state and local environmental, health and safety laws and regulations, including those governing discharges to air, soil and water, the handling and disposal of, and exposure to, hazardous substances and the investigation and remediation of contamination resulting from the release of hazardous substances. We believe that our business, operations and facilities are in material compliance with all applicable environmental, health and safety laws and regulations, though future expenditures may continue to be necessary in order to maintain such compliance. However, some of our current and former facilities are currently involved in environmental investigations and remediations resulting from past releases of hazardous substances or the presence of other constituents. While we do not believe that any investigation or remediation obligations that we have identified will have a material adverse effect on our operating results or financial condition, we cannot assure you that no such obligations will arise in the future.

Employees

As of December 31, 2005, we had approximately 1,700 employees. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our employee and labor relations to be satisfactory.

Properties

Our corporate and administrative offices are located in Reckson Plaza in Uniondale, New York. Our principal manufacturing facility is located in Rocky Point, North Carolina. Our principal research and development facility is located in Plainview, New York. The following are our principal facilities as of March 31, 2006, all of which we own or lease. We believe that our facilities are adequate to meet our operating needs at reasonable levels of production.

Location	Type of Facilities	Area (Sq. Ft.)
Owned:(1)
Rocky Point, NC	Principal manufacturing and distribution (Cosmetics and OTC Pharmaceuticals)	430,000

City of Little Falls, NY(2)	Production and warehouse (Cosmetics and OTC Pharmaceuticals)	100,000

Newark, NJ	Manufacturing (no longer in use)	90,000

Barrie, ON	Manufacturing, shipping and administrative (Cosmetics and OTC Pharmaceuticals)	68,000

City of Little Falls, NY(2)	Production, warehouse and distribution (Cosmetics and OTC Pharmaceuticals)	63,000

Canajoharie, NY	Production and warehouse (Cosmetics)	50,000

Leased:(3)

Leland, NC	Production, warehouse and distribution (Cosmetics and OTC Pharmaceuticals)	160,000

Reckson Plaza 7th and 8th Floors and Lower Level, Uniondale, NY	Office (Cosmetics and OTC Pharmaceuticals)	88,000

Plainview, NY	R&D lab (Cosmetics and OTC Pharmaceuticals)	21,000

(1)	The Barrie facility is subject to a mortgage that remained in place following the closing of the refinancing transactions.
(2)	On January 13, 2006, we announced that we plan to cease the manufacturing activities at our facility in Little Falls as part of our ongoing efforts to increase productivity and reduce costs. In addition, we plan to convert the Little Falls facility to a warehouse to store a portion of our inventory. It is anticipated that these actions will be completed on or around December 31, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Closing of the Manufacturing Operations at the Little Falls Facility.”
(3)	The Leland lease expires on February 14, 2009; both Uniondale leases expire on December 31, 2014, with an option to renew for an additional five years thereafter; the Plainview lease expires on October 11, 2014.

Legal Proceedings

We are involved in various claims and legal actions arising in the ordinary course of business, including environmental matters and intellectual property matters. The effect of final resolution of these matters on our results of operations or liquidity in a particular reporting period is not known. Management is of the opinion that the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position.

MANAGEMENT

Directors and Executive Officers

The following table provides certain information regarding our directors and executive officers. Each director and officer will hold office until a successor is elected or qualified or until his earlier death, resignation or removal. DLI Holding LLC has the right to designate all of DLI Holding Corp.’s directors pursuant to a stockholders agreement and to remove any or all of them from time to time. In turn, the board of directors of DLI Holding Corp. has the right to designate all of our directors. See “Certain Relationships and Related Transactions—Stockholders Arrangements—Stockholders Agreement.”

Name	Age	Position
Charles J. Hinkaty	56	President and Chief Executive Officer, Director
Harvey P. Alstodt	66	President of Del Cosmetics, Director
Joseph Sinicropi	52	Executive Vice President and Chief Financial Officer
Cary C. Newman	56	Executive Vice President, Global Operations
Shawn A. Smith	48	Vice President, General Counsel and Secretary
William McMenemy	58	Director
Philip E. Berney	42	Director
Church M. Moore	33	Director

The following is a brief summary of the background of our directors and executive officers.

Charles J. Hinkaty has served as our President and Chief Executive Officer since August 2005. He had previously been Chief Operating Officer since January 2005 and Vice President and President of Del Pharmaceuticals, Inc., a subsidiary of Del, since 1985. He has served as a director since 1986. Prior to joining Del, Mr. Hinkaty was a Vice President at CitiBank from 1984 to 1985, responsible for national expansion for consumer banking. Before Citibank, Mr. Hinkaty spent 12 years at Bristol-Myers in a variety of marketing and general management positions. Mr. Hinkaty began his career at Procter & Gamble Co. in a marketing position. From 1999 to 2001, Mr. Hinkaty chaired the Consumer Healthcare Products Association.

Harvey P. Alstodt has served as President of Del Cosmetics since August 2005 and as a director since January 2005. He had previously been our Executive Vice President of Sales, Cosmetics Division, North America since 1985. Prior to joining the Company, Mr. Alstodt was Senior Vice President of Sales and Marketing at Foster Grant Corporation, a subsidiary of American Hoechst. Mr. Alstodt held a number of management positions at Foster Grant, where he began working in 1964, after working as an analyst at Shell Oil.

Joseph Sinicropi has served as our Executive Vice President and Chief Financial Officer since September 2005. He had previously been Chief Financial Officer of IdeaSphere, Inc., a private company and owner of Twinlab Corporation. From 2001 through 2003, Mr. Sinicropi served as the Chief Financial Officer, and from January 2003 served additionally as the Chief Operating Officer, of Twin Laboratories Inc., which filed a petition for protection under the federal bankruptcy laws in 2003 and was subsequently acquired in an auction process by IdeaSphere, Inc. Mr. Sinicropi was the Chief Financial Officer and Secretary of SI Corporation from 1996 to 2001, having joined SI Corporation as Chief Accounting Officer in 1995. From 1985 to 1991, Mr. Sinicropi was an accountant with the international accounting firm of Deloitte & Touche LLP and, from 1991 to 1995, was a senior audit manager of Deloitte & Touche LLP.

Cary C. Newman joined the Company as Executive Vice President, Global Operations in July 2005. From 2004 through July 2005, he owned SCN Outsourcing, a contract packaging and assembly company. From 1995 to 2003, he was Senior Vice President of Operations of Colomer USA (formerly Revlon Professional), prior to which he held senior management positions at Herbalife International, Redken Laboratories, Revlon and Procter & Gamble.

Shawn A. Smith rejoined the Company as Vice President, General Counsel and Secretary in June 2005. She previously held the same position with the Company from 1996 through 1999. From 2000 through June 2005, she was Founder and President of Next Level Consulting, LLC, a legal and management consulting firm. From 1988 through 1995, Ms. Smith was Corporate Counsel and Secretary of Data Switch Corporation, prior to which she was an Associate at the law firm of Robinson & Cole.

William H. McMenemy has served as a director since January 2005. Mr. McMenemy previously served as our Chief Executive Officer from January 2005 until August 2005 and as our Executive Vice President of Marketing, Cosmetics Division, North America since 1994. He joined the Company in 1965 and over the course of his 39-year career has served Del in a number of positions covering many disciplines, including marketing, sales, administration and general management. Previous positions include Vice President and Assistant to the CEO and Vice President of Marketing, Cosmetics Division.

Philip E. Berney is a Managing Director at Kelso & Company, an affiliate of ours, having joined Kelso in 1999. Mr. Berney has served as a director since January 2005. Additionally, Mr. Berney is a director of Custom Building Products, Inc., DS Waters Enterprises, LP, Eagle Bulk Shipping Inc. and Overwatch Systems, LLC.

Church M. Moore is a Vice President at Kelso & Company, an affiliate of ours, having joined Kelso in 1998. Prior to joining Kelso, he worked as an associate at Investcorp International, Inc. Previously, Mr. Moore was an associate in the corporate finance group at BT Securities Corporation. Mr. Moore has served as a director since January 2005. Mr. Moore is a director of DS Waters Enterprises, LP and Insurance Auto Auctions, Inc.

Other than the stockholders agreement referred to above, there is no arrangement or understanding between any executive officer or director and any other person pursuant to which he was selected as an officer or director. No family relationship exists among any of the executive officers and directors of the Company.

Committees of the Board of Directors

The board of directors has established an audit committee and a compensation committee. Our audit committee consists of Philip E. Berney, Church M. Moore and Charles J. Hinkaty. The audit committee is responsible for recommending the annual appointment of auditors with whom the audit committee will review the scope of the audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal controls. Our compensation committee consists of Philip E. Berney, Church M. Moore and Charles J. Hinkaty. The compensation committee is responsible for reviewing and approving the compensation and benefits of our employees, directors and consultants, administering our employee benefits plans, authorizing and ratifying stock option grants and other incentive arrangements and authorizing employment and related agreements.

Compensation of Directors

Directors who are also employed by us or one of our subsidiaries, or who are employed by Kelso, are not entitled to receive any fees for serving as directors.

Executive Compensation

The following table sets forth information with respect to the compensation for the years 2005, 2004 and 2003 of William McMenemy, Charles J. Hinkaty, Harvey P. Alstodt, Enzo J. Vialardi, Dan K. Wassong, Joseph Sinicropi and Cary C. Newman, or collectively, the named executive officers:

Summary Compensation Table

Name and Principal Position	Annual Compensation				Long-Term Compensation Securities Underlying Options		All Other Compensation(1)
	Year	Salary	Bonus
Charles J. Hinkaty President And Chief Executive Officer(2)	2005 2004 2003	$411,362 404,355 388,802	$	— — 255,000	$	— — 17,392	$685,382 31,144 31,193
Harvey P. Alstodt President Del Cosmetics(3)	2005 2004 2003	$416,416 412,412 396,550	$	— — 255,000	$	— — 37,721	$719,884 52,668 50,085
Joseph Sinicropi Executive Vice President, Chief Financial Officer(4)	2005 2004 2003	$135,417 — —	$	— — —	$	— — —	$2,447 — —
Cary C. Newman. Executive Vice President Global Operations(5)	2005 2004 2003	$135,561 — —	$	— — —	$	— — —	$2,447 — —
William McMenemy Former President And Chief Executive Officer(6)	2005 2004 2003	$266,667 412,412 396,550	$	— — 255,000	$	— — 7,522	$674,801 40,089 40,357
Enzo J. Vialardi Former Executive Vice President, Chief Financial Officer(4)	2005 2004 2003	$363,090 359,599 352,811	$	— — 255,000	$	— — —	$1,226,267 9,198 9,037
Dan K. Wassong Former Chairman, President And Chief Executive Officer(7)	2005 2004 2003	$64,277 879,582 845,752	$	— — 1,075,000	$	— — 188,767	$18,598,557 422,477 476,621

(1)	Includes for each Named Executive Officer (i) The dollar amount of all contributions made by us and all shares allocated to the account of such officer in 2005, 2004 and 2003 under the ESOP; (ii) the insurance premiums paid in each year in respect of such officer under the Executive Medical Reimbursement Plan (in 2005, the amounts paid were as follows: Mr. Hinkaty–$7,341, Mr. Alstodt–$7,898, Mr. McMenemy–$7,341, Mr. Vialardi–$7,898, Mr. Sinicropi–$2,447, Mr. Newman–$2,447 and Mr. Wassong–$3,524); and (iii) the dollar value (calculated in accordance with SEC guidelines) of the premiums paid by us with respect to “split dollar” life insurance policies maintained by us for certain of such officers (in 2005, the amounts were as follows: Mr. Hinkaty–$24,793, Mr. Alstodt–$45,720, Mr. McMenemy–$1,195 and Mr. Wassong–$95,033). A separation payment was made to Mr. Wassong in the amount of $18,500,000. A one-time payment was made to Mr. Vialardi of $637,425. One-time payments were made in lieu of 2004 bonuses in the amount of $653,249 to Mr. Hinkaty, $666,266 to Mr. Alstodt, $666,266 to Mr. McMenemy and $580,944 to Mr. Vialardi. See “—Employment Agreements” below.
(2)	Prior the merger, Mr. Hinkaty served as Vice President and President of Del Pharmaceuticals Inc. On August 15, 2005, we announced the appointment of Mr. Hinkaty, our former Chief Operating Officer, to the position of President and Chief Executive Officer, replacing Mr. McMenemy, our former President and Chief Executive Officer.
(3)	Prior to the merger, Mr. Alstodt served as our Executive Vice President, Marketing Cosmetics Division, North America. Since August 2005, Mr. Alstodt has served as President of Del Cosmetics.
(4)	On August 5 2005, we announced the appointment of Mr. Sinicropi to Executive Vice President and Chief Financial Officer, replacing Mr. Vialardi, our former Executive Vice President and Chief Financial Officer.
(5)	On July 5, 2005 Mr. Newman was hired as our Executive Vice President Global Operations.
(6)	Prior to the merger Mr. McMenemy served as our Executive Vice President, Sales Cosmetics Division, North America. On August 15, 2005, we announced the resignation of Mr. McMenemy as President and Chief Executive Officer effective August 19, 2005, and the appointment of Charles J. Hinkaty, our former Chief Operating Officer, to the position of President and Chief Executive Officer. See “—Separation Arrangements—William McMenemy.”
(7)	Prior to the merger, Mr. Wassong served as our Chairman, President and Chief Executive Officer. He retired from these offices on the closing of the merger. See “Separation Arrangements—Dan K. Wassong.”

Stock Option Grants and Related Information

Stock Option Grants During 2005

During the year ended December 31, 2005, no stock options were granted to the named executive officers.

Option Exercises and Year-End Option Values

The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 2005 and unexercised stock options held as of December 31, 2005:

Name	Shares Acquired on Exercise		Value Realized(1)		Number of Securities Underlying Unexercised Options at Dec. 31, 2005 Exercisable/Unexercisable	Value of Unexercised In-The- Money Options Dec. 31, 2005 Exercisable/Unexercisable
Charles J. Hinkaty	11,706	(2)	136,172	(2)	—	$—
Dan K. Wassong	—		—		—	—
Harvey P. Alstodt	—		—		—	—
William McMenemy	—		—		—	—
Enzo J. Vialardi	—		—		—	—
Joseph Sinicropi	—		—		—	—
Cary C. Newman	—		—		—	—

(1)	The value realized is determined by multiplying the number of shares acquired by the closing market price of the common stock on the date of exercise, less the aggregate exercise price for said options. The stock options reported on this table were granted under the option plan in existence prior to the closing of the merger. All vested and unvested unexercised stock options to purchase shares of Del Laboratories, Inc. (other than those of Messrs. McMenemy, Hinkaty, and Alstodt that are subject to the exchange agreements) outstanding at the time of the closing of the merger were canceled in exchange for a cash payment under the merger agreement.
(2)	Predecessor period.

Pension Benefits

The following table shows the sum of the annual pension benefits payable to the named executive officers under our Employees Pension Plan and the annual benefits under our Supplemental Executive Retirement Plan, or SERP, assuming retirement at age 65 with election of a benefit payable as a life annuity in various remuneration and years of service classifications:

Annual Benefits Years of Credited Service at Retirement (2)(5)

Final Average Compensation(1)	15		20		25		30(4)
$ 75,000	$13,500		$18,000		$22,500		$27,000
100,000	18,000		24,000		30,000		36,000
150,000	27,000		36,000		45,000		54,000
200,000	36,000		48,000		60,000		72,000
300,000	54,000		72,000		90,000		108,000
400,000	72,000		96,000		120,000		144,000
500,000	90,000		120,000		150,000		180,000	(3)
600,000	108,000		144,000		180,000	(3)	216,000	(3)
800,000	144,000		192,000	(3)	240,000	(3)	288,000	(3)
900,000	162,000	(3)	216,000	(3)	270,000	(3)	324,000	(3)
1,000,000	180,000	(3)	240,000	(3)	300,000	(3)	360,000	(3)
1,100,000	198,000	(3)	264,000	(3)	330,000	(3)	396,000	(3)

(1)	The Pension Plan benefits are based on the highest five consecutive years of compensation out of final ten years of employment before normal retirement date. The SERP benefits are currently based on the yearly compensation for 1996, except for Mr. Vialardi which is based on 1999. The compensation for 1996 for Messrs. Wassong, Hinkaty, Alstodt and McMenemy was $1,334,091, $387,957, $395,604 and $396,509, respectively. The compensation for Mr. Vialardi was $368,100.
(2)	Messrs. Wassong, Hinkaty, Alstodt, McMenemy, Vialardi, Sinicropi and Newman have, respectively, 39, 21, 20, 40, 8, 0 and 0 years of credited service under the Pension Plan.

(3)	The benefits payable under the Pension Plan are currently limited to $160,000, which is the maximum currently allowable under the Internal Revenue Code of 1986, as amended (the “Code”). Any pension benefit payable in excess of the maximum permitted by the Code would, if applicable, be payable under the SERP.
(4)	The maximum years of credited service under the plan is 30 years. Annual benefits for service of 30 or more years are equal to those shown in the 30-year column.
(5)	Annual benefits are not reduced by Social Security or any other benefits.

Employment Agreements

Effective as of the closing of the merger, DLI Holding Corp. entered into new employment agreements with Messrs. McMenemy, Hinkaty, Alstodt and Vialardi. In connection with Mr. McMenemy’s resignation, his employment agreement was terminated in its entirety and Mr. McMenemy entered into the transition arrangement described below. See “—Separation Arrangements—William McMenemy.” On August 5, 2005, we announced the appointment of Joseph Sinicropi to the position of Executive Vice President and Chief Financial Officer, replacing Enzo J. Vialardi, our former Executive Vice President and Chief Financial Officer. On July 5, 2005, Cary C. Newman was hired as our new Executive Vice President of Global Operations. Del Laboratories, Inc. has entered into employment agreements with Messrs. Sinicropi and Newman.

Pursuant to the terms of the employment agreements: (i) Mr. Hinkaty serves as the President and Chief Executive Officer and is paid a base salary of $416,416; (ii) Mr. Alstodt serves as President of Del Cosmetics and Del and is paid a base salary of $416,416; (iii) Mr. Vialardi served as Executive Vice President and Chief Financial Officer of DLI Holding Corp. and Del and was paid a base salary of $363,090; (iv) Joseph Sinicropi serves as Executive Vice President and Chief Financial Officer of Del and is paid a base salary of $325,000; and (v) Cary C. Newman serves as Executive Vice President of Global Operations of Del and is paid a base salary of $275,000.

The following terms apply to the agreements of Messrs. Hinkaty, Alstodt, Vialardi, Sinicropi and Newman:

Messrs. Hinkaty, Alstodt and Sinicropi are each employed by us for a three-year term, three-year term and two-year term, respectively, which is automatically renewed and extended by one day on each day following the beginning of the term. Mr. Newman is employed for a two-year term. Mr. Hinkaty reports directly to DLI Holding Corp.’s board of directors and Messrs. Alstodt, Sinicropi and Newman report directly to the Chief Executive Officer. Messrs. Hinkaty and Alstodt have each been initially designated to be a member of DLI Holding Corp.’s board of directors.

Messrs. Hinkaty, Alstodt and Vialardi were each paid his maximum 2004 award under our Annual Incentive Plan, as amended and restated. In consideration of this payment, each executive waived his right to an accelerated payment of a pro rata portion of the maximum 2005 award payable to that executive under this plan. Messrs. Hinkaty and Alstodt are each eligible to participate in our future annual incentive plan with a target bonus of 100% of his base salary and a bonus range from 0% to 200% of the target bonus. Mr. Sinicropi is eligible for a target bonus of 75% of his base salary and a bonus range from 0% to 200% of the target bonus. For 2006, Mr. Sinicropi is entitled to a guaranteed bonus of $150,000, payable no later than June 30, 2006. If Mr. Sinicropi’s 2006 bonus under the Annual Incentive Plan exceeds the guaranteed bonus amount, the guaranteed bonus payment will be deducted from Mr. Sinicropi’s bonus under the Annual Incentive Plan. Mr. Newman is eligible for a bonus to be determined by us, which for 2005 will be no less than $50,000. Each executive is entitled to the employee and senior executive benefits that are provided to our senior executives including participation in our Amended and Restated Supplemental Executive Retirement Plan. The executives are also entitled to participate in any profit sharing, pension, retirement, deferred compensation and savings plans that are made available to our senior executives.

Under his employment agreement, Mr. Vialardi received a payment, which we refer to as the special payment, equal to one-twelfth of his base salary multiplied by the number of months remaining in his employment agreement with us that was in effect prior to the merger, but not less than 24 months, payable in equal monthly installments over 18 months.

Each executive (except Mr. Newman) is entitled to four weeks’ paid vacation per calendar year and other benefits and perquisites provided by us to our senior executives. Mr. Newman is entitled to three weeks paid vacation per calendar year. Each executive is also entitled to a car benefit and Messrs. Hinkaty and Alstodt are entitled to reimbursement of certain accounting and legal fees. The agreements of Messrs. Hinkaty and Alstodt also provide for the exchange of certain stock options of Del Laboratories, Inc. held by each of them for DLI Holding Corp. stock options. The agreements of Messrs. Hinkaty, Alstodt, Sinicropi and Newman also award to each of them profit interests in DLI Holding LLC.

Each executive’s (except Mr. Newman’s) employment shall terminate on the first to occur of (i) his death, (ii) his disability (as defined in his agreement), (iii) his termination for cause (as defined in his agreement), (iv) 30 days after written notice delivered to the executive by us of his termination without cause, (v) his termination for good reason (as defined in his agreement), or (vi) 30 days after written notice delivered to us by the executive of his resignation without good reason. If the executive’s (except Mr. Newman’s) employment terminates for any reason, he shall be entitled to the following payments, which we refer to collectively as the Accrued Benefits: (i) any earned but unpaid base salary, (ii) (except Mr. Sinicropi) any accrued but unused vacation for calendar years prior to 2005, (iii) any accrued but unused vacation for the year in which the termination occurs, and (iv) any amounts to which he is entitled under any plan, policy, practice or program of ours or agreement with us. If the executive’s (except Mr. Newman’s) employment terminates due to his death or disability, in addition to the Accrued Benefits, he is entitled to (i) a pro-rata portion of the annual bonus he would receive under our future annual incentive plan, which we refer to as the Pro-rata Bonus, (ii) in the case of Messrs. Hinkaty and Alstodt, one month’s salary payable in each of the six months immediately following the executive’s termination and in the case of Mr. Vialardi, the remainder of the base salary payable to him during the term of his employment, and (iii) in the case of Mr. Vialardi, any unpaid portion of the special payment. If the executive’s (except Mr. Newman’s) employment is terminated by us other than for cause or by the executive for good reason, upon his execution of a release of claims against us and our affiliates, in addition to the Accrued Benefits, the executive is entitled to (i) a Pro-rata Bonus, (ii) in the case of Messrs. Hinkaty and Alstodt, an amount equal to three times the executive’s base salary payable in equal monthly installments over the 18 months following his termination, in the case of Mr. Sinicropi, an amount equal to two times the executive’s base salary payable in equal monthly installments over 24 months following termination, and in the case of Mr. Vialardi, the remainder of the base salary payable to him during the term of his employment, (iii) in the case of Mr. Vialardi, any unpaid portion of the special payment, and (iv) continued health insurance for the executive and his eligible dependents for 36 months in the case of Messrs. Hinkaty and Alstodt, 24 months in the case of Mr. Sinicropi and in the case of Mr. Vialardi through the end of his term. Each executive is subject to customary non-competition, non-solicitation and confidentiality provisions.

Mr. Newman’s employment agreement will terminate on the first to occur of: (i) his death; (ii) his disability (as defined in his agreement); (iii) his termination for cause (as defined in his agreement); and (iv) 120 days after his written notice of his voluntary resignation, except we may waive the 120 days’ notice and request his immediate termination, at any time during the notice period, by paying 30 days compensation at his annual base rate. If we terminate Mr. Newman’s employment agreement for any reason, (i) we shall have the option to retain his services as a consultant for up to 12 months at his then current base salary; and (ii) his duties as a consultant shall be determined by us. If Mr. Newman’s employment terminates due to his death, his legal representative will be entitled to an amount equal to his base salary for three months plus any amounts due for past services. If Mr. Newman’s employment terminates due to disability, we will pay him or his legal representative an amount equal to his base salary for the greater of three months or until he is eligible for long term disability coverage under our long term disability plan, plus any amounts due for past services. Moreover, under Mr. Newman’s employment agreement, we agree to provide six months notice of our intent to renew the agreement. Mr. Newman is also subject to customary non-competition, non-solicitation and confidentiality provisions.

In the case of Messrs. Hinkaty, Alstodt, and Sinicropi if any payments or benefits made to or for the benefit of the executive by us, our affiliates or any entity which effectuates a change in control, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments or benefits shall be reduced to the maximum amount that could be paid to the executive that would not give rise to an excise tax. However,

DLI Holding Corp. will use its commercially reasonable best efforts to seek the approval of the shareholders of DLI Holding Corp. in the manner provided in Section 280G(b)(5) of the Internal Revenue Code with respect to the reduced payments or benefits so that such amounts would not be subject to the reduction described above.

Separation Arrangements

Dan K. Wassong

On November 10, 2004, we entered into a letter of understanding with DLI Holding Corp. and Dan K. Wassong, Chairman of the Board of Directors, President and Chief Executive Officer of Del prior to the merger, pursuant to which Mr. Wassong received a lump sum cash payment equal to $18,500,000, less any bonus paid to him with respect to 2004 or 2005 and also less applicable withholding, contemporaneous with his retirement from the Company upon consummation of the merger. This payment fully satisfied Mr. Wassong’s rights under his employment agreement with Del dated as of July 1, 1999 to: (i) certain compensation payments that would have been paid over the same number of months as the number of years of Mr. Wassong’s employment by Del since 1965, (ii) an additional lump sum payment, (iii) paid consultancy after his retirement, with office, secretarial and security services, (iv) a gross-up payment in respect of taxes incurred by Mr. Wassong upon forgiveness of certain indebtedness of Mr. Wassong to the Company, (v) reimbursement of certain expenses including certain legal and accounting fees, (vi) use of an automobile and driver, (vii) all salary and bonus due and owing to him and a pro-rated bonus for the year of his retirement, (viii) accrued vacation, (ix) payment of certain life insurance and health insurance premiums, and (x) participation in any employee benefit programs generally made available to senior executives of Del, except as otherwise provided below. Additionally, pursuant to this separation agreement, at the time of his retirement we forgave the remaining outstanding principal balance on a loan from Del to Mr. Wassong as set forth in his employment agreement, and any collateral security related to the loan was released. The separation agreement also contained a general release of claims by Mr. Wassong against us and our affiliates.

This agreement had no effect upon (a) Mr. Wassong’s rights to (i) vested benefits payable pursuant to any of our tax-qualified pension benefit plans (including, but not limited to, our Employee Stock Ownership Plan), (ii) vested benefits payable pursuant to our Supplemental Executive Retirement Plan, (iii) receive a cash payment in cancellation of his stock options of Del Laboratories, Inc. or to receive a cash payment under the merger agreement for his shares of common stock of Del Laboratories, Inc., or (iv) indemnification pursuant to the merger agreement, his employment agreement, our certificate of incorporation and by-laws and applicable law; or (b) our obligation under Mr. Wassong’s employment agreement to continue to maintain “split dollar” life insurance on his behalf. As part of this agreement, Mr. Wassong also notified us that he will not exercise his right under his employment agreement to act as a consultant to us following his retirement.

William McMenemy

On August 15, 2005, DLI Holding Corp. and DLI Holding LLC entered into a transition arrangement with William McMenemy pursuant to which Mr. McMenemy resigned as President and Chief Executive Officer of our company and of DLI Holding Corp. effective August 19, 2005, but continues to serve as a director of DLI Holding Corp. and will serve as a consultant to us without any consulting fees. Under the transition arrangement, Mr. McMenemy will be paid $1,249,236 (three years’ base salary), in equal monthly installments over an 18-month period. At the time of his resignation, Mr. McMenemy received a payment of his accrued but unpaid vacation pay in the amount of $203,384. Mr. McMenemy is entitled to continued coverage under our group health plans for a period of three years or until such time as he may obtain alternative benefit coverage from a new employer, and he will be paid all vested benefits he is entitled to receive in accordance with the terms of any of our employee benefit plans or programs. We will also continue Mr. McMenemy’s automobile and garage allowance for three months from the effective date of the transition arrangement and reimburse him for certain legal fees.

Additionally, pursuant to the transition arrangement and in accordance with the DLI Holding LLC Agreement, Mr. McMenemy received 571.42 shares of common stock of DLI Holding Corp. in full liquidation of DLI Holding LLC common interests originally purchased by him and held at the time of his resignation. The shares of DLI Holding Corp. common stock distributed to Mr. McMenemy will be governed by the terms and conditions of the Stockholders Agreement. In accordance with the terms of the DLI Holding LLC Agreement, Mr. McMenemy forfeited all but 5,454.42 of the profits interests in DLI Holding LLC awarded to him in connection with the merger. These remaining profits interests will be governed by the terms and conditions of the DLI Holding LLC Agreement. In addition, Mr. McMenemy continues to hold the options to purchase shares of DLI Holding Corp. common stock that he received in exchange for certain stock options of Del Laboratories, Inc. held by him at the time of the merger.

Under the transition arrangement, Mr. McMenemy has agreed to be bound by certain confidentiality, non-competition and non-solicitation clauses. In consideration of the benefits provided under the transition arrangements, Mr. McMenemy executed a general release of claims against us and our affiliates.

DLI Holding Corp. Stock Incentive Plan

Effective January 27, 2005, DLI Holding Corp. adopted a new stock incentive plan. The incentive plan provides for grants of two types of options to our officers or key employees: service options and exit options.

(a)	Service options generally become exercisable in three equal annual installments commencing on the first anniversary of the grant date. However, vesting of service options granted during the three months ended March 31, 2006 commenced on the later of January 27, 2005 or the employees hire date; and

(b)	Exit options (performance options) generally become exercisable only if Kelso is able to sell its indirect equity investment in DLI Holding LLC at a price equal to at least two times its initial investment and achieve at least a 14% internal rate of return (the “Floor Value”), subject to certain exceptions. All exit options will become exercisable if Kelso is able to sell its indirect equity investment in DLI Holding LLC at a price equal to at least four times its initial investment and will become partially exercisable on a ratable basis at a price in excess of the Floor Value.

Under the incentive plan, 234,508 shares are reserved for issuance which represents approximately 5.52% of the outstanding shares of DLI Holding Corp. common stock as of the effective date of the merger. Under the incentive plan, 33% of the granted options are service options, and 67% are exit options. On March 1, 2006, we granted 37,333 service options and 74,667 exit options.

The exercise price of each option under the incentive plan is determined by the compensation committee, provided that the exercise price cannot be less than the fair market value (as determined under the incentive plan) of the DLI Holding Corp. common stock on the date of grant. While the incentive plan provides that the compensation committee may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, it is anticipated that all options granted under the incentive plan will be non-qualified stock options for federal income tax purposes. The options will expire ten years from the grant date. Options are not transferable other than by will or by the laws of descent and distribution or, if permitted by the compensation committee. All of the shares acquired upon exercise of any option are subject to the security-holder arrangements described below. See “Certain Relationships and Related Transactions—Stockholders Arrangements.”

Unless otherwise determined by the compensation committee at the time of grant, upon a Change in Control (as defined in the incentive plan), each outstanding service option (whether or not then exercisable), together with any outstanding exit option that, prior to or in connection with such Change in Control, has become exercisable, will be canceled in exchange for a payment in cash of an amount equal to the excess of the price paid in the change in control transaction over the exercise price of such option. All remaining exit options that have not become exercisable at the time of the Change in Control will be canceled. Notwithstanding the foregoing, if provided in the option agreement, no compelled exercise, cancellation, acceleration of exercisability, vesting, cash settlement or other payment will occur upon a Change in Control with respect to any option if the compensation committee reasonably determines in good faith prior to the Change in Control that such option will be honored or assumed, or new rights substituted therefor by a participant’s employer (or the parent or a subsidiary of such employer) immediately following the Change in Control. To be approved by the compensation committee, any honored, assumed or new rights must: provide the participant with equivalent or better rights and entitlements than the rights available under the current options; have substantially equivalent economic value to the current options; and have terms and conditions which provide that in the event the participant’s employment is involuntarily terminated following a Change in Control, any conditions on a participant’s rights or restrictions on transfer or exercisability (including vesting) will be waived or lapse.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERSHIP

DLI Holding Corp. owns, through DLI Holding II Corp., 100% of our equity interests. The following table sets forth certain information as of June 1, 2006 with respect to the beneficial ownership of DLI Holding Corp.’s equity securities by: (1) each person or entity who owns of record or beneficially 5% or more of any class of DLI Holding Corp.’s voting securities; (2) each of our named executive officers and directors; and (3) all of our directors and named executive officers as a group. To our knowledge, each stockholder will have sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote to the following table. Unless otherwise indicated in a footnote, the business address of each person is our corporate address.

	Shares Beneficially Owned
Name	Number of Shares of Common Stock(1)	Percentage of Class(2)
Principal Shareholder:
DLI Holding LLC(3)	4,224,515	99.99%
Kelso Investment Associates VII, L.P.(3)(4)	4,160,904	98.5%
KEP VI, LLC(3)(4)	4,160,904	98.5%
Named Executive Officers and Directors:
William McMenemy(5)(6)	135,393	3.1%
Charles J. Hinkaty(5)(7)(10)	135,004	3.0%
Harvey P. Alstodt(5)(8)(10)	29,945	*
Enzo J. Vialardi	0	0
Dan K. Wassong	0	0
Joseph Sinicropi(10)	0	0
Cary C. Newman(10)	0	0
Church M. Moore(3)(5)(9)	0	0
Philip E. Berney(3)(4)(5)	4,160,904	98.5%
Executive Officers and Directors as a group (9 persons)(11)	4,461,246	98.6%

*	Less than one percent.
(1)	The number of shares includes shares of common stock subject to options exercisable within 60 days of June 1, 2006.
(2)	Shares subject to options exercisable within 60 days of June 1, 2006 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
(3)	The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, NY 10022.
(4)	Includes shares of common stock held by: (i) Kelso Investment Associates VII, L.P., a Delaware limited partnership, or KIA VII, and (ii) KEP VI, LLC, a Delaware limited liability company, or KEP VI. KIA VII and KEP VI may be deemed to share beneficial ownership of shares of common stock owned of record by DLI Holding LLC, by virtue of their ownership interests in DLI Holding LLC. KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other’s shares. Each of KIA VII and KEP VI disclaim such beneficial ownership. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors may be deemed to share beneficial ownership of shares of common stock owned of record by DLI Holding LLC, by virtue of their status as managing members of KEP VI and of Kelso GP VII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of Kelso GP VII, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VII. Each of Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors share investment and voting power with respect to the ownership interests owned by KIA VII and KEP VI but disclaim beneficial ownership of such interests.
(5)	Members of DLI Holding Corp.’s board of directors.
(6)	Includes 134,822 shares of common stock issuable pursuant to options that are currently exercisable and 571 shares of common stock received in accordance with his separation arrangement.
(7)	Includes 135,004 shares of common stock issuable pursuant to options that are currently exercisable.
(8)	Includes 29,945 shares of common stock issuable pursuant to options that are currently exercisable.
(9)	Mr. Moore may be deemed to share beneficial ownership of shares of common stock owned of record by DLI Holding LLC, by virtue of his status as a non-managing member of KEP VI and a limited partner of Kelso GP VII, L.P., the principal business of which is serving as the general partner of KIA VII. Mr. Moore disclaims beneficial ownership of such interests.
(10)	Each of Messrs. Hinkaty, Alstodt, Sinicropi and Newman have made an investment in DLI Holding LLC and, as a result, each owns 611 common interests in the LLC. These ownership interests give Messrs. Hinkaty, Alstodt, Sinicropi and Newman certain indirect economic rights with respect to DLI Holding Corp. common stock, including an entitlement in certain circumstances to a liquidating distribution of approximately 0.05% of the outstanding shares of such stock in the aggregate.
(11)	Includes shares of common stock the beneficial ownership of which Mr. Berney may be deemed to share, as described in note 4 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Arrangements

Stockholders Agreement

Del is a direct wholly-owned subsidiary of DLI Holding II Corp. and an indirect wholly-owned subsidiary of DLI Holding Corp. On January 27, 2005, DLI Holding Corp. entered into a stockholders agreement with DLI Holding LLC, which owns 99.99% of DLI Holding Corp.’s issued and outstanding common stock, and the continuing investors who hold options to purchase common stock of DLI Holding Corp. The board of directors of DLI Holding Corp. currently consists of five directors. Pursuant to the stockholders agreement, DLI Holding LLC has the right to designate all of the directors.

The stockholders agreement generally restricts the transfer of shares of common stock owned by the continuing investors and any of our employees who at the closing of the merger were or who thereafter will become parties to the agreement. Exceptions to this restriction include transfers in connection with a registered offering, certain transfers for estate planning purposes, certain pledges and certain involuntary transfers in connection with a default, foreclosure, forfeiture, divorce, court order or otherwise than by a voluntary decision of the continuing investor or employee (so long as DLI Holding Corp. has been given the opportunity to purchase the common stock subject to such involuntary transfer). The stockholders agreement also generally restricts the transfer of shares of common stock owned by DLI Holding LLC. Exceptions to this restriction include transfers in connection with a registered offering, certain transfers to affiliates of DLI Holding LLC, transfers to the continuing investors or any of our employees who may become members of DLI Holding LLC in connection with distributions provided for pursuant to the limited liability company agreement for DLI Holding LLC, or the DLI Holding LLC agreement, and certain involuntary transfers by DLI Holding LLC similar to those described above.

In addition, the parties to the stockholders agreement have “tag-along” rights to sell their shares on a pro rata basis with DLI Holding LLC in significant sales to third parties. Similarly, DLI Holding LLC has “drag-along” rights to cause the other parties to the stockholders agreement to sell their shares on a pro rata basis with DLI Holding LLC in significant sales to third parties. The continuing investors and our other employees who are parties to the stockholders agreement are subject to “put” and “call” rights, which entitle these persons to require DLI Holding Corp. to purchase their shares, and which entitle DLI Holding Corp. to require these persons to sell their shares to DLI Holding Corp., upon certain terminations of the stockholder’s employment with DLI Holding Corp., at differing prices, depending upon the circumstances of the termination.

Registration Rights Agreement

On January 27, 2005, DLI Holding Corp. also entered into a registration rights agreement with the other parties to the stockholders agreement. Pursuant to this agreement, DLI Holding LLC has the right to make an unlimited number of requests that DLI Holding Corp. use its best efforts to register its shares under the Securities Act. In any demand registration, all of the parties to the registration rights agreement have the right to participate on a pro rata basis, subject to certain conditions. In addition, if DLI Holding Corp. proposes to register any of its shares (other than registrations related to exchange offers, benefit plans and certain other exceptions), all of the holders party to the registration rights agreement have the right to include their shares in the registration statement, subject to certain conditions.

DLI Holding LLC Agreement

On January 27, 2005, the Kelso affiliates, Magnetite Asset Investors III L.L.C., or Magnetite, and the continuing investors entered into the DLI Holding LLC agreement. The Kelso affiliates and Magnetite own approximately 99.99% of the common interests in DLI Holding LLC (which interests were acquired for an aggregate purchase price of approximately $138.2 million). Messrs. Hinkaty, Alstodt, Sinicropi and Newman collectively own less than 0.1% of the common interests (which interests were acquired for an aggregate purchase price of $80,000) in DLI Holding LLC. Magnetite owns, in the aggregate, approximately 1.4% of the common interests in DLI Holding LLC. The continuing investors of the merger, together with Messrs. Sinicropi and Newman, currently hold profit interests in DLI Holding LLC that may entitle them to approximately 4% to 5%, in the aggregate, of any appreciation in the value of the assets of DLI Holding LLC following the closing of the merger.

The DLI Holding LLC agreement generally restricts the transfer of interests in DLI Holding LLC owned by the continuing investors and the third party investor, if any. Exceptions to this restriction include transfers by the continuing investors for certain estate planning purposes and certain involuntary transfers by the continuing investors and the third party investor, if any, in connection with a default, foreclosure, forfeiture, divorce, court order or otherwise than by a voluntary decision of the continuing investor (so long as DLI Holding LLC has been given the opportunity to purchase the interests subject to such involuntary transfer). In addition, the continuing investors and the third party investor, if any, have “tag-along” rights to sell their interests on a pro rata basis with the Kelso affiliates in significant sales to third parties. Similarly, the Kelso affiliates have “drag-along” rights to cause the continuing investors and the third party investor, if any, to sell their shares on a pro rata basis with the Kelso affiliates in significant sales to third parties.

The board of directors of DLI Holding LLC consists of three directors. The Kelso affiliates have the right to designate all of the directors. Pursuant to the DLI Holding LLC agreement, DLI Holding LLC will be dissolved and its affairs wound up upon the occurrence of: (i) the vote of the board of directors and members or (ii) any event which under applicable law would cause the dissolution of DLI Holding LLC.

Exchange Agreements

On January 27, 2005, each of the continuing investors entered into a separate exchange agreement with DLI Holding Corp. under which he exchanged, effective as of the closing of the merger, options to purchase common stock of Del Laboratories, Inc. having an aggregate spread value of approximately $4.5 million for options to purchase DLI Holding Corp. common stock with an equivalent spread value. As a result of these exchange agreements, the continuing investors hold options to purchase DLI Holding Corp. stock representing in the aggregate approximately 6.6% of the fully diluted equity of DLI Holding Corp. immediately after the merger. Mr. McMenemy also received a distribution of shares of DLI Holding Corp. in connection with his resignation representing, in the aggregate, approximately 0.01% of the fully diluted equity of DLI Holding Corp. In addition, the continuing investors, excluding Mr. McMenemy, own, through their common interests in DLI Holding LLC, common stock of DLI Holding Corp. representing, in the aggregate, less than 0.1% of the fully diluted equity of DLI Holding Corp.

Financial Advisory Agreement

In connection with the merger, DLI Holding Corp. paid to Kelso a one-time fee of $3.2 million for investment banking services. In addition, DLI Holding Corp. entered into a financial advisory agreement with Kelso for services to be provided by Kelso to Del in return for financial advisory fees to be paid quarterly in advance to Kelso by DLI Holding Corp. The aggregate annual amount of the advisory fee payable to Kelso is $1.2 million. Kelso agreed for 2005 to receive approximately $0.6 million of such advisory fees at a later date to be determined between Kelso and us. The financial advisory agreement provides that DLI Holding Corp. indemnify Kelso and certain of Kelso’s officers, directors, affiliates’ respective partners, employees, agents and control persons (as such term is used in the Securities Act and the rules and regulations thereunder) in connection with the merger, Kelso’s investment in DLI Holding Corp., Kelso’s control of DLI Holding Corp. or any of its subsidiaries (including Del) and the services rendered to DLI Holding Corp. under the financial advisory agreement. It also provides that DLI Holding Corp. reimburse Kelso’s expenses incurred in connection with the merger, including with respect to the financing of the merger, and with respect to services to be provided to DLI Holding Corp. on a going-forward basis. The financial advisory agreement also provides for the payment of certain fees by DLI Holding Corp. to Kelso in connection with future investment banking services and for the reimbursement by DLI Holding Corp. of expenses incurred by Kelso in connection with such services.

DESCRIPTION OF OTHER INDEBTEDNESS

Asset-Based Revolving Credit Facility

Overview

On December 29, 2005, we entered into an $85.0 million asset-based revolving credit facility, or the ABL credit facility. Upon the closing of the ABL credit facility, all borrowings under the interim revolver were repaid and the interim revolver was terminated. We entered into a first amendment to the ABL credit facility credit agreement on February 23, 2006. The following is a summary description of certain terms of the ABL credit facility and the related documents governing the ABL credit facility, which we refer to as the credit documentation, copies of which will be made available by us upon request.

The ABL credit facility has a maturity of five years from the closing of the ABL credit facility. Undrawn amounts are available on a revolving credit basis for our general corporate purposes, subject to a borrowing base consisting of a percentage of our eligible accounts receivable and eligible inventory.

Borrowing Base

Amounts available to us under the ABL credit facility are subject to a borrowing base limitation based on certain eligible accounts receivable and eligible inventory less reserves established by the administrative agent. As of March 31, 2006, we had approximately $49.1 million of unutilized commitments under the ABL credit facility and $49.1 million of availability thereunder.

Prepayments

Subject to certain exceptions, the ABL credit facility is subject to mandatory prepayments at any time when the amount of credit extended under the ABL credit facility exceeds the then applicable borrowing base or the commitments under the ABL credit facility. Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs.

Security; Guarantees

Our obligations under the ABL credit facility are guaranteed by DLI Holding II Corp., our direct parent, and by each of our direct and indirect subsidiaries (except foreign subsidiaries).

The ABL credit facility and the guarantees thereof are secured on (i) a first priority basis by liens on substantially all inventory, accounts, chattel paper, instruments, letter of credit rights, payment intangibles, receivables, deposit accounts, money, securities, security entitlements, securities accounts and other investment property and other related assets of the borrower and the subsidiary guarantors and commercial tort claims relating to the foregoing and (ii) a second priority basis by liens on substantially all intellectual property, equipment (whether or not constituting fixtures) and material owned property, as well as general intangible assets not constituting payment intangibles and other related assets of the borrower and the subsidiary guarantors and commercial tort claims relating to the foregoing, in each case, subject to certain exceptions. The ABL credit facility also is secured on a first priority basis by the capital stock of the Company’s domestic subsidiaries. In addition, the guarantee by our direct parent is secured by a pledge of all of its assets, which consist primarily of all of the Company’s issued and outstanding capital stock.

Interest

Borrowings under the ABL credit facility bear interest, at our option, at either: (i) an “alternate base rate” expected to be equal to, for any day, the higher of: (A) 0.50% per year above the federal funds effective rate in effect from time to time and (B) the base rate of interest announced from time to time by the administrative agent as its “prime rate” plus, in each case, an “applicable margin” ranging from 0.25% to 0.75% based on our borrowing base availability, or (ii) an Adjusted LIBOR expected to be equal to the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for the relevant interest period (which will be one, two, three or six months or, if available for all lenders, nine and twelve months, as selected by us) are offered in the interbank eurodollar market, as determined by the administrative agent, plus an “applicable margin” ranging from 1.25% to 1.75% based on our borrowing base availability.

Fees

We agreed to pay certain fees with respect to the ABL credit facility, including (i) fees on the unused commitments of the lenders, (ii) letter of credit fees on the aggregate face amount of outstanding letters of credit plus a fronting fee to the issuing bank and (iii) underwriting and administration fees.

Covenants

The credit agreement for the ABL credit facility contains a number of covenants including:

•	limitation on our ability to create, issue, incur, assume, become liable in respect of or suffer to exist specified indebtedness;

•	limitation on our ability and the ability of the guarantors of the ABL credit facility to dispose of specific assets;

•	limitation on our ability to create, incur, assume or suffer to exist specified liens upon our property;

•	limitation on our ability to enter into merger, consolidation or amalgamation, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or dispose of, all or substantially all of our property or business;

•	limitation on our ability to dispose of specific property or to issue or sell shares of the guarantor’s capital stock;

•	limitation on our ability to declare or pay dividends or make other specified restricted distributions;

•	limitation on our ability to make or commit to make capital expenditures exceeding specified amounts;

•	limitation on our ability to make specified investments;

•	limitation on our ability to prepay specified indebtedness;

•	limitation on our ability to amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the documents governing our material indebtedness; and

•	limitation on our ability to enter into any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any affiliate unless specified conditions are met.

The ABL credit facility also requires us to comply with a minimum coverage ratio of Consolidated EBITDA to fixed charges whenever excess availability is less than $10.0 million (which amount will be increased in proportion to any increase in commitments under the ABL credit facility). In addition, we are subject to cash dominion for the term of the ABL credit facility and, if excess availability under the ABL credit facility is less than the greater of $8.5 million and 10% of the total commitment under the ABL credit facility, any amounts deposited by us into a deposit account will be swept daily into a blocked account with the administrative agent. Borrowings under the ABL credit facility will be a key source of our liquidity, and our ability to borrow thereunder will depend on our compliance with the covenants under the credit agreement. Failure to comply with these covenants would result in a violation of the credit agreement which, absent a waiver or an amendment, would permit the lenders to accelerate borrowings thereunder.

“Consolidated EBITDA,” as that term is defined under the ABL credit facility and used for purposes of the fixed charge coverage ratio test, consists of our consolidated net income, adjusted to exclude income tax expense, interest expense, and depreciation and amortization, as well as certain other items and expenses, including amortization of intangibles, extraordinary, unusual or non-recurring gains or losses, consultation fees and expense reimbursements associated with implementing process improvements and cost reductions being developed by us in conjunction with Synergetics, certain non-cash charges or expenses deducted in determining net income, certain cash restructuring charges, loss or gain associated with the sale or write down of assets not in the ordinary course of business, the amount of any net minority expense, certain losses relating to the disposition of excess, surplus or obsolete inventory, and certain sponsor monitoring fees.

Events of Default

The ABL credit facility contains customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representation or warranties in any material respect, cross-default to certain other indebtedness, lack of lien perfection or priority, material judgments, and certain ERISA, bankruptcy or insolvency events.

Senior Subordinated Notes

On January 27, 2005, we completed a private offering of $175.0 million principal amount of 8% Senior Subordinated Notes due 2012. These notes are guaranteed on a senior subordinated basis by our direct and indirect present and future domestic restricted subsidiaries that guarantee our other material indebtedness.

The indenture governing these notes contains various restrictive covenants including:

•	limitation on our ability and the ability of our restricted subsidiaries to incur, directly or indirectly, specified indebtedness; we or any of our restricted subsidiaries may incur indebtedness if on the date of such incurrence and after giving effect thereto the consolidated coverage ratio would be greater than 2.0:1.0 or if the indebtedness constitutes permitted indebtedness under the indenture;

•	limitation on our ability and the ability of our guarantors to incur specified liens;

•	limitation on our ability and the ability of our restricted subsidiaries to declare and make dividends or distributions;

•	limitation on our ability and the ability of our restricted subsidiaries to make specified asset dispositions;

•	limitation on our ability and the ability of our restricted subsidiaries to directly or indirectly enter into or conduct any transaction or series of related transactions with any of our affiliates; and

•	limitation on our ability to consolidate or merge with or into, or convey, transfer or lease all or substantially all of our assets.

A registration statement under the Securities Act registering these notes became effective on May 13, 2005. On June 22, 2005, we completed an exchange offer of the privately placed notes for SEC registered notes. The indenture, dated as of January 27, 2005, among us, the subsidiary guarantors and Wells Fargo Bank, National Association, as trustee, contains provisions that define the rights of holders of these notes.

DESCRIPTION OF NOTES

Definitions of certain terms used in this Description of Notes may be found under the heading “Certain Definitions.” For purposes of this section, the terms the “Company” and “we” mean Del Laboratories, Inc., and not any of its subsidiaries. Certain of Del Laboratories, Inc.’s subsidiaries will guarantee the notes. Each subsidiary that guarantees the notes is referred to in this section as a “Subsidiary Guarantor,” and each such guarantee is termed a “Subsidiary Guarantee.”

We issued the old notes under an Indenture (the “Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), in a private transaction that was not subject to the registration requirements of the Securities Act. The aggregate principal amount of the old notes is $185.0 million. The notes were issued at 100% which provided us with gross proceeds of $185.0 million. The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights. New notes will otherwise be treated as old notes for purposes of the Indenture.

The Indenture contains provisions which define your rights under the notes. In addition, the Indenture governs the obligations of the Company and of each Subsidiary Guarantor under the notes and the Subsidiary Guarantees. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. For purposes of this section, the term “notes” refers to (i) the old notes issued under the Indenture on the Closing Date, (ii) the new notes issued pursuant to the Indenture and the registration rights agreement described under “—Registration Rights; Liquidated Damages” below, and (iii) any Additional Notes (as defined below), except where the context otherwise requires. Any reference to a “Holder” or a “Noteholder” in this Description of Notes refers to the Holders of the old notes or the new notes, as applicable. Any old notes that remain outstanding after the consummation of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

The following is a description of the Indenture and certain Note Lien Security Documents, including the Intercreditor Agreement, and is meant to be only a summary of certain provisions of the Indenture and the Note Lien Security Documents. It does not restate the terms of the Indenture or the Note Lien Security Documents in their entirety. We urge that you carefully read the Indenture and the Note Lien Security Documents as they govern the rights of Holders. You may obtain a copy of the Indenture and the Note Lien Security Documents from the Company at its address set forth elsewhere in this prospectus. See “Where You Can Find Additional Information.”

Overview of the New Notes and the Subsidiary Guarantees

The new notes:

•	will be general obligations of the Company;

•	will be secured on a first-priority basis, equally and ratably with all obligations of the Company under any future Note Lien Debt, by Liens on Fixed Collateral, which is substantially all of the assets of the Company other than assets constituting Liquid Collateral and certain Excluded Assets, subject to Permitted Prior Liens;

•	will be secured on a second-priority basis, equally and ratably with all obligations of the Company under any future Note Lien Debt, by Liens on Liquid Collateral, subject to the Priority Liens securing the Company’s obligations under the Credit Agreement and any other Credit Facility Lien Debt that we may incur (subject to the Credit Facility Priority Lien Cap) and Permitted Prior Liens;

•	will be effectively junior, to the extent of the value of the Liquid Collateral and all Excluded Assets that secure Credit Facility Lien Debt, to the Company’s obligations under the Credit Agreement and any other Credit Facility Lien Debt that we may incur (subject to the Credit Facility Priority Lien Cap), which will be secured on a first-priority basis by the Liquid Collateral;

•	will be effectively junior to any Permitted Prior Liens, to the extent of the value of the assets subject to those Permitted Prior Liens;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of the Company, including Indebtedness outstanding under the Credit Agreement;

•	will be senior in right of payment to all existing and future subordinated Indebtedness of the Company, including the Senior Subordinated Notes;

•	will be effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Subsidiary Guarantor; and

•	will be fully and unconditionally guaranteed by all existing and future Domestic Subsidiaries of the Company that guarantee payment by the Company of any Indebtedness (other than Immaterial Indebtedness) of the Company.

The Subsidiary Guarantees:

•	will be general obligations of such Subsidiary Guarantor;

•	will be secured on a first-priority basis, equally and ratably with all obligations of each Subsidiary Guarantor under any future Note Lien Debt, by Liens on Fixed Collateral of such Subsidiary Guarantor, subject to Permitted Prior Liens;

•	will be secured on a second-priority basis, equally and ratably with all obligations of each Subsidiary Guarantor under any future Note Lien Debt, by Liens on Liquid Collateral of such Subsidiary Guarantor, subject to the Priority Liens securing the Subsidiary Guarantor’s obligations under the Credit Agreement and any other Credit Facility Lien Debt guaranteed by such Subsidiary Guarantor (subject to the Credit Facility Priority Lien Cap) and Permitted Prior Liens;

•	will be effectively junior, to the extent of the value of the Liquid Collateral and all Excluded Assets that secure Credit Facility Lien Debt, to each Subsidiary Guarantor’s obligations under the Credit Agreement and any other Credit Facility Lien Debt guaranteed by such Subsidiary Guarantor (subject to the Credit Facility Priority Lien Cap), which will be secured on a first-priority basis by the Liquid Collateral;

•	will be effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of the Subsidiary Guarantors subject to those Permitted Prior Liens;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of each Subsidiary Guarantor, including Indebtedness outstanding under the Credit Agreement; and

•	will be senior in right of payment to any subordinated Indebtedness of each Guarantor, including its guarantee of the Senior Subordinated Notes.

The Fixed Collateral consists of substantially all Intellectual Property, Equipment (whether or not constituting Fixtures) and material owned real property, Fixed Collateral Commercial Tort Claims, as well as other General Intangibles not constituting Payment Intangibles, and other related assets of the Company and the Subsidiary Guarantors; but the Fixed Collateral does not include the Liquid Collateral, the Capital Stock of the Company’s Subsidiaries and certain other Excluded Assets. The Liquid Collateral consists of substantially all of the Inventory, Accounts, Chattel Paper, Instruments, identified Commercial Tort Claims (other than Fixed Collateral Commercial Tort Claims), Letter of Credit Rights, Payment Intangibles, Receivables, Deposit Accounts (other than the Net Available Cash Account), Money, Securities, Security Entitlements, Securities Accounts and other Investment Property, and other related assets of the Company and the Subsidiary Guarantors; but the Liquid Collateral does not include the Fixed Collateral, the Capital Stock of the Company’s Subsidiaries and other specified Excluded Assets. The notes and the Credit Agreement (and the respective Guarantees thereof) will be secured by Liens on both Fixed Collateral and Liquid Collateral, although the relative priority of such Liens is different on each Collateral Class. In addition, the Credit Agreement is secured by the Capital Stock of the Company and the Company’s Domestic Subsidiaries and certain other excluded assets, but those assets do not secure the notes or Subsidiary Guarantees. The lenders under the ABL credit facility also have the benefit of a pledge by our direct parent of substantially all of its assets, which consist primarily of the shares of our capital stock. Our parent is not providing any security to the holders of the notes. Neither the notes nor the Credit Agreement is secured by assets of the Company’s Subsidiaries that do not guarantee the notes or the Credit Agreement, as the case may be.

The notes and Subsidiary Guarantees are effectively subordinated to all Credit Facility Lien Debt to the extent of the value of the Liquid Collateral and all Excluded Assets securing Credit Facility Lien Debt. Pursuant to the Indenture, the Company will be permitted to Incur additional Indebtedness and designate such Indebtedness as Credit Facility Lien Debt, subject to the limitations described in the definition thereof, although Liens on Liquid Collateral securing Credit Facility Lien Debt are subject to the Credit Facility Priority Lien Cap. The Company also will be permitted to Incur additional Indebtedness and designate such Indebtedness as Note Lien Debt, subject to the limitations described in the definition of that term. The Incurrence by the Company or any of its Restricted Subsidiaries of any additional secured Indebtedness is also subject to the covenants described below under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.”

The same Subsidiaries of the Company that guarantee the Credit Agreement also will guarantee the Notes. However, not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The notes will not be guaranteed by any Foreign Subsidiaries (including any future Foreign Subsidiaries), or by any Domestic Subsidiary that does not guarantee payment by the Company of any other Indebtedness (other than Immaterial Indebtedness) of the Company or by any Unrestricted Subsidiary. For the year ended December 31, 2005, the non-guarantor Subsidiaries had net sales of $38.5 million and operating income of $0.1 million. At December 31, 2005, they had total assets of $11.8 million. These amounts are all unaudited.

As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below in the definition of “Unrestricted Subsidiary” under “—Certain Definitions,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the notes.

Principal, Maturity and Interest

An aggregate principal amount of $185.0 million of old notes is currently outstanding. The new notes will mature on November 1, 2011. We will issue the new notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

Interest on the notes will accrue at a per annum rate equal to the Applicable Eurodollar Rate from the most recent date to which interest has been paid or, if no interest has been paid, from October 28, 2005. The Applicable Eurodollar Rate will be reset quarterly. The Applicable Eurodollar Rate for the first quarterly period will be 9.19375%. We will pay interest on the notes quarterly, in arrears, every February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2006, to holders of record at the close of business on the immediately preceding January 15, April 15, July 15 and October 15, and at maturity. We will pay interest on overdue principal at the Applicable Eurodollar Rate then in effect, and we will pay interest on overdue installments of interest at such rate to the extent lawful. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application. All percentages resulting from the calculation of the Applicable Eurodollar Rate will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% will be rounded to 9.87655%) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent, with one-half cent being rounded upwards. The Company will, upon the request of the holder of any note, provide the interest rate then in effect with respect to the notes.

We will also pay liquidated damages to Holders if we fail to file a registration statement relating to the old notes or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. These liquidated damages provisions are more fully explained under the heading “—Registration Rights; Liquidated Damages.”

Indenture May Be Used For Future Issuances

We may issue additional notes having substantially identical terms and conditions to the notes we are currently offering (the “Additional Notes”) under the Indenture from time to time. We will only be permitted to issue such Additional Notes if such issuance is in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the notes that we are currently offering and will vote on all matters with such notes.

Paying Agent and Registrar

If a Holder of notes has given wire transfer instructions to us, we will pay all principal, interest and premium and liquidated damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is MAC N9303-110, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. We may, however, require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

Except as set forth in the following paragraphs of this “Optional Redemption” section, we may not redeem the notes prior to November 1, 2007. On and after this date, we may redeem the notes, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Year	Redemption Price
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

Any such redemption and notice thereof may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

Prior to November 1, 2007, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes)

with funds in the aggregate amount not exceeding the aggregate Net Cash Proceeds of one or more Equity Offerings, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Eurodollar Rate then in effect, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

(2) any such redemption by the Company must be made within 90 days of the related Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Any notice of such redemption may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection; Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements, except that no note of $1,000 in original principal amount or less will be redeemed in part.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

Subsidiary Guarantees

All existing and future Domestic Subsidiaries of the Company that guarantee payment by the Company of any Indebtedness (other than Immaterial Indebtedness) of the Company, as primary obligors and not merely as sureties, will jointly and severally, fully and unconditionally Guarantee the full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee are senior obligations. Each Subsidiary Guarantee will be secured by the portion of the Collateral (if any) owned by such Subsidiary Guarantor. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary

Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Fraudulent transfer statutes may limit your rights as a holder of the notes.” After the Closing Date, the Company will cause each future Subsidiary Guarantor (other than an Unrestricted Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes. See “—Certain Covenants—Future Subsidiary Guarantors” below.

Each Subsidiary Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations or until the relevant Subsidiary Guarantor is released from the Subsidiary Guarantee as provided below; (b) be binding upon each Subsidiary Guarantor and its successors; and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns. The Subsidiary Guarantee of a Subsidiary Guarantor will be released in accordance with the provisions of the Indenture described under “—Certain Covenants—Future Subsidiary Guarantors.”

Security

Both the notes and the Credit Agreement (and the respective Guarantees thereof) are secured by Liens on all of the Collateral. The Credit Agreement also is secured by the Capital Stock of the Company’s Domestic Subsidiaries and certain other Excluded Assets, but those assets do not secure the notes or Subsidiary Guarantees. The Collateral consists of substantially all of the assets of the Company and the Subsidiary Guarantors, other than Excluded Assets, and is divided into two Collateral Classes: Fixed Collateral and Liquid Collateral. The relative priority of the Liens securing the notes and the Credit Agreement will be different for each Collateral Class. The Fixed Collateral consists of substantially all Intellectual Property, Equipment (whether or not constituting Fixtures), material owned real property, Fixed Collateral Commercial Tort Claims, as well as other General Intangibles not constituting Payment Intangibles, and other related assets of the Company and the Subsidiary Guarantors; but the Fixed Collateral does not include the Liquid Collateral, the capital stock of the Company’s Subsidiaries and other specified Excluded Assets. The Liquid Collateral consists of substantially all of the Inventory, Accounts, Chattel Paper, Instruments, identified Commercial Tort Claims (other than Fixed Collateral Commercial Tort Claims), Letter of Credit Rights, Payment Intangibles, Receivables, Deposit Accounts (other than the Net Available Cash Account), Money, Securities, Security Entitlements, Securities Accounts and other Investment Property, and other related assets of the Company and the Subsidiary Guarantors; but the Liquid Collateral does not include the Fixed Collateral, the capital stock of the Company’s Subsidiaries and certain other Excluded Assets.

Security interests in respect of the specific items of Collateral described below (collectively, the “Excluded Perfection Assets”) have not been, and in the case of any after-acquired property consisting of Excluded Perfection Assets, will not be, perfected with respect to the notes:

•	any Vehicle having a value less than $100,000 individually, not to exceed $1.0 million in the aggregate for all such Vehicles;

•	Goods included in Collateral received by any Person for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;

•	Money which has not been transferred to or deposited in a Deposit Account in which the Priority Lien Collateral Agent maintains “control” as described in the UCC and which does not constitute identifiable Cash Proceeds of other Collateral;

•	any Deposit Account (other than the Net Available Cash Account) containing an average daily balance of less than $200,000 individually, not to exceed $1.0 million in the aggregate for all such Deposit Accounts;

•	any Intellectual Property outside of the United States;

•	any other item of Collateral the aggregate value of which shall not exceed at any time $500,000 and for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside the United States; and

•	any other property or assets (other than Intellectual Property) in which a Lien cannot be perfected either automatically or by the filing of a financing statement under the UCC of the relevant jurisdiction, so long as the aggregate fair market value of all such property and assets does not at any one time exceed $10.0 million.

The obligations of the Company with respect to the notes, the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees, all other Note Lien Obligations and the performance of all other obligations of the Company and the Subsidiary Guarantors under the Note Documents will be secured equally and ratably by:

•	first-priority Liens on the Fixed Collateral, and

•	second-priority Liens on the Liquid Collateral,

in each case, granted to the Note Collateral Agent for the benefit of the holders of the Note Lien Obligations. The Liens on the Fixed Collateral securing the Note Lien Obligations will be senior in priority to the Liens on the Fixed Collateral securing Credit Facility Lien Obligations, but will be junior to all Permitted Prior Liens. The Liens on the Liquid Collateral securing the Note Lien Obligations will be junior in priority to the Priority Liens on the Liquid Collateral securing Credit Facility Lien Obligations and to all Permitted Prior Liens.

Conversely, the Credit Facility Lien Obligations will be secured by:

•	second priority Liens on the Fixed Collateral, and

•	first priority Liens on the Liquid Collateral,

in each case, granted to the Credit Facility Collateral Agent for the benefit of the holders of the Credit Facility Lien Obligations. The Liens on the Liquid Collateral securing the Credit Facility Lien Obligations will be senior in priority to the Liens on the Liquid Collateral securing Note Lien Obligations, but will be junior to all Permitted Prior Liens. The Liens on the Fixed Collateral securing the Credit Facility Lien Obligations will be junior in priority to the Liens on the Fixed Collateral securing Note Lien Obligations and to all Permitted Prior Liens.

The Indenture provides that, so long as the Note Collateral Agent has not exercised its rights with respect to Collateral upon the occurrence and during the continuance of an Event of Default, the Company and the Subsidiary Guarantors have the right, as against the Note Collateral Agent, Note Lien Representatives and holders of Note Lien Obligations:

•	to remain in possession and retain exclusive control of the Collateral, to conduct ordinary course activities with respect to the Collateral, to acquire, manufacture, process and sell Inventory and collect Receivables and expend the proceeds thereof, and to operate, alter or repair the Collateral and to collect, invest and dispose of any income therefrom; and

•	to sell or otherwise dispose of any property subject to the Note Liens, subject to the restrictions and obligations set forth below under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Merger, Consolidation or Sale of Assets.”

The Company and the Subsidiary Guarantors will have the right to obtain a release of items of Collateral upon any such sale or disposition or the occurrence of any of the other events or circumstances described under “—Intercreditor Agreement—Release of Liens on Collateral” and under “—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes.” The Note Collateral Agent will release such Collateral from the Lien of the relevant Note Lien Security Document and reconvey such Collateral to the Company and the Subsidiary Guarantors, so long as such release complies with the TIA, if applicable (see “—Provisions of the Indenture Relating to Security—Compliance with Trust Indenture Act”).

Intercreditor Agreement

On the date of the Indenture, the Company and the Subsidiary Guarantors entered into the Intercreditor Agreement with the Credit Agreement Agent, the Credit Facility Collateral Agent, the Trustee and the Note Collateral Agent. The Intercreditor Agreement sets forth certain agreements between the holders of Credit Facility Liens and the holders of Note Liens.

Ranking of Liens

The Intercreditor Agreement provides that, notwithstanding:

(1) anything to the contrary contained in the Secured Debt Documents;

(2) the time of incurrence of any Series of Secured Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Priority Lien with respect to a Collateral Class may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens,

all Note Liens on Liquid Collateral at any time granted by the Company or any Subsidiary Guarantor will be subject and subordinate to all Credit Facility Liens on such Liquid Collateral securing Credit Facility Lien Obligations and, conversely, all Credit Facility Liens on Fixed Collateral at any time granted by the Company or any Subsidiary Guarantor will be subject and subordinate to all Note Liens on such Fixed Collateral securing Note Lien Obligations. The Indenture and the Credit Agreement impose limits on the aggregate amount of Note Lien Debt that may be secured by Priority Liens on the Fixed Collateral and the aggregate amount of Credit Facility Lien Debt that may be secured by Priority Liens on the Liquid Collateral.

The provisions described under this caption “—Ranking of Liens” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representative and the Priority Lien Collateral Agent as holder of Priority Liens, in each case with respect to such Collateral Class. No other Person will be entitled to rely on, have the benefit of or enforce those provisions. The Junior Lien Representative of each future Series of Junior Lien Debt with respect to a Collateral Class will be required to deliver a Lien Sharing and Priority Confirmation to the Priority Lien Collateral Agent and each Priority Lien Representative at the time of incurrence of such Series of Junior Lien Debt.

In addition, the provisions described under this caption “—Ranking of Liens” are intended solely to set forth the relative ranking, as Liens, of the Liens on each Collateral Class securing Note Lien Debt as against the Liens on such Collateral Class securing Credit Facility Lien Debt. Neither the notes nor any other Note Lien Obligations, nor any Credit Facility Obligations, nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Notice of Foreclosure of Priority Liens

The Note Collateral Agent will not sell any Fixed Collateral in foreclosure of its Liens thereon unless it has given the Credit Facility Collateral Agent at least 10 days prior written notice of its intention to foreclose such Liens. The Credit Facility Collateral Agent will not sell any Liquid Collateral in foreclosure of its Liens thereon unless it has given the Note Collateral Agent at least 10 days prior written notice of its intention to foreclose such Liens.

Restrictions on Enforcement of Junior Liens

Until the Discharge of Priority Lien Obligations with respect to a Collateral Class, whether or not any insolvency or liquidation proceeding has been commenced by or against the Company or any of the Subsidiary Guarantors:

•	the holders of Priority Liens on such Collateral Class will have, subject to the exceptions set forth below in clauses (1) through (4), and subject to the rights of the holders of Permitted Prior Liens and except as set forth below, the exclusive right to enforce, collect or foreclose or realize on such Collateral or exercise any other right or remedy with respect to such Collateral, and

•	no holder of a Junior Lien on such Collateral Class may take any action to enforce, collect or foreclose or realize on such Collateral or exercise any other right or remedy with respect to such Collateral;

provided, that the Junior Lien Collateral Agent may exercise any right to enforce, collect or realize on such Collateral or exercise any other right or remedy with respect to such Collateral after the passage of a period of 180 days from the earlier of (a) the commencement of any insolvency or liquidation proceeding by or against any Grantor that has not been dismissed and (b) the date of delivery of a notice in writing to the Priority Lien Collateral Agent with respect to such Collateral Class of the Junior Lien Collateral Agent’s intention to exercise its right to take such actions (the “Standstill Period”); provided further, however, the Junior Lien Collateral Agent will not be entitled to exercise any rights or remedies with respect to such Collateral Class if, notwithstanding the expiration of the Standstill Period, the Priority Lien Collateral Agent, any Priority Lien Representative or any holder of Priority Lien Debt shall have commenced the exercise of any of their rights or remedies with respect to all or any portion of such Collateral Class (prompt notice of such exercise to be given to the Junior Lien Collateral Agent) and is pursuing the exercise thereof.

Notwithstanding the foregoing paragraph, each holder of Junior Liens on a Collateral Class may, subject to the rights of the holders of Permitted Prior Liens:

(1) enforce, collect or foreclose or realize on such Collateral or exercise any other right or remedy with respect to such Collateral without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations with respect to such Collateral Class;

(2) redeem such Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations with respect to such Collateral Class) any right to claim, take or receive Proceeds of such Collateral remaining after such Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any Permitted Prior Lien on such Collateral;

(3) take any action to perfect or establish the priority (subject to Priority Liens and Permitted Prior Liens) of its Liens upon such Collateral in any manner other than by taking possession or control of such Collateral; or

(4) as necessary to create, prove, preserve or protect (but not enforce) its Liens upon such Collateral.

Subject to the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” until the Discharge of Priority Lien Obligations with respect to a Collateral Class, no holder of a Junior Lien Obligation, Junior Lien Collateral Agent or Junior Lien Representative with respect to such Collateral Class will:

(1) request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations, the Priority Lien Collateral Agent or any Priority Lien Representative in respect of the Priority Liens on such Collateral or that would limit, invalidate, avoid or set aside any such Priority Lien or subordinate such Priority Liens to such Junior Liens or grant such Junior Liens equal or senior ranking to such Priority Liens (subject to the right of holders of Junior Liens with respect to such Collateral Class to exercise any of their rights or remedies with respect to such Collateral after the termination of the Standstill Period to the extent permitted above);

(2) oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens with respect to such Collateral made by any holder of Priority Lien Obligations, the Priority Lien Collateral Agent or any Priority Lien Representative with respect to such Collateral in any insolvency or liquidation proceedings;

(3) oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations, the Priority Lien Collateral Agent or any Priority Lien Representative with respect to such Collateral of the right to credit bid its Priority Lien Debt at any sale in foreclosure of its Priority Liens;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations, the Priority Lien Collateral Agent or any Priority Lien Representative with respect to such Collateral relating to the lawful enforcement of any of its Priority Liens on such Collateral; or

(5) challenge the validity, enforceability, perfection or priority of any Priority Lien with respect to such Collateral.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, each holder of Secured Obligations and each Secured Debt Representative may take any actions and exercise any and all rights and remedies that would be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against the Company or any Subsidiary Guarantor in accordance with applicable law; provided that:

•	the Note Collateral Agent, each holder of notes, by accepting a note, and each holder of other Note Lien Debt will agree, solely with respect to the Liquid Collateral, to not (a) take any of the actions prohibited under clauses (1) through (5) of the preceding paragraph or (b) oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “—Insolvency or Liquidation Proceedings”; and

•	the Credit Facility Collateral Agent, each lender under the Credit Agreement and each holder of other Credit Facility Lien Debt will agree, solely with respect to the Fixed Collateral, to not (a) take any of the actions prohibited under clauses (1) through (5) of the preceding paragraph or (b) oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “—Insolvency or Liquidation Proceedings.”

The Proceeds from any enforcement of Junior Liens will be applied in accordance with the provisions described below under “—Order of Application.”

Waiver of Right of Marshalling

The Intercreditor Agreement provides that, prior to the Discharge of Priority Lien Obligations with respect to a Collateral Class, the Junior Lien Collateral Agent, each Junior Lien Representative and the holders of Junior Lien Obligations with respect to such Collateral Class may not assert or enforce any right of marshalling accorded to a junior lienholder with respect to such Collateral, as against the holders of Priority Liens on such Collateral (in their capacity as priority lienholders). Following such Discharge of Priority Lien Obligations, the Junior Lien Collateral Agent, any Junior Lien Representative and holders of Junior Lien Obligations with respect to such Collateral Class may assert their right under the Uniform Commercial Code or otherwise to any Proceeds remaining following a sale or other disposition of such Collateral by, or on behalf of, the holders of such Priority Lien Obligations.

Insolvency or Liquidation Proceedings

In any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations with respect to Liquid Collateral, if the Required Credit Facility Lien Debtholders consent to any order:

(1) for use of cash collateral other than identifiable Cash Proceeds of any Fixed Collateral;

(2) approving a debtor-in-possession financing in such insolvency or liquidation proceeding secured by a Lien on any or all of the Liquid Collateral and any or all of the Fixed Collateral, in each case that is senior to all Priority Liens and Junior Liens on such Collateral; provided that (A) (without otherwise limiting the amount of such debtor-in-possession financing or the Obligations secured by the collateral security for such debtor-in-possession financing) the aggregate principal amount of all Indebtedness (including all fixed and contingent reimbursement obligations in respect of letters of credit) at any time outstanding in such debtor-in-possession financing that is secured by such super-priority Lien on Fixed Collateral shall not at any time exceed $25.0 million, and (B) that the lenders in such debtor-in-possession financing and the holders of such super-priority Lien on Fixed Collateral agree to not oppose or otherwise contest the entry of an order consented to by the Required Note Lien Debtholders, and agree to waive all rights to seek or enforce adequate protection (or its equivalent) in connection with such order, approving to a sale of Fixed Collateral that provides, to the extent the assets sold are to be free and clear of Liens, that all such super-priority Liens will attach with the same super-priority to the Proceeds of the sale; or

(3) relating to a sale of Liquid Collateral that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Junior Liens will attach to the Proceeds of the sale and that permits the holders of Note Lien Obligations to credit bid Note Lien Obligations subject to, and effective only after, the prior Discharge of Priority Lien Obligations with respect to all Credit Facility Lien Obligations secured by such Liquid Collateral;

then the holders of Note Lien Obligations, Note Collateral Agent and Note Lien Representatives, in their capacity solely as holders of (or agents or representatives of holders of) secured claims will not oppose or otherwise contest the entry of such order and will waive all rights to seek or enforce adequate protection (or its equivalent) in connection therewith.

In any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations with respect to Fixed Collateral, if the Required Note Lien Debtholders consent to any order:

(1) for use of cash collateral consisting solely of the identifiable Cash Proceeds of the Fixed Collateral; or

(2) relating to a sale of Fixed Collateral that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Junior Liens will attach to the Proceeds of the sale and that permits the holders of Credit Facility Lien Obligations to credit bid Credit Facility Lien Obligations subject to, and effective only after, the prior Discharge of Priority Lien Obligations with respect to all Note Lien Obligations secured by such Fixed Collateral;

then the holders of Credit Facility Lien Obligations, Credit Facility Collateral Agent and Credit Facility Lien Representatives, in their capacity solely as holders of (or as agents or representatives of holders of) secured claims, will not oppose or otherwise contest the entry of such order and will waive all rights to seek or enforce adequate protection (or its equivalent) in connection therewith.

Notwithstanding the foregoing, but subject to the provisions described above under the caption “—Restrictions on Enforcement of Junior Liens,” each holder of Secured Obligations, each Collateral Agent and each Secured Debt Representative may, both before and during an insolvency or liquidation proceeding, take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation:

(1) to commence any insolvency or liquidation proceeding against the Company or any Subsidiary Guarantor in accordance with applicable law; and

(2) to seek or oppose any relief, contest any matter, enforce any right or remedy or take any other action in or related to any insolvency or liquidation proceeding to the full extent that a holder of unsecured claims is permitted by law to seek or oppose such relief, contest such matter, enforce such right or remedy or take such other action.

Except as set forth in the first two paragraphs above under this caption “—Insolvency or Liquidation Proceedings,” the Intercreditor Agreement does not require any holder of Secured Debt, any Secured Debt Representative or any Collateral Agent, in their capacity as a holder of Junior Lien Debt, a Junior Lien Representative or the Junior Lien Collateral Agent, as applicable, with respect to a Collateral Class to (a) waive any right to seek or enforce adequate protection (or its equivalent) on their own behalf or (b) refrain from contesting the enforcement of adequate protection (or its equivalent) by any holder of Priority Lien Debt, any Priority Lien Representative or the Priority Lien Collateral Agent with respect to such Collateral Class.

Order of Application

Distributions by the Priority Lien Collateral Agent

The Intercreditor Agreement provides that if the Priority Lien Collateral Agent with respect to a Collateral Class sells or otherwise realizes upon any Collateral of such Collateral Class in connection with any foreclosure, collection or other enforcement of Priority Liens granted to such Priority Lien Collateral Agent in the applicable Priority Lien Documents, the Proceeds received by the Priority Lien Collateral Agent from such foreclosure, collection or other enforcement will be distributed by the Priority Lien Collateral Agent in the following order of application:

FIRST, to the payment of all amounts payable under the applicable Priority Lien Documents on account of the Priority Lien Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by such Priority Lien Collateral Agent or any co-trustee or agent of such Priority Lien Collateral Agent in connection with any applicable Priority Lien Document;

SECOND, to the respective Priority Lien Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

THIRD, to the payment of all amounts payable under the Junior Lien Documents on account of the Junior Lien Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Junior Lien Collateral Agent or any co-trustee or agent of the Junior Lien Collateral Agent;

FOURTH, to the respective Junior Lien Representatives for application to the payment of all outstanding Junior Lien Debt and any other Junior Lien Obligations that are then due and payable in such order as may be provided in the Junior Lien Documents in an amount sufficient to pay in full in cash all outstanding Junior Lien Debt and all other Junior Lien Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Junior Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Junior Lien Document) of all outstanding letters of credit, if any, constituting Junior Lien Debt); and

FIFTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Subsidiary Guarantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

Distributions by the Junior Lien Collateral Agent

The Intercreditor Agreement provides that if, after the Discharge of Priority Lien Obligations with respect to a Collateral Class, the Junior Lien Collateral Agent with respect to such Collateral Class sells or realizes upon such Collateral in connection with any foreclosure, collection or other enforcement of its Liens granted to such Junior Lien Collateral Agent in the Junior Lien Security Documents, the Proceeds received by the Junior Lien Collateral Agent from such foreclosure, collection or other enforcement will be distributed by the Junior Lien Collateral Agent in the following order of application:

FIRST, to the payment of all amounts payable under the Junior Lien Documents on account of such Junior Lien Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by such Junior Lien Collateral Agent or any co-trustee or agent of such Junior Lien Collateral Agent in connection with any applicable Junior Lien Security Documents; and

SECOND, in accordance with clauses FOURTH and FIFTH of the provisions described above under the caption “—Distributions by the Priority Lien Collateral Agent.”

Distribution of Proceeds from Enforcement of Junior Liens

At any time prior to the Discharge of Priority Lien Obligations with respect to a Collateral Class and after:

•	the commencement of any insolvency or liquidation proceeding in respect of the Company or any Subsidiary Guarantor, or

•	the Junior Lien Collateral Agent and each Junior Lien Representative with respect to such Collateral Class has received written notice from any Priority Lien Representative with respect to such Collateral Class stating that (i) any Series of Priority Lien Debt with respect to such Collateral has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Priority Liens on such Collateral securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Documents to and desire to enforce any or all of such Priority Liens by reason of a default under such Priority Lien Documents, no payment of money (or the equivalent of money) will be made from the identifiable Cash Proceeds of Collateral from such Collateral Class by the Company or any Subsidiary Guarantor to the Junior Lien Collateral Agent, any Junior Lien Representative or any holder of Junior Lien Obligations with respect to such Collateral Class (including, without limitation, payments and prepayments made for application to Junior Lien Obligations and all other payments and deposits made pursuant to any provision of the Junior Lien Documents), except to the extent the holders of Junior Liens with respect to such Collateral Class exercise their rights and remedies after the expiration of the Standstill Period to the extent permitted above under “—Restrictions on Enforcement of Junior Liens.”

Subject to the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” all identifiable Cash Proceeds of Collateral of any Collateral Class received by the Junior Lien Collateral Agent, any Junior Lien Representative or any holder of Junior Lien Obligations with respect to such Collateral Class at any time prior to the Discharge of Priority Lien Obligations with respect to such Collateral Class in violation of the immediately preceding paragraph will be held by such Junior Lien Collateral Agent, Junior Lien Representative or holder of Junior Lien Obligations for the account of the holders of Priority Liens on such Collateral Class and remitted to the Priority Lien Collateral Agent with respect to such Collateral Class upon demand by such Priority Lien Collateral Agent. The Junior Liens will remain attached to and, subject to the provisions described below under the caption “—Provisions of the Indenture Relating to Security,” enforceable against all Proceeds so held or remitted. All Proceeds of Collateral received by any Junior Lien Collateral Agent, Junior Lien Representative or holder of Junior Lien Obligations not in violation of the immediately preceding paragraph will be received by it free from the Priority Liens and all other Liens on such Collateral except the Junior Liens.

The provisions described above under this caption “—Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative, the Credit Facility Collateral Agent as holder of Credit Facility Liens and the Note Collateral Agent as holder of Note Liens. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Credit Facility Collateral Agent, the Note Collateral Agent and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

Release of Liens on Collateral

The Intercreditor Agreement provides that the Junior Liens upon any or all of the property in any Collateral Class automatically will be released and no longer secure the Junior Lien Obligations with respect to such property, and the right of the holders of such Junior Lien Obligations to the benefits of and proceeds of such Junior Liens on such property automatically will terminate and be discharged, upon the release of the Priority Liens on such property, whether such release of Priority Liens is automatically effective by operation of law or pursuant to the provisions of the Priority Lien Documents or becomes effective pursuant to a release delivered by the Priority Lien Collateral Agent; provided that no release of Junior Liens with respect to any property in any Collateral Class will be deemed to have occurred (a) upon a Discharge of Priority Lien Obligations with respect to such Collateral Class or (b) in a Refinancing of Priority Lien Debt of such Collateral Class with secured Indebtedness that is Incurred contemporaneously with or promptly after the discharge of such pre-existing Priority Lien Debt and that constitutes Priority Lien Debt as to such Collateral Class.

Otherwise, the release of Liens on Collateral is governed by the Note Lien Documents and the Credit Facility Lien Documents, respectively, and not by the Intercreditor Agreement. See the provisions relating to release of Liens described above under “—Security” and below under “—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes.”

The Secured Debt Documents provide that the Liens securing the Secured Debt will extend to the Proceeds of any sale of Collateral.

Amendment of Intercreditor Agreement and Other Security Documents

The Intercreditor Agreement provides that no amendment or supplement to the provisions of the Intercreditor Agreement will be effective unless set forth in writing signed by the Note Collateral Agent acting under the direction of the Required Note Lien Debtholders and signed by the Credit Facility Collateral Agent acting under the direction of the Required Credit Facility Lien Debtholders.

The Indenture provides that any amendment or supplement that purports to contractually subordinate the Note Liens on the Fixed Collateral securing the Note Lien Obligations will be effective only with the consent of the holders of at least two-thirds in principal amount of the notes then outstanding, voting as a single class.

The Intercreditor Agreement does not restrict the ability of the Company, the other Grantors and the Credit Facility Collateral Agent to amend or supplement any other Credit Facility Lien Security Document, or the ability of the Company, the other Grantors and the Note Collateral Agent to amend or supplement any other Note Lien Security Document. The Note Lien Security Documents may be amended or supplemented as set forth under “—Provisions of the Indenture Relating to Security—Amendment of Note Lien Security Documents.”

Voting

In connection with any matter under the Intercreditor Agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt.

Perfection of Note Liens as to Deposit Accounts and Securities Accounts

If so requested by the Note Collateral Agent for the purpose of perfecting Junior Liens of the Note Collateral Agent in any Deposit Account or Securities Account constituting Liquid Collateral, the Credit Facility Collateral Agent will join with the Note Collateral Agent in requesting the depositary bank or securities intermediary that maintains such account to agree (on terms reasonably satisfactory to each Collateral Agent) that such depositary bank or securities intermediary will comply with all entitlement orders or instructions issued by the Note Collateral Agent; provided, however, that if such entitlement orders or instructions are issued prior to the time that the Credit Facility Collateral Agent shall have notified the depositary bank or securities intermediary of a Discharge of Priority Lien Obligations, such depositary bank or securities intermediary shall not comply with any such entitlement orders or instructions unless the Credit Facility Collateral Agent shall have consented thereto in writing.

Credit Facility Liens on Fixed Collateral and Excluded Assets

The Credit Facility Collateral Agent will not accept or file any real estate mortgage, fixture filing, security assignment of Intellectual Property, vehicle certificate of title lien registration, aircraft or vessel lien registration or other comparable document, except a financing statement filed under any applicable UCC, that creates or perfects any Credit Facility Lien in favor of the Credit Facility Collateral Agent on Fixed Collateral or on any property, except Equity Interests, that constitutes an Excluded Asset but would constitute Fixed Collateral if not classified as an Excluded Asset, unless a substantially comparable document is also delivered to or filed in favor of the Note Collateral Agent in respect of Note Liens. If so requested at any time by the Credit Facility Collateral Agent, the Note Collateral Agent will request the Grantors to execute and deliver any such substantially comparable document in accordance with the provisions of the Indenture described below under the caption “—Provisions of the Indenture Relating to Security—Further Assurance; Insurance.”

Delivery of Collateral

Following the Discharge of Priority Lien Obligations with respect to a Collateral Class, the Priority Lien Collateral Agent with respect to such Collateral Class will, to the extent permitted by applicable law, deliver to the Junior Lien Collateral Agent or such other person as a court of competent jurisdiction may otherwise direct any Collateral of such Collateral Class that may be held by it in pledge, without recourse and without any representation or warranty whatsoever. In addition, the Credit Facility Collateral Agent shall promptly notify in writing all depositary banks and securities intermediaries that have established Deposit Accounts or Securities Accounts over which the Credit Facility Collateral Agent has perfected its security interest by control that the security interest of the Credit Facility Collateral Agent has been discharged (which shall constitute notice of Discharge of Priority Lien Obligations with respect to Liquid Collateral in accordance with the provisions described above under the caption “—Perfection of Note Liens as to Deposit Accounts and Securities Accounts”) and, to the extent permitted by any applicable control agreement, assign such control agreement to the Note Collateral Agent.

If, following any Discharge of Priority Lien Obligations with respect to a Collateral Class, additional Priority Lien Debt is incurred with respect to such Collateral Class, the Junior Lien Collateral Agent will, to the extent permitted by applicable law, deliver to the Priority Lien Collateral Agent in respect of such Priority Lien Debt any Collateral of such Collateral Class that may be held by it in pledge, without recourse and without any representation or warranty whatsoever. In addition, if, following any Discharge of Priority Lien Obligations with respect to the Liquid Collateral, the Company or any of its Restricted Subsidiaries Incurs additional Credit Facility Lien Debt in accordance with the Secured Debt Documents, the Note Lien Collateral Agent shall take all actions reasonably requested by the Credit Facility Collateral Agent to cause the Credit Facility Collateral Agent to benefit from a perfected security interest in all Deposit Accounts or Securities Accounts over which the Note Lien Collateral Agent has perfected its security interest by control, on terms that are substantially similar to those in effect prior to such Discharge of Priority Lien Obligations.

Cooperation and Access with Respect to Liquid Collateral

Consent to License to Use Intellectual Property

The Note Collateral Agent will:

(1) consent (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the Credit Facility Collateral Agent of a perpetual non-exclusive royalty-free license to use any or all of the Intellectual Property of such Grantor that is subject to a Lien held by the Note Collateral Agent, to the extent the use of such Intellectual Property is necessary or appropriate, in the good faith opinion of the Credit Facility Collateral Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any Inventory in any lawful manner; and

(2) in its capacity as a secured party, grant to the Credit Facility Collateral Agent (without any representation, warranty or obligation whatsoever) a perpetual non-exclusive royalty-free license to use any or all of the Intellectual Property that is subject to a Lien held by the Note Collateral Agent for any such use, sale or disposition set forth in clause (1) above;

in each case in connection with the enforcement of any Priority Lien held by the Credit Facility Collateral Agent upon any Inventory or other Liquid Collateral of any Grantor.

Access to Information

If the Note Collateral Agent takes actual possession of any documentation of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the Note Collateral Agent), then upon request of the Credit Facility Collateral Agent and reasonable advance written notice, the Note Collateral Agent will permit the Credit Facility Collateral Agent or its representative to inspect and copy such documentation if and to the extent the Credit Facility Collateral Agent certifies to the Note Collateral Agent that:

(1) the documentation contains or may contain information necessary or appropriate, in the good faith opinion of the Credit Facility Collateral Agent, to the enforcement of the Credit Facility Collateral Agent’s Liens upon any Liquid Collateral; and

(2) the Credit Facility Collateral Agent and the Credit Facility Secured Parties are entitled to receive and use such information as against the Grantors and their suppliers, customers and contractors and under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

Access to Property to Process and Sell Inventory

If, upon enforcement of any Note Liens, the Note Collateral Agent or a purchaser at a foreclosure sale conducted in foreclosure of any Note Liens takes actual possession of Fixed Collateral of any Grantor, then, if so requested by the Credit Facility Collateral Agent and upon reasonable advance notice, the Note Collateral Agent will allow, and use commercially reasonable efforts to cause such purchaser to allow, the Credit Facility Collateral Agent and its officers, employees and agents (but not any of its transferees) reasonable and non-exclusive access to and use of such property for a period not exceeding 90 consecutive calendar days (the “Processing and Sale Period”), as necessary or reasonably appropriate to process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with or dispose of, in any lawful manner, any Inventory or other Liquid Collateral upon which the Credit Facility Collateral Agent holds a Priority Lien, subject to the following conditions and limitations:

(1) the Processing and Sale Period shall commence on the date the Note Collateral Agent or the foreclosure purchaser takes possession of such real property and makes it available to the Credit Facility Collateral Agent and shall terminate on the earlier of (a) the day that is 90 days thereafter and (b) the day on which all Liquid

Collateral (other than Liquid Collateral abandoned by the Credit Facility Collateral Agent) has been removed from such property; and

(2) the Note Collateral Agent shall be entitled, as a condition of permitting such access and use, to demand and receive assurances reasonably satisfactory to it that the access or use requested and all activities incidental thereto:

(A) will be permitted, lawful and enforceable as against Grantors and their suppliers, customers and contractors and under applicable law and will be conducted in accordance with prudent manufacturing practices; and

(B) will be adequately insured for damage to property and liability to persons, including property and liability insurance for the benefit of the Note Collateral Agent and the holders of the Note Lien Obligations, at no cost to the Note Collateral Agent or such holders.

The Note Collateral Agent (a) shall provide reasonable cooperation to the Credit Facility Collateral Agent in connection with the manufacture, production, completion, handling, removal and sale of any Liquid Collateral by the Credit Facility Collateral Agent as provided above and (b) shall be entitled to receive, from the Credit Facility Collateral Agent, fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the Credit Facility Collateral Agent. The Note Collateral Agent and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any Inventory subject to any Priority Lien held by the Credit Facility Collateral Agent or to provide any support, assistance or cooperation to the Credit Facility Collateral Agent in respect thereof.

Note Collateral Agent Assurances

The Note Collateral Agent may condition its performance of any obligation set forth under this caption “—Cooperation and Access with Respect to Liquid Collateral” upon its prior receipt (without cost to it) of:

(1) such assurances as it may reasonably request to confirm that the performance of such obligation and all activities of the Credit Facility Collateral Agent or its officers, employees and agents in connection therewith or incidental thereto:

(A) will be permitted, lawful and enforceable as against the Company and its Subsidiaries and their suppliers, customers and contractors and under applicable law; and

(B) will not impose upon the Note Collateral Agent (or any Note Secured Party) any legal duty, legal liability or risk of uninsured loss; and

(2) such indemnity or insurance as the Note Collateral Agent may reasonably request in connection therewith.

Grantor Consent

The Company and the other Grantors will consent to the performance by the Note Collateral Agent of the obligations set forth in under this caption “—Cooperation and Access with Respect to Liquid Collateral” and acknowledge and agree that neither the Note Collateral Agent nor any Note Lien Representative or holder of Note Lien Obligations will ever be accountable or liable for any action taken or omitted by the Credit Facility Collateral Agent or any Credit Facility Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by the Credit Facility Collateral Agent or any Credit Facility Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the Credit Facility Collateral Agent or its officers, employees, agents, successors or assigns.

Provisions of the Indenture Relating to Security

Enforcement of Note Liens

The Indenture and the Note Lien Security Documents provide that, upon the occurrence and during the continuance of an Event of Default, the Trustee may pursue any available remedy, including directing the Note Collateral Agent to enforce the Note Liens securing the notes, subject to the provisions described above under the caption “Intercreditor Agreement—Restrictions on Enforcement of Junior Liens” and to the provisions of the Indenture governing the Trustee’s duties and rights generally; and the Trustee will be subject to such instructions as may be given to it by the Holders of a majority in outstanding principal amount of the notes to direct (and in its sole discretion and without the consent of the holders of the notes may direct) on behalf of the holders of the notes as the Note Lien Debt Representative with respect to the notes, the Note Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the Note Liens;

(2) enforce any of the terms of the Note Lien Security Documents; or

(3) collect and receive payment of any and all of the Note Lien Obligations.

Release of Liens In Respect of Notes

The Indenture provides that the Note Liens upon the Collateral will be released and no longer secure the notes outstanding under the Indenture or any other Note Lien Obligations, and the right of the holders of the notes and such other Note Lien Obligations to the benefits and proceeds of the Note Liens on the Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of the Indenture as set forth under the caption “—Satisfaction and Discharge”;

(2) upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance”;

(3) upon payment in full of all notes outstanding under the Indenture and all outstanding Note Lien Obligations due and payable under the Indenture at the time the notes are paid in full and discharged;

(4) in whole or in part, with the consent of the Holders of a majority in aggregate principal amount of the notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver”;

(5) upon the taking of Collateral by eminent domain, condemnation or in similar circumstances;

(6) in the case of Note Liens on Collateral owned by any Subsidiary Guarantor, upon the release of the Subsidiary Guarantee of such Subsidiary Guarantor in accordance with the provisions of the Indenture described under “—Certain Covenants—Future Subsidiary Guarantors”;

(7) as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company (i) in a transaction or other circumstance that is not prohibited by the “Asset Disposition” provisions of the Indenture, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of or (ii) in connection with the enforcement of a Permitted Lien so long as the Lien attaches to the Proceeds of such enforcement action; provided that the Liens on the Collateral will not be released pursuant to clause (i) of this provision if the sale or disposition is subject to the covenant described below under the caption “—Merger, Consolidation or Sale of Assets”;

(8) as to any Collateral owned by a Subsidiary Guarantor all of the Capital Stock of which is being sold, transferred or otherwise disposed of, to a Person that is not (either immediately before or after giving effect to such transaction) the Company or a Restricted Subsidiary in a transaction that is not prohibited by the “Asset Disposition” provisions of the Indenture, at the time of such sale, transfer or other disposition;

(9) as to any Liquid Collateral securing Credit Facility Lien Debt upon any release of such Collateral pursuant to the terms of the Credit Facility Lien Documents; or

(10) upon release of Collateral as set forth under the caption “—Intercreditor Agreement—Release of Liens on Collateral.”

The Note Lien Security Documents provide that the Liens securing the Note Lien Debt will extend to the Proceeds of any sale of Collateral. As a result, the Note Liens will apply to the Proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.

Equal and Ratable Sharing of Collateral by Holders of Note Lien Debt

The Indenture provides that, notwithstanding:

(1) anything to the contrary contained in the Note Lien Security Documents;

(2) the time of incurrence of any Series of Note Lien Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Note Lien Debt;

(4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Note Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens:

(a) all Note Liens granted at any time by the Company or any Subsidiary Guarantor will secure, equally and ratably, all present and future Note Lien Obligations; and

(b) all Proceeds of all Note Liens granted at any time by the Company or any Subsidiary Guarantor will be allocated and distributed equally and ratably on account of the Note Lien Debt and other Note Lien Obligations.

This section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Note Lien Obligations, each present and future Note Lien Representative and the Note Collateral Agent as holder of Note Liens. The Note Lien Representative of each future Series of Note Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Note Collateral Agent and the trustee at the time of incurrence of such Series of Note Lien Debt.

Relative Rights

Nothing in the Note Lien Documents will:

(1) impair, as between the Company and the holders of the notes, the obligation of the Company to pay principal of, premium and interest and liquidated damages, if any, on the notes in accordance with their terms or any other obligation of the Company or any Subsidiary Guarantor;

(2) affect the relative rights of holders of notes as against any other creditors of the Company or any Subsidiary Guarantor (other than holders of Credit Facility Liens, Permitted Prior Liens or other Note Liens);

(3) restrict the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions “—Intercreditor Agreement—Restrictions on Enforcement of Junior Liens” or “—Intercreditor Agreement—Insolvency and Liquidation Proceedings”);

(4) restrict or prevent any holder of notes or other Note Lien Obligations, the Note Collateral Agent or any Note Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the provisions described above under the captions “—Intercreditor Agreement—Restrictions on Enforcement of Junior Liens” or “—Intercreditor Agreement—Insolvency and Liquidation Proceedings”; or

(5) restrict or prevent any holder of notes or other Note Lien Obligations, the Note Collateral Agent or any Note Lien Representative from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the provisions described above under the captions “—Intercreditor Agreement—Restrictions on Enforcement of Liens” or “—Intercreditor Agreement—Insolvency and Liquidation Proceedings.”

Compliance with Trust Indenture Act

To the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the Note Lien Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an Officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel (which may be internal counsel), that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Further Assurances; Insurance

The Indenture and the Note Lien Security Documents provide that the Company and each of the Subsidiary Guarantors will do or cause to be done all acts that the Note Collateral Agent from time to time may reasonably request to assure and confirm that the Note Collateral Agent holds, for the benefit of the holders of Note Lien Obligations, duly created and enforceable and (except with respect to Excluded Perfection Collateral) perfected Note Liens upon the Collateral (including any property or assets (other than Excluded Perfection Collateral) that are acquired or otherwise become Collateral after the notes are issued), in each case, as contemplated by, and with the Lien priority and perfection required under, the Note Lien Documents.

Upon the reasonable request of the Note Collateral Agent or any Note Lien Representative at any time and from time to time, the Company and each of the Subsidiary Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions that the Note Collateral Agent may reasonably request to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by, and with the Lien priority and perfection required under, the Note Lien Documents for the benefit of the holders of Note Lien Obligations.

The Company and the Subsidiary Guarantors will:

(1) keep their properties insured at all times by financially sound and reputable insurers in such amounts and against such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies in the same or similar business and, in any event, insuring the Collateral against loss by fire, explosion or theft or other risks as may be required by the Note Lien Security Documents;

(2) maintain such other insurance as may be required by law; and

(3) maintain title insurance on real property Collateral to the extent required by the Note Lien Security Documents.

The Company and the Subsidiary Guarantors will furnish to the Note Collateral Agent all information reasonably requested by it as to their property and liability insurance carriers. The Note Lien Security Documents provide that the Note Collateral Agent, on behalf of holders of Note Lien Debt, be named as an additional insured and/or loss payee in respect of casualty insurance for Fixed Collateral property, with a waiver of subrogation, and 30 days’ notice of any cancellation of or material change to all insurance policies of the Company and the Subsidiary Guarantors required by the Note Lien Security Documents. Any payments received by the Note Collateral Agent in its capacity as additional insured and/or loss payee in respect of such insurance shall be deposited by it into the Net Available Cash Account and may be applied by the Company and its Restricted Subsidiaries in accordance with the provisions of the Indenture described below in clause (a)(4) under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Amendment of Note Lien Security Documents

The Note Lien Security Documents (other than the Intercreditor Agreement) provide that no amendment or supplement to the provisions of any such Note Lien Security Document will be effective without the approval of the Note Collateral Agent acting as directed by the Required Note Lien Debtholders, except that:

(1) any amendment or supplement that has the effect solely of:

(a) adding or maintaining Collateral,

(b) securing additional Note Lien Debt that was otherwise permitted by the terms of the Note Lien Documents to be secured by the Collateral,

(c) preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Note Collateral Agent therein; provided that the Note Liens remain Priority Liens on the Fixed Collateral,

(d) releasing Liens on Collateral securing Note Lien Obligations in accordance with the requirements set forth in the applicable Note Lien Documents referenced above under the caption “—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes,” under the caption “—Intercreditor Agreement—Release of Liens on Collateral” and, if applicable, the provisions of any other Note Lien Document governing any other Series of Note Lien Debt that regulates the release of Collateral,

(e) curing any ambiguity, omission, defect or inconsistency; provided that such amendment or supplement does not adversely affect any security interest in Collateral securing the Note Lien Obligations or perfection thereof or the rights of any holder of Note Lien Debt, any Note Lien Representative or the Note Collateral Agent, subject to the provisions of the Note Lien Security Documents,

(f) adding to the covenants of the Grantors for the benefit of the holders of Note Lien Debt or to surrender any right or power conferred upon the Grantors,

(g) making any change that does not adversely affect any security interest in Collateral securing the Note Lien Obligations or perfection thereof or the rights of any holder of Note Lien Debt, any Note Lien Representative or the Note Collateral Agent, subject to the provisions of the Note Lien Security Documents, or

(h) conforming the text of the Note Lien Security Documents to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of such Note Lien Security Document, will become effective when executed and delivered by the Company or any other applicable Subsidiary Guarantor party thereto and the Note Collateral Agent acting without any direction by the holders of Note Lien Obligations;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Note Lien Obligations:

(a) to vote its outstanding Note Lien Debt with respect to Fixed Collateral as to any matter described as subject to direction by the Required Note Lien Debtholders (or amends the provisions of this clause (2) or the definitions of “Required Note Lien Debtholders”),

(b) to share equally and ratably with the holders of all Note Lien Obligations in the Proceeds of enforcement of or realization on any Collateral as described above under “Intercreditor Agreement—Order of Application” and “—Provisions of the Indenture Relating to Security—Equal and Ratable Sharing of Collateral by Holders of Note Lien Debt”, or

(c) to require that Note Liens be released only as set forth in the provisions described above under the caption “—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Note Lien Debt so affected under the applicable Note Lien Document; and

(3) no amendment or supplement that imposes any obligation upon the Note Collateral Agent or any Note Lien Representative or adversely affects the rights of the Note Collateral Agent or any Note Lien Representative, in its individual capacity as such, will become effective without the consent of the Note Collateral Agent or such Note Lien Representative, respectively.

Any amendment or supplement to the provisions of the Note Lien Security Documents that releases Liens on Collateral securing Note Lien Debt will be effective only in accordance with the requirements set forth in the applicable Note Lien Documents referenced above under the caption “—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes,” under the caption “—Intercreditor Agreement—Release of Liens on Collateral” and, if applicable, the provisions of any other Note Lien Document governing any other Series of Note Lien Debt that regulates the release of Collateral. Any amendment or supplement that results in the Note Collateral Agent’s Liens upon the Collateral no longer securing the notes and the other Obligations under the Indenture may only be effected in accordance with the provisions described above under the caption “—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes” or under the caption “—Intercreditor Agreement—Release of Liens on Collateral.”

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the notes pursuant to this section in the event that it has exercised its right to redeem all the notes under the terms of the section titled “—Optional Redemption”:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that so long as the Company is a Subsidiary of a Parent, no Person shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new individuals whose election by such Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by any Permitted Holder or a vote of a majority of the individuals of the Company then still in office who were either on the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that so long as such surviving or transferee Person is a Subsidiary of a Parent, no Person shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such Person shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent.

For purposes of the foregoing, no Person who is a member of a “group” (as so defined) or a “beneficial owner” (as so defined) in respect of any such Voting Stock solely as a consequence of any agreement or arrangement with Permitted Holders shall be deemed a member of such “group” or such a “beneficial owner” for so long as (without giving effect to such agreement or arrangement) the Permitted Holders “beneficially own” (as so defined) a percentage of the total voting power of the Voting Stock of the Company (or any Parent or such surviving or transferee Person, as the case may be) at such time equal to or greater than that “beneficially owned” (as so defined) by such other Person.

In the event that at the time of such Change of Control the terms of any Credit Facility restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following the date the Company obtains actual knowledge of any Change of Control, the Company shall:

(1) repay in full all Indebtedness under Credit Facilities the terms of which require repayment upon a Change of Control or if doing so will allow the purchase of the notes, offer to repay in full all Indebtedness under such Credit Facilities and repay the Indebtedness under such Credit Facilities of each lender who has accepted such offer; or

(2) obtain the requisite consent under the agreements governing the Credit Facilities the terms of which require repayment upon a Change of Control to permit the repurchase of the notes as provided for in the immediately following paragraph.

Not later than 30 days following the date the Company obtains actual knowledge of any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 90 days from the date such notice is mailed);

(4) the instructions determined by the Company, consistent with this covenant and the Indenture, that a Holder must follow in order to have its notes purchased; and

(5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with, the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings, recapitalizations or the purchase by a Permitted Holder of another Permitted Holder’s equity interest, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Company’s obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness.    (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.0:1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness of the Company or any Subsidiary Guarantor under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed the greater of (A) $85.0 million and (B) the amount of the Borrowing Base as of the date of such Incurrence;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(3) Indebtedness (A) represented by the notes (not including any Additional Notes) and the Subsidiary Guarantees, (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness Incurred pursuant to clauses (1) or (2) above or this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a), and (D) consisting of Guarantees of any Indebtedness permitted under clauses (1) and (2) of this paragraph (b);

(4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by or became a Restricted Subsidiary of the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

(5) Indebtedness (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business or other similar instruments or obligations issued, or relating to liabilities or obligations Incurred by the Company and the Restricted Subsidiaries in the ordinary course of their business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) in respect of the financing of insurance premiums by the Company or any Restricted Subsidiary in the ordinary course of their business and (C) under Interest Rate Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business, or otherwise in respect of any Credit Facility, the notes or any other Note Lien Debt;

(6) Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of $10.0 million at any time outstanding);

(7) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not in excess of $20.0 million at any time outstanding;

(8) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary not incurred in violation of this “Limitation on Indebtedness” section;

(9) Indebtedness of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition (which Indebtedness is, except for Standard Receivable Obligations, otherwise without recourse to the Company or any Restricted Subsidiary of the Company (other than such Receivables Subsidiary));

(10) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements entered into, in the judgment of the Company, to protect the Company or such Restricted Subsidiary from fluctuations in currency exchange rates and not entered into for speculative purposes;

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(12) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross consideration actually received by the Company and its Restricted Subsidiaries in connection with such disposition; or

(13) Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (13) and to remain outstanding immediately after such Incurrence, will not exceed $25.0 million.

(c) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date; (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and that is incurred under any Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Closing Date; (ii) any date on which any of the respective commitments under such Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder; or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1) Indebtedness Incurred pursuant to the Initial Credit Agreement on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

(2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, may classify such Indebtedness and only shall be required to include the amount of such Indebtedness in one of such clauses but may include the same in more than one of such clauses.

(d) The Company will not Incur, and will not permit any Subsidiary Guarantor to Incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Subsidiary Guarantee, as the case may be, on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or otherwise cause or suffer to exist any Lien of any kind (other than Permitted Liens) upon any property or assets of the Company or any Restricted Subsidiary, whether owned on the Closing

Date or thereafter acquired; provided that the Company and any Restricted Subsidiary may incur Liens (in addition to Permitted Liens) securing Indebtedness on property or assets that are not Collateral if:

(1) in the case of any Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a Lien on such property or assets that is senior in right of priority to such Liens; and

(2) in the case of all Liens securing other Indebtedness, the notes are equally and ratably secured by a Lien on such property or assets.

Limitation on Restricted Payments.    (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the holders of its Capital Stock in their capacity as such, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or, in the case of a Subsidiary, Preferred Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has stockholders or equity owners other than the Company or other Restricted Subsidiaries, to its other stockholders or equity owners on a pro rata basis);

(2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary or any Capital Stock of any Parent;

(3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

(4) make any Investment (other than a Permitted Investment) in any other Person;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment being herein referred to as a “Restricted Payment”),

if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2005 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit);

(ii) the aggregate Net Cash Proceeds and Fair Market Value of property or assets received by the Company as capital contributions to the Company or from the issue or sale of its Capital Stock (other than Disqualified Stock) in each case, subsequent to January 27, 2005 (other than an issuance or sale to (x) a Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries, except to the extent that Consolidated Net Worth increases as a result of such issue or sale to such plan or trust);

(iii) the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to January 27, 2005 of any Indebtedness of the Company or any of its Restricted Subsidiaries issued after January 27, 2005 which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company or any Parent (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange plus the amount of cash, property or assets (determined as provided above) received by the Company or any Restricted Subsidiary upon such conversion or exchange);

(iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; and

(v) in the case of any disposition or repayment or return of all or any portion of any Investment other than a Permitted Investment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments and the initial amount of all such Investments.

(b) The provisions of the foregoing paragraph (a) will not prohibit any of the following (each a “Permitted Payment”):

(1) the making of any Restricted Payment in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided, however, that:

(A) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above; and

(B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

(2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under “—Limitation on Indebtedness”; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations (i) from Net Available Cash to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”; (ii) to the extent provided by the agreement governing such Subordinated Obligations, following the occurrence of a Change of Control (or, in the case of Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by or became a Restricted Subsidiary of the Company, any similar event), but only if, in each case, the Company shall have complied with the covenant described under “Change of Control” and, if required, purchased all notes tendered pursuant to the offer to repurchase all the notes tendered thereby prior to purchasing such Subordinated Obligations; and (iii) to the extent such Subordinated Obligations were Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by or became a Restricted Subsidiary of the Company that was not Incurred in connection with, or in anticipation or contemplation of, the acquisition giving rise to the Incurrence of such acquired Indebtedness; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments under paragraph (a) above;

(5) any purchase, repurchase, redemption, retirement or other acquisition for value of, or options to purchase, Capital Stock of the Company or any Parent from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, such Capital Stock or upon death, resignation or termination of employment, and loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to make any such purchase, repurchase, redemption, retirement or other acquisition for value; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $2.5 million in any calendar year (which amount shall be increased by the amount of any cash proceeds to the Company or any Parent from, or as a contribution to its capital from, (x) sales of Capital Stock to directors, officers or employees of the Company or any of its Subsidiaries subsequent to January 27, 2005 and (y) any “key man” life insurance policies which are used to make such redemptions or repurchases); provided that any unused amounts in one year can be carried forward to the next year, but cannot be carried forward to any succeeding year; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be included in the calculation of the amount of Restricted Payments under paragraph (a) above;

(6) loans, advances, dividends or distributions to any Parent or other payments by the Company or any of its Restricted Subsidiaries to pay or permit any Parent to pay Parent Taxes or Parent Expenses; provided that such payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(7) the payment of fees and compensation as permitted under clause (5) or (7) of paragraph (b) of section “—Limitation on Transactions with Affiliates”; provided that such payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents all or a portion of the exercise price thereof or taxes due in connection with such exercise; provided that such repurchases shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(9) Restricted Payments made pursuant to, or contemplated by, or made to any Parent to permit any Parent to perform its obligations under, the provisions of any Merger Transaction Document as in effect on the date of the Indenture, and as the same may be amended or replaced either by a Board of Directors Approval or by any such amendment or replacement that is not materially more disadvantageous to the Holders in any material respect than the original Merger Transaction Document as in effect on the date of the Indenture; provided, that such payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(10) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the Indenture in accordance with the covenant entitled “—Limitation on Indebtedness”; provided that such payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(11) the distribution of Capital Stock of an Unrestricted Subsidiary to holders of Capital Stock of the Company, provided that such distribution is made promptly following the formation of, and investment in, such Unrestricted Subsidiary, and provided further that such distribution (but not such investment) shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(12) the Company or any Restricted Subsidiary from purchasing all (but not less than all), excluding directors’ qualifying shares, of the Capital Stock or other ownership interests in a Subsidiary of the Company which Capital Stock or other ownership interests were not theretofore owned by the Company or a Restricted Subsidiary of the Company, provided that such purchases shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(13) loans, advances, dividends, distributions or other payments, not to exceed $100,000 in the aggregate, to enable the Company or any Parent to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided that such loans, advances, dividends, distributions or other payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(14) Restricted Payments made in connection with the Merger Transactions; provided that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(15) Restricted Payments made to purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations in an aggregate amount not to exceed $10.0 million; provided that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above; or

(16) Restricted Payments (including loans and advances) in an aggregate amount not to exceed $20.0 million (net of repayments of any such loans or advances); provided that such payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary, other than a Subsidiary Guarantor, to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

(2) make any loans or advances to the Company; or

(3) transfer any of its property or assets to the Company,

except:

(A) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date (including, without limitation, the Indenture, the Senior Subordinated Note Indenture, the Credit Agreement, the Intercreditor Agreement or any other Secured Debt Document) and any encumbrance or restriction pursuant to any Credit Facility of the Company or a Restricted Subsidiary;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary or any of its Subsidiaries pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date, which encumbrance or restriction is not applicable to the Company or its Restricted Subsidiaries, or the properties or assets of the Company or its Restricted Subsidiaries, other than the Restricted

Subsidiary, or the property or assets of the Restricted Subsidiary, so acquired, or any Subsidiary thereof or the property or assets of any such Subsidiary;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by the Board of Directors acting in good faith, to the Holders than the encumbrances and restrictions contained in such predecessor agreement;

(D) in the case of clause (3), any encumbrance or restriction:

(i) that restricts the subletting, assignment or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business; or

(ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) any encumbrances or restrictions contained in any Credit Facility extended to any Foreign Subsidiary of the Company;

(G) any encumbrance or restriction arising under or in connection with Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity;

(H) restrictions on the transfer of assets pursuant to any Permitted Lien;

(I) any encumbrance or restriction arising under or in connection with any agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness,” if (x) either (i) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such agreement or instrument or (ii) the Company in good faith determines that such encumbrance or restriction will not cause the Company not to have the funds necessary to pay the principal of or interest on the notes and (y) the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by the Company in good faith);

(J) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Capital Stock of any Person other than a Wholly Owned Subsidiary that is acquired after the Closing Date; and

(K) any encumbrance or restriction arising under or in connection with the Indenture and the notes.

Limitation on Sales of Assets and Subsidiary Stock.    (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair value, as determined in good faith by the Board of Directors, of the shares or assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received is in the form of cash;

(3) in the case of an Asset Disposition other than a Sale of Fixed Collateral, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness (other than Subordinated Obligations)), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Indebtedness (other than Subordinated Obligations) of the Company or any Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than Obligations in respect of Disqualified Stock) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets to be owned by the Company or a Subsidiary Guarantor (including by means of an Investment in Additional Assets with Net Available Cash) within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash, or, if such reinvestment in Additional Assets is a project authorized by the Board of Directors that will commence within 365 days but that will take longer than 365 days to complete, the period of time necessary to complete such project;

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase the notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Indebtedness (other than Subordinated Obligations), such Offer may be made ratably to purchase the notes and other Indebtedness (other than Subordinated Obligations) of the Company; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value;

(4) in the case of an Asset Disposition that is a Sale of Fixed Collateral, the Company (or the Restricted Subsidiary that owned the sold assets, as the case may be) promptly deposits such Proceeds into a segregated Net Available Cash Account under the control of the Note Collateral Agent that includes only proceeds from the Sale of Fixed Collateral and interest earned thereon (an “Net Available Cash Account”) and is free from all other Liens (other than Permitted Prior Liens and Junior Liens), all on terms and pursuant to arrangements reasonably satisfactory to the Note Collateral Agent in its reasonable determination (which may include, at the Note Collateral Agent’s reasonable request, customary officer’s certificates and legal opinions and shall include release provisions requiring the Note Collateral Agent to release deposits in the Net Available Cash Account as requested to permit the Company or its Restricted Subsidiaries to apply such Net Available Cash in the manner described below, unless the Note Collateral Agent has received written notice that an Event of Default has occurred and is continuing from the Trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding), and an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A) first, to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets constituting Fixed Collateral to be owned by the Company or a Subsidiary Guarantor (including by means of an Investment in Additional Assets with Net Available Cash), and the Note Collateral Agent shall promptly be granted a perfected first priority security interest (subject to Permitted Prior Liens) on all such assets as Fixed Collateral under the Note Lien Security Documents to secure the notes on terms and pursuant to arrangements reasonably satisfactory to the Note Collateral Agent in its reasonable determination (which may include, at the collateral agent’s reasonable request, customary officer’s certificates and legal opinions); provided that, notwithstanding the foregoing:

(x) the Company or such Restricted Subsidiary may reinvest such Net Available Cash in Additional Assets that do not constitute Fixed Collateral in an aggregate amount not to exceed $10.0 million since the Closing Date;

(y) the Company or such Restricted Subsidiary may use such Net Available Cash for general corporate purposes in an aggregate amount not to exceed, as of any date of determination, an amount equal to the lesser of (i) the consolidated Capital Expenditures of the Company and its Restricted Subsidiaries paid for in cash (other than with Proceeds from a Sale of Fixed Collateral) during the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, and (ii) $7.5 million during any such four-quarter period; and

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) after 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash (or, if a reinvestment in Additional Assets in accordance with clause (A) is a project authorized by the Board of Directors that will commence within 365 days but that will take longer than 365 days to complete, after 545 days from the later of such Asset Disposition or the receipt of such Net Available Cash), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase the notes together with any other Note Lien Debt pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), for any general corporate purpose permitted by the terms of the Indenture.

In addition, upon receipt of any Net Available Cash from a Casualty Event with respect to Fixed Collateral, the Company (or the Restricted Subsidiary that owned those assets, as the case may be) shall treat such Net Available Cash as if it were proceeds of an Asset Disposition from a Sale of Fixed Collateral and apply such proceeds in accordance with clause (4) of the preceding paragraph.

Notwithstanding the foregoing provisions of this covenant, (x) the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash from Asset Dispositions other than Sales of Fixed Collateral in accordance with this covenant except to the extent that the aggregate Net Available Cash for all such Asset Dispositions that is not applied in accordance with this covenant exceeds $10.0 million and (y) the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash from Asset Dispositions that are Sales of Fixed Collateral or from Casualty Events in accordance with clause (b) of this covenant except to the extent that the aggregate Net Available Cash for all such Asset Dispositions and Casualty Events exceeds $10.0 million.

For the purposes of this covenant, the following are deemed to be cash:

(1) the amount of any liabilities (as shown on the Company or any Restricted Subsidiary’s most recent balance sheet or the notes thereto and other than obligations in respect of Disqualified Stock of the Company or Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Subsidiary Guarantor) (i) that is assumed by the transferee of such assets and from which the Company and its Restricted Subsidiaries are unconditionally released or indemnified against by such transferee or (ii) in respect of which neither the Company nor any Restricted Subsidiary following such Asset Disposition has any obligation,

(2) securities received by the Company or any Restricted Subsidiary from the transferee that within 60 days are converted by the Company or such Restricted Subsidiary into cash, and

(3) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of (x) 2.0% of the total assets less the goodwill, net, and other intangible assets, net, of the Company and its

Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, as of the most recent date for which a consolidated balance sheet of the Company and its Restricted Subsidiaries is available, and (y) $10.0 million at the time of the receipt of such Designated Non-Cash Consideration (with fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding the immediately preceding paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Disposition without complying with such paragraphs to the extent that:

(1) at least 75% of the consideration for such Asset Disposition constitutes Additional Assets; and

(2) such Asset Disposition is for at least fair value, as determined in good faith by the Board of Directors; provided that the Net Available Cash from any consideration not constituting Additional Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Disposition permitted to be consummated under this paragraph shall be subject to the provisions of the two preceding paragraphs;

provided that (A) at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof and (B) in any such Asset Disposition that is a Sale of Fixed Collateral, the Additional Assets acquired as consideration in accordance with clause (1) above constitute Fixed Collateral except to the extent permitted pursuant to clause (4)(A)(x) of the first paragraph of this clause (a).

(b) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(3)(C) or (a)(4)(B) of this covenant, the Company (i) will be required to purchase notes tendered pursuant to an offer by the Company to the Holders for the notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture; and (ii) may purchase other Indebtedness that is Note Lien Debt of the Company that contains provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds from the sales of assets of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Company offer to purchase such other Note Lien Debt of the Company at a purchase price in excess of 100% of its principal amount (without premium), plus accrued and unpaid interest and liquidated damages, if any, thereon). If the aggregate purchase price of notes (and other Note Lien Debt) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Note Lien Debt (including liquidated damages, if any)), the Company will apply the remaining Net Available Cash in accordance with (x) clause (a)(3)(D) of this covenant to the extent that such Net Available Cash is from an Asset Disposition other than a Sale of Fixed Collateral and (y) clause (a)(4)(C) of this covenant to the extent that such Net Available Cash is from a Sale of Fixed Collateral. The Company will not be required to make an Offer for notes (and other Note Lien Debt) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B) and (a)(4)(A), as applicable) is less than $10.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates.    (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions

(including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are fair and reasonable to, and in the best interest of, the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Board of Directors;

(2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million;

(A) are set forth in writing; and

(B) have been approved by a majority of the members of the Board of Directors; and

(3) that, in the event such Affiliate Transaction involves an amount in excess of $20.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment permitted to be paid pursuant to the covenant described under “—Limitation on Restricted Payments,” any Permitted Payment, or any Permitted Investments described in clauses (5) and (6) of the definition thereof;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock or equity options and stock or equity ownership plans approved by the Board of Directors;

(3) the grant of stock or equity options or similar rights to employees and directors or members of the Board of Directors of the Company or its Subsidiaries pursuant to plans and/or contracts approved by the Board of Directors;

(4) loans or advances to officers, directors or employees of the Company or its Subsidiaries in the ordinary course of business in accordance with past practices of the Company, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(5) the payment of reasonable fees and compensation to, and the provision of indemnity on behalf of, directors, officers, employees, consultants or members of the Board of Directors of the Company or any Subsidiary as determined in good faith by the Company’s Board of Directors;

(6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(7) any transaction or any payment pursuant to or contemplated by the provisions of any Merger Transaction Document as in effect on the date of the Indenture, and as the same may be amended or replaced either by a Board of Directors Approval or by any such amendment or replacement that is not materially more disadvantageous to the Holders in any material respect than the original Merger Transaction Document as in effect on the date of the Indenture;

(8) transactions effected as part of a Qualified Receivables Transaction;

(9) the granting or performance of registration rights under a written registration rights agreement approved by the Board of Directors and containing customary terms, taken as a whole;

(10) transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary generally;

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services in the ordinary course of business;

(12) sales of Capital Stock (other than Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor) for any consideration or any capital contribution;

(13) any agreement as in effect on the Closing Date and any amendment thereto or any replacement thereof or any transaction completed pursuant to such amendment or replacement agreement (including pursuant to any amendment thereto), so long as any such amendment or replacement agreement is not materially more disadvantageous to the Holders of notes in any material respect than the original agreement as in effect on the Closing Date;

(14) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation or Sale of Assets”;

(15) execution, delivery and performance of a tax sharing agreement with respect to any of the charges, taxes or assessments described in the definition of “Parent Taxes”;

(16) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity (in which no other Affiliate of the Company, other than a Restricted Subsidiary, owns any Capital Stock); and

(17) any agreement to do any of the foregoing.

Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries.    The Company will not permit any Subsidiary Guarantor to issue any shares of its Preferred Stock except to the Company or a Restricted Subsidiary.

SEC Reports.    Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes, cause the Trustee to furnish to the Holders of notes or file with the SEC, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website (if it then maintains a website) within the time periods that would apply if the Company were required to file those reports with the SEC.

In addition, the Company and the Subsidiary Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Future Subsidiary Guarantors.    After the Closing Date, the Company will cause each existing and future Domestic Subsidiary of the Company (other than any Unrestricted Subsidiary) that guarantees payment by the

Company of any Indebtedness (other than Immaterial Indebtedness) of the Company to become a Subsidiary Guarantor, and if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Domestic Subsidiary will, jointly and severally, fully and unconditionally Guarantee on a senior secured basis the Guaranteed Obligations within 10 Business Days of the date on which it enters into such guarantee of Indebtedness (other than Immaterial Indebtedness) of the Company; provided that any such future Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Subsidiary Guarantor until such time as it ceases to be an Immaterial Subsidiary. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor, without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any consolidation or merger if the Subsidiary Guarantor or surviving Person shall cease to be a Subsidiary of the Company, if the consolidation or merger complies with the provisions of the covenant described under “—Merger, Consolidation or Sale of Assets”;

(2) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the provisions of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”;

(3) if the Subsidiary Guarantor is designated to be an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(4) in connection with any (direct or indirect) sale of Capital Stock or other transaction that results in such Subsidiary Guarantor ceasing to be a Subsidiary of the Company, if the sale or other transaction complies with the provisions of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”;

(5) upon the release of such Subsidiary Guarantor from its liability in respect of all Indebtedness of the Company and all other Subsidiary Guarantors (other than Immaterial Indebtedness of the Company or any other Subsidiary Guarantor and any other Indebtedness the Guarantee of which by such Subsidiary Guarantor is also released upon the release of such Subsidiary Guarantor from its liability in respect of all Indebtedness (other than Immaterial Indebtedness) of the Company and all other Subsidiary Guarantors);

(6) upon legal defeasance of the notes or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; and

(7) with the consent of Holders of a majority in aggregate principal amount of notes then outstanding in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver.”

Business Activities.    The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Merger, Consolidation or Sale of Assets

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture and registration rights agreement (if applicable), executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the notes, the Indenture and the registration rights agreement (if applicable);

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis either (i) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (ii) the Consolidated Coverage Ratio of the Successor Company would be greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture.

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Subsidiary Guarantor) will expressly assume, by a supplemental indenture and registration rights agreement (if applicable), executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and the registration rights agreement (if applicable), respectively; and

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing.

Notwithstanding the foregoing:

(A) any Restricted Subsidiary (including any Subsidiary Guarantor) may consolidate with, merge into or transfer all or substantially all of its assets to the Company or any Subsidiary Guarantor;

(B) the Company or any Subsidiary Guarantor may merge with or into, or convey, transfer or lease all or substantially all its assets to, an Affiliate incorporated solely for the purpose of reincorporating the Company or such Subsidiary Guarantor in another jurisdiction, and the Company may merge with or into, or convey, transfer or lease all or substantially all of its assets to, a Restricted Subsidiary (including a Subsidiary Guarantor) so long as all assets of the Company and the Restricted Subsidiary immediately prior to such transaction are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof; and

(C) any Subsidiary Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets so long as the transactions comply with the release provisions set forth in the second paragraph of the section entitled “—Certain Covenants—Future Subsidiary Guarantors.”

Defaults

Each of the following is an Event of Default:

(1) a default in any payment of interest on any note when due and payable continued for 30 days;

(2) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration of acceleration or otherwise;

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture, which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes;

(4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Receivables Entity) of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $20.0 million or more at any time;

(5) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(6) the rendering of any judgment or decree for the payment of money in excess of $20.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary if:

(A) an enforcement proceeding thereon is commenced by any creditor, or

(B) such judgment or decree remains outstanding for a period of 60 days after such judgment becomes final and not appealable and is not discharged, paid, waived or stayed (the “judgment default provision”);

(7) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms in writing its obligations under its Subsidiary Guarantee; or

(8) the occurrence of any of the following:

(a) except as permitted by the Indenture, any Note Lien Security Document is held to be unenforceable or invalid in any respect by a court of competent jurisdiction (and such holding remains unstayed for a period of 30 days) or otherwise ceases for any reason to be fully enforceable for a period of 30 days after notice thereof is delivered to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding; provided that it will not be an Event of Default under this clause (8)(a) if the sole result of the failure of one or more of any such Note Lien Security Documents to be fully enforceable is that (x) any Note Lien purported to be granted thereunder purports to encumber Collateral that has been released in accordance with the terms of the Indenture and the Note Lien Security Documents or (y) any Note Lien purported to be granted thereunder on Collateral having, individually or in the aggregate, a Fair Market Value not more than $20.0 million, ceases to be an enforceable and perfected Priority Lien (in the case of Fixed Collateral, subject only to Permitted Prior Liens) or Junior Lien (in the case of Liquid Collateral, subject only to Credit Facility Liens and Permitted Prior Liens), as and to the extent required by the applicable Note Lien Security Documents;

(b) any Note Lien purported to be granted under any Note Lien Security Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $20.0 million ceases to be an enforceable and perfected Priority Lien (in the case of Fixed Collateral, subject only to Permitted Prior Liens) or Junior Lien (in the case of Liquid Collateral, subject only to Credit Facility Liens and Permitted Prior Liens), as and to the extent required by the applicable Note Lien Security Documents, for a period of 30 days after notice thereof is delivered to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding; or

(c) the Company or any Subsidiary Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any Subsidiary Guarantor set forth in or arising under any Note Lien Security Document, except to the extent of any Note Lien purported to be granted thereunder which purports to encumber Collateral that has been released in accordance with the terms of the Indenture and the Note Lien Security Documents.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding notes notify the Company and the Trustee of the default and the Company or the relevant Subsidiary Guarantor, as applicable, does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Company may declare the principal of and accrued but unpaid interest and liquidated damages, if any, on all the notes to be due and payable. Upon such a declaration, such principal and interest and liquidated damages, if any, will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest and liquidated damages, if any, on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or premium or liquidated damages, if any, when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, interest or premium or liquidated damages, if any, on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any failure to comply with the conditions and covenants under the Indenture. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which constitutes an Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the notes, the Indenture, the Subsidiary Guarantees, the Note Lien Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the notes and the Subsidiary Guarantees may be amended or supplemented with the written consent of the Holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). In addition, any amendment to, or waiver of, the provisions of the Indenture or any Note Lien Security Document that has the effect of releasing one or more of the Subsidiary Guarantors from its Subsidiary Guarantee or of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the Holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each Holder of an outstanding note affected, no amendment, supplement or waiver may (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest, including default interest, on any note;

(3) reduce the principal of or change the Stated Maturity of any note;

(4) reduce the premium payable upon the redemption of any note or change the date at which any note may be redeemed as described under “—Optional Redemption” above;

(5) make any note payable in money other than that stated in the note;

(6) make any change in the provisions of the Indenture governing the right of any Holder to receive payment of principal of, and interest on, such Holder’s notes on or after the due dates therefor (except a rescission of acceleration of the notes by the Holders of a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration) or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(8) make any change in the amendment and waiver provisions which require each Holder’s consent.

Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the notes or the Subsidiary Guarantees to:

(1) cure any ambiguity, omission, defect or inconsistency,

(2) provide for the assumption of the Company’s or a Subsidiary Guarantor’s obligations to Holders of Notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets, as applicable,

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

(4) add additional Guarantees with respect to the notes,

(5) make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Note Lien Security Documents, including adding any additional assets as Collateral, or any release of Collateral in accordance with the Indenture or any of the Note Lien Security Documents.

(6) add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company,

(7) make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture,

(8) conform the text of the Indenture, the Subsidiary Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the notes,

(9) provide for the issuance of the exchange notes or Additional Notes, or

(10) comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder will be able to transfer or exchange notes in accordance with the provisions of the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium or liquidated damages, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Offers pursuant to “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” above) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Defaults” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and liquidated damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance under the defeasance provisions of the Indenture have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not to be delivered if all notes not therefore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

The Collateral will be released from the Lien securing the notes, as described under the caption “—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(A) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, or are to be called for redemption within one year, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3) the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums then payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge under the satisfaction and discharge provisions of the Indenture have been satisfied.

The Collateral will be released from the Lien securing the notes, as described under the caption “Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes,” upon satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

If the Trustee becomes a creditor of the Company or any Subsidiary Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the TIA) or resign.

The Holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Depository Procedures

The following is a description of the operations and procedures of DTC, Euroclear and Clearstream. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and liquidated damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, payments on the notes will be made at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is MAC N9303-110, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Liquidated Damages

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it defines your registration rights as holders of these notes. See “—Where You Can Find Additional Information.”

On October 28, 2005, the Company, the Subsidiary Guarantors and the initial purchasers entered into the registration rights agreement. Pursuant to the registration rights agreement, the Company and the Subsidiary Guarantors agreed, for the benefit of the Holders of the old notes, to use all commercially reasonable efforts to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the new notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Subsidiary Guarantors will use all commercially reasonable efforts to offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for new notes.

If:

(1) the Company and the Subsidiary Guarantors are not

(A) required to file the Exchange Offer Registration Statement; or

(B) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2) any holder of Transfer Restricted Securities:

(A) other than an initial purchaser, is prohibited by law or SEC policy from participating in the Exchange Offer;

(B) may not resell the new notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such holder (other than, in either case, due solely to the status of such holder as an affiliate of the Company or any Subsidiary Guarantor or due to such holder’s inability to make the representations referred to above); or

(C) is an initial purchaser and so requests with respect to notes that have the status of unsold allotments in an initial distribution,

and notification thereof is given by such holder to the Company prior to the 20th Business Day following the consummation of the Exchange Offer,

the Company and the Subsidiary Guarantors will use all commercially reasonable efforts to file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the old notes by the holders of the old notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

“Transfer Restricted Securities” means each note until the earliest to occur of:

(1) the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the Exchange Offer of a note for a new note, the earlier of (x) the date that is 90 days after the consummation of the Exchange Offer and (y) the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such note is or may be distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement provides that:

(1) the Company and the Subsidiary Guarantors will use all commercially reasonable efforts to file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the closing of the offering of the old notes;

(2) the Company and the Subsidiary Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after such Exchange Offer Registration Statement was filed;

(3) unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company and the Subsidiary Guarantors will:

(A) commence the Exchange Offer; and

(B) use all commercially reasonable efforts to issue on or prior to 30 Business Days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, new notes in exchange for all old notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, the Company and the Subsidiary Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 120 days after such obligation arises.

If:

(1) the Company and the Subsidiary Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(3) the Company and the Subsidiary Guarantors fail to consummate the Exchange Offer within 30 Business Days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Company and the Subsidiary Guarantors will pay liquidated damages to each holder of Transfer Restricted Securities; provided, however, that (i) liquidated damages on the old notes may not accrue under more than one of the foregoing clauses (1) through (4) at any one time; and (ii) such liquidated damages shall cease to accrue on the old notes (a) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement, in the case of clause (1) above, (b) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement, in the case of clause (2) above, (c) upon the exchange of new notes for all old notes tendered, in the case of clause (3) above, or (d) upon the effectiveness of a Shelf Registration Statement or the Exchange Offer Registration Statement that has ceased to be effective or usable, in the case of clause (4) above. Without limiting the foregoing, liquidated damages with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement shall cease to accrue upon the consummation of the exchange offer in the case of a Shelf Registration Statement required to be filed due to failure to consummate the exchange offer within the required period of time.

With respect to the first 12-week period immediately following the occurrence of the first Registration Default, liquidated damages will be paid in an amount equal to 0.25% per annum of the principal amount of Transfer Restricted Securities. The amount of the liquidated damages will increase by an additional 0.25% per annum with respect to each subsequent 12-week period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.0% per annum of the principal amount of Transfer Restricted Securities.

All accrued liquidated damages will be paid by the Company and the Subsidiary Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or, if no such accounts have been specified, at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is MAC N9303-110, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479. We, however, reserve the right to pay liquidated damages to Holders by check mailed directly to Holders at their registered addresses.

Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

Holders of old notes will be required to make certain representations to the Company (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify the Company and the Subsidiary Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of old notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

Certain Definitions

“Accounts” means all “accounts” as defined in Article 9 of the UCC.

“Acquisition” means the acquisition of Del Laboratories, Inc. by DLI Acquisition Corp. on January 27, 2005, pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger among Del Laboratories, Inc., DLI Holding Corp. and DLI Acquisition Corp., dated as of July 1, 2004, as the same may be amended, modified or supplemented from time to time.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business; or

(2) the Capital Stock of a Restricted Subsidiary or of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Eurodollar Rate” means, for each quarterly period during which any note is outstanding subsequent to the initial quarterly period, 500 basis points over the rate determined by the Company (notice of such rate to be sent to the Trustee by the Company on the date of determination thereof) equal to the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such quarterly period; provided that, if no such British Bankers’ Association LIBOR rate is available to the Company, the Applicable Eurodollar Rate for the relevant quarterly period shall instead be the rate at which Bear, Stearns & Co. Inc. or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such quarterly period, in amounts equal to $1.0 million. Notwithstanding the foregoing, the Applicable Eurodollar Rate for the initial quarterly period shall be 9.19375%.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company to a Restricted Subsidiary;

(B) for purposes of the provisions described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition subject to the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(C) any transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

(D) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “—Merger, Consolidation or Sale of Assets”;

(E) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(F) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry;

(G) the licensing of intellectual property;

(H) disposals or replacements of obsolete equipment in the ordinary course of business;

(I) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(J) transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction; and

(K) leases or subleases to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Board of Directors” of the Company or any other Person means (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership; (iii) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board of Directors Approval” means the approval of a transaction by a majority of directors who do not have a personal stake in the transaction being voted upon, evidenced by a written resolution of the Board of Directors authorizing such transaction.

“Borrowing Base” means, as of any date of determination, an amount equal to:

(1) 85% of the face amount of all Receivables owned by the Company and its Restricted Subsidiaries as reported in accordance with GAAP on the Company’s consolidated balance sheet (or notes thereto) as of the end of the most recent fiscal quarter preceding such determination date, excluding (A) Receivables that were more than 90 days past due as of such balance sheet date and (B) the aggregate amount of all Receivables transferred to a Receivables Entity or Receivables Subsidiary in a Financing Disposition or a Qualified Receivables Transaction as of or prior to such balance sheet date that are included in the total Receivables of the Company and its Restricted Subsidiaries on such balance sheet (or notes thereto); plus

(2) 65% of the book value of all Inventory owned by the Company and its Restricted Subsidiaries as reported in accordance with GAAP on the Company’s consolidated balance sheet (or notes thereto) as of the end of the most recent fiscal quarter preceding such determination date.

“Business Day” means each day which is not a Legal Holiday.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which would, in accordance with GAAP, be set forth as capital expenditures in the consolidated statement of cash flow of such Person, including, in any event, expenditures in connection with sales displays.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the amount of such obligation required to be reflected as a liability on a balance sheet prepared in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other similar amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Management Obligations” means all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of the Company or any of its Subsidiaries arising out of any cash management, clearing house, wire transfer, depository or investment services provided by any lender under any Credit Facility or an Affiliate of such lender.

“Cash Proceeds” means all Proceeds of any Collateral received by any Grantor consisting of cash and checks.

“Casualty Event” means any taking under power of eminent domain or similar proceeding and any insured loss (excluding business interruption), in each case relating to property or other assets that constitute Fixed Collateral.

“Chattel Paper” means all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper,” as each term is defined in Article 9 of the UCC.

“Closing Date” means the date of the Indenture.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting either Fixed Collateral or Liquid Collateral.

“Collateral Agent” means,

(1) with respect to holders of Note Lien Obligations, the Note Collateral Agent, and

(2) with respect to holders of Credit Facility Lien Obligations, the Credit Facility Collateral Agent.

“Collateral Class,” as used with respect to Collateral, means the Fixed Collateral or the Liquid Collateral, as applicable.

“Collateral Records” means all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” means all “commercial tort claims” as defined in Article 9 of the UCC.

“Commodities Accounts” means all “commodity accounts” as defined in Article 9 of the UCC.

“Commodity Agreements” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in the case of each of clauses (i) and (ii)), determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to January 27, 2005, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period), and subject and giving effect to the following adjustments:

(1) Incurrence of Indebtedness.    If since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation).

(2) Discharge of Indebtedness.    If since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the commitments in respect thereof have been permanently terminated), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period.

(3) Sales.    If since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale.

(4) Purchase.    If since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness), as if such Purchase occurred on the first day of such period.

(5) Adjustments for Acquired Person.    If since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness to the extent of the remaining term of such Interest Rate Agreement). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for all taxes based on income, profits or capital, including, without limitation, state, franchise, value added, foreign or similar taxes; (ii) Consolidated Interest Expense; (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and any non-cash impairment charges related to goodwill, other intangibles or long-lived assets; (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred); (v) the amount of any minority interest expense; (vi) the amount, up to $1.2 million per year, paid to Kelso in respect of management, monitoring, consulting and advisory fees; (vii) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the write-off, depreciation or amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 and any other charges as a result of the application of purchase accounting; (viii) other non-cash expenses reducing Consolidated Net Income for such period (including deferred rent but excluding any other such charge which requires an accrual of or reserve for cash charges for any future period); and (ix) cash restructuring charges not to exceed $2.5 million per year and not to exceed $5.0 million in the aggregate.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations; (b) amortization of debt discount; (c) the interest portion of any deferred payment obligation; (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; and (e) to the extent not otherwise included in such interest expense, Receivables Fees; plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary; and minus (iii) to the extent otherwise included in such interest expense, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP;

provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i) any net income of any Person if such Person is not a Restricted Subsidiary or is accounted for by the equity method of accounting, except that the Company’s equity in the net income (but not loss) of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below);

(ii) any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released and (y) restrictions pursuant to the notes or the Indenture), except that the Company’s equity in the net income (but not loss) of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary and the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income up to the amount of loans, advances or other contributions, if any, made to such Restricted Subsidiary by the Company or any other Restricted Subsidiary during such period;

(iii) any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(iv) any extraordinary, unusual or nonrecurring gain, loss or charge (including, without limitation, option and severance expense, change of control payments and other fees, expenses and charges associated with the Merger Transactions and any acquisition, merger or consolidation after January 27, 2005);

(v) the cumulative effect of a change in accounting principles;

(vi) any gains or losses in connection with any early extinguishment of Indebtedness or the termination of any Currency Agreement in connection therewith;

(vii) any unrealized gains or losses in respect of Currency Agreements;

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(ix) any write-offs or write-downs of inventory or realized losses on sales or other dispositions of inventory in an amount not to exceed $2.5 million in any four-quarter period;

(x) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards; and

(xi) any increase in depreciation, depletion or amortization or any one-time non-cash charges (such as capitalized manufacturing profit in inventory) resulting from the purchase accounting in connection with the Merger Transactions or any acquisition, merger or consolidation that is consummated after January 27, 2005.

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer’s Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

“Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a Consolidated basis, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as

(1) the par or stated value of all outstanding Capital Stock of the Company; plus

(2) paid-in capital or capital surplus relating to such Capital Stock; plus

(3) any retained earnings or earned surplus; less

(A) any accumulated deficit; and

(B) any amounts attributable to Disqualified Stock.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Copyright Licenses” means, with respect to any Grantor, all agreements (whether or not in writing) naming such Grantor as licensor or licensee, granting any right under any Copyright, including the grant of rights to print, publish, copy, distribute, exploit and sell materials derived from any Copyright, subject in each case, to the terms of such agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such agreements.

“Copyrights” means:

(1) all United States and foreign copyrights, whether or not the underlying works of authorship have been published, and all copyright registrations and copyright applications, and any renewals or extensions thereof;

(2) the right to sue or otherwise recover for any and all past, present and future infringements thereof;

(3) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof); and

(4) all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Credit Agreement” means the Initial Credit Agreement and, to the extent it Refinances the Initial Credit Agreement, the Permanent ABL Facility.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Credit Agreement, together with its successors in such capacity.

“Credit Facilities” means (x) the Credit Agreement and (y) to the extent specified by the Company by notice to the Trustee, one or more other debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facility Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent under the Credit Facility Lien Security Documents, together with its successors in such capacity.

“Credit Facility Lien” means a Lien on Collateral granted by a Credit Facility Lien Security Document to the Credit Facility Collateral Agent, at any time, upon any property of the Company or any Subsidiary Guarantor to secure Credit Facility Lien Obligations.

“Credit Facility Lien Debt” means:

(1) Indebtedness of the Company or any Subsidiary Guarantor under the Credit Agreement that is secured by a Credit Facility Lien that was permitted to be incurred and so secured under the Indenture (or as to which the lenders under the Credit Agreement obtained an Officer’s Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be Incurred and secured by the Indenture) and Guarantees thereof by the Subsidiary Guarantors;

(2) Indebtedness of the Company or any Subsidiary Guarantor under any other Credit Facility that is secured by a Credit Facility Lien that was permitted to be incurred and so secured under the Indenture (or as to which the lenders under the Credit Agreement obtained an Officer’s Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be Incurred and secured by the Indenture) and Guarantees thereof by the Subsidiary Guarantors; provided, in the case of any Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such Indebtedness is incurred by the Company, such Indebtedness is designated by the Company, in an Officer’s Certificate delivered to each Credit Facility Lien Representative, the Credit Facility Collateral Agent and the Note Collateral Agent, as “Credit Facility Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Note Lien Debt and Credit Facility Lien Debt;

(b) such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Credit Facility Collateral Agent’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the Credit Facility Collateral Agent and the Note Collateral Agent an Officer’s Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Credit Facility Lien Debt”); and

(3) Hedging Obligations of the Company or any Subsidiary Guarantor incurred to hedge or manage interest rate risk (in a notional amount not to exceed the aggregate amount of the Company’s and its Subsidiaries’ consolidated variable interest rate Indebtedness then outstanding or committed) and Cash Management Obligations of the Company or any Subsidiary Guarantor; provided that:

(a) such Hedging Obligations and Cash Management Obligations are secured by a Credit Facility Lien on all of the assets and properties that secure Credit Facility Lien Debt; and

(b) such Credit Facility Lien is senior to or on a parity with the Credit Facility Liens securing Credit Facility Lien Debt;

in each case to the extent secured by Liens permitted by clause (2) of the definition of Permitted Liens.

“Credit Facility Lien Documents” means, collectively, the Credit Agreement, any credit agreement or other agreement governing each other Series of Credit Facility Lien Debt, and the Credit Facility Lien Security Documents.

“Credit Facility Lien Obligations” means the Credit Facility Lien Debt and all other Obligations in respect of Credit Facility Lien Debt.

“Credit Facility Lien Representative” means (1) the Credit Agreement Agent or (2) in the case of any other Series of Credit Facility Lien Debt, the trustee, agent or representative of the holders of such Series of Credit Facility Lien Debt who maintains the transfer register for such Series of Credit Facility Lien Debt and is appointed as a representative of the Priority Debt (for purposes related to the administration of the security documents) pursuant to the credit agreement or other agreement governing such Series of Credit Facility Lien Debt.

“Credit Facility Lien Security Documents” means the Intercreditor Agreement, each Lien Sharing and Priority Confirmation relating to Credit Facility Lien Obligations, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Subsidiary Guarantor creating (or purporting to create) a Credit Facility Lien upon collateral in favor of the Credit Facility Collateral Agent to secure Credit Facility Lien Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Credit Facility Priority Lien Cap” means, as of any date, an aggregate principal amount equal to the sum of (a) the aggregate principal amount of Indebtedness permitted to be Incurred under clause (1) of the definition of Permitted Debt (regardless of the amount actually Incurred) as of such date, plus (b) the principal amount of Indebtedness permitted to be Incurred under clause (13) of the definition of Permitted Debt (regardless of the amount actually Incurred) as of such date.

“Credit Facility Secured Party” means the Credit Agreement Agent and the lenders under the Credit Agreement (together with any other holders of Credit Facility Lien Obligations).

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Deposit Accounts” means all “deposit accounts” as defined in Article 9 of the UCC of any applicable jurisdiction and, in any event including any demand, time, savings, passbook or like account maintained with a depositary institution.

“Designated Non-Cash Consideration” means the fair market value of any non-cash consideration that is received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition and that is designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate. A particular item of Designated Non-Cash Consideration will no longer by considered to be outstanding when it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Discharge of Priority Lien Obligations” means, with respect to either Collateral Class, the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt with respect to the applicable Collateral Class;

(2) payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit) with respect to the applicable Collateral Class;

(3) discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document with respect to the applicable Collateral Class) of all outstanding letters of credit constituting Priority Lien Debt with respect to the applicable Collateral Class; and

(4) payment in full in cash of all other Priority Lien Obligations with respect to the applicable Collateral Class that are outstanding and unpaid at the time the Priority Lien Debt with respect to the applicable Collateral Class is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time);

provided, that no Discharge of Priority Lien Obligations will be deemed to have occurred in a Refinancing of Secured Debt with secured Indebtedness that is Incurred contemporaneously with or promptly after the discharge of such pre-existing Secured Debt if such new secured Indebtedness constitutes Note Lien Debt or Credit Facility Lien Debt, as applicable, entitled to the benefit of the Intercreditor Agreement in accordance with the terms of the Intercreditor Agreement and, as so designated by the Company, such new Series of Secured Debt constitutes Priority Lien Debt with respect to the applicable Collateral Class.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 90th day after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 90th day after the Stated Maturity of the notes shall not constitute Disqualified Stock.

“DLI Holding Corp.” means DLI Holding Corp., a Delaware corporation, and any successor in interest thereto.

“DLI Holding II Corp.” means DLI Holding II Corp., a Delaware corporation, and any successor in interest thereto.

“DLI Holding, LLC” means DLI Holding, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Documents” means all “documents” as defined in Article 9 of the UCC.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia, other than any Foreign Subsidiary Holding Company.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Note Lien Obligations, that such Liens or proceeds:

(1) will be allocated and distributed first to the Note Lien Representative for each outstanding Series of Note Lien Debt, for the account of the holders of such Note Lien Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Note Lien Debt when the allocation or distribution is made; and thereafter,

(2) will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Note Lien Obligations) to the Note Lien Representative for each outstanding Series of Note Lien Debt, for the account of the holders of any remaining Note Lien Obligations, ratably in proportion to the aggregate unpaid amount of such remaining Note Lien Obligations due and demanded (with written notice to the applicable Note Lien Representative and the Note Collateral Agent) prior to the date such distribution is made.

“Equipment” means all “equipment” as defined in Article 9 of the UCC and including, in any event, all sales displays.

“Equity Interests” means:

(1) all shares of Capital Stock owned by the Company or any of its Subsidiaries, and the certificates, if any, representing such shares and any interest of the Company or any of its Subsidiaries in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

(2) all interests of the Company or any of its Subsidiaries in any limited liability company and the certificates, if any, representing such limited liability company interests and any interest of the Company or any of its Subsidiaries on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests;

(3) all interests of the Company or any of its Subsidiaries in any general partnership, limited partnership, limited liability partnership or other partnership and the certificates, if any, representing such partnership interests and any interest of the Company or any of its Subsidiaries on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests;

(4) all interests of the Company or any of its Subsidiaries in a Delaware business trust or other trust and the certificates, if any, representing such trust interests and any interest of the Company or any of its Subsidiaries on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests; and

(5) any “securities” of any of the Company’s “affiliates” (as such terms are used in Rule 3-16 of Regulation S-X under the Securities Act).

“Equity Offering” means (x) a sale of Capital Stock (other than Disqualified Stock) that is a sale of Capital Stock of the Company, or (y) a capital contribution to the Company or any of its Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means all Equity Interests and any of the following property to the extent that and for as long as such grant of a security interest therein:

(1) is prohibited by any Requirement of Law; provided that (a) such property shall cease to be an Excluded Asset immediately and automatically (without need for any further grant or act) at such time as the condition described in this clause (1) ceases to exist and (b) to the extent severable, such all rights that are not subject to the applicable condition described in clause (1) in respect of such property shall not constitute an Excluded Asset;

(2) requires a filing with or consent from any Governmental Authority pursuant to any Requirement of Law that has not been made or obtained;

(3) constitutes a breach or default under or results in the termination of, or requires any consent not obtained under, any lease, license or agreement, except to the extent that such Requirement of Law or provisions of any such lease, license or agreement is ineffective under applicable law or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC to prevent the attachment of the security interest granted hereunder; provided that such lease, license, contract, property right or agreement will cease to be an Excluded Asset and will become subject to the Lien granted under the security documents, immediately and automatically, at such time as the grant of a Lien under the security documents no longer constitutes or results in a breach, termination or default under any lease, license, contract, property right or agreement;

(4) is in (A) any of the following real property: (i) Riverside Industrial Park, Little Falls, New York, (ii) Little Falls Industrial Park, Little Falls, New York, (iii) 99 Creek Street, Canajoharie, New York, (iv) 660, 682 and 684 So. 17th Street, Newark, New Jersey, (iv) The Carlyle Hotel, Apt. #1002, 35 East 76th Street, New York City, New York, (v) 316 Bayview Drive, Barrie, Ontario, Canada, and (vi) all real property a fee interest in which is acquired by the Company or any Subsidiary Guarantor after the Closing Date that has a fair market value not exceeding $3.0 million per contiguous parcel, or (B) any leasehold interest in any real property leased by the Company or any Subsidiary Guarantor;

(5) is in any other property or assets (other than Intellectual Property) in which a Lien cannot be perfected either automatically or by the filing of a financing statement under the UCC of the relevant jurisdiction, so long as the aggregate fair market value of all such property and assets does not at any one time exceed $5.0 million.

“Existing Credit Agreement” means the credit agreement dated as of January 27, 2005, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among the Company, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent and Deutsche Bank Securities, Inc., as documentation agent.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. The Fair Market Value of property or assets other than cash which involves (1) an aggregate amount in excess of $1.0 million, shall be set forth in a resolution approved by a majority of the Board of Directors and (2) an aggregate amount in excess of $20.0 million, shall have been determined in writing by a nationally recognized appraisal, accounting or investment banking firm.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Fixed Collateral” means, except as provided below, all of the following property of the Company and each Subsidiary Guarantor now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

(1) the Net Available Cash Account;

(2) all Equipment;

(3) all Fixtures;

(4) all fee interest of the Grantors in real property on which the Grantors are required to provide a Priority Lien to the Note Secured Parties pursuant to the Note Lien Security Documents; and

(5) all Intellectual Property, to the extent of each Grantor’s right, title or interest therein (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed, to the extent that any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act);

(6) all General Intangibles, including without limitation commercial contracts but excluding General Intangibles constituting Payment Intangibles or Commercial Tort Claims (except as set forth in the next succeeding clause);

(7) identified Commercial Tort Claims to the extent that they relate to the infringement, impairment, damage or destruction of any of the items referred to in the preceding clauses (1) through (6) (“Fixed Collateral Commercial Tort Claims”);

(8) to the extent relating to any of the items referred to in the preceding clauses (1) through (7) and subject to the proviso below, all Documents;

(9) to the extent relating to any of the items referred to in the preceding clauses (1) through (8), all Supporting Obligations;

(10) subject to the proviso below, all books, Records and Collateral Records relating to the foregoing (including without limitation all books, databases, customer lists, engineer drawings, Records and Collateral Records, whether tangible or electronic, which contain any information relating to any of the foregoing);

(11) all identifiable non-Cash Proceeds and, solely to the extent not constituting Liquid Collateral, Cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing and all collateral security, guarantees and other Collateral Support given by any Person with respect to any of the foregoing;

provided that to the extent any of the items specified in the foregoing clauses (8), (9) or (10) also relates to Liquid Collateral, only that portion related to the items referred to in the preceding clauses (1) through (7) as being included in the Fixed Collateral shall be included in the Fixed Collateral. Notwithstanding the foregoing, “Fixed Collateral” will exclude:

(A) Liquid Collateral;

(B) Excluded Assets; and

(C) any properties and assets in which each Collateral Agent is required to release or releases its Liens pursuant to the provisions described above under the captions “Security” and “Intercreditor Agreement—Release of Liens on Collateral”; provided that, in the case of this clause (C), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of the Company or any Subsidiary Guarantor, such assets or properties will cease to be excluded from the Collateral if the Company or any Subsidiary Guarantor thereafter acquires or reacquires such assets or properties.

“Fixtures” means all “fixtures” as defined in Article 9 of the UCC.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary, including without limitation, any Foreign Subsidiary Holding Company.

“Foreign Subsidiary Holding Company” means any Restricted Subsidiary that (a) has no material assets other than securities of one or more Foreign Subsidiaries and other assets relating to the ownership interest in any such securities and (b) does not guarantee any Indebtedness of the Company or any Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) rules adopted by the Public Company Accounting Oversight Board and approved by the SEC;

(4) such other statements by such other entities as approved by a significant segment of the accounting profession; and

(5) the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“General Intangibles” means all “general intangibles” as defined in Article 9 of the UCC.

“Goods” means all “goods” as defined in Article 9 of the UCC.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Grantors” means the Company and each of the Subsidiary Guarantors that have executed and delivered, or may from time to time execute and deliver, a Note Lien Security Document or a Credit Facility Lien Security Document.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial condition or otherwise), entered into in favor and for the benefit of the obligee of such Indebtedness or other obligation; or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Immaterial Indebtedness” means Indebtedness that, individually or in the aggregate, does not exceed $25.0 million at any one time outstanding.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary and Indebtedness secured by a Lien encumbering any asset acquired by a Person shall be deemed to be Incurred by such Person at the time it acquires such asset. The term “Incurrence” when used as a noun shall have a correlative meaning. The amortization or accretion of principal of a non-interest bearing or other discount security, the accrual of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock of the Company in the form of additional shares of the same class of Disqualified Stock shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of in respect of indebtedness of such Person for borrowed money;

(2) the principal of in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables and other accrued current liabilities arising in the ordinary course of business), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto;

(5) all Capitalized Lease Obligations of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the fair market value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

provided, however, that Indebtedness shall not include (x) any obligation of the Company or any Subsidiary in respect of the Acquisition Agreement, (y) any liability for Federal, state, provincial, foreign, local or other taxes owed or owing by such Person or (z) any Cash Management Obligations to the extent that such monetary obligations would not appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Initial Credit Agreement” means the interim credit agreement, dated on the Closing Date, among the Company, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time.

“insolvency or liquidation proceeding” means:

(1) any case commenced by or against the Company or any Subsidiary Guarantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any Subsidiary Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Subsidiary Guarantor or any similar case or proceeding relative to the Company or any Subsidiary Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any Subsidiary Guarantor, in each case whether or not voluntary and whether or not involving Credit Facility bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any Subsidiary Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Instruments” means all “instruments” as defined in Article 9 of the UCC.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses and all rights to sue at law or in equity for any past, present and future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date of the Indenture, among the Company, the Subsidiary Guarantors, the Credit Agreement Agent, the Credit Facility Collateral Agent, the Trustee and the Note Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Inventory” means all “inventory” as defined in Article 9 of the UCC.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers and suppliers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenants described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the aggregate fair market value of all outstanding Investments owned directly or indirectly by the Company in the Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Company’s Investment in such Subsidiary at the time of such redesignation; less

(B) the Company’s pro rata portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.” For purposes of calculating the amount at any time of Restricted Payments under paragraph (b)(15) of such covenant, the amount of such Restricted Payments constituting Investments shall be the amount of such Investments outstanding at such time.

“Investment Property” means the collective reference to all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than Equity Interests).

“Junior Lien” means:

(1) with respect to Fixed Collateral, the Credit Facility Liens; and

(2) with respect to Liquid Collateral, the Note Liens.

“Junior Lien Collateral Agent” means:

(1) with respect to Fixed Collateral, the Credit Facility Collateral Agent; and

(2) with respect to Liquid Collateral, the Note Collateral Agent.

“Junior Lien Debt” means:

(1) with respect to Fixed Collateral, Credit Facility Lien Debt; and

(2) with respect to Liquid Collateral, Note Lien Debt.

“Junior Lien Documents” means:

(1) with respect to Fixed Collateral, the Credit Facility Lien Documents; and

(2) with respect to Liquid Collateral, the Note Lien Documents.

“Junior Lien Obligations” means:

(1) with respect to Fixed Collateral, the Credit Facility Lien Obligations; and

(2) with respect to Liquid Collateral, the Note Lien Obligations.

“Junior Lien Representative” means:

(1) with respect to Fixed Collateral, each Credit Facility Lien Representative; and

(2) with respect to Liquid Collateral, each Note Lien Representative.

“Kelso” means Kelso & Company, L.P.

“Kelso Agreements” means the Financial Advisory Agreement, dated as of January 27, 2005, among DLI Holding Corp. and Kelso, and the Registration Rights Agreement, dated as of January 27, 2005, among DLI Holding Corp., DLI Holding, LLC and the other parties thereto, in each case, as the same may be amended, modified or supplemented from time to time.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law, regulation or executive order to be open in the State of New York.

“Letter of Credit Right” means “letter-of-credit right” as defined in Article 9 of the UCC.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lien Sharing and Priority Confirmation” means:

(1) as to any Series of Credit Facility Lien Debt, the written agreement of the holders of such Series of Credit Facility Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Credit Facility Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Note Lien Debt, each existing and future Note Lien Representative and each existing and future holder of Permitted Prior Liens:

(a) that the holders of Obligations in respect of such Series of Credit Facility Lien Debt are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Credit Facility Liens; and

(b) consenting to and directing the Credit Facility Collateral Agent to perform its obligations under the Intercreditor Agreement and the other security documents; and

(2) as to any Series of Note Lien Debt, the written agreement of the holders of such Series of Note Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Note Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Credit Facility Lien Debt, each existing and future Credit Facility Lien Representative and each existing and future holder of Permitted Prior Liens:

(a) that all Note Lien Obligations will be and are secured equally and ratably by all Note Liens at any time granted by the Company or any Subsidiary Guarantor to secure any Obligations in respect of such Series of Note Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Note Lien Debt, and that all such Note Liens will be enforceable by the Note Collateral Agent for the benefit of all holders of Note Lien Obligations equally and ratably;

(b) that the holders of Obligations in respect of such Series of Note Lien Debt are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Note Liens; and

(c) consenting to and directing the Note Collateral Agent to perform its obligations under the Intercreditor Agreement and the other Note Lien Security Documents.

“Liquid Collateral” means, except as provided below, all of the following property of the Company and each Subsidiary Guarantor now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

(1) all Accounts;

(2) all Chattel Paper;

(3) all Instruments;

(4) all identified Commercial Tort Claims other than Fixed Collateral Commercial Tort Claims;

(5) all Letter of Credit Rights;

(6) all Payment Intangibles;

(7) all Receivables;

(8) (a) all Deposit Accounts (other than the Net Available Cash Account, to the extent that it constitutes a Deposit Account) and all cash, checks, Temporary Cash Investments, and other property held therein or credited thereto, (b) all Money and (c) all Securities (other than Equity Interests), Security Entitlements, and

Securities Accounts (other than the Net Available Cash Account, to the extent that it constitutes a Securities Account) and other Investment Property, and all cash, checks, Temporary Cash Investments, securities, financial assets or other property held therein or credited thereto;

(9) all Inventory;

(10) to the extent relating to any of the items referred to in the preceding clauses (1) through (9) and subject to the proviso below, all Documents;

(11) to the extent relating to any of the items referred to in the preceding clauses (1) through (10) and subject to the proviso below, all Supporting Obligations;

(12) all books, Records, Receivables Records and Collateral Records relating to the foregoing (including without limitation all books, databases, customer lists, engineer drawings, Records, Receivables Records and Collateral Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(13) all identifiable Cash Proceeds and, solely to the extent not constituting Fixed Collateral, non-Cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (including without limitation, all insurance proceeds) and all collateral security, guarantees and other Collateral Support given by any Person with respect to any of the foregoing;

provided that to the extent any of items specified in the preceding clauses (10), (11) and (12) also relates to Fixed Collateral, only that portion related to the items referred to in the preceding clauses (1) through (9) as being included in the Liquid Collateral shall be included in the Liquid Collateral. Notwithstanding the foregoing, “Liquid Collateral” will exclude:

(A) Fixed Collateral;

(B) Excluded Assets; and

(C) any properties and assets in which each Collateral Agent releases its Liens pursuant to the provisions described above under the captions “Security” and “Intercreditor Agreement—Release of Liens on Collateral”; provided that, in the case of this clause (C), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of the Company or any Subsidiary Guarantor, such assets or properties will cease to be excluded from the Collateral if the Company or any Subsidiary Guarantor thereafter acquires or reacquires such assets or properties.

“Management Investor” means, the officers, directors, employees and other members of the management of any Parent, the Company or any of its Subsidiaries, or family members or relatives thereof, or trusts or partnerships for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent, and any Affiliate of any of the foregoing.

“Merger Transaction Documents” means the Kelso Agreements, the agreements relating to the Acquisition, the financing thereof, or the services provided or to be provided in connection therewith (including pursuant to the Kelso Agreements), and the various ancillary documents, commitment letters and agreements relating thereto, as the same may be amended, modified or supplemented from time to time.

“Merger Transactions” means the Acquisition and the financing thereof and the various other transactions relating thereto.

“Money” means “money” as defined in the UCC.

“Net Available Cash” from an Asset Disposition or Casualty Event means the amount equal to the aggregate cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that were the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and tax payments made with respect to such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Available Cash Account” means any Deposit Account or Securities Account established by the Company or its Restricted Subsidiaries in accordance with the requirements of the covenant set forth above under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” into which the proceeds from any Sale of Fixed Collateral shall be deposited pending final application in accordance with such covenant.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent under the Note Lien Security Documents, together with its successors in such capacity.

“Note Documents” means the notes, the notations of Subsidiary Guarantee, the Indenture and the Registration Rights Agreement.

“Note Lien” means a Lien granted by a security document to the Note Collateral Agent, at any time, upon any property of the Company or any Subsidiary Guarantor to secure Note Lien Obligations.

“Note Lien Debt” means:

(1) the notes issued on the date of the Indenture and notes issued under the Indenture in exchange therefor in accordance with the Registration Rights Agreement, and in each case the Guarantees thereof by the Subsidiary Guarantors; and

(2) any other Indebtedness of the Company (including Additional Notes) that is secured equally and ratably with the notes by a Note Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document and the Guarantees thereof by the Subsidiary Guarantors; provided that:

(a) the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Credit Facility Lien Debt or other Note Lien Debt; or

(b) on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the aggregate principal amount of Note Lien Debt outstanding does not exceed $210.0 million;

provided further, in the case of any Indebtedness referred to in clause (2) of this definition:

(i) on or before the date on which such Indebtedness is incurred by the Company, such Indebtedness is designated by the Company, in an Officer’s Certificate delivered to each Note Lien Representative, the Note Collateral Agent and the Credit Facility Collateral Agent, as “Note Lien

Debt” for the purposes of the Indenture and the Intercreditor Agreement; provided that no Series of Secured Debt may be designated as both Note Lien Debt and Credit Facility Lien Debt;

(ii) such Indebtedness is governed by an Indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(iii) all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Note Collateral Agent’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (iii) will be conclusively established if the Company delivers to the Note Collateral Agent and the Credit Facility Collateral Agent an Officer’s Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Note Lien Debt”).

“Note Lien Documents” means, collectively, the Note Documents, the indenture, credit agreement or other agreement governing each other Series of Note Lien Debt, and the Note Lien Security Documents.

“Note Lien Obligations” means Note Lien Debt and all other Obligations in respect thereof.

“Note Lien Representative” means:

(1) in the case of the notes, the Trustee;

(2) in the case of any other Series of Note Debt, the trustee, agent or representative of the holders of such Series of Note Lien Debt who maintains the transfer register for such Series of Note Lien Debt and (a) is appointed as a Note Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Note Lien Debt, together with its successors in such capacity, and (b) has become a party to the Intercreditor Agreement by executing a joinder in the form required under the Intercreditor Agreement.

“Note Lien Security Documents” means the Intercreditor Agreement, each Lien Sharing and Priority Confirmation with respect to Note Lien Obligations, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Subsidiary Guarantor creating (or purporting to create) a Note Lien upon Collateral in favor of the Note Collateral Agent to secure Note Lien Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption “—Intercreditor Agreement—Amendment of Security Documents.”

“Note Secured Party” means the Trustee and the holders of notes (together with any other holders of Note Lien Obligations).

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Credit Facility Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), penalties, fees, indemnifications, reimbursements, damages, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of a Subsidiary Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Subsidiary Guarantor or the Trustee.

“Parent” means any of DLI Holding, LLC, DLI Holding Corp., DLI Holding II Corp. and any other Person of which the Company at any time is or becomes a Subsidiary after the Closing Date.

“Parent Expenses” means, without duplication, (a) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under or in compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (b) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, (c) fees and expenses payable by any Parent in connection with the Merger Transactions, (d) other operational expenses of any Parent incurred in the ordinary course of business, and (e) expenses incurred by any Parent in connection with any public offering of Capital Stock or Indebtedness (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Parent Taxes” means, without duplication, (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its being incorporated or otherwise organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company or receiving dividends from or other distributions in respect of the Capital Stock of the Company, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company is permitted to make payments to any Parent pursuant to the covenant described under “—Certain Covenants—Limitations on Restricted Payments”, or (y) for so long as the Company is a member of a group filing a consolidated, combined or unitary tax return with any Parent, amounts not to exceed the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) that would be available to the Company (and any such Subsidiaries) from other taxable years if the Company were filing a separate tax return (or a separate consolidated or combined return with any such Subsidiaries).

“Patent License” means, with respect to any Grantor, all agreements (whether or not in writing) providing for the grant by or to such Grantor of any right to manufacture, use, import, export, distribute, offer for sale or sell any invention covered in whole or in part by a Patent, subject in each case, to the terms of such agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such agreements.

“Patents” means:

(1) all United States and foreign patents, patent applications and patentable inventions;

(2) all inventions and improvements described and claimed therein;

(3) the right to sue or otherwise recover for any and all past, present and future infringements thereof;

(4) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof); and

(5) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Payment Intangibles” means all “payment intangibles” as defined in Article 9 of the UCC.

“Permanent ABL Facility” means the committed asset based loan credit facility described in this prospectus under the caption “Description of Other Indebtedness” that is expected to Refinance in full and replace the Initial Credit Agreement, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time.

“Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the Closing Date and any Related Business.

“Permitted Holders” means any of (a) Kelso and its Affiliates, (b) the Management Investors (but only with respect to their “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of up to 10% in the aggregate of the total voting power of the Voting Stock of the Company or any Parent, as the case may be), (c) Magnetite Asset Investors III LLC and its Affiliates (but only with respect to their beneficial ownership of up to 3% in the aggregate of the total voting power of the Voting Stock of the Company or any Parent, as the case may be) and (d) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Capital Stock of the Company or any Parent or securities convertible into or exchangeable or exercisable for such Capital Stock. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary provided, however, that such Person’s primary business is a Permitted Business;

(3) Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business and not exceeding $5.0 million in the aggregate outstanding at any one time;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or upon bankruptcy or insolvency of creditors or customers;

(8) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock”;

(9) Investments existing on the Closing Date;

(10) Currency Agreements, Interest Rate Agreements and Commodity Agreements entered into by the Company or any of its Restricted Subsidiaries for bona fide business reasons and not for speculative purposes, and otherwise in compliance with the Indenture;

(11) guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Company or any of its Restricted Subsidiaries under the Indenture;

(12) any Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with the Qualified Receivables Transaction;

(13) that portion of any Investment where the consideration provided is Capital Stock of the Company or any Parent (other than Disqualified Stock);

(14) the notes; or

(15) other Investments in an aggregate amount outstanding at any time not to exceed $20.0 million.

“Permitted Liens” means the following types of Liens:

(1) Liens on Collateral held by the Note Collateral Agent equally and ratably securing (a) the notes to be issued on the date of the Indenture and all related Note Lien Obligations and (b) all future Note Lien Debt, subject to the limits thereon set forth in the definition thereof, and all related Note Lien Obligations;

(2) Liens on Collateral, Liens on the Capital Stock of the Company’s Subsidiaries and Liens on other Excluded Assets to the extent such Excluded Assets would not constitute Fixed Collateral if not classified as Excluded Assets, in each case held by the Credit Facility Collateral Agent securing Credit Facility Lien Obligations; provided that:

(a) without otherwise limiting the amount secured by such Liens insofar as they attach to any property other than Liquid Collateral or secure Credit Facility Lien Obligations that are not Indebtedness, the aggregate principal amount of all Indebtedness (including all fixed and contingent reimbursement obligations in respect of letters of credit but excluding Hedging Obligations and Cash Management Obligations) secured by such Liens insofar as they attach to Liquid Collateral shall not at any time exceed the Credit Facility Priority Lien Cap; and

(b) all such Liens on Collateral are subject to the Intercreditor Agreement;

(3) Liens securing indebtedness incurred in reliance on clause (b)(4) of “—Certain Covenants—Limitation on Indebtedness”; provided that such Liens do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary other than the property or assets that secured such Indebtedness prior to the time the applicable Restricted Subsidiary became a Restricted Subsidiary;

(4) Liens securing indebtedness incurred in reliance on clause (b)(6) of “—Certain Covenants—Limitation on Indebtedness”;

(5) Liens existing on the Closing Date (other than Credit Facility Liens and Note Liens), together with any Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness secured by Liens existing on the Closing Date (other than Credit Facility Liens and Note Liens); provided that the Liens securing the Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

(6) Liens in favor of the Company or any Subsidiary Guarantor on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary;

(7) Liens for taxes, assessments or governmental charges or claims either:

(a) not delinquent; or

(b) contested in good faith by appropriate proceedings and as to which the Company or the applicable Restricted Subsidiary has set aside on its books such reserves as may be required pursuant to GAAP;

(8) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen and repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not overdue for a period of more than 60 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof;

(9) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(10) judgment Liens not giving rise to an Event of Default;

(11) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances or title defects or irregularities in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(12) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(14) Liens encumbering deposits made or letters of credit issued to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(15) Liens securing (A) Interest Rate Agreements entered into in the ordinary course of business and not for purposes of speculation which Interest Rate Agreements relate to Indebtedness that is otherwise permitted under the Indenture and (B) all related Obligations;

(16) Liens securing (A) Indebtedness under Currency Agreements entered into in the ordinary course of business and not for purposes of speculation and (B) all related Obligations;

(17) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

(18) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(19) Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21) title defects, survey exceptions and other irregularities or deficiencies in title to real property constituting Collateral which are set forth in the title insurance reports delivered to the Note Collateral Agent in respect of the real property Collateral on the Closing Date;

(22) Liens incurred in the ordinary course of business with respect to obligations that do not exceed $2.5 million at any one time outstanding and that:

(a) are not incurred in connection with the borrowing of money or obtaining of advances or credit (other than trade credit in the ordinary course of business); and

(b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business of the Company and the Restricted Subsidiaries; and

(23) other Liens; provided that the maximum aggregate amount of outstanding obligations secured thereby shall not at any time exceed $5.0 million.

“Permitted Prior Liens” means:

(1) Liens described in clauses (3), (4), (5) or (6) of the definition of “Permitted Liens”; and

(2) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Credit Facility Lien Security Documents or the Note Lien Security Documents.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note payable on the note which is due or overdue or is to become due at the relevant time.

“Priority Liens” means:

(1) with respect to Fixed Collateral, the Note Liens; and

(2) with respect to Liquid Collateral, the Credit Facility Liens.

“Priority Lien Collateral Agent” means:

(1) with respect to Fixed Collateral, the Note Collateral Agent; and

(2) with respect to Liquid Collateral, the Credit Facility Collateral Agent.

“Priority Lien Debt” means:

(1) with respect to Priority Liens on Fixed Collateral, the Note Lien Debt; and

(2) with respect to Priority Liens on Liquid Collateral, the Credit Facility Lien Debt.

“Priority Lien Documents” means:

(1) with respect to Fixed Collateral, the Note Lien Documents; and

(2) with respect to Liquid Collateral, the Credit Facility Lien Documents.

“Priority Lien Obligations” means:

(1) with respect to Fixed Collateral, the Note Lien Obligations; and

(2) with respect to Liquid Collateral, the Credit Facility Lien Obligations.

“Priority Lien Representative” means:

(1) with respect to Fixed Collateral, each Note Lien Representative; and

(2) with respect to Liquid Collateral, each Credit Facility Lien Representative.

“Proceeds” shall mean all “proceeds” as defined in Article 9 of the UCC including, in any event all dividends, returns of capital and other distributions from Investment Property and all collection thereon and payments with respect thereto.

“Promissory Note” shall mean a “promissory note” as defined in Article 9 of the UCC.

“Purchase Money Indebtedness” means Indebtedness:

(1) consisting of or Incurred to finance the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed; and

(2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is Incurred on or prior to the date that is 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivable” means any right to payment or goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including all Accounts); provided that, for purposes of the definitions of “Receivables Entity,” “Receivables Financing” and “Receivables Subsidiary,” the term “Receivables” shall mean a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit.

“Receivables Entity” means (x) any Receivables Subsidiary; or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of the Grantor or any computer bureau or agent from time to time acting for the Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Receivables Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business; and (b) is designated as a “Receivables Subsidiary” by the Board of Directors.

“Record” shall have the meaning specified in Article 9 of the UCC.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1) if the Indebtedness being refinanced is Subordinated Obligations, the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) fees, underwriting discounts, interest, premiums and other costs and expenses in connection with the issuance of the Refinancing Indebtedness and repayment of the Indebtedness being refinanced; and

(3) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company; or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Refinancing Transactions” means the issuance and sale of the notes offered hereby and related Subsidiary Guarantees and the application of the net proceeds therefrom to repay Indebtedness outstanding under the Existing Credit Agreement and to pay related fees and expenses.

“Related Business” means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Closing Date.

“Required Credit Facility Lien Debtholders” means, at any time, the holders of more than 50% of the sum of:

(1) the aggregate outstanding principal amount of Credit Facility Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(2) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Credit Facility Lien Debt.

For purposes of this definition, Credit Facility Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding.

“Required Note Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Note Lien Debt then outstanding. For purposes of this definition, Note Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or two which such Person or any of its property is subject.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale of Fixed Collateral” means any Asset Disposition involving a sale or other disposition of Fixed Collateral.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means all Note Lien Debt and all Credit Facility Lien Debt.

“Secured Debt Documents” means the Note Lien Documents and the Credit Facility Lien Documents.

“Secured Debt Representative” means each Note Lien Representative and each Credit Facility Lien Representative.

“Secured Obligations” means the Note Lien Obligations and the Credit Facility Lien Obligations.

“Secured Parties” means the Credit Facility Secured Parties and the Note Secured Parties.

“Securities” means all “securities” as defined in Article 8 of the UCC, any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” means all “securities accounts” as defined in Article 8 of the UCC.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Entitlements” means all “securities entitlements” as defined in Article 8 of the UCC.

“Senior Subordinated Note Indenture” means that certain indenture, dated as of January 27, 2005, among the Company, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the Senior Subordinated Notes, as amended from time to time.

“Senior Subordinated Notes” means the Company’s 8% Senior Subordinated Notes due 2012, initially issued in an aggregate principal amount of $175.0 million on January 27, 2005, pursuant to the Senior Subordinated Note Indenture.

“Series of Credit Facility Lien Debt” means, severally, the Indebtedness outstanding under the Credit Agreement and any other Credit Facility that constitutes Credit Facility Lien Debt.

“Series of Note Lien Debt” means, severally, the notes and each other issue or series of Note Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, with respect to the Fixed Collateral, each Series of Note Lien Debt and, with respect to the Liquid Collateral, each Series of Credit Facility Lien Debt.

“Series of Secured Debt” means each Series of Note Lien Debt and each Series of Credit Facility Lien Debt.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Article 1, Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Receivable Obligations” means representations, warranties, covenants, indemnities and other obligations (including Guarantees and Indebtedness) which are reasonably customary in a Financing Disposition (as determined by the Company in good faith), including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivable Obligation.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligation” means any Indebtedness of the Company (other than such Indebtedness as is described in clause (2) of paragraph (b) of “—Certain Covenants—Limitation on Indebtedness”) (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the notes pursuant to a written agreement. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning with respect to Indebtedness that is expressly subordinated in right of payment to the Subsidiary Guarantees pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, members of the Board of Directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person, or

any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means each Guarantee of the obligations with respect to the notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.

“Subsidiary Guarantor” means any Subsidiary that has issued a Subsidiary Guarantee.

“Supporting Obligation” means all “supporting obligations” as defined in Article 9 of the UCC.

“Temporary Cash Investments” means any of the following:

(1) any investment in U.S. Government Obligations or obligations Guaranteed by the United States of America or any agency thereof;

(2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. (“Moody’s”) or “A-1” (or higher) according to Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. (“S&P”);

(5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s Investors Service, Inc.;

(6) investment funds investing 95% of their assets in securities of the type described in clauses (1) through (5) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution);

(7) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended; and

(8) similar investments approved by the Board of Directors in the ordinary course of business.

“TIA” means the Trust Indenture Act of 1939, as amended from time to time.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trademark License” means with respect to any Grantor, any agreement (whether or not in writing) providing for the grant by or to such Grantor of any right to use any Trademark, subject in each case, to the terms of such agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such agreements.

“Trademarks” means:

(1) all United States, state and foreign trademarks, service marks, trade names, domain names, corporate names, company names, business names, trade dress, trade styles, logos, or other indicia of origin or source identification, and all registrations of and applications to register the foregoing and any new renewals thereof;

(2) the right to sue or otherwise recover for any and all past, present and future infringements and dilutions thereof;

(3) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements and dilutions thereof); and

(4) all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above.

“Trade Secret License” means, with respect to any Grantor, any agreement, whether written or oral, providing for the grant by or to such Grantor of any right to use any Trade Secret, subject in each case, to the terms of such agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such agreements.

“Trade Secrets” means (1) all trade secrets and all confidential information, (2) the right to sue or otherwise recover for any and all past, present and future misappropriations thereof, (3) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future misappropriations thereof), and (4) all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York, or where the context requires, each other applicable jurisdiction.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below, and (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”; and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles, vessels and aircraft covered by a certificate of title law of any jurisdiction and all appurtenances thereto.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests and limited liability company interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of the Board of Directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares or similar immaterial equity interests) is owned by the Company or another Wholly Owned Subsidiary.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the exchange offer is consummated, or such shorter period ending on the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the exchange offer is consummated, or such shorter period ending on the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY PROSPECTIVE INVESTORS OR ANY OTHER TAXPAYER, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of certain material United States federal income tax consequences of the purchase, ownership and disposition of the notes to holders that purchase the notes upon initial issuance at the original offering price. This discussion assumes that the notes are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, or the Code, as amended. This discussion is based upon the Code, Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect.

This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders that are subject to special tax treatment (for example, banks, other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, expatriates subject to Section 877 of the Code, custodians, nominees or similar financial intermediaries holding notes for others, traders or dealers in securities or currencies, entities that are treated as partnerships for United States federal income tax purposes or other pass-through entities, tax-exempt organizations, private foundations, retirement plans, persons holding notes as part of a straddle, hedge, conversion transaction or other integrated investment), or persons that have a “functional currency” other than the United States dollar, nor does it address alternative minimum taxes, estate and gift taxes, or state, local or foreign taxes. If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

Holders of the notes are urged to consult their tax advisors with respect to the United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes in light of their particular circumstances, as well as the effect of any state, local or foreign tax laws.

Consequences to U.S. holders

As used in this discussion, the term “U.S. holder” means a beneficial owner of the notes that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes, in each case created or organized under the laws of the United States or any political subdivision thereof, including the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

Payments of interest

Stated interest payable on the notes generally will be included in the gross income of a U.S. holder as ordinary interest income at the time accrued or received, in accordance with such U.S. holder’s method of accounting for United States federal income tax purposes. Because the notes provide for a floating rate of interest, a U.S. holder must include in income interest on such notes at the floating rate in effect for the first accrual period. The amount of interest actually recognized for any applicable period will increase (or decrease) if interest actually paid during the period is more (or less) than the amount included at the initial floating rate.

Disposition of notes

A U.S. holder will recognize capital gain or loss on the sale, exchange (other than for the new notes pursuant to the exchange offer) or other taxable disposition (including a “significant modification”) or collectively, a “disposition,” of notes (including a redemption for cash) in an amount equal to the difference between the amount realized by such U.S. holder on such disposition (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary income to the extent not previously includible in income) and such U.S. holder’s adjusted tax basis in such notes. A U.S. holder’s adjusted tax basis in a note generally will equal the amount paid by such holder for the note.

Capital gain or loss will be long-term if the U.S. holder’s holding period is more than one year and will be short-term if the holding period is one year or less. Long-term capital gains recognized by individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses by individuals and corporations is subject to limitation.

Exchange of notes in the exchange offer

The exchange of old notes for new notes in the exchange offer should not constitute a taxable event to U.S. holders. Consequently, a U.S. holder should not recognize gain or loss upon receipt of a new note, the U.S. holder’s basis in the new note should be the same as its basis in the corresponding note immediately before the exchange, and the U.S. holder’s holding period in the new note should include the holder’s holding period in the note exchanged therefor.

Certain additional payments and mandatory redemption

It is possible that the IRS could assert that the payment by us of 101% of the principal amount of the notes, under the circumstances described above under the heading “Description of Notes—Change of Control” or the additional interest that we would be obligated to pay if the registration statement is not filed or declared effective within the applicable time periods, as described above under the heading “Description of Notes—Registration Rights; Liquidated Damages” results in a “contingent payment.” According to Treasury regulations, the possibility that any “contingent payment” will be made will not affect the amount or timing of interest income a U.S. holder will recognize if there is only a remote or incidental likelihood as of the date the notes were issued that such payment will be made. At the time we issued the old notes, we took the position for United States federal income tax purposes that the likelihood that the notes will be so redeemed, or that the additional interest would be so payable, was remote or incidental. We continue to believe that neither the old notes nor the new notes are contingent payment debt instruments. This discussion assumes that our determination that these contingencies are remote or incidental is correct. Therefore, the possibility that such payments may be made should not affect the amount or timing of income a U.S. holder will recognize unless the U.S. holder actually becomes entitled to such payments. Our determination that these contingencies are remote or incidental is binding on a U.S. holder unless such U.S. holder discloses a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge our determination, a U.S. holder might be required to accrue income on the notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingent payment actually occurs, it would affect the amount, timing and character of the income that a U.S. holder will recognize. If any amounts are in fact paid, U.S. holders will be required to recognize such amounts as income.

Consequences to non-U.S. holders

The following discussion is addressed to non-U.S. holders of notes. For purposes of this discussion, a “non-U.S. holder” is a holder of notes that is not a U.S. holder, as defined above under “Consequences to U.S. holders,” or a domestic partnership or other entity treated as a domestic partnership for United States Federal income tax purposes.

United States federal withholding tax

United States federal withholding tax at a 30% rate (or, if certain tax treaties apply, such lower rate as provided) may apply to any payment of interest on the notes to a non-U.S. holder. However, such withholding generally will not apply provided that the following requirements for a “portfolio interest exemption” are met:

•	the non-U.S. holder (1) does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations and (2) is not a controlled foreign corporation related to us directly or constructively through stock ownership; and

•	either (1) the non-U.S. holder provides its name, address and certain other information on an appropriate IRS form (or substitute form) and certifies, under penalties of perjury, that it is not a U.S. person or (2) the non-U.S. holder holds its notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

In addition, United States federal withholding tax will generally not apply to any payment of interest that is effectively connected with a trade or business in the United States provided that certain certification requirements are satisfied.

A non-U.S. holder that does not qualify for the “portfolio interest exemption” with respect to interest income that is not effectively connected with a United States trade or business may nevertheless be entitled to an exemption from, or reduction in the rate of, the United States withholding tax on such interest if such holder:

•	resides in a jurisdiction which has a favorable income tax treaty with the United States and satisfies the conditions for the application of such treaty; and

•	provides to us or our agents the appropriate series W-8 Form or a suitable substitute form.

In general, United States federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the disposition of the notes (including a redemption for cash).

United States federal income tax

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment within the United States maintained by the non-U.S. holder), such non-U.S. holder will be subject to United States federal income tax on such interest on a net income basis in the same manner as if such non-U.S. holder were a United States resident. In addition, such non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if certain tax treaties apply, such lower rate as provided) branch profits tax.

Any gain or income realized on the disposition of notes by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	that gain or income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment within the United States maintained by the non-U.S. holder), in which case such gain or income will be taxed on a net income basis (and may be subject to a branch profits tax) in the same manner as interest that is effectively connected with the non-U.S. holder’s conduct of a United States trade or business; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the excess, if any, of such gain plus all other United States source capital gains recognized during the same taxable year over the non-U.S. holder’s United States source capital losses recognized during such taxable year.

The exchange of old notes for new notes in the exchange offer should not constitute a taxable event to non-U.S. holders for United States federal income tax purposes. Consequently, a non-U.S. holder should not recognize gain or loss upon receipt of a new note, the non-U.S. holder’s basis in the new note should be the same as its basis in the corresponding note immediately before the exchange, and the non-U.S. holder’s holding period in the new note should include the holder’s holding period in the note exchanged therefor.

Backup withholding and information reporting

Payments made on the notes and proceeds from the disposition of the notes may be subject to backup withholding at applicable rates and certain information reporting requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder generally will be allowed as a refund or a credit against such holder’s United States federal income tax liability, provided that the required procedures are followed.

U.S. holders

A U.S. holder may be subject to United States federal backup withholding tax, unless such holder (1) is an entity (including corporations, tax-exempt organizations and certain qualified nominees) that is exempt from withholding and, when required, demonstrates this fact, or (2) provides its taxpayer identification number, or TIN (which for an individual would be the holder’s Social Security number), certifies that the TIN provided is correct, that the holder is a U.S. person and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, payments received by U.S. holders that are not corporations, tax-exempt organizations or qualified nominees may be subject to information reporting requirements.

Non-U.S. holders

Generally, a payor must report annually to the IRS and to each non-U.S. holder (1) any interest that is subject to withholding, or that is exempt from United States withholding tax pursuant to a tax treaty and (2) any payments of portfolio interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under certain circumstances, we will have to report to the IRS payments of principal.

Information reporting and backup withholding of United States federal income tax at the applicable rate may apply to payments made with respect to the notes to a non-U.S. holder if such holder fails to make the appropriate certification that the holder is not a U.S. person or if the payor has actual knowledge or reason to know that the payee is a U.S. person.

If the foreign office of a foreign “broker” (as defined in applicable Treasury regulations) pays the proceeds of a disposition of the note to the seller thereof, backup withholding and information reporting generally will not apply.

Payments of the proceeds of the disposition of a note to or through a foreign office of a United States broker or of a foreign broker with certain specified United States connections will be subject to information reporting requirements, but not backup withholding, unless such broker has evidence in its records that the payee is not a U.S. person and certain other conditions are met or the payee otherwise establishes an exemption.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Debevoise & Plimpton LLP also represents Kelso and its affiliates from time to time.

EXPERTS

The consolidated balance sheets of Del Laboratories, Inc. and its subsidiaries as of December 31, 2005 (Successor Period) and 2004 (Predecessor Period), and the related consolidated statements of operations, shareholders’ equity, cash flows and financial statement schedule for the period from February 1, 2005 to December 31, 2005 (Successor Period), the period from January 1, 2005 to January 31, 2005 (Predecessor Period) and each of the years in the two year period ended December 31, 2004 (Predecessor Period) have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

Following effectiveness of the registration statement relating to the exchange offer, we will file annual, quarterly and current reports and other information with the SEC. The indenture pursuant to which the notes are issued require us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent auditors as well as other information, documents and other information we file with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer’s registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

Del Laboratories, Inc.

726 Reckson Plaza

P.O. Box 9357

Uniondale, New York 11553-9357

Attn: Chief Financial Officer

(516) 844-2020

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                 , 2006.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Page
Audited Consolidated Financial Statements:

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:

Consolidated Balance Sheets as of December 31, 2005 (Successor) and 2004 (Predecessor)	F-3

Consolidated Statements of Operations for the eleven months ended December 31, 2005 (Successor), one month ended January 31, 2005 (Predecessor), and the twelve months ended December 31, 2004 and 2003 (Predecessor)

F-4

Consolidated Statements of Shareholders’ Equity for the eleven months ended December 31, 2005 (Successor), one month ended January 31, 2005 (Predecessor), and the twelve months ended December 31, 2004 and 2003 (Predecessor)

F-5

Consolidated Statements of Cash Flows for the for the eleven months ended December 31, 2005 (Successor), one month ended January 31, 2005 (Predecessor), and the twelve months ended December 31, 2004 and 2003 (Predecessor)

F-6

Notes to Consolidated Financial Statements	F-7

Financial Statement Schedule:

II Valuation and Qualifying Accounts for the eleven months ended December 31, 2005 (Successor), one month ended January 31, 2005 (Predecessor), and the twelve months ended December 31, 2004 and 2003 (Predecessor)

F-49

Interim Unaudited Consolidated Financial Statements:

Consolidated Balance Sheets as of March 31, 2006 (Successor) and December 31, 2005 (Successor)	F-50

Consolidated Statements of Operations for the three months ended March 31, 2006 (Successor), two months ended March 31, 2005 (Successor) and the one month ended January 31, 2005 (Predecessor)	F-51

Consolidated Statements of Cash Flows for the three months ended March 31, 2006 (Successor), two months ended March 31, 2005 (Successor) and the one month ended January 31, 2005 (Predecessor)	F-52

Notes to Interim Unaudited Consolidated Financial Statements	F-53

All other schedules are omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Del Laboratories, Inc.:

We have audited the accompanying consolidated balance sheets of Del Laboratories, Inc. and subsidiaries (the Company) as of December 31, 2005 (Successor Period) and 2004 (Predecessor Period), and the related consolidated statements of operations, shareholders’ equity, and cash flows for the period from February 1, 2005 to December 31, 2005 (Successor Period), the period from January 1, to January 31, 2005 (Predecessor Period) and each of the years in the two year period ended December 31, 2004 (Predecessor Period). In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Del Laboratories, Inc. and subsidiaries at December 31, 2005 (Successor Period) and 2004 (Predecessor Period), and the results of their operations and their cash flows for the period from February 1, 2005 to December 31, 2005 (Successor Period), the period from January 1 to January 31, 2005 (Predecessor Period) and each of the years in the two year period ended December 31, 2004 (Predecessor Period), in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/    KPMG LLP

Melville, New York

March 29, 2006

DEL LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and December 31, 2004

(In thousands)

	Successor Period	Predecessor Period
ASSETS	2005	2004
Current assets:
Cash and cash equivalents	$2,602	$3,873
Accounts receivable, less allowance for doubtful accounts of $1,674 in 2005 and $1,726 in 2004	72,311	78,977
Inventories	122,297	111,235
Income taxes receivable	362	177
Deferred income taxes	11,153	7,224
Prepaid expenses and other current assets	4,947	3,508

Total current assets	213,672	204,994

Property, plant and equipment, at cost	56,468	84,070
Less accumulated depreciation and amortization	(6,975)	(37,301)

Net property, plant and equipment	49,493	46,769
Intangibles arising from acquisitions, net	259,287	7,085
Goodwill	125,983	6,282
Other assets	30,076	13,743
Deferred income taxes	27,744	6,587

Total assets	$706,255	$285,460

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$185	$501
Accounts payable	35,138	50,530
Accrued liabilities	35,474	19,734

Total current liabilities	70,797	70,765
Long-term pension liability, less current portion	20,447	12,273
Deferred income taxes	106,857	7,836
Deferred liability	1,062	1,405
Senior secured notes	185,000	—
8% senior subordinated notes, net of unamortized discount of $1,034	173,966	—
Long-term debt, less current portion	23,275	71,233

Total liabilities	581,404	163,512

Shareholders’ equity:
Preferred stock $.01 par value, authorized 1,000,000 shares; no shares issued (Predecessor)	—	—
Common stock $1 par value, authorized 20,000,000 shares; issued 10,000,000 shares (Predecessor)	—	10,000
Common stock $.01 par value, 1,000 shares authorized and issued (Successor)	—	—
Additional paid-in capital	145,140	9,348
Accumulated other comprehensive income (loss)	453	(2,363)
Retained earnings (deficit)	(20,742)	110,918

	124,851	127,903
Less: Treasury stock at cost, 242,553 shares in 2004 (Predecessor)	—	(5,453)
Receivables for stock options exercised (Predecessor)	—	(502)

Total shareholders’ equity	124,851	121,948

Total liabilities and shareholders’ equity	$706,255	$285,460

The accompanying notes are an integral part of the consolidated financial statements.

DEL LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

SUCCESSOR PERIOD AND PREDECESSOR PERIODS

(In thousands)

	SUCCESSOR PERIOD	PREDECESSOR PERIOD
	February 1, 2005 December 31, 2005	January 1, 2005- January 31, 2005	Fiscal Year 2004	Fiscal Year 2003
Net sales	$375,399	$18,206	$396,675	$385,953
Cost of goods sold	211,014	9,718	198,425	185,772
Selling and administrative expenses	157,142	11,475	166,732	161,644
Severance expenses (note 11)	3,250	—	20	2,033
Merger expenses (note 1)	4,711	18,974	1,415	—

Operating income (loss)	(718)	(21,961)	30,083	36,504

Other income (expense):
Gain (loss) on sale of property	555	—	(146)	—
Loss on early extinguishment of debt	(6,449)	—	—	—
Interest expense, net	(27,661)	(264)	(3,584)	(4,185)
Other income (expense), net	531	(232)	331	579

Earnings (loss) before income taxes	(33,742)	(22,457)	26,684	32,898
Provision for (benefit from) Income taxes	(13,000)	(24,434)	11,075	12,524

Net earnings (loss)	$(20,742)	$1,977	$15,609	$20,374

The accompanying notes are an integral part of the consolidated financial statements.

DEL LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

SUCCESSOR PERIOD AND PREDECESSOR PERIOD

(In thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Treasury Stock	Receivables For Stock Options Exercised	Shareholders' Equity
Predecessor Period:
Balances at December 31, 2002	$10,000	$5,393	$(4,278)	$86,232	$(13,667)	$(782)	$82,898
Transactions arising from stock option exercises:
Income tax benefit	—	1,472	—	—	—	—	1,472
Issuance of treasury stock (434,223 shares)	—	(890)	—	—	6,729	—	5,839
Acquisition of treasury stock (321,261 shares)	—	—	—	—	(7,137)	—	(7,137)
Issuance of treasury stock for ESOP stock contributions (12,991 shares)	—	72	—		228	—	300
Repayment of receivables	—	—	—		—	140	140
Stock dividend	—	2,775	—	(11,297)	8,522	—	—
Net earnings	—	—	—	20,374	—	—	—
Foreign currency translation adjustment	—	—	2,094	—	—	—	—
Minimum pension liability adjustment, net of tax	—	—	(409)	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	22,059

Balances at December 31, 2003	10,000	8,822	(2,593)	95,309	(5,325)	(642)	105,571

Transactions arising from stock option exercises:
Income tax benefit	—	716	—	—	—	—	716
Issuance of treasury stock (131,483 shares)	—	(190)	—	—	2,594	—	2,404
Acquisition of treasury stock (84,728 shares)	—	—	—	—	(2,722)	—	(2,722)
Repayment of receivables	—	—	—		—	140	140
Net earnings	—	—	—	15,609	—	—	—
Foreign currency translation adjustment	—	—	810	—	—	—	—
Minimum pension liability adjustment, net of tax	—	—	(580)	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	15,839

Balances at December 31, 2004	10,000	9,348	(2,363)	110,918	(5,453)	(502)	121,948

Transactions arising from stock option exercises:
Income tax benefit	—	57	—	—	—	—	57
Issuance of treasury stock (12,294 shares)	—	3	—	—	276	—	279
Acquisition of treasury stock (9,399 shares)	—	—	—	—	(325)	—	(325)
Net loss	—	—	—	1,977	—	—	—
Foreign currency translation adjustment	—	—	(347)	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	1,630

Balances at January 31, 2005	10,000	9,408	(2,710)	112,895	(5,502)	(502)	123,589

Successor Period:
Elimination of predecessor period balances	(10,000)	(9,408)	2,710	(112,895)	5,502	502	(123,589)
Issuance of shares and acquisition of Del Laboratories, Inc.	—	145,140	—	—		—	145,140
Net loss	—	—	—	(20,742)	—	—	—
Foreign currency translation adjustment	—	—	701	—	—	—	—
Minimum pension liability adjustment, net of tax	—	—	(248)	—	—	—	—
Total comprehensive (loss)	—	—	—	—	—	—	(20,289)

Balances at December 31, 2005	$—	$145,140	$453	$(20,742)	$—	$—	$124,851

DEL LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUCCESSOR PERIOD AND PREDECESSOR PERIOD

(In thousands)

	SUCCESSOR PERIOD	PREDECESSOR PERIOD
	February 1, 2005 - December 31, 2005	January 1, 2005 - January 31, 2005	2004	2003
Cash flows from operating activities:
Net earnings (loss)	$(20,742)	$1,977	$15,609	$20,374
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	11,778	748	8,502	8,257
Amortization of display fixtures	8,439	764	8,970	6,277
Amortization of inventory fair value adjustment	8,083	—	—	—
Amortization of deferred financing fees and original issue discount	2,269	20	184	241
Deferred income taxes	(14,544)	(13,030)	3,578	(98)
Provision for (recovery on) doubtful accounts	(128)	26	53	302
Tax benefit on stock options exercised	—	57	716	1,472
Loss (gain) on sale of property	(562)	—	146	—
Loss on early extinguishment of debt	6,449	—	—	—
Other non-cash operating items	(418)	219	(352)	140
Changes in operating assets and liabilities:
Accounts receivable	(636)	5,973	(3,599)	(23,627)
Inventories	(4,554)	(6,063)	(17,804)	(10,880)
Prepaid expenses and other current assets	(1,057)	(379)	(958)	86
Other assets	(11,133)	(1,686)	(9,562)	(10,582)
Accounts payable	(15,861)	405	6,480	10,842
Accrued liabilities	(7,171)	21,720	(4,684)	770
Deferred liability	1,062	1,367	71	1,465
Pension liability (net)	333	(330)	305	1,922
Income taxes receivable / payable	9,947	(11,598)	(446)	1,779

Net cash provided by (used in) operating activities	(28,446)	190	7,209	8,740

Cash flows provided by (used in) investing activities:
Net proceeds from sales of property	575	—	4,816	235
Intangible assets acquired	—	—	(5)	(60)
Property, plant and equipment additions	(6,327)	(797)	(9,525)	(18,200)
Purchase of Del Laboratories, Inc.	(377,233)	—	—	—

Net cash used in investing activities	(382,985)	(797)	(4,714)	(18,025)

Cash flows provided by (used in) financing activities:
Principal borrowings (payments) under revolving credit agreement, net	22,000	(800)	—	12,000
Principal payments under mortgages	(53)	(23)	(381)	(124)
Principal repayments under term loan	(1,500)	—	—	—
Principal payment under senior notes	—	—	—	(8,000)
Repayment of mortgage	—	—	—	(3,863)
Repayment of existing debt in connection with merger	(69,316)	—	—	—
Issuance of senior subordinated notes	173,845	—	—	—
Issuance of senior secured notes	185,000	—	—	—
Issuance of term loan	200,000	—	—	—
Repayment of term loan	(198,500)	—	—	—
Payment of deferred financing and other merger related fees	(30,575)	—	—	—
Payment of deferred financing fees	(7,237)	—	—	—
Contributed capital	138,200	—	—	—
Borrowings under mortgage and construction loan	—	—	—	12,480
Payment of capital lease obligations	(120)	—	(112)	(104)
Proceeds from the exercise of stock options	—	12	364	117
Acquisition of treasury stock	—	(57)	(683)	(1,415)

Net cash provided by (used in) financing activities	411,744	(868)	(812)	11,091

Effect of exchange rate changes on cash	(88)	(21)	77	(194)

Net increase (decrease) in cash and cash equivalents	225	(1,496)	1,760	1,612
Cash and cash equivalents at beginning of year	2,377	3,873	2,113	501

Cash and cash equivalents at end of year	$2,602	$2,377	$3,873	$2,113

The accompanying notes are an integral part of the consolidated financial statements.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands)

(1) Organization and Other Matters

On January 27, 2005, DLI Acquisition Corp (“Sub”), a Delaware corporation and an affiliate of Kelso & Company, L.P. (“Kelso”), was merged (the “Merger”) with and into Del Laboratories, Inc., a Delaware corporation (“Del”), pursuant to an Agreement and Plan of Merger, dated July 1, 2004 (the “Merger Agreement”), by and among the Sub, Del and DLI Holding Corp., a Delaware corporation (“Holding”). Following the Merger, Del ceased to be a publicly traded company and is now a wholly-owned subsidiary of DLI Holding II Corp., a Delaware corporation (“Holding II”), which, in turn, is owned by Holding and is an indirect, wholly-owned subsidiary of DLI Holding LLC, a Delaware limited liability company affiliated with Kelso (“DLI LLC”).

In connection with the Merger, certain investment partnerships affiliated with Kelso invested approximately $136.1 million in DLI LLC, as a result of which such entities now own approximately 98.5% of the interests of DLI LLC. Messrs. Alstodt, Hinkaty and McMenemy, members of Del’s senior management prior to and following the Merger (“Continuing Investors”), invested, in the aggregate, $60 in DLI LLC for approximately 0.1% of the interests in DLI LLC. A third party investor invested $2.0 million in DLI LLC for the balance of the interests in DLI LLC. The foregoing parties entered into a limited liability company agreement relating to their ownership of interests in DLI LLC.

Pursuant to separate Exchange Agreements, dated January 27, 2005 (the “Exchange Agreements”), the Continuing Investors elected to exchange, immediately prior to the effective time of the Merger, options to purchase Del common stock for options to purchase Holding common stock, constituting approximately 6.6% of the fully diluted share capital of Holding immediately after the merger. The estimated fair value of the exchange options was included in the calculation of the aggregate purchase price.

Also following the completion of the Merger, affiliates of Kelso have the right to designate, directly or indirectly, the board of directors of each of DLI LLC, Holding, Holding II and Del. Del’s board of directors is comprised of Messrs. Alstodt, Hinkaty and McMenemy, members of Del’s senior management prior to and following the Merger, and Messrs. Berney and Moore of Kelso.

In anticipation of the Merger, Sub issued in a private placement offering $175.0 million of 8% Senior Subordinated Notes due 2012. Such notes and all related obligations were assumed by Del upon the consummation of the Merger. The notes are guaranteed by certain of the existing domestic subsidiaries of Del. A registration statement under the Securities Act registering the exchange offer for these notes became effective on May 13, 2005. On June 22, 2005, Del completed the exchange offer of the privately placed notes for SEC registered notes.

Immediately prior to the Merger, Sub also entered into a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, Deutsche Bank Securities Inc., as co-agent and documentation agent, and the lenders party thereto from time to time, providing for aggregate maximum borrowings of $250.0 million consisting of a term loan facility in an aggregate principal amount of $200.0 million (all of which amount was drawn in connection with the Merger,) and a revolving credit facility, providing for up to $50.0 million of revolving loans outstanding at any time. The obligations under the credit agreement were assumed by Del upon the consummation of the Merger. The obligations of Del under the credit agreement are guaranteed by Holding II and certain of the domestic subsidiaries of Del. The senior credit facilities and the guarantees thereof are secured by a pledge of the capital stock of Del by Holding II, pledges of certain of the capital stock of the domestic subsidiaries of Del and the effective pledge of 65% of the capital stock of certain foreign subsidiaries of Del, and liens on substantially all of the tangible and intangible assets of Del and guarantors, subject to certain exceptions.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

See note 7 for information regarding the refinancing transaction completed on October 28, 2005.

Pursuant to the merger, all of the Company’s outstanding common stock was acquired for $35 a share. The aggregate purchase price paid for all of the Company’s outstanding common stock including options exchanged and transaction costs was approximately $416,686, comprised of $377,233 for the acquisition of the outstanding shares and options exercised, $6,940 representing the fair value of the options exchanged, $18,500 in severance payments, $957 of prepayment penalties and $13,056 of transaction related costs. The acquisition, as described above, has been accounted for in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard (“SFAS”) 141, “Business Combinations”. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

Current assets	$236,477
Property, plant and equipment	49,862
Intangibles arising from acquisitions	264,100
Goodwill	125,983
Other assets	29,398
Deferred income taxes	20,952

Total assets acquired	$726,772

Current liabilities	78,125
Long-term pension liability	22,143
Deferred income taxes	108,142
Long-term debt	373,222

Total liabilities assumed	581,632

Net assets acquired	$145,140

Current assets include inventories at a fair value of $124,959 which represents an increase of $8,083 over the acquired book value.

The components of the increase to the fair value of inventory over the acquired book value were as follows:

Work in process	$1,538
Finished goods	6,545

$8,083

During the second quarter ended June 30, 2005, the Company recorded an additional step-up to inventory of $4,170 and an offsetting adjustment to goodwill of $2,527 and deferred taxes of $1,643 resulting from adjusting inventory to fair value. As of the end of the third quarter of 2005 all of the inventory step up was expensed. The fair value of inventory was developed in consultation with independent valuation specialists. Work in process was based upon the estimated selling price, less the cost to complete, cost of disposal and a normal selling profit. Finished goods was based upon the estimated selling price less the cost of disposal and a normal selling profit. The fair value of raw materials was based upon the estimated replacement cost, which equaled the Company’s historical cost.

Property, plant and equipment at an original fair value of $50,212 represented an increase of $3,472 over the acquired book value. Of the increase, $4,752 was applicable to land and buildings and $1,280 represented a decrease to machinery and equipment. During the fourth quarter of 2005, the Company recorded an increase to goodwill and a decrease to property, plant and equipment of $350 to adjust the fair value of assets to their estimated selling value.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Intangible assets of $264,100 includes $159,100 related to trade names of the Company’s various product lines and $105,000 related to customer relationships. Included in goodwill of $125,983 is a deferred tax liability of $99,096 which is due principally to the recognition of the intangible asset of $264,100. These fair values are based in part upon a study performed by a valuation specialist. The trade names are an indefinite-lived intangible asset which is not subject to amortization, but does require impairment evaluation during each annual reporting period to determine whether events and circumstances continue to support an indefinite useful life. The customer relationships are being amortized over a 20 year life.

During the third quarter ended September 30, 2005, the Company recorded an increase in goodwill and a decrease in its deferred tax assets in the amount of $5,820 to adjust its accounting for the merger transaction. The Company also recorded an adjustment to goodwill in the amount of $2,440 to increase goodwill and shareholders’ equity, resulting from the finalization of the valuation of the options exchanged to fair value in connection with the merger transaction.

The valuations are based on information that was available as of the acquisition date and the expectations and assumptions that have been deemed reasonable by our management. No assurance can be given, however, that the underlying assumptions or events associated with such assets will occur as projected. For these reasons, among others, the actual results may vary from the projected results.

Due to the continuing analyses relating to the determination of the fair values of the assets acquired and liabilities assumed in connection with our acquisition (U.S. GAAP permits up to one year from the acquisition date to complete such analyses), any changes to the fair value of assets or liabilities acquired based on information as of the acquisition date, will result in an adjustment to goodwill.

The merger transaction was completed on January 27, 2005. Since the actual results between the period January 28, 2005 and January 31, 2005 were not material to the Successor Period of the quarter or to the projected annual results, the Company has utilized January 31, 2005 as the acquisition date.

As a result of the acquisition, the capital structure of and the basis of accounting under the “purchase” method for the Company differs from those of the Company prior to the acquisition. Financial data of the Company for all reporting periods subsequent to January 31, 2005 (Successor Period) reflect the acquisition under the purchase method of accounting. Therefore, the Company’s Successor Period financial data generally will not be comparable to the Company’s Predecessor financial data. As a result of the acquisition, the consolidated statement of operations for the Successor Period includes amortization expense related to debt issuance costs, original issue discount amortization and management fees that did not exist prior to the acquisition. Also, as a result of purchase accounting, the fair values of inventories, identifiable intangibles with definitive lives and property, plant and equipment at the date of acquisition became their new “cost” basis and depreciation and amortization of these assets in the Successor Period are based upon their newly established cost basis. Further, inventory includes a valuation adjustment to eliminate the manufacturer’s profit at the date of acquisition which was being charged to cost of goods sold as the inventory is sold in the Successor Period. Additionally, the fair value of our pension assets and liabilities were adjusted as a result of purchase accounting; therefore pension expense for the Successor Period are based upon the newly established fair values. Also the deferred tax balances were adjusted as a result of the purchase accounting adjustments. Other effects of purchase accounting in the Successor Period are not considered material.

Merger expenses for the Predecessor Period, January 1, 2005 to January 31, 2005, consist of the payment of $18,768 upon the closing of the transaction on January 27, 2005 in connection with the separation agreement with the former Chairman and $206 of legal and advisory fees and expenses incurred in connection with the merger.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Merger expenses for the Successor Period, February 1, 2005 to December 31, 2005 of $4,711 are primarily related to $3,769 for change of control payments and $942 for other merger related expenses incurred in connection with the merger transaction.

The following table summarizes fiscal 2005 and fiscal 2004 pro forma results as if the acquisition occurred on January 1, 2004:

	2005	2004
Net sales	$393,605	$396,675
Loss before income taxes	$(59,347)	$(5,654)
Net Loss	$(20,701)	$(3,309)

The pro forma financial information reflects increased cost of goods sold, increased interest expense, additional amortization of intangibles and lower depreciation expense, new management fees, lower pension expense and savings due to the retirement of the former CEO.

(2) Summary of Significant Accounting Policies

Description of Business

Del Laboratories, Inc. and subsidiaries (the Company) is a manufacturer and distributor of cosmetic and proprietary pharmaceutical products. The principal products in the cosmetics segment are nail care, nail color, color cosmetics, beauty implements, bleaches and depilatories, personal care products and other related cosmetic items. The principal products in the pharmaceutical segment are of a proprietary nature and range from oral analgesics to acne treatment products and first aid products.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of all wholly-owned domestic and foreign subsidiaries. The net assets and results of foreign operations are not significant to the consolidated financial statements. The accounts of foreign subsidiaries are translated in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 52, “Foreign Currency Translation.” As such, balance sheet accounts are translated at the exchange rate as of December 31 of each year and statement of operations accounts are translated at average exchange rates during the period. The resulting translation adjustments are recorded as a component of shareholders’ equity. Gains or losses resulting from foreign currency transactions are included in other income (expense). All intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company sells its products to chain drug stores, mass volume retailers, supermarkets and wholesalers and overseas distributors. Sales of such products are principally denominated in U.S. dollars and sales in Canada are denominated in Canadian dollars. The Company’s accounts receivable reflect the granting of credit to these customers. The Company generally grants credit based upon analysis of the customer’s financial position and previously established buying and selling patterns. The Company does not bill customers for shipping and handling costs and, accordingly, classifies such costs as selling and administrative expense. Revenues are recognized and discounts are recorded when merchandise is shipped. Net sales are comprised of gross revenues less returns, various promotional allowances and trade discounts and allowances. The Company allows customers to return their unsold products when they meet certain criteria as outlined in the Company’s sales policies. The Company regularly reviews and revises, as deemed necessary, its estimate of reserves for future sales returns

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

based primarily upon actual return rates by product and planned product discontinuances. The Company records estimated reserves for future sales returns as a reduction of sales, cost of sales and accounts receivable. Returned products which are recorded as inventories are valued based on estimated realizable value. The physical condition and marketability of the returned products are the major factors considered by the Company in estimating realizable value. Actual returns, as well as estimated realizable values of returned products, may differ significantly, either favorably or unfavorably, from estimates if factors such as economic conditions, customer inventory levels or competitive conditions differ from expectations.

Business Combinations

The Company accounts for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. The cost to acquire a business, including transaction costs, is allocated to the underlying net assets of the acquired business in proportion to their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. At December 31, 2005 and 2004, cash equivalents were $27 and $5, respectively.

Inventories

Inventories are valued at the lower of cost (principally first-in/first-out) or market value. The Company records reductions to the cost of inventories based upon its forecasted plans to sell, historical scrap and disposal rates and physical condition of the inventories. The Company has a reserve of $17,411 and $14,160 at December 31, 2005 and 2004, respectively, to reflect the estimated amounts for obsolescence and scrap. The components of inventories (net) were as follows:

	Successor Period 2005	Predecessor Period 2004
Raw materials	$42,979	$54,264
Work in process	4,529	5,739
Finished goods	74,789	51,232

	$122,297	$111,235

As a result of the Merger on January 27, 2005, the inventory was written up by $8,083 to reflect the fair value. As of December 31, 2005, the step-up was fully amortized.

Property, Plant and Equipment

The Company provides for depreciation on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives or the lease term. The range of estimated lives applicable to the assets are as follows:

Building	25 to 40 years
Building improvements	10 to 40 years
Leasehold improvements	3 to 12 years
Machinery and equipment	2 to 15 years
Furniture and fixtures	3 to 10 years

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company constructs and purchases display fixtures to be used in the stores of its cosmetic segment retail customers to attract customer attention and to display products available under the Company’s various brands. The display is included in inventory by the Company until it is shipped to the retail customer, at which time it is reclassified from inventory to other assets and amortized as a selling expense over the estimated useful life of twenty four months from date of shipment.

Deferred Financing Fees

The Company includes within other assets the capitalization of deferred financing fees associated with the issuance of debt instruments. These fees are amortized over the lives of the related debt instruments. The Company amortized $2,148, $20, $184 and $241 of deferred financing fees in the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003, respectively. For the 2005 Successor Period, of the fees amortized, $1,852 related to the debt issued in connection with the merger and $296 related to the debt refinancing. Also as a result of the debt refinancing, the Company recorded a loss on the early extinguishment of debt of $6,449, due to the write-off of deferred financing fees that were capitalized in association with the issuance of the $200,000 term loan incurred as a result of the merger. The amortization for 2006, 2007,2008,2009 and 2010 will be $2,991,$2,845, $2,115, $2,115 and $2,115 respectively. As of December 31, 2005 $14,288 was the balance to be amortized.

Advertising Costs and Promotional Allowances

The Company advertises on television, radio and in magazines. Additionally, the Company has various co-operative advertising programs with retailers. Advertising costs are expensed in the year incurred. Advertising expenses, including co-operative advertising programs, were $34,062, $2,579, $36,937 and $37,659 in the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003, respectively. The Company also has various performance-based arrangements with retailers to reimburse them for all or a portion of their promotional activities related to the Company’s products. These sales incentives, offered voluntarily by the Company to customers, without charge, can be used in or are exercisable by a customer as a result of a single exchange transaction, are recorded as a reduction of net sales at the later of the sale or the offer, and primarily allow customers to take deductions against amounts owed to the Company for product purchases. The Company also has co-operative advertising arrangements with retail customers to reimburse them for all or a portion of their advertising of the Company’s products. The estimated liabilities for these co-operative advertising arrangements are recorded as advertising expense as incurred, or in the period the related revenue is recognized, depending on the terms of the arrangement, and included in selling and administrative expenses, since the Company receives an identifiable benefit from retail customers for an amount equal to or less than the fair value of such advertising cost. These arrangements primarily allow retail customers to take deductions against amounts owed to the Company for product purchases. The Company regularly reviews and revises the estimated accruals for these promotional allowance and co-operative advertising programs. Actual costs incurred by the Company may differ significantly, either favorably or unfavorably, from estimates if factors such as the level and success of the retailers’ programs or other conditions differ from the Company’s expectations.

Distribution Costs

Distribution costs, including the costs of shipping and handling, are included in selling and administrative expenses and were $22,206, $1,164, $21,661 and $18,275 in the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003 respectively.

Research and Development

The Company expended $7,697, $581, $8,966 and $7,816 in the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003, respectively, for research and development relating to the development of

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

new products, clinical and regulatory affairs, and quality control and assurance of the Company’s product lines. All costs associated with research and development are expensed as incurred and included in selling and administrative expenses in the accompanying consolidated statements of operations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Capital Structure

In connection with the merger, Del issued 1,000 shares with a $0.01 par value. Del is a wholly-owned subsidiary of Holding II, which, in turn, is owned by Holding.

Stock Option Plans

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related interpretations, in accounting for its fixed plan stock options. Under APB No. 25, compensation expense would be recorded if, on the date of grant, the market price of the underlying stock exceeded its exercise price. Accordingly, no compensation cost has been recognized. Had compensation cost for the stock option plans been determined based on the fair value at the grant dates for awards under the plans, consistent with the alternative method set forth under SFAS No. 123, “Accounting for Stock-Based Compensation”, and SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure”, the Company’s net earnings and net earnings per share would have been reduced. The following table illustrates the effect on net earnings and net earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, to stock based employee compensation:

	Successor Period	Predecessor Period
	Feb 1, 2005 - Dec 31, 2005	Jan 1, 2005 - Jan 31, 2005	Year Ended December 31,
			2004	2003
Net earnings (loss), as reported	$(20,742)	$1,977	$15,609	$20,374
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	$—	$(125)	$(1,875)	$(2,281)

Pro forma net earnings (loss)	$(20,742)	$1,852	$13,734	$18,093

As a result of the acquisition and pursuant to the terms of 1994 Stock Plan, all outstanding unvested options became fully vested and exercisable. As of the acquisition date, there were 2,152 options outstanding, of which 1,727 were fully vested and 425 unvested. All of the outstanding options were acquired by the Company at $35 per share, less the exercise price of the stock option. The Successor Company did not promulgate a stock option plan and consequently did not issue any stock options during 2005. A stock option plan was adopted by the Company in 2006.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The fair value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2003; dividend yield 0%; expected life of 5.0 years; risk-free interest rate of 2.51%; and expected volatility of 33.2%. The weighted-average fair value of options granted during 2003 was $7.65. The Predecessor Company did not issue any new stock options during 2005 or 2004.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (revised 2004), “Share-Based Payment”. Statement 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the income statement, but expresses no preference for a type of valuation model. Statement 123(R) sets accounting requirements for “share-based” compensation to employees, including employee stock purchase plans and carries forward prior guidance on accounting for awards to non-employees. In addition, accounting for employee stock ownership plans will continue to be accounted for in accordance with Statement of Position 93-6 and awards to most non-employee directors will be accounted for as employee awards. Statement 123(R) is effective for public companies as of the beginning of the first annual reporting period that begins after June 15, 2005 and for annual periods beginning after December 15, 2005 for non-public entities, however, early adoption is encouraged. Since the Company has not issued any stock options as of December 31, 2005 and the existing rollover options are fully vested, the adoption of Statement 123(R) would not have an impact on our consolidated financial statements. The Company has not determined if the adoption of Statement 123(R) will have a material impact on the Company’s consolidated financial statements for stock options that were granted in 2006.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

The Company accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The Company bases its evaluation on such impairment indicators such as the nature of the assets, future economic benefit of the assets and any historical or future profitability measurements, as well as other external market conditions or factors that may be present. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The estimate of cash flow is based upon, among other things, certain assumptions about expected future operating performance. The Company’s estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to its business model or changes in its operating performance.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires that the amortization of goodwill be replaced with periodic tests of the goodwill’s impairment at the reporting unit level. The Company’s reporting units are its Cosmetic and Pharmaceutical segments. If an indication of impairment exists, the Company is required to determine if such reporting unit’s implied fair value is less than its carrying value in order to determine the amount, if any, of the impairment loss required to be recorded. Subsequent to the merger, the Company established January 1 as its annual impairment testing date. The annual testing performed as of January 1, 2006, indicated there was no impairment to goodwill or indefinite long lived assets.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Additionally under SFAS No. 142, intangible assets with determinable lives, other than goodwill, must be amortized over their useful lives. The remaining useful lives of intangible assets are evaluated each reporting period to determine whether events or circumstances warrant a revision to the remaining period of amortization. If the estimate of an intangible asset’s remaining useful life is changed, the carrying amount of the intangible asset should be amortized prospectively over that revised remaining useful life.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications were made to prior year amounts in order to conform to the current year’s presentation. Amortization of display fixtures, previously included in the cash flow statements in other assets as net cash provided by operating activities, has been reclassified as a separate line item, amortization of display fixtures, in net cash provided by operating activities.

New Accounting Pronouncements

In May 2005, the FASB issued Statement No. 154 “Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB No.3”. This Statement replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impractical to determine the period specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. FASB No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of FASB No. 154 will have a material impact on the consolidated financial statements.

In March 2005, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN No. 47”). FIN No. 47 clarifies that a Company must record a liability for conditional asset retirement obligations, if the fair value of the liability can be reasonably estimated. FIN No. 47 also clarifies when a Company would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective for fiscal years ending

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

after December 15, 2005. The adoption of FIN No. 47 did not have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued Statement No. 153 “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A non- monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. FASB No. 153 is required to be adopted for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe that the adoption of FASB No. 153 will have any impact on the Company’s consolidated financial statements.

In November 2004, the FASB issued Statement No. 151 “Inventory Costs” Statement No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Statement No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is in process of assessing whether the adoption of Statement 151 will have an impact on the consolidated financial statements.

(3) Supplemental Cash Flow Information

The following is supplemental information relating to the consolidated statements of cash flows:

	Successor Period	Predecessor Period
	Feb 1, 2005 - Dec 31, 2005	Jan 1, 2005 - Jan 31, 2005	Year Ended December 31,
			2004	2003
Cash paid for :
Interest	$17,376	$140	$3,674	$3,970

Income taxes	$3,505	$136	$7,573	$9,551

Non-cash transactions:
Shares tendered by optionees to exercise stock options	$—	$269	$2,039	$5,723

Shares exchanged by optionees	$6,940	$—	$—	$—

Issuance of treasury stock for
ESOP stock contributions	$—	$—	$—	$300

Equipment acquired under capitalized leases	$—	$—	$—	$543

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(4) Property, Plant and Equipment

The components of property, plant and equipment, at cost, were as follows:

	Successor Period	Predecessor Period
	2005	2004
Land	$2,586	$1,308
Building, building improvements and leasehold improvements	25,171	27,797
Machinery and equipment	25,205	46,783
Furniture and fixtures	3,247	7,911
Construction in progress	259	271

	$56,468	$84,070

Property, plant and equipment are stated at historical cost for the Predecessor Period through January 31, 2005, at which time the Company adjusted property, plant and equipment to fair value in accordance with purchase accounting resulting in an increase to property, plant and equipment of $3,122. Depreciation expense for the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003 was $6,965, $703, $7,821 and $7,578, respectively.

(5) Goodwill and Other Intangibles Arising From Acquisitions

Goodwill represents the excess of the purchase prices paid for companies and product lines over amounts assigned to the fair value of the net tangible assets as well as purchased intellectual property rights and trademarks. Total goodwill is comprised of $78,246 for the cosmetic operating segment and $47,737 relates to the pharmaceutical operating segment. Based upon the Company’s annual impairment test, goodwill of $125,983 is not impaired under the provisions of SFAS No. 142.

In connection with purchase accounting, goodwill of $125,983 was recorded and all goodwill of the predecessor company of $6,282 was written off.

Trade names have an indefinite life and relate to several of the Company’s product lines, including Sally Hansen, LaCross, N.Y.C. New York Color, Cornsilk, Orajel, Dermarest, Stye, Gentle Naturals and Pronto. These trade names have indefinite lives and are used in advertising and marketing of the products and are widely recognized and accepted by consumers in the Company’s respective markets. Customer relationships are being amortized on a straight-line basis over 20 years.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The components of intangible assets arising from acquisitions were as follows:

	Successor Period
	December 31, 2005
	Gross Carrying Value	Accumulated Amortization	Net Book Value
Trade Names	$159,100	$—	$159,100
Customer Relationships	105,000	4,813	100,187

	$264,100	$4,813	$259,287

	Predecessor Period
	December 31, 2004
	Gross Carrying Value	Accumulated Amortization	Net Book Value
Intellectual property rights	$10,558	$3,534	$7,024
Trademarks and other	3,065	3,004	61

	$13,623	$6,538	$7,085

Amortization expense amounted to $4,813, $45, $681 and $679 for the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003, respectively. The estimated amortization expense for the years ending December 31, 2006, 2007, 2008, 2009 and 2010 is $5,250, in each of the five years.

(6) Income Taxes

The Company recorded an income tax benefit and a corresponding increase in its deferred tax assets for the Successor Period February 1, 2005 to December 31, 2005 of $13,000 based on the Company’s effective tax rate of 38.5% for the period February 1, 2005 to December 31, 2005. The change in the expected tax rate from the prior period is principally the result of increased losses in the U.S. primarily due to the expenses of the refinancing transaction (see note 7), partially off set by taxable income of foreign subsidiaries which is taxed at higher rates than the U.S.

Income tax benefit for the Predecessor Period January 1, 2005 to January 31, 2005 of $24,434 was due to the recording, as an income tax receivable, of an anticipated income tax refund of approximately $11,242 attributable to the utilization of a net operating loss carry-back, the recording of deferred tax assets of approximately $13,454 attributable to net operating loss carry-forwards, and the recording of approximately $262 of deferred tax expense related to timing differences. On October 27, 2005, the Company received a cash tax refund of $11,771.

Income taxes for the Predecessor Period January 1, 2004 to December 31, 2004 of $11,075 was based on the Company’s annual effective tax rate of 41.5% for the year 2004. Income taxes for the Predecessor Period January 1, 2003 to December 31, 2003 of $12,524 was based on the Company’s annual tax rate of 38.1% for the year 2003.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The components of income tax expense (benefit) were as follows:

	Federal	State	Foreign	Total
Fiscal 2005
Successor Period:
(February 1, 2005 - December 31, 2005)
Current tax	$—	$71	$1,229	$1,300
Deferred tax	(12,686)	(1,614)	—	(14,300)

	$(12,686)	$(1,543)	$1,229	$(13,000)

Predecessor Period:
(January 1, 2005 - January 31, 2005)
Current tax	$—	$6	$(69)	$(63)
Deferred tax	(20,796)	(3,575)	—	(24,371)

	$(20,796)	$(3,569)	$(69)	$(24,434)

Fiscal 2004
Current tax	$4,464	$871	$2,162	$7,497
Deferred tax	3,410	(32)	200	3,578

	$7,874	$839	$2,362	$11,075

Fiscal 2003
Current tax	$9,785	$1,376	$1,461	$12,622
Deferred tax	22	(120)	—	(98)

	$9,807	$1,256	$1,461	$12,524

Total income tax expense differed from the statutory rate of 35% of earnings before income taxes, as a result of the following items:

	Successor Period	Predecessor Period
	February 1, 2005 - December 31, 2005	January 31, 2005 - January 31, 2005	Fiscal 2004	Fiscal 2003
Tax provision at statutory rate	$(11,810)	$(7,860)	$9,339	$11,514
Increase (decrease) in tax resulting from:
State income taxes, net of Federal income tax benefit	(1,003)	(2,368)	511	816
Amortization of intangibles	—	—	53	53
Officers' life insurance	(759)	13	161	158
Meals and entertainment	131	8	148	154
Extraterritorial income exclusion	(168)	—	(211)	(84)
Repurchase of stock options due to acquisition	—	(12,662)	—	—
Foreign rate differential and benefit of foreign tax credit	163	106	420	79
Merger expenses	—	(1,349)	436	—
Other, net	446	(322)	218	(166)

Actual provision for income taxes	$(13,000)	$(24,434)	$11,075	$12,524

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For presentation purposes, certain of such tax assets and liabilities are shown net on the accompanying consolidated balance sheets. Significant components of the Company’s deferred tax assets and liabilities as of December 31, were as follows:

	2005	2004
Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$644	$1,175
Supplemental Executive Retirement Plan (SERP), principally due to accrual for financial statement purposes	2,624	2,759
Inventory reserve	6,162	4,843
Pension accrual for financial reporting purposes and other compensation benefits	6,575	3,214
Tax credit and NOL carry forwards	18,151	443
Other	4,741	1,376

Deferred tax assets	38,897	13,810

Deferred tax liabilities
Identifiable intangibles	(99,096)	—
Property, plant and equipment, principally due to differences in depreciation methods	(7,371)	(7,435)
Other	(390)	(401)

Deferred tax liabilities	(106,857)	(7,836)

Net deferred (liabilities) tax assets	$(67,960)	$5,974

At December 31, 2005 and 2004, deferred tax assets of $162 and $2,432, respectively, were recorded on the consolidated balance sheet relating to the additional minimum pension liability (note 8(a)). Such liability, net of the related deferred tax asset, was recorded as a component of accumulated other comprehensive loss, in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 130, “Reporting Comprehensive Income.”

A valuation allowance is recorded when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies, among other factors, in making this assessment. There was no valuation allowance as of December 31, 2005 or 2004 as the Company believes it is more likely than not that the net deferred tax assets will be realized.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(7) Long-Term Debt

Long-term debt consisted of the following:

	Successor Period	Predecessor Period
	2005	2004
8% senior subordinated notes	$173,966	$—
Senior secured floating rate notes	185,000	—
5.56% senior notes	—	24,000
Notes payable under revolving credit agreement	22,000	34,000
Mortgages on land and buildings	1,254	13,408
Obligations under capital leases	206	326

	$382,426	$71,734
Less current portion	185	501

	$382,241	$71,233

On January 27, 2005, the Company completed a private offering of $175,000 of 8% senior subordinated notes (the “Subordinated Notes”) due 2012. The Subordinated Notes were issued at 99.34% of par, resulting in net proceeds of $173,845 before expenses. The Subordinated Notes are guaranteed by certain of the existing and future domestic subsidiaries of the Company. The Subordinated Notes and guarantees are unsecured senior subordinated obligations and rank equally with all future subordinated indebtedness and are subordinated to the current and future senior indebtedness and other liabilities of the Company and its subsidiaries. Interest on the Subordinated Notes is payable semi-annually on February 1 and August 1, which commenced on August 1, 2005.

The Subordinated Notes may be redeemed at the option of the Company in whole or in part at any time on or after February 1, 2008 at the redemption prices set forth in the 8% Senior Subordinated Notes indenture, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. The Company may also redeem up to 35% of the original aggregate principal amount of the Subordinated Notes prior to February 1, 2008 with the proceeds of one or more public equity offerings, at a redemption price equal to 108% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. The Company may also redeem all the Subordinated Notes upon the occurrence of a Change in Control (as defined therein), prior to February 1, 2008, at a redemption price equal to 108% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. The Company is required to offer to repurchase the Subordinated Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date under some circumstances involved upon the occurrence of a Change in Control. The Company must also repurchase the Subordinated Notes at a price equal to par, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date, if the Company sells assets under certain circumstances.

The Subordinated Notes contain covenants that, among other things, limit the issuance of additional indebtedness, the incurrence of liens, the payment of dividends or other distributions, the distributions from certain subsidiaries, the issuance of preferred stock, the sale of assets and subsidiary stock, transactions with affiliates and consolidations, mergers and transfers of assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications, set forth in the indenture.

Concurrently with the offering of the Subordinated Notes, the Company entered into a credit agreement, as amended with J.P. Morgan Chase Bank N.A., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, Deutsche Bank Securities Inc., as co-agent and documentation agent and the lenders party thereto from time to time. The agreement provided for maximum borrowings of $250,000 consisting of a term

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

loan facility in an aggregate principal amount of $200,000 and a revolving credit facility, which provided for up to $50,000 of revolving loans outstanding at any time (including letters of credit of up to $15,000) (the “Senior Credit Facilities”). The Company repaid all borrowings under the agreement and the agreement was terminated in October 2005. As a result of the termination and repayment of this agreement, $6,449 of deferred financing fees were written off during the 2005 Successor Period, which has been reflected as a loss on the early extinguishment of debt on the Company’s consolidated financial statements.

On October 28, 2005, the Company completed a private offering of $185,000 in principal amount of senior secured floating rate notes (the “Notes”) due November 1, 2011. The Notes bear interest at a rate per annum equal to three-month LIBOR plus 5.0%. The Notes are guaranteed by certain of the existing and future domestic subsidiaries of the Company. The Notes and guarantees are secured by a first priority security interest in substantially all of the Company’s and guarantors’ assets, other than inventory, receivables, equity interest in our subsidiaries and other specified excluded assets and by a second priority security interest in substantially all the Company’s and guarantors’ inventory, receivables and other specified liquid assets. The Notes and guarantees rank equally with all existing and future senior indebtedness and rank senior to all existing and future subordinated indebtedness, including the Subordinated Notes and related guarantees. Interest on the Notes is payable quarterly on February 1, May 1, August 1 and November 1, commencing on February 1, 2006.

The Notes may be redeemed by the Company in whole or in part at any time on or after November 1, 2007 at the redemption prices set forth in the Notes indenture, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. The Company may also redeem up to 35% of the original aggregate principal amount of the Notes prior to November 1, 2007 with the proceeds of one or more public equity offerings, at a redemption price equal to 100% of the principal amount thereof plus the applicable Eurodollar rate then in effect, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. The Company is required to offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date under some circumstances involved upon the occurrence of a Change in Control. The Company must also repurchase the Notes at a price equal to par, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date, if the Company sells assets under certain circumstances.

The Notes contain covenants that, among, other things, limit the issuance of additional indebtedness, the incurrence of liens, the payment of dividends or other distributions, the distributions from certain subsidiaries, the issuance of preferred stock, the sale of assets and subsidiary stock, transactions with affiliates and consolidations, mergers and transfer of assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications, set forth in the indenture.

On October 28, 2005, the Company entered into a $75,000 credit agreement, maturing on October 28, 2007 with JPMorgan Chase Bank N.A. as administrative agent. This agreement was used as interim financing until December 29, 2005, when it was replaced with an $85,000 credit facility, as discussed below.

On December 29, 2005, the Company entered into $85,000 asset-based revolving credit facility, which was subsequently amended on February 23, 2006, (the “ABL Credit Facility”) among the Company, DLI Holding II Corp., the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent. The ABL Credit Facility matures on December 29, 2010 and provides for aggregate maximum borrowings of $85,000. The ABL Credit Facility is guaranteed by DLI Holding II Corp. and by certain of the Company’s existing and future domestic subsidiaries. The ABL Credit Facility is an asset-based facility with a first priority security interest in substantially all accounts receivable and inventory and a second priority security interest in substantially all tangible and intangible assets. The ABL Credit Facility is also secured on a first priority basis by the capital stock of the Company’s domestic subsidiaries. Also, the guarantee by DLI Holding II Corp., is secured by a pledge of all of its assets.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Borrowings under the ABL Credit Facility are determined by a formula which provides eligibility of up to 85 % of the net book value of domestic accounts receivable and a range of 35% to 65% of domestic inventory. Borrowings under the ABL Credit Facility bear interest at the Company’s option at either: (i) an alternate base rate which is equal to the higher of 0.50% per year above the federal funds effective rate and the base rate announced by the ABL Credit Facility’s administrative agent as its prime rate plus an applicable margin ranging form 0.25% to 0.75% based on our borrowing base availability, or (ii) an Adjusted LIBOR rate plus an applicable margin ranging from 1.25% to 1.75% based on our borrowing base availability. The terms of the ABL Credit Facility include a commitment fee based on unused commitments of the lenders, letter of credit fees on the aggregate face amount of outstanding letters of credit and underwriting and administrative fees.

The ABL Credit Facility includes covenants, that among other things, limit or restrict the Company’s and its subsidiaries abilities to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends, create liens, make investments, make acquisitions, modify the terms of the documents governing the indebtedness, engage in mergers or make capital expenditures or engage in certain transactions with affiliates. The ABL Credit Facility also requires the Company to comply with a minimum coverage ratio of Consolidated EBITDA to fixed charges whenever excess borrowing availability is less than $10,000 on any day. As borrowing availability under the ABL credit facility exceeds the specified threshold at December 31, 2005, the ratio test is not applicable. As of December 31, 2005, we had $22,000 of senior debt outstanding under the ABL credit facility, $63,000 of unutilized commitments under the ABL credit facility and $48,200 of availability thereunder. As of March 27, 2006, we had $35,900 of senior debt outstanding under the ABL credit facility, $49,100 of unutilized commitments under the ABL credit facility and $41,700 of availability thereunder.

On February 1, 2006, the Company entered into a cap/floor collar agreement with JPMorgan Chase Bank, N.A. This agreement is for a notional amount of $100,000 with an effective date of February 1, 2006, a termination date of February 1, 2009 and a cap rate of 5.5% and a floor rate of 4.29%.

Upon completion of the merger on January 27, 2005, the outstanding balance of $24,000 under the 5.56% senior notes, together with accrued and unpaid interest and early payment penalties of $972 were repaid; the outstanding balance of $33,200 under the revolving credit agreement together with accrued and unpaid interest and fees of $81 were repaid; and, the outstanding principle balance under the mortgage of $12,116 together with accrued and unpaid interest and early payment penalties of $383 were repaid.

On February 22, 2000, the Company purchased a manufacturing, warehousing and office facility in Barrie, Ontario for $1,828. The purchase was financed with a combination of a mortgage bridge loan and a five-year mortgage which was modified on April 1, 2004 to extend the maturity to April 1, 2009 and reduce the interest rate to 6.37%. Upon completion of the merger on January 27, 2005, the obligations under the mortgage were assumed. The outstanding balance of this mortgage at December 31, 2005 is $1,254.

The Company also leases certain equipment under long-term capital leases, some of which include options to purchase the equipment for a nominal cost at the termination of the lease.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The aggregate maturities of long-term debt and minimum payments under capital lease obligations for each of the five years subsequent to December 31, 2005 and thereafter, are as follows:

2006	$185
2007	136
2008	65
2009	1,074
2010	22,000
Thereafter	360,000

$383,460

(8) Employee Retirement Plans

(a) Pension Plans

The Company maintains two non-contributory defined benefit pension plans covering all U.S. eligible employees. The Del Non-Union Plan formula is based on years of service and the employee’s compensation during the five years before retirement. The Del LaCross Union Plan formula is based on years of service. The LaCross Plan covers former employees of the Company’s Newark, New Jersey facility which ceased operations during 2002. As a result of this closure, more than 20% of plan participants in the LaCross Plan were terminated, which resulted in a partial termination of the plan. Due to the partial termination of the plan, all affected participants became fully vested in their accrued benefits at their termination date. The Company made contributions to these plans of $4,061, $773, $4,292 and $2,743 in the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003, respectively. Assets held by these plans consist of cash and cash equivalents, fixed income securities consisting of U.S. government and corporate bonds and common stocks. The Company also has a defined benefit supplemental executive retirement plan (SERP) for certain of its executives. The SERP is a non-qualified plan under the Internal Revenue Code. The assets in the SERP trust, which were $3,471 and $4,163 as of December 31, 2005 and 2004, respectively, are considered assets of the Company, not plan assets, and as such, are included in other assets on the accompanying consolidated balance sheets. The assets of the SERP, which consist of cash and cash equivalents, are held-to-maturity securities and, as such, are carried at cost plus accrued interest. The Company made no contributions during 2005, 2004 and 2003 to the SERP trust.

As a result of the merger, the Company recorded a fair value adjustment to its pension assets and liabilities of $10,548. The adjustment was the result of an increase of $9,870 in liabilities and a reduction of plan assets of $678.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Total pension expense for the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003 amounted to $3,879, $449, $4,774 and $4,489, respectively. The change in benefit obligation, change in plan assets and funded status as of December 31, 2005 and 2004 and components of net periodic cost for the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003 of the Company’s domestic plans are set forth in the following tables:

	Successor Period 2005
	Del Non-Union Plan	Del LaCross Union Plan	SERP
Change in benefit obligation:
Benefit obligation at the beginning of the year	$45,228	$1,314	$7,935
Service cost	3,657	—	32
Interest cost	2,591	72	430
Actuarial loss	2,469	5	356
Benefits paid	(1,225)	(94)	(795)

Benefit obligation at the end of the year	$52,720	$1,297	$7,958

Change in plan assets:
Fair value of assets at the beginning of the year	$27,544	$1,096	$—
Actual gain on plan assets	1,545	29	—
Employer contributions	4,038	—	796
Benefits paid	(1,225)	(94)	(796)

Fair value of assets at the end of the year	$31,902	$1,031	$—

Funded status	$(20,818)	$(266)	$(7,958)
Unamortized prior service cost	—	—	—
Unrecognized net actuarial loss	2,790	59	381

Net amount recognized	$(18,028)	$(207)	$(7,577)

Amounts recognized in the balance sheet consist of:
Accrued liability	$(18,028)	$(266)	$(7,928)
Intangible asset (included in other long-term assets)	—	—	—
Accumulated other comprehensive loss	—	59	351

Net amount recognized	$(18,028)	$(207)	$(7,577)

Accumulated benefit obligation:	$41,804	$1,297	$7,928

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

	Predecessor Period 2004
	Del Non- Union Plan	Del LaCross Union Plan	SERP
Change in benefit obligation:
Benefit obligation at the beginning of the year	$37,477	$1,315	$7,168
Service cost	3,080	—	52
Interest cost	2,312	76	423
Actuarial loss	3,536	17	307
Benefits paid	(1,177)	(94)	(15)

Benefit obligation at the end of the year	$45,228	$1,314	$7,935

Change in plan assets:
Fair value of assets at the beginning of the year	$22,135	$1,179	$—
Actual gain on plan assets	2,309	11	—
Employer contributions	4,277	—	15
Benefits paid	(1,177)	(94)	(15)

Fair value of assets at the end of the year	$27,544	$1,096	$—

Funded status	$(17,684)	$(219)	$(7,935)
Unamortized prior service cost	296	—	382
Unrecognized net actuarial loss	14,553	633	266

Net amount recognized	$(2,835)	$414	$(7,287)

Amounts recognized in the balance sheet consist of:
Accrued liability	$(8,345)	$(219)	$(7,897)
Intangible asset (included in other long-term assets)	296	—	382
Accumulated other comprehensive loss	5,214	633	228

Net amount recognized	$(2,835)	$414	$(7,287)

Accumulated benefit obligation:	$35,889	$1,314	$7,898

Successor Period
	February 1, 2005 - December 31, 2005
	Del Non- Union Plan	Del LaCross Union Plan	SERP
Components of net periodic cost:
Service cost	$3,357	$—	$29
Interest cost	2,377	66	394
Expected return on plan assets	(2,285)	(62)	—
Recognized net loss	3	—	—

Net periodic cost	$3,452	$4	$423

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Predecessor Period
	January 1, 2005 - January 31, 2005
	Del Non-Union Plan	Del LaCross Union Plan	SERP
Components of net periodic cost:
Service cost	$300	$—	$3
Interest cost	214	6	36
Expected return on plan assets	(206)	(6)	—
Recognized prior service cost	4	—	12
Recognized net loss	77	2	7

Net periodic cost	$389	$2	$58

	January 1, 2004 - December 31, 2004
	Del Non-Union Plan	Del LaCross Union Plan	SERP
Components of net periodic cost:
Service cost	$3,080	$—	$52
Interest cost	2,312	77	423
Expected return on plan assets	(2,063)	(74)	—
Recognized prior service cost	50	—	147
Recognized net (gain) loss	765	18	(13)

Net periodic cost	$4,144	$21	$609

	January 1, 2003 - December 31, 2003
	Del Non-Union Plan	Del LaCross Union Plan	SERP
Components of net periodic cost:
Service cost	$2,591	$—	$50
Interest cost	2,056	83	414
Expected return on plan assets	(1,577)	(103)	—
Amortization of unrecognized transition (asset) obligation	(2)	—	—
Recognized prior service cost	50	—	277
Recognized net (gain) loss	728	12	(90)

Net periodic cost	$3,846	$(8)	$651

The weighted-average actuarial assumptions used to determine net periodic costs for the 2005 Successor Period, the 2005 Predecessor Period and the years ended December 31, 2004 and 2003, respectively, were:

	Successor Period	Predecessor Period
	February 1 - December 31, 2005	January 1 - January 31, 2005	January 1 - December 31, 2004	January 1 - December 31, 2003
Discount rate	5.75%	5.75%	6.25%	6.75%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%
Expected long-term rate of return on plan assets *	8.50%	8.50%	8.50%	8.50%

*	The expected long-term rate of return on plan assets for the LaCross Union Plan for 2004 and 2005 was 6.50%.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The expected long-term return on assets was developed using the Building Block Method covered under the Actuarial Standard of Practice No. 27. Under this approach, the weighted average return is developed based on applying historical average total returns by asset class to the plan's current asset allocation. The calculation of the weighted average expected long-term rate of return uses the 50-year historical market performance over the period from 1953—2002. The 50-year period was selected as a reasonable estimate of the runout period of expected future benefit payments.

The weighted-average actuarial assumptions used to determine benefit obligations at December 31, 2005 and 2004 respectively, were:

	2005	2004
Discount rate	5.50%	5.75%
Rate of compensation increase	4.50%	4.50%

Plan Assets

The Company’s Investment Committee has adopted an investment policy designed to meet or exceed the assumption for the expected rate of return on plan assets of the Employees’ Pension Plan. The Company retains an investment advisor to assist the Company in selecting and evaluating the performance of professional investment managers that invest the plan assets in equity and fixed income securities. The investments are generally well-diversified to avoid undue exposure to any single economic or industry sector, or individual security. The Company has advised the investment managers that investment of plan assets in derivatives or in the common stock of Del Laboratories, Inc. is prohibited. All assets have a readily ascertainable market value and are readily marketable. Equity investments are listed on the New York, American or principal regional exchanges or traded on the over-the-counter market with the requirement that such investments have adequate market liquidity.

The Company has established target ranges for the investment of the Employees’ Pension Plan assets of 55% for equities and 45% for fixed income securities. Within the equity securities asset class, the investment policy provides for investments in a wide range of publicly-traded securities encompassing large, mid-size, and small capitalization stocks. The mix of equity securities allocates approximately 70% to value style investing and approximately 30% to growth style investing. Within the fixed income portfolio, the investment policy provides for investments in a wide range of publicly-traded debt securities consisting of investment grade, liquid securities such as certificates of deposit, commercial paper, U.S. Treasury bills and other Treasury obligations, government agency paper, and high quality, short-term corporate securities that do not exceed a two-year maturity.

The Company temporarily established a policy of investing 100% of the assets of the LaCross pension plan in fixed income securities. This policy was developed since no new participants would be joining the plan and all existing plan participants are former employees of the Newark, New Jersey manufacturing facility, which was closed in 2002. The Company is in the process of re-defining the long-term investment strategy for the plan assets in order to develop returns consistent with future benefit obligations.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company’s pension plan weighted-average asset allocations were approximately as follows:

	2005
	Del Non- Union Plan	Del LaCross Union Plan	SERP
Asset Category
Equity Securities	51%	0%	0%
Debt securities	40%	0%	0%
US Government Obligations	0%	0%	0%
Other	9%	100%	100%

Total	100%	100%	100%

	2004
	Del Non- Union Plan	Del LaCross Union Plan	SERP
Asset Category
Equity Securities	52%	0%	0%
Debt securities	39%	0%	0%
US Government Obligations	0%	0%	0%
Other	9%	100%	100%

Total	100%	100%	100%

The forementioned equity securities for 2005 and 2004, do not include any Del Laboratories, Inc. stock.

Employer Contributions

The Company expects to contribute approximately $4,845 and $932, to its Non-Union Plan and SERP respectively, in 2006. It is anticipated that no contribution will be made to the LaCross Plan.

Expected Benefit Payments

	Del Non- Union Plan	Del LaCross Union Plan	SERP
2006	$1,418	$98	$932
2007	1,514	97	923
2008	1,627	97	880
2009	1,770	98	834
2010	1,985	97	786
Thereafter	15,086	499	3,224

Minimum pension liabilities for the underfunded Del Non-Union Plan and SERP are included in the long-term pension liability on the accompanying consolidated balance sheets. The minimum pension liability of $410 and $6,753 at December 31, 2005 and December 31, 2004, respectively, has been recorded with a corresponding amount of an intangible asset of $ - and $678 and accumulated other comprehensive losses of $410 and $6,075 at December 31, 2005 and December 31, 2004, respectively. The accumulated other comprehensive losses are net of deferred income taxes of $162 and $2,432 at December 31, 2005 and 2004, respectively. The minimum pension liability will change from year to year as a result of revisions to actuarial assumptions and experienced gains or losses.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company contributed to a multi-employer pension plan for the benefit of its former union employees. This plan was a defined benefit plan based on years of service and the costs recognized for 2004 and 2003 were approximately $65 and $1,181, respectively. In 2003 and 2004, all union employees were terminated, in association with the relocation of manufacturing operations from Farmingdale, New York to Rocky Point, North Carolina, See Note 11 for further information on this relocation.

The Company maintains a defined contribution plan for the benefit of its Canadian employees. The costs recognized for the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003 were approximately $97, $7 and $98 and $84 in U.S. dollars, respectively.

(b) Employee Stock Ownership Plan

The Predecessor Company had an employee stock ownership plan and related trust, covering substantially all full-time non-union employees. Under the terms of the plan, the Predecessor Company made contributions to the trust in cash, shares of Predecessor Company stock or other property in amounts as may be determined by the Board of Directors. The Board of Directors authorized contributions of $300 for 2004 and 2003 respectively. On December 16, 2004, the Predecessor Company funded its 2004 contribution of $300 to the Employee Stock Ownership Trust with cash. On November 20, 2003, the Predecessor Company funded its fiscal 2003 contribution of $300 to the Employee Stock Ownership Trust with 12,991 treasury shares. As a result, an increase of $72 was recorded to additional paid-in capital representing the cost of treasury shares which were less than the market price on that date.

On January 27, 2005, all shares of Del Laboratories, Inc. capital stock held in the employee stock ownership trust were exchanged for cash of $35 per share and the plan was terminated. All participants became fully vested and were given various alternatives for the distribution of their balances.

(c) Employee 401(k) Savings Plan

The Company maintains an Employee 401(k) Savings Plan. The plan is a defined contribution plan which is administered by the Company. All regular, full-time employees are eligible for voluntary participation on the first day of the month following the date of hire and having attained the age of twenty-one. The plan provides for growth in savings through contributions and income from investments. It is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Plan participants are allowed to contribute a specified percentage of their base salary. The Company retains the right to make optional contributions for any plan year. Optional contributions were not made by the Company in the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003.

(9) Shareholders’ Equity

(a) Stock Incentive Plans

The Successor Company did not promulgate any stock incentive plans and consequently had not issued any stock options in 2005. During 2006, the Company adopted a stock incentive plan.

DLI adopted a new stock incentive plan effective on January 27, 2005. The incentive plan provides for grants of two types of options to officers or key employees of the Company and its subsidiaries:

(a)	Service options, which will generally become exercisable in three equal annual installments commencing on the first anniversary of the grant date; and

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(b)	Performance options, which will generally become exercisable only if Kelso is able to sell its indirect equity investment in DLI at a price equal to at least two times its initial investment and achieve at least a 14% internal rate of return, subject to certain exceptions.

Under the incentive plan 234,508 shares are reserved for issuance which represents approximately 5.52% of the outstanding shares of DLI Holding Corp. common stock as of the effective date of the merger. Under the incentive plan 33% of the options are service options, and 67% are exit options. In March of 2006, the Company’s board of directors approved option grants for 124,200 shares under this incentive plan.

The exercise price of each option under the incentive plan is determined by the compensation committee, provided that the exercise price cannot be less than the fair market value (as determined under the incentive plan) of the DLI Holding Corp. common stock on the date of grant. While the incentive plan provides that the compensation committee may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, it is anticipated that all options granted under the incentive plan will be non-qualified stock options for federal income tax purposes.

Options are not transferable other than by will or by the laws of descent and distribution or, if permitted by the compensation committee.

Unless otherwise determined by the compensation committee at the time of grant, upon a change in control (as defined in the incentive plan), each outstanding service option (whether or not then exercisable), together with any outstanding exit option that, prior to or in connection with such Change in Control, has become exercisable, will be canceled in exchange for a payment in cash of an amount equal to the excess of the price paid in the change in control transaction over the exercise price of such option. All remaining exit options that have not become exercisable at the time of the Change in Control will be canceled. Notwithstanding the foregoing, if provided in the option agreement, no compelled exercise, cancellation, acceleration of exercisability, vesting, cash settlement or other payment will occur upon a Change in Control with respect to any option if the compensation committee reasonably determines in good faith prior to the Change in Control that such option will be honored or assumed, or new rights substituted therefore by a participant’s employer (or the parent or a subsidiary of such employer) immediately following the Change in Control.

To be approved by the compensation committee, any honored, assumed or new rights must provide the participant with equivalent or better rights and entitlements than the rights available under the current options; have substantially equivalent economic value to the current options; and have terms and conditions which provide that in the event the participant’s employment is involuntarily terminated following a Change in Control, any conditions on a participant’s rights or restrictions on transfer or exercisability (including vesting) will be waived or lapse.

Certain of the Company’s executives made an investment in DLI Holding LLC, and, have been granted certain profit interests in DLI Holdings LLC, the indirect parent of the Company. DLI Holding LLC’s board approved 294,486 of override units, as defined available for grant, of which 201,778 override units were granted as of December 31, 2005. The override units were granted to Company executives at no cost to the executives. These override units are subject to forfeiture. Up to thirty three percent of the granted override units (the “Operating Units”) may be forfeited, on a pro-rata basis, if any executive ceases to be employed by the Company during the three year period following the grant of such Operating Units. The remaining sixty seven percent (the “Value Units”) participate in distributions only upon certain change of control or liquidation events and only if, upon the occurrence of such an event, Kelso receives an internal rate of return, compounded annually, on its investment in the Company of at least 14% and the Final Value, as defined, is at least greater than two times the initial price. Value Units not eligible to participate in distributions are automatically forfeited. The Override Units are not convertible to common stock and are not saleable or generally transferable. Compensation expense

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

related to the override units has not been recorded by the Company during the year ended December 31, 2005 as distributions on the Override Units have not yet occurred, and, due, among other things, to certain restrictions on the Company’s ability to pay dividends, are not probable to occur until the occurrence of certain change of control, liquidation or recapitalization events.

(b) Receivables for Stock Options Exercised

In 1984, the Predecessor Company loaned an officer $367,000 in connection with the payment of taxes arising from the exercise of stock options (the 1984 Loan). The Predecessor Company also loaned the officer $1,065,313 in 1988 (the 1988 Loan) and $1,100,000 in 1990 (the 1990 Loan), each in connection with the exercise of stock options and the tax liability arising therefrom. These loans were payable in annual installments. In addition, the 1988 Loan and the 1990 Loan agreements provided that if the officer was employed by the Predecessor Company at the time any interest or debt payments were due, such payment would be forgiven.

Pursuant to an amendment to this officer’s employment agreement, the 1984 Loan, the 1988 Loan and the 1990 Loan were consolidated, effective as of July 1, 1999, with the aggregate principal balance to be repaid, with interest at the rate of 6.0% per annum, in annual amounts of $140,000 for each year during the period from 2000 through 2007 and a final payment of $82,250 on January 20, 2008, provided that each payment of interest and principal was forgiven when due so long as the officer was then employed by, or then served as a consultant to the Predecessor Company and, provided further, that the Predecessor Company may (but was not required to) forgive, during any year until 2007, in excess of $140,000 of principal. Whenever the Predecessor Company forgave any principal or interest owed by the officer to the Company, the Predecessor Company agreed to pay to the officer such additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the officer of all Federal, state and local taxes and excise taxes if any, including any such taxes imposed on the Gross-Up Payment, the officer retained an amount of the Gross-Up Payment equal to such taxes imposed on the principal and interest forgiven. This loan, which was a full recourse loan, was secured by collateral with a fair value of 110% of the unpaid principal.

The balance of the loan made to the officer was reflected as a reduction of shareholders’ equity in the accompanying predecessor consolidated financial statements. The outstanding balance of the loan was satisfied as part of a separation agreement with the officer contemporaneous with his retirement from the Company upon completion of the merger on January 27, 2005.

(10) Accrued Liabilities

Accrued liabilities at December 31, 2005 and 2004 consisted of the following:

	Successor Period 2005	Predecessor Period 2004
Salaries, wages, commissions and employee benefits	$4,460	$2,677
Pension liabilities, current portion	5,776	4,189
Interest	9,038	396
Advertising and promotion costs	6,339	7,377
Plant closure liabilities (note 11)	2,381	53
Other	7,480	5,042

	$35,474	$19,734

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(11) Restructuring and Severance

On May 30, 2003, the Company announced the formal plan for the transfer of its principal manufacturing operations, for both the Cosmetic and Pharmaceutical segments, to Rocky Point, North Carolina from Farmingdale, New York. Pursuant to the Company’s formal severance policy for non-union employees and, severance benefits due under the union contract resulting from the plant closure, a charge of $2,033 for severance costs and related benefits for approximately 360 union and non-union employees associated with this move was recorded during 2003 net of adjustments of $59 to the initial accrual. Additional severance benefits earned by employees terminated were recognized as a charge in the financial statements as such severance benefits were earned. During 2004, charges of $20, were recorded for such earned severance benefits, net of adjustments of $69 to the initial accrual. During 2005, a provision of $4 was recorded for such earned severance benefits. During 2005 and 2004, $(3) and $135, respectively, of relocation and other move related costs were expensed as incurred. As of December 31, 2005, all union and non-union employees have been terminated and $2,057 in severance benefits were paid.

On August 15, 2005, Mr. William McMenemy resigned as President and Chief Executive Officer effective August 19, 2005 but will remain on the Board of Directors of the Company. Also in August 2005, the Company announced a workforce reduction program to be implemented in September 2005 to streamline the Company’s organization and reduce costs. Pursuant to Mr. McMenemy’s severance agreement and the Company’s formal severance policy, a charge of $2,003 of severance costs and related benefits was recorded during 2005 of which $844 was paid as of December 31, 2005. The balance will be paid over 14 months. As of December 31, 2005, 55 positions, including long-term consultants were eliminated.

On January 13, 2006, the Company announced that it plans to cease the manufacturing activities at its facility in Little Falls, New York. The Company intends to transfer a majority of these manufacturing operations to its Rocky Point, North Carolina manufacturing facility and to outsource the remainder. In addition, the Company plans to close several of its short-term leased warehouse facilities in upstate New York and convert the Little Falls facility to a warehouse to store a portion of the Company’s inventory. Pursuant to the Company’s formal severance policy, a charge of $1,243 for severance costs and related benefits for approximately 332 employees was recorded in December 2005 in accordance with FASB No. 112. Additional severance benefits earned for future services by employees being terminated will be recognized as a charge in the consolidated financial statements as such severance benefits are earned. The Company estimates that approximately $732, all in the Cosmetic segment, will be incurred for additional severance, relocation and other move related costs during 2006. Cash payouts of approximately $1,504 are expected to occur during 2006 and the first two quarters of 2007. As of December 31, 2005, no employees have been terminated and no severance benefits have been paid. As a result of the closing, it is anticipated that there will be a partial curtailment of the pension plan.

(12) Commitments and Contingencies

The Company is involved in various claims and legal actions arising in the ordinary course of business, including environmental matters. The final resolution of these matters on the Company’s results of operations or liquidity in a particular reporting period is not known. Management is of the opinion that the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company leases executive office space, furniture, data processing equipment, transportation equipment and warehouse space under terms of leases expiring through 2015. Rent expense under these operating leases aggregated approximately $6,203, $486, $6,488 and $5,525 in the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003 respectively. The Company’s obligations under non-cancelable leases are summarized as follows:

2006	$3,816
2007	3,522
2008	3,237
2009	3,011
2010	3,134
Thereafter	13,402

$30,122

On December 16, 2005, the Company entered into two agreements with a third party. The first agreement stipulated that the Company sell inventory in exchange for $1.0 million in cash. The second agreement stipulated that Del is to purchase approximately $6.4 million of advertising from the third party during a period not to extend beyond March 2009. The inventory sold was deemed to have no value. The Company recognized a deferred liability in connection with the transaction in the amount of $1.0 million, which is reflected on the consolidated balance sheet as of December 31, 2005. The deferred liability will be recognized ratably as a reduction to advertising expense as the advertising is incurred.

On January 27, 2005, DLI Holding Corp. entered into a financial advisory agreement with Kelso & Company, LP (“Kelso”) to provide consulting and advisory services to the Company in exchange for fees of $1.2 million per year, plus out of pocket expenses, commencing on that date with a term ending on the date on which Kelso and its affiliates ceases to own any share of common stock of the Company. These fees and expenses are payable by the Company. In fiscal 2005, the Company paid $575 of fees and expenses and accrued $600 at December 31, 2005.

In addition, in connection with the merger transaction, the Company paid an advisory fee to Kelso in the amount of $3.2 million of which $1.9 million has been included in the determination of the purchase price and $1.3 million has been capitalized as deferred financing fees in connection with the issuance of the $175 million in senior subordinated notes.

(13) Financial Instruments

The carrying value of all financial instruments classified as a current asset or current liability are deemed to approximate fair value because of the short maturity of these instruments.

The carrying value of the Company’s borrowings under the long-term revolving credit agreement approximates fair value as such borrowings bear variable interest rates which fluctuate with market conditions.

The fair value of the senior secured notes exceeded the carrying value at December 31, 2005 by approximately $3,841 and the fair value of the 8% senior subordinated notes was less than the carrying value at December 31, 2005 by approximately $28,456. The fair value of both notes are based upon discounted cash flows using rates available to the Company for debt with similar terms and maturities. The Company continually evaluates the benefits of refinancing versus the related prepayment penalties. Because considerable judgment is required in interpreting market data to develop estimates of fair value, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies may be material to the estimated fair value amount.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(14) Sale of Property

On November 29, 2005, the Company sold 1,180 shares of the capital stock in The Carlyle, LLC and assigned the proprietary lease of the Apartment allocated to Suite 1002-4 in the building commonly known as The Hotel Carlyle in New York, New York to an unrelated third party for gross proceeds of $601, which was reduced by $34 for closing costs, resulting in net proceeds of $567. The shares of the capital stock had a book value of $12. After closing costs of $34, the sale resulted in a gain of $555.

On February 13, 2002, the Company sold 13.5 acres of vacant land in Farmingdale, New York to an unrelated third party. In connection with this sale, an option was granted to the buyer for the remaining 8.5 acres of improved land and buildings owned by the Company which was exercised by the buyer on June 30, 2004. The improved land and buildings were sold for gross proceeds of $5,000, which was reduced by $320 for closing costs and increased by $136 for other closing adjustments, resulting in net proceeds of $4,816. The improved land and buildings had a book value of $4,513. After closing costs of $320 and other transaction related expenses of $313, the sale resulted in a loss of $146.

(15) Comprehensive Income (Loss)

The Company’s items of other comprehensive income (loss) include a foreign currency translation adjustment and a minimum pension liability adjustment, net of the related tax effect. The components of accumulated other comprehensive loss at the December 31, 2005 Successor Period, the January 31, 2005 Predecessor Period, December 31, 2004 and 2003 are as follows:

	Accumulated Other Comprehensive Income (Loss)
	Foreign Currency Translation Adjustment	Minimum Pension Liability Adjustment	Total
Predecessor Period:
Balance at December 31, 2002	$(1,623)	$(2,655)	$(4,278)
Foreign currency translation adjustment	2,094	—	2,094
Minimum pension liability adjustment, net of taxes of $282	—	(409)	(409)

Balance at December 31, 2003	471	(3,064)	(2,593)
Foreign currency translation adjustment	810	—	810
Minimum pension liability adjustment, net of taxes of $530	—	(580)	(580)

Balance at December 31, 2004	1,281	(3,644)	(2,363)
Foreign currency translation adjustment	(346)	—	(346)
Elimination of predecessor period balances	(935)	3,644	2,709

Balance at January 31, 2005	—	—	—

Successor Period:
Foreign currency translation adjustment	701	—	701
Minimum pension liability adjustment net of taxes of $162	—	(248)	(248)

Balance at December 31, 2005	$701	$(248)	$453

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(16) Segment Information

The Company operates in two segments, Cosmetic and Pharmaceutical, that have been organized by the products and services they offer. The Cosmetic segment’s principal products are nail care, nail color, color cosmetics, beauty implements, bleaches and depilatories, personal care products and other related cosmetic items. The Pharmaceutical segment’s principal products are oral analgesics, oral hygiene, eye/ear products, and first aid products. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of its operating segments based on operating income. Certain assets, including property, plant and equipment and deferred tax assets, are not allocated to the identifiable segments; depreciation of unallocated assets is charged to the Cosmetic segment.

	Successor Period	Predecessor Period
	Feb 1, 2005 - Dec 31, 2005	Jan 1, 2005 - Jan 31. 2005	Year Ended December 31,
			2004	2003
Net sales
Cosmetic	$296,669	$14,756	$315,600	$310,407
Pharmaceutical	78,730	3,450	81,075	75,546

Consolidated	$375,399	$18,206	$396,675	$385,953

Operating income (loss)
Cosmetic	$(11,230)	$(17,714)	$14,580	$24,581
Pharmaceutical	10,512	(4,247)	15,503	11,923

Consolidated	$(718)	$(21,961)	$30,083	$36,504

Gain (loss) on sale of property	$555	$—	$(146)	$—

Loss on early extinguishment of debt	$6,449	$—	$—	$—

Interest expense, net	$27,661	$264	$3,584	$4,185

Other income (expense), net	$531	$(232)	$331	$579

Earnings (loss) before income taxes	$(33,742)	$(22,457)	$26,684	$32,898

Identifiable assets
Cosmetic	$589,773		$214,388	$191,031
Pharmaceutical	116,482		32,599	30,888
Corporate (unallocated assets)	—		38,473	41,293

Consolidated	$706,255		$285,460	$263,212

Depreciation and amortization
Cosmetic	$9,094	$707	$8,041	$7,852
Pharmaceutical	2,684	41	461	405

Consolidated	$11,778	$748	$8,502	$8,257

Amortization of display fixtures
Cosmetic	$8,439	$764	$8,970	$6,277
Pharmaceutical	—	—	—	—

Consolidated	$8,439	$764	$8,970	$6,277

Expenditures for property ,plant and equipment and long-lived assets
Cosmetic	$5,835	$797	$2,305	$1,897
Pharmaceutical	492	—	469	568
Corporate (unallocated assets)	—	—	6,756	15,795

Consolidated	$6,327	$797	$9,530	$18,260

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Sales to one customer by the Cosmetic and Pharmaceutical segments combined were 27.9%, 26.1%, 25.2% and 25.6% of consolidated net sales for the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003 respectively, combined sales to another customer were 11.2%, 12.5%, 10.5% and 14.5% of consolidated net sales for the 2005 Successor Period, the 2005 Predecessor Period, 2004 and 2003, respectively, and combined sales to another customer was 10.4% of consolidated net sales for the 2005 Predecessor Period. No other sales to this customer were greater than 10% in the other respective periods.

Three customers accounted for 48.1% and four customers accounted for 51.9% of the Company’s accounts receivable at December 31, 2005 and 2004, respectively.

Operating loss for the 2005 Successor Period includes severance expense of $2,003, associated with the workforce reduction program. Of this amount, $1,641 was charged to the Cosmetic segment and $362 was charged to the Pharmaceutical segment. Operating loss for the 2005 Successor Period also includes severance expense of $1,243 associated with the closure of the Little Falls facilities, which was all charged to the Cosmetic segment.

Operating income for 2004 and 2003 includes severance expense of $20 and $2,033, respectively. Of these amounts, $13 and $1,322 were charged to the Cosmetic segment in 2004 and 2003, respectively, and $7 and $712 were charged to the Pharmaceutical segment in 2004 and 2003, respectively.

Operating income for 2003 includes a recovery of $744 related to the 2001 charge for the K-Mart Chapter XI bankruptcy filing. Of this amount, $610 was attributable to the Cosmetic segment and $134 was attributable to the Pharmaceutical segment.

(17) Unaudited Quarterly Financial Data

The following is a summary of quarterly operating results:

	Year Ended December 31, 2005
	First Quarter
	Predecessor Period	Successor Period
	Jan 1 - Jan 31	Feb 1 - March 31	Second Quarter	Third Quarter	Fourth Quarter
Net Sales	$18,206	$70,917	$108,904	$104,792	$90,786
Cost of goods sold	9,718	38,730	64,495	59,268	48,521
Net earnings (loss)	1,977	(3,222)	(10,114)	1,932	(9,338)

	Year Ended December 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$83,065	$102,948	$115,552	$95,109
Cost of goods sold	41,215	52,370	58,641	46,199
Net earnings	680	3,757	6,462	4,710

(18) Condensed Consolidating Financial Information

The Company's obligations related to its Revolver, Notes and the 8% senior subordinated notes are guaranteed jointly and severally by the Company's direct and indirect present and future domestic restricted subsidiaries (the "Guarantors"). The following financial information sets forth, on a condensed consolidating

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

basis, balance sheets, statements of operations and statements of cash flows for domestic subsidiaries of the Company that are Guarantors (collectively, the "Guarantor Subsidiaries") and foreign subsidiaries of the Company that are not Guarantors (collectively, the "Non-Guarantor Subsidiaries"). Separate financial statements for the Subsidiary Guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to investors. The accounting policies of the parent company, the Subsidiary Guarantors and the Subsidiary Nonguarantors are the same as those described for the Company in the Summary of Significant Accounting Policies in Note 2 and include recently adopted accounting pronouncements described in Note 2.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING BALANCE SHEET

SUCCESSOR PERIOD

December 31, 2005

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$1,862	$(434)	$1,174	$—	$2,602
Accounts receivable, net	52,828	14,432	5,051	—	72,311
Inventories	96,609	10,878	14,810	—	122,297
Income taxes receivable	19,595	(20,514)	1,281	—	362
Deferred income taxes	10,967	186	—	—	11,153
Prepaid expenses and other current assets	4,195	547	205	—	4,947

Total current assets	186,056	5,095	22,521	—	213,672
Property, plant and equipment, net	43,214	2,214	4,065	—	49,493
Intercompany	72,199	(56,263)	(15,936)		—
Intangibles arising from acquisitions, net	170,978	88,309	—	—	259,287
Goodwill	125,983	—	—	—	125,983
Other assets	28,880	—	1,196	—	30,076
Note receivable	6,430	—	—	(6,430)	—
Deferred income taxes	62,735	(34,991)	—	—	27,744

Total assets	$696,475	$4,364	$11,846	$(6,430)	$706,255

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$129	$—	$56	$—	$185
Accounts payable	29,870	3,324	1,944	—	35,138
Accrued liabilities	30,146	3,607	1,721	—	35,474

Total current liabilities	60,145	6,931	3,721	—	70,797
Long-term pension liability, less current portion	20,447	—	—	—	20,447
Deferred income taxes	105,971	872	14	—	106,857
Deferred liability	1,062	—	—	—	1,062
Note payable	—	—	6,430	(6,430)	—
Senior secured notes	185,000	—	—	—	185,000
8% senior subordinated notes	173,966	—	—	—	173,966
Long-term debt, less current portion	22,078	—	1,197	—	23,275

Total liabilities	568,669	7,803	11,362	(6,430)	581,404

Shareholders’ equity:
Common stock $.01 par value, authorized 1,000 shares; issued 1,000 shares	—	—	—	—	—
Additional paid-in capital	145,135	—	5	—	145,140
Accumulated other comprehensive loss	(248)	—	701	—	453
Retained earnings	(17,081)	(3,439)	(222)	—	(20,742)

Total shareholders’ equity	127,806	(3,439)	484	—	124,851

Total liabilities and shareholders’ equity	$696,475	$4,364	$11,846	$(6,430)	$706,255

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING BALANCE SHEET

PREDECESSOR PERIOD

December 31, 2004

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$3,607	$(398)	$664	$—	$3,873
Accounts receivable, net	58,062	17,016	3,899	—	78,977
Inventories	87,410	11,805	12,020	—	111,235
Income taxes receivable	177	—	—	—	177
Deferred income taxes	7,075	149	—	—	7,224
Prepaid expenses and other current assets	3,065	325	118	—	3,508

Total current assets	159,396	28,897	16,701	—	204,994
Property, plant and equipment, net	42,094	996	3,679	—	46,769
Intercompany	(103,361)	105,837	(951)	(1,525)	—
Intangibles arising from acquisitions, net	7,080	5	—	—	7,085
Goodwill	3,520	2,762	—	—	6,282
Other assets	13,195	18	530	—	13,743
Note receivable	6,430	—	—	(6,430)	—
Deferred income taxes	6,301	286	—	—	6,587

Total assets	$134,655	$138,801	$19,959	$(7,955)	$285,460

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$450	$—	$51	$—	$501
Accounts payable	46,283	3,000	1,247	—	50,530
Accrued liabilities	14,192	4,186	1,356	—	19,734
Income taxes payable	(21,865)	22,360	(495)	—	—

Total current liabilities	39,060	29,546	2,159	—	70,765
Long-term pension liability, less current portion	12,273	—	—	—	12,273
Deferred income taxes	7,619	204	13	—	7,836
Deferred liability	1,405	—	—	—	1,405
Note payable	—	—	6,430	(6,430)	—
Long-term debt, less current portion	70,018	—	1,215	—	71,233

Total liabilities	130,375	29,750	9,817	(6,430)	163,512

Shareholders’ equity:
Preferred stock $ .01 par value, authorized 1,000,000 shares; no shares issued	—	—	—	—	—
Common stock $1 par value, authorized 20,000,000 shares; issued 10,000,000 shares	10,016	1	2	(19)	10,000
Additional paid-in capital	9,348	1,000	5	(1,005)	9,348
Accumulated other comprehensive loss	(3,844)	(38)	1,519	—	(2,363)
Retained earnings	(5,285)	108,088	8,616	(501)	110,918

	10,235	109,051	10,142	(1,525)	127,903
Less: Treasury stock at cost, 242,553 shares in 2004	(5,453)	—	—	—	(5,453)
Receivables for stock options exercised	(502)	—	—	—	(502)

Total shareholders’ equity	4,280	109,051	10,142	(1,525)	121,948

Total liabilities and shareholders’ equity	$134,655	$138,801	$19,959	$(7,955)	$285,460

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

SUCCESSOR PERIOD

February 1, 2005 - December 31, 2005

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$263,898	$74,698	$36,803	$—	$375,399
Cost of goods sold	166,190	24,765	20,059	—	211,014
Selling and administrative expenses	86,769	53,984	16,389	—	157,142
Severance expenses	2,888	362		—	3,250
Merger expenses	4,010	701		—	4,711

Operating income (loss)	4,041	(5,114)	355	—	(718)
Other income (expense):
Gain on sale of property	555	—	—	—	555
Loss on early extinguishment of debt	(6,449)	—	—	—	(6,449)
Interest expense, net	(27,398)	—	(263)	—	(27,661)
Other income (expense), net	53	13	465	—	531

Earnings (loss) before income taxes	(29,198)	(5,101)	557	—	(33,742)
Provision for (benefit from) income taxes	(12,117)	(1,662)	779	—	(13,000)

Net loss	$(17,081)	$(3,439)	$(222)	$—	$(20,742)

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

PREDECESSOR PERIOD

January 1, 2005 - January 31, 2005

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$13,389	$3,129	$1,688	$—	$18,206
Cost of goods sold	7,890	952	876	—	9,718
Selling and administrative expenses	7,140	3,270	1,065	—	11,475
Merger expenses	15,483	3,491	—	—	18,974

Operating loss	(17,124)	(4,584)	(253)	—	(21,961)
Other income (expense):
Interest expense, net	(239)	—	(25)	—	(264)
Other income (expense), net	(11)	—	(221)	—	(232)

Loss before income taxes	(17,374)	(4,584)	(499)	—	(22,457)
Benefit from income taxes	(24,273)	—	(161)	—	(24,434)

Net earnings (loss)	$6,899	$(4,584)	$(338)	$—	$1,977

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

PREDECESSOR PERIOD

Year ended December 31, 2004

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$281,929	$77,420	$37,326	$—	$396,675
Cost of goods sold	160,514	19,571	18,340	—	198,425
Selling and administrative expenses	106,346	44,367	16,019	—	166,732
Severance expenses	13	7	—	—	20
Merger expenses	1,415	—	—	—	1,415

Operating income	13,641	13,475	2,967	—	30,083
Other income (expense):
Loss on sale of land and building	(146)	—	—	—	(146)
Interest expense, net	(3,274)	—	(310)	—	(3,584)
Other income (expense), net	(144)	(28)	503	—	331

Earnings before income taxes	10,077	13,447	3,160	—	26,684
Income taxes	4,585	5,161	1,329	—	11,075

Net earnings	$5,492	$8,286	$1,831	$—	$15,609

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

PREDECESSOR PERIOD

Year ended December 31, 2003

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$281,743	$71,094	$33,116	$—	$385,953
Cost of goods sold	151,345	18,019	16,408	—	185,772
Selling and administrative expenses	104,608	42,510	14,526	—	161,644
Severance expenses	1,321	712	—	—	2,033

Operating income	24,469	9,853	2,182	—	36,504
Other income (expense):
Interest expense, net	(4,095)	—	(90)	—	(4,185)
Other income (expense), net	206	87	286	—	579

Earnings before income taxes	20,580	9,940	2,378	—	32,898
Income taxes	7,888	3,713	923	—	12,524

Net earnings	$12,692	$6,227	$1,455	$—	$20,374

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

SUCCESSOR PERIOD

February 1, 2005—December 31, 2005

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings (loss)	$(17,081)	$(3,439)	$(228)	$6	$(20,742)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,588	2,749	424	17	11,778
Amortization of display fixtures	7,802	—	637		8,439
Amortization of inventory fair value adjustment	4,945	2,278	860		8,083
Amortization of deferred financing fees and original issue discount	2,269	—	—		2,269
Deferred income taxes	(14,091)	(453)	—		(14,544)
Recovery from doubtful accounts	(66)	(62)	—		(128)
Gain on sale of property	(562)	—	—		(562)
Loss on early extinguishment of debt	6,449	—	—		6,449
Other non-cash operating items	9	—	(427)		(418)
Changes in operating assets and liabilities:
Accounts receivable	957	12	(1,605)		(636)
Inventories	(4,267)	1,032	(1,319)		(4,554)
Prepaid expenses and other current assets	(1,099)	156	(114)		(1,057)
Other assets	(9,996)	15	(1,152)		(11,133)
Accounts payable	(14,468)	(826)	(567)		(15,861)
Accrued liabilities	(6,960)	(497)	286		(7,171)
Deferred liability	1,062	—	—		1,062
Pension liability (net)	333	—	—		333
Income taxes receivable / payable	12,432	(1,846)	(633)	(6)	9,947
Intercompany receivables / payables	(4,983)	1,218	3,736	29	—

Net cash provided by (used in) operating activities	(28,727)	337	(102)	46	(28,446)

Cash flows provided by (used in) investing activities:
Net proceeds from sale of property	575	—	—		575
Property, plant and equipment additions	(5,604)	(656)	(67)		(6,327)
Purchase of Del Laboratories, Inc.	(377,233)	—	—		(377,233)

Net cash used in investing activities	(382,262)	(656)	(67)	—	(382,985)

Cash flows provided by (used in) financing activities:
Principal borrowings (payments) under revolving credit agreement, net	22,000	—	—		22,000
Principal payments under mortgages	—	—	(53)		(53)
Principal repayments under term loan	(1,500)	—	—		(1,500)
Repayment of term loan	(198,500)	—	—		(198,500)
Repayment of existing debt in connection with merger	(69,316)	—	—		(69,316)
Issuance of senior subordinated notes	173,845	—	—		173,845
Issuance of term loan	200,000	—	—		200,000
Issuance of senior secured notes	185,000	—	—		185,000
Payment of deferred financing and other merger related fees	(30,575)	—	—		(30,575)
Payment of deferred financing fees	(7,237)	—	—		(7,237)
Contributed capital	138,200	—	—		138,200
Payment of capital lease obligations	(120)	—	—		(120)

Net cash provided by (used in) financing activities	411,797	—	(53)	—	411,744

Effect of exchange rate changes on cash	—	—	(42)	(46)	(88)

Net increase (decrease) in cash and cash equivalents	808	(319)	(264)	—	225
Cash and cash equivalents at beginning of year	1,054	(115)	1,438		2,377

Cash and cash equivalents at end of year	$1,862	$(434)	$1,174	$—	$2,602

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

PREDECESSOR PERIOD

January 1, 2005 - January 31, 2005

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings (loss)	$6,899	$(4,584)	$(338)		$1,977
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	673	40	35		748
Amortization of display fixtures	723	—	41		764
Amortization of deferred financing fees	20	—	—		20
Deferred income taxes	(13,030)	—	—		(13,030)
Provision for (recovery from) doubtful accounts	25	—	1		26
Tax benefit on stock options exercised	57	—			57
Other non-cash operating items	(14)	—	233		219
Changes in operating assets and liabilities:
Accounts receivable	2,740	2,635	598		5,973
Inventories	(4,838)	(104)	(1,121)		(6,063)
Prepaid expenses and other current assets	(32)	(377)	30		(379)
Other assets	(1,609)	3	(80)		(1,686)
Accounts payable	(1,945)	1,150	1,200		405
Accrued liabilities	21,827	(133)	26		21,720
Deferred liability	1,367	—	—		1,367
Pension liability (net)	(330)	—	—		(330)
Income taxes receivable/payable	(11,344)	—	(254)		(11,598)
Intercompany receivables/payables	(2,091)	1,665	438	(12)	—

Net cash provided by (used in) operating activities	(902)	295	809	(12)	190

Cash flows provided by (used in) investing activities:
Property, plant and equipment additions	(781)	(12)	(4)		(797)

Net cash used in investing activities	(781)	(12)	(4)	—	(797)

Cash flows provided by (used in) financing activities:
Principal payments under mortgages	(25)	—	2		(23)
Principal payments under revolving credit agreement, net	(800)	—	—		(800)
Proceeds from the exercise of treasury stock	12	—	—		12
Acquisition of treasury stock	(57)	—	—		(57)

Net cash used in financing activities	(870)	—	2	—	(868)

Effect of exchange rate changes on cash	—	—	(33)	12	(21)

Net increase (decrease) in cash and cash equivalents	(2,553)	283	774	—	(1,496)
Cash and cash equivalents at beginning of year	3,607	(398)	664		3,873

Cash and cash equivalents at end of year	$1,054	$(115)	$1,438	$—	$2,377

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

Year ended December 31, 2004

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings	$5,492	$8,286	$1,822	$9	$15,609
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	7,604	456	420	22	8,502
Amortization of display fixtures	8,492	—	478		8,970
Amortization of deferred financing fees	184				184
Deferred income taxes	3,688	(110)	—		3,578
Provision for (recovery from) doubtful accounts	83	(30)	—		53
Tax benefit on stock options exercised	716	—	—		716
Loss on sale of land	146	—	—		146
Other non-cash operating items	143	—	(495)		(352)
Changes in operating assets and liabilities:
Accounts receivable	(2,832)	(1,442)	675		(3,599)
Inventories	(16,581)	(1,932)	709		(17,804)
Prepaid expenses and other current assets	(919)	32	(71)		(958)
Other assets	(9,270)	35	(327)		(9,562)
Accounts payable	10,226	(263)	(3,483)		6,480
Accrued liabilities	(3,870)	(735)	(79)		(4,684)
Deferred liability	71	—	—		71
Pension liability (net)	305	—	—		305
Income taxes receivable / payable	(5,943)	5,079	427	(9)	(446)
Intercompany receivables / payables	9,061	(9,052)	41	(50)	—

Net cash provided by (used in) operating activities	6,796	324	117	(28)	7,209

Cash flows provided by (used in) investing activities:
Net proceeds from sales of land and facility	4,816	—	—		4,816
Intangible assets acquired	—	(5)	—		(5)
Property, plant and equipment additions	(8,986)	(463)	(76)		(9,525)

Net cash used in investing activities	(4,170)	(468)	(76)	—	(4,714)

Cash flows provided by (used in) financing activities:
Principal payments under mortgages	(338)	—	(43)		(381)
Payment of capital lease obligations	(112)	—	—		(112)
Proceeds from the exercise of stock options	364	—	—		364
Acquisition of treasury stock	(683)	—	—		(683)

Net cash used in financing activities	(769)	—	(43)	—	(812)

Effect of exchange rate changes on cash	—	—	49	28	77

Net increase (decrease) in cash and cash equivalents	1,857	(144)	47	—	1,760
Cash and cash equivalents at beginning of year	1,750	(254)	617		2,113

Cash and cash equivalents at end of year	$3,607	$(398)	$664	$—	$3,873

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

Year ended December 31, 2003

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings	$12,692	$6,227	$1,462	$(7)	$20,374
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	7,409	401	427	20	8,257
Amortization of display fixtures	5,882	—	395		6,277
Amortization of deferred financing fees	241	—	—		241
Deferred income taxes	(14)	(84)	—		(98)
Provision for doubtful accounts	126	176	—		302
Tax benefit on stock options exercised	1,472	—	—		1,472
Other non-cash operating items	135	—	5		140
Changes in operating assets and liabilities:
Accounts receivable	(23,664)	187	(150)		(23,627)
Inventories	(6,997)	(1,337)	(2,546)		(10,880)
Prepaid expenses and other current assets	(97)	153	30		86
Other assets	(10,046)	35	(571)		(10,582)
Accounts payable	9,093	535	1,214		10,842
Accrued liabilities	206	592	(28)		770
Deferred liability	1,465	—	—		1,465
Pension liability (net)	1,922	—	—		1,922
Income taxes receivable / payable	(1,758)	3,595	(65)	7	1,779
Intercompany receivables / payables	9,258	(10,175)	689	228	—

Net cash provided by operating activities	7,325	305	862	248	8,740

Cash flows provided by (used in) investing activities:
Net proceeds from sales of land and facility	235	—	—		235
Intangible assets acquired	(60)	—	—		(60)
Property, plant and equipment additions	(17,206)	(560)	(434)		(18,200)

Net cash used in investing activities	(17,031)	(560)	(434)	—	(18,025)

Cash flows provided by (used in) financing activities:
Principal borrowings (payments) under revolving credit agreement, net	12,000	—	—		12,000
Principal payments under mortgages	(91)	—	(33)		(124)
Principal payment under senior notes	(8,000)	—	—		(8,000)
Repayment of mortgage	(3,863)	—	—		(3,863)
Borrowings under mortgage and construction loan	12,480	—	—		12,480
Payment of capital lease obligations	(104)	—	—		(104)
Proceeds from the exercise of stock options	117	—	—		117
Acquisition of treasury stock	(1,415)	—	—		(1,415)

Net cash provided by (used in) financing activities	11,124	—	(33)	—	11,091

Effect of exchange rate changes on cash	—	—	54	(248)	(194)

Net increase (decrease) in cash and cash equivalents	1,418	(255)	449	—	1,612
Cash and cash equivalents at beginning of year	332	1	168	—	501

Cash and cash equivalents at end of year	$1,750	$(254)	$617	$—	$2,113

SCHEDULE II

DEL LABORATORIES, INC. AND SUBSIDIARIES

Valuation and Qualifying Accounts

Predecessor Periods and Successor Period

Description	Balance at beginning of period	Additions (Credits) charged to costs and expenses	Deductions(1)	Balance at end of period
Predecessor Period:
January 1, 2003 - December 31, 2003 allowances for doubtful Accounts	$4,962	$302	$874	$4,390

January 1, 2004 - December 31, 2004 allowances for doubtful Accounts	$4,390	$53	$2,717	$1,726

January 1, 2005 - January 31, 2005 allowances for doubtful Accounts	$1,726	$26	$2	$1,750

Successor Period:
February 1, 2005 - December 31, 2005 allowances for doubtful Accounts	$1,750	$(128)	$(52)	$1,674

(1)	Uncollectible accounts written off and net recoveries. Included for the fiscal year ended December 31, 2004 is a charge against the allowance for doubtful accounts of $2,753 which represents the write off of the outstanding accounts receivable balance related to the K-Mart Chapter XI bankruptcy filing which was expensed in prior years.

DEL LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31, 2006 and December 31, 2005

(In thousands)

	Successor Period
	March 31, 2006	December 31, 2005
	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$1,272	$2,602
Accounts receivable, less allowance for doubtful accounts of $1,735 in 2006 and $1,674 in 2005	78,201	72,311
Inventories	122,173	122,297
Income taxes receivable	337	362
Deferred income taxes	11,153	11,153
Prepaid expenses and other current assets	4,071	4,947

Total current assets	217,207	213,672

Property, plant and equipment, at cost	57,816	56,468
Less accumulated depreciation and amortization	(9,312)	(6,975)

Net property, plant and equipment	48,504	49,493
Intangibles arising from acquisitions, net	257,975	259,287
Goodwill	127,987	125,983
Other assets	31,326	30,076
Deferred income taxes	29,881	27,744

Total assets	$712,880	$706,255

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$187	$185
Accounts payable	31,871	35,138
Accrued liabilities	35,628	35,474

Total current liabilities	67,686	70,797
Long-term debt, less current portion	396,121	382,241
Long-term pension liability, less current portion	20,225	20,447
Deferred liability	1,062	1,062
Deferred income taxes	106,963	106,857

Total liabilities	592,057	581,404

Shareholders’ equity:
Common stock $.01 par value, 1,000 shares authorized and issued	—	—
Additional paid-in capital	145,524	145,140
Accumulated other comprehensive income	550	453
Retained deficit	(25,251)	(20,742)

Total shareholders’ equity	120,823	124,851

Total liabilities and shareholders’ equity	$712,880	$706,255

The accompanying notes are an integral part of the consolidated financial statements.

DEL LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

SUCCESSOR PERIOD and PREDECESSOR PERIOD

(In thousands)

(UNAUDITED)

	SUCCESSOR PERIOD		PREDECESSOR PERIOD
	January 1, 2006- March 31, 2006	February 1, 2005- March 31, 2005	January 1, 2005- January 31, 2005
Net sales	$92,125	$70,917	$18,206
Cost of goods sold	48,528	38,730	9,718
Selling and administrative expenses	41,949	28,905	11,475
Severance expenses (note 9)	146	—	—
Merger expenses (note 1)	—	3,927	18,974

Operating income (loss)	1,502	(645)	(21,961)
Other income (expense):
Interest expense, net	(8,843)	(4,850)	(264)
Other income (expense), net	9	170	(232)

Loss before income taxes	(7,332)	(5,325)	(22,457)
Benefit from income taxes	(2,823)	(2,103)	(24,434)

Net earnings (loss)	$(4,509)	$(3,222)	$1,977

The accompanying notes are an integral part of the consolidated financial statements.

DEL LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUCCESSOR PERIOD and PREDECESSOR PERIOD

(In thousands)

(UNAUDITED)

	SUCCESSOR PERIOD		PREDECESSOR PERIOD
	January 1, 2006- March 31, 2006	February 1, 2005- March 31, 2005	January 1, 2005- January 31, 2005
Cash flows provided by (used in) operating activities:
Net earnings (loss)	$(4,509)	$(3,222)	$1,977
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,651	2,152	748
Amortization of display fixtures	2,261	1,489	764
Amortization of inventory fair value adjustment	—	1,038	—
Amortization of deferred financing fees and original issue discount	658	425	20
Non-cash stock compensation	344	—	—
Deferred income taxes	(2,823)	(837)	(13,030)
Provision for (recovery from) doubtful accounts	45	(7)	26
Tax benefit on stock options exercised	—	—	57
Gain on sale of property	(48)	—	—
Other non-cash operating items	30	(225)	219
Changes in operating assets and liabilities:
Accounts receivable	(5,945)	(6,663)	5,973
Inventories	9	(1,345)	(6,063)
Prepaid expenses and other current assets	876	(459)	(379)
Other assets	(3,735)	(3,292)	(1,686)
Accounts payable	(3,237)	(3,698)	405
Accrued liabilities	(69)	(16,446)	21,720
Deferred liability	—	—	1,367
Pension liability (net)	212	338	(330)
Income taxes receivable / payable	4	(2,361)	(11,598)
Deferred income taxes	(819)	—	—

Net cash provided by (used in) operating activities	(13,095)	(33,113)	190

Cash flows provided by (used in) investing activities:
Net proceeds from sale of property	50	—	—
Property, plant and equipment additions	(1,871)	(783)	(797)
Purchase of Del Laboratories, Inc.	—	(377,233)	—

Net cash used in investing activities	(1,821)	(378,016)	(797)

Cash flows provided by (used in) financing activities:
Principal borrowings (payments) under revolving credit agreements, net	13,900	—	(800)
Principal payments under mortgages	(14)	(15)	(23)
Principal repayments under term loan	—	(500)	—
Repayment of existing debt in connection with merger	—	(69,316)	—
Issuance of senior subordinated notes	—	173,845	—
Issuance of term loan	—	200,000	—
Payment of deferred financing and other merger related fees	—	(29,305)	—
Payment of deferred financing fees	(326)	—	—
Contributed capital	40	138,200	—
Payment of capital lease obligations	(31)	(29)	—
Proceeds from the exercise of stock options	—	—	12
Acquisition of treasury stock	—	—	(57)

Net cash provided by (used in) financing activities	13,569	412,880	(868)

Effect of exchange rate changes on cash	17	(7)	(21)

Net increase (decrease) in cash and cash equivalents	(1,330)	1,744	(1,496)
Cash and cash equivalents at beginning of period	2,602	2,377	3,873

Cash and cash equivalents at end of period	$1,272	$4,121	$2,377

Supplemental disclosures:
Cash paid for:
Interest	$11,568	$866	$140
Income taxes	$794	$1,152	$136
Non-cash transactions:
Shares tendered by optionees to exercise stock options	$—	$—	$269

The accompanying notes are an integral part of the consolidated financial statements.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands)

(Unaudited)

(1) Organization and Other Matters

On January 27, 2005, DLI Acquisition Corp (“Sub”), a Delaware corporation and an affiliate of Kelso & Company (“Kelso”), was merged (the “Merger”) with and into Del Laboratories, Inc., a Delaware corporation (“Del” ), pursuant to an Agreement and Plan of Merger, dated July 1, 2004 (the “Merger Agreement”), by and among Sub, Del and DLI Holding Corp., a Delaware corporation (“Holding”). Following the Merger, Del ceased to be a publicly traded company and is now a wholly-owned subsidiary of DLI Holding II Corp., a Delaware corporation (“Holding II”), which, in turn, is owned by Holding and is an indirect, wholly-owned subsidiary of DLI Holding LLC, a Delaware limited liability company affiliated with Kelso (“DLI LLC”). In connection with the Merger, Del issued 1,000 shares with a $.01 par value. Following the completion of the Merger, affiliates of Kelso have the right to designate, directly or indirectly, the board of directors of each of DLI LLC, Holding, Holding II and Del.

In connection with the Merger, certain investment partnerships affiliated with Kelso invested approximately $136,140 in DLI LLC, as a result of which such entities now own approximately 98.5% of the interests of DLI LLC. Certain members of Del’s senior management prior to and following the Merger (“Continuing Investors”), invested, in the aggregate, $60 in DLI LLC for approximately 0.1% of the interests in DLI LLC. A third party investor invested $2,000 in DLI LLC for the balance of the interests in DLI LLC. The foregoing parties entered into a limited liability company agreement relating to their ownership of interests in DLI LLC (the “DLI LLC Agreement”).

Pursuant to separate Exchange Agreements, dated January 27, 2005 (the “Exchange Agreements”), the Continuing Investors elected to exchange, immediately prior to the effective time of the Merger, fully-vested options to purchase Del common stock for options to purchase Holding common stock, constituting approximately 6.6% of the fully diluted share capital of Holding immediately after the Merger. The estimated fair value of these exchange options was included in the calculation of the aggregate purchase price.

In anticipation of the Merger, Sub issued in a private placement offering $175,000 of 8% Senior Subordinated Notes due 2012. Such notes and all related obligations were assumed by Del upon the consummation of the Merger. The notes are guaranteed by certain of the existing domestic subsidiaries of Del. A registration statement under the Securities Act registering the exchange offer for these notes became effective on May 13, 2005. On June 22, 2005, Del completed the exchange offer of the privately placed notes for SEC registered notes.

Immediately prior to the Merger, Sub also entered into a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, Deutsche Bank Securities Inc., as co-agent and documentation agent, and the lenders party thereto from time to time, providing for aggregate maximum borrowings of $250,000 consisting of a term loan facility in an aggregate principal amount of $200,000 (all of which amount was drawn in connection with the Merger,) and a revolving credit facility, providing for up to $50,000 of revolving loans outstanding at any time. The obligations under the credit agreement were assumed by Del upon the consummation of the Merger. Del repaid all borrowings under the agreement and the agreement was terminated in October 2005

Pursuant to the Merger, all of the Company’s outstanding common stock was acquired for $35 a share. The aggregate purchase price paid for all of the Company’s outstanding common stock including options exchanged and transaction costs was approximately $416,686, comprised of $377,233 for the acquisition of the outstanding shares and options exercised, $6,940 representing the fair value of the options exchanged, $18,500 in severance payments, $957 of prepayment penalties and $13,056 of transaction related costs. The acquisition, as described

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

above, has been accounted for in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations”. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

Current assets	$236,477
Property, plant and equipment	49,362
Intangibles arising from acquisitions	264,100
Goodwill	127,987
Other assets	29,398
Deferred income taxes	20,952

Total assets acquired	728,276

Current liabilities	79,630
Long-term pension liability	22,143
Deferred income taxes	108,142
Long-term debt	373,221

Total liabilities assumed	583,136

Net assets acquired	$145,140

Current assets include inventories at a fair value of $124,959 which represents an increase of $8,083 over the acquired book value.

The components of the increase to the fair value of inventory over the acquired book value were as follows:

Work in process	$1,538
Finished goods	6,545

$8,083

The fair value of inventory was developed in consultation with independent valuation specialists. Work in process was based upon the estimated selling price, less the cost to complete, cost of disposal and a normal selling profit. Finished goods were based upon the estimated selling price less the cost of disposal and a normal selling profit. The fair value of raw materials was based upon the estimated replacement cost, which equaled the Company’s historical cost. As of the end of the third quarter of 2005, all of the inventory step-up was expensed

Property, plant and equipment at an original fair value of $49,862 represented an increase of $3,122 over the acquired book value. Of the increase, $4,402 was applicable to land and buildings and $1,280 represented a decrease to machinery and equipment. During the first quarter of 2006, the Company recorded an increase to goodwill and a decrease to land and buildings of $500 to adjust the fair value of the assets based upon management’s intention to sell the property.

Intangible assets of $264,100 include $159,100 related to trade names of the Company’s various product lines and $105,000 related to customer relationships. Included in goodwill is a deferred tax liability of $99,096 which is due principally to the recognition of the intangible asset of $264,100. These fair values are based upon a study performed by a valuation specialist. The trade names are an indefinite-lived intangible asset which is not subject to amortization, but does require impairment evaluation during each annual reporting period to determine whether events and circumstances continue to support an indefinite useful life. The customer relationships are being amortized over a 20 year life.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

During the first quarter of 2006, the Company recorded an increase to goodwill and a decrease in its deferred tax assets in the amount of $1,505 to record a pre-acquisition income tax adjustment.

The valuations are based on information that is available as of the acquisition date and expectations and assumptions that have been deemed reasonable by management. No assurance can be given, however, that the underlying assumptions or events associated with such assets will occur as projected. For these reasons, among others, the actual results may vary from the projected results.

The Merger was completed on January 27, 2005. Since the actual results between the period January 28, 2005 and January 31, 2005 were not material to the Successor Period for the quarter or the annual results, the Company has utilized January 31, 2005 as the acquisition date.

As a result of the acquisition, the capital structure of and the basis of accounting under the “purchase” method for the Company differs from those of the Company prior to the acquisition. Financial data of the Company for all reporting periods subsequent to January 31, 2005 (Successor Period) reflect the acquisition under the purchase method of accounting. Therefore, the Company’s Successor Period financial data generally will not be comparable to the Company’s Predecessor financial data. As a result of the acquisition, the consolidated statement of operations for the Successor Period includes amortization expense related to debt issuance costs, original issue discount amortization and management fees that did not exist prior to the acquisition. Also, as a result of purchase accounting, the fair values of inventories, identifiable intangibles with definitive lives and property, plant and equipment at the date of acquisition became their new “cost” basis and depreciation and amortization of these assets in the Successor Period are based upon their newly established cost basis. Further, inventory includes a valuation adjustment to eliminate the manufacturer’s profit at the date of acquisition which was being charged to cost of goods sold as the inventory was sold in the Successor Period. Additionally, the fair value of the Company’s pension assets and liabilities were adjusted as a result of purchase accounting; therefore pension expense for the Successor Period is based upon the newly established fair values. Also, the deferred tax balances were adjusted as a result of the purchase accounting adjustments. Other effects of purchase accounting in the Successor Period are not considered material.

Merger expenses for the Predecessor Period, January 1, 2005 to January 31, 2005, consist of the payment of $18,768 upon the closing of the transaction on January 27, 2005 in connection with the separation agreement with the former Chairman and $206 of legal and advisory fees and expenses incurred in connection with the Merger.

Merger expenses for the Successor Period, February 1, 2005 to March 31, 2005 of $3,927 are primarily related to $3,769 for change of control payments and $158 for other merger related expenses incurred in connection with the Merger.

Selected pro forma information for the three months ended March 31, 2005, as if the acquisition occurred on January 1, 2005, is as follows:

Net sales	$89,123
Loss before income taxes	(30,930)
Net loss	(3,150)

The unaudited pro forma financial information reflects increased cost of goods sold, increased interest expense, additional amortization of intangibles and depreciation expense, new management fees, lower pension expense and savings due to the retirement of the former CEO.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(2) Summary of Significant Accounting Policies

The accompanying unaudited consolidated financial statements of Del Laboratories, Inc. and subsidiaries (“the Company”) have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by U. S. generally accepted accounting principles for complete financial statements. Interim results are not necessarily indicative of results for a full year.

A summary of the Company’s critical and significant accounting policies are presented in its 2005 Annual Report on Form 10-K. Users of financial information produced for interim periods are encouraged to refer to the footnotes contained in the 2005 Annual Report on Form 10-K when reviewing interim financial results.

In the opinion of management, the accompanying interim consolidated financial statements contain all material adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company for interim periods.

Certain reclassifications were made to prior year amounts in order to conform to the current year presentation.

(3) Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the financial statements. The Company adopted SFAS 123(R) using the modified-prospective transition method. Accordingly, the Company applied the provisions of SFAS No. 123(R) to all awards granted subsequent to December 31, 2005 and will apply the provisions to awards previously granted to the extent that these awards are subsequently modified, repurchased or cancelled.

Prior to January 1, 2006, the Company followed the disclosure-only provisions of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS No. 148”), an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and accounted for stock-based compensation for stock options issued to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations. Under APB No. 25, no compensation expense was recognized for employee share option grants because the exercise price of the options granted equaled the market price of the underlying shares on the date of grant. SFAS No. 123 required that the Company provide pro forma information regarding net earnings as if compensation cost for the Company’s stock-based awards had been determined in accordance with the fair value method prescribed therein.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of SFAS No. 123, to stock based employee compensation. In determining such fair value, the Company used the Black-Scholes option-pricing model to determine the pro forma effect with the following weighted average assumptions in the calculations: dividend yield 0%; expected life of 5 years; risk-free interest rate of 2.51%; and expected volatility of 33.2%.

	Three Months Ended
	Successor Period	Predecessor Period
	February 1, 2005- March 31, 2005	January 1, 2005- January 31, 2005
Net earnings (loss), as reported	$(3,222)	$1,977
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards net of related tax effects	—	(125)

Pro forma net earnings (loss)	$(3,222)	$1,852

As a result of the acquisition and pursuant to the terms of the 1994 Stock Plan, all outstanding unvested options of the Predecessor Company became fully-vested and exercisable. As of the acquisition date, there were 2,152 options outstanding, of which 1,727 were fully vested and 425 unvested. The Predecessor Company acquired all of the outstanding options at $35 per share, less the exercise price of the stock option. The Successor Company did not issue any stock options during the Successor Period February 1, 2005 to March 31, 2005 or during the Predecessor Period. There were no options exercised during the period February 1, 2005 to March 31, 2005. The total intrinsic value of options exercised during January 2005 was $145.

Pursuant to separate Exchange Agreements, the Continuing Investors elected to exchange, immediately prior to the effective time of the Merger, fully-vested options to purchase Del common stock for options to purchase Holding common stock, constituting approximately 6.6% of the fully diluted share capital of Holding immediately after the Merger. The estimated fair value of these exchange options was included in the calculation of the aggregate purchase price.

Stock Incentive Plan

Effective January 27, 2005, Holding adopted a new stock incentive plan (the “Incentive Plan”). The Incentive Plan provides for grants of two types of options to officers or key employees of the Company: Service Options and Exit Options.

(a)	Service Options generally become exercisable in three equal annual installments commencing on the first anniversary of the grant date. However, vesting of service options granted during the three months ended March 31, 2006 commenced on the later of January 27, 2005 or the employees hire date; and

(b)	Exit Options (performance options) generally become exercisable only if Kelso is able to sell its indirect equity investment in DLI LLC at a price equal to at least two times its initial investment and achieve at least a 14% internal rate of return (the “Floor Value”), subject to certain exceptions. All Exit Options will become exercisable if Kelso is able to sell its indirect equity investment in DLI LLC at a price equal to at least four times its initial investment and will become partially exercisable on a ratable basis at a price in excess of the Floor Value.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Under the Incentive Plan, 234,508 options are reserved for issuance which represents approximately 5.52% of the outstanding shares of Holding common stock as of the effective date of the Merger. Under the Incentive Plan, 33% of the granted options are Service Options, and 67% are Exit Options. On March 1, 2006, the Company granted 37,333 Service Options and 74,667 Exit Options.

The exercise price of each option under the Incentive Plan is determined by the compensation committee, provided that the exercise price cannot be less than the fair market value (as determined under the Incentive Plan) of the Holding common stock on the date of grant. While the Incentive Plan provides that the compensation committee may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, it is anticipated that all options granted under the Incentive Plan will be non-qualified stock options for federal income tax purposes. The options will expire ten years from the grant date. Options are not transferable other than by will or by the laws of descent and distribution or, if permitted by the compensation committee.

Unless otherwise determined by the compensation committee at the time of grant, upon a change in control (as defined in the Incentive Plan), each outstanding Service Option (whether or not then exercisable), together with any outstanding Exit Option that, prior to or in connection with such Change in Control, has become exercisable, will be canceled in exchange for a payment in cash of an amount equal to the excess of the price paid in the change in control transaction over the exercise price of such option. All remaining Exit Options that have not become exercisable at the time of the Change in Control will be canceled. Notwithstanding the foregoing, if provided in the option agreement, no compelled exercise, cancellation, acceleration of exercisability, vesting, cash settlement or other payment will occur upon a Change in Control with respect to any option if the compensation committee reasonably determines in good faith prior to the Change in Control that such option will be honored or assumed, or new rights substituted therefore by a participant’s employer (or the parent or a subsidiary of such employer) immediately following the Change in Control. To be approved by the compensation committee, any honored, assumed or new rights must provide the participant with equivalent or better rights and entitlements than the rights available under the current options; have substantially equivalent economic value to the current options; and have terms and conditions which provide that in the event the participant’s employment is involuntarily terminated following a Change in Control, any conditions on a participant’s rights or restrictions on transfer or exercisability (including vesting) will be waived or lapse.

A summary of option activity under the Incentive Plan as of March 31, 2006, and changes during the three months ended March 31, 2006 is presented below:

Service Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (1)
Outstanding at January 1, 2006	—	$—		$—
Granted	37,333	35.00		—
Exercised	—	—		—
Forfeited	(250)	35.00		—

Outstanding at March 31, 2006	37,083	$35.00	9.9 years	$—

Exercisable at March 31, 2006	11,056	$35.00	9.9 years	$—

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Exit Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (1)
Outstanding at January 1, 2006	—	$—		$—
Granted	74,667	35.00		—
Exercised	—	—		—
Forfeited	(500)	35.00		—

Outstanding at March 31, 2006	74,167	$35.00	9.9 years	$—

Exercisable at March 31, 2006	—	$—		$—

(1)	The intrinsic value is the amount by which the current market value of the underlying stock exceeds the exercise price of the option.

The weighted-average grant-date fair value of Service Options and Exit Options granted during the three months ended March 31, 2006 was $13.17 and $9.65, respectively.

The Company recorded compensation expense of $168 ($103 after tax) relating to the Service Options for the three months ended March 31, 2006. The Company has not recorded compensation expense relating to the Exit Options as the Company has determined it is not probable that the performance conditions contained in the Exit Options will be achieved. Compensation expense relating to the fair value of the Exit Options will be measured and recorded upon the occurrence of a change in control. As of March 31, 2006, the total unrecognized compensation cost related to the non-vested Service Options was $313 and the related weighted-average period over which this cost is expected to be recognized is approximately 1.9 years.

The fair value of each Service Option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions in the calculations: dividend yield 0%; expected life of 3.9 years; risk-free interest rate 4.71%; and expected volatility of 45%. Because the Company’s common stock is not publicly traded, the expected volatility used was determined based on an examination of the historical volatility of the stock price of the Predecessor Company; the historical and implied volatility of the stock prices of selected comparable companies and the nature of those companies; and other relevant factors.

The fair value of each Exit Option granted was estimated on the date of grant using a lattice-based valuation model with the following weighted average assumptions in the calculations: dividend yield 0%; expected life of 3.9 years; early exercise factor at the time at which Kelso would sell the Company to generate a multiple of 2.8 times their initial investment; termination rate of 1.5%; risk-free interest rate 4.71%; and expected volatility of 45%.

Override Units

Certain of the Company’s executives made an investment in DLI LLC, and, have been granted certain profit interests (the “Override Units”) in DLI LLC, the indirect parent of the Company. The Override Units have two sub-classes: Operating Units and Value Units. Subject to forfeiture and participation provisions (including the applicable Benchmark Amount of $32.718857) as detailed in the DLI LLC Agreement, the holders of Override Units will have voting rights with respect to their Override Units and shall have the rights with respect to profits and losses of the Company and distributions from the Company as set forth in the DLI LLC Agreement. The Override Units are not convertible to common stock and are not saleable or generally transferable.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

DLI LLC’s board approved 294,486 Override Units, as defined available for grant, of which 201,778 Override Units were granted as of December 31, 2005 and an additional 92,707 Override Units were granted on January 31, 2006. The Override Units were granted to Company executives at no cost to the executives.

Thirty three percent of the Override Units granted were Operating Units which may be forfeited, on a pro-rata basis, if any executive ceases to be employed by the Company during the three year period following the grant of such Operating Units.

The remaining sixty seven percent of the Override Units granted were Value Units which participate in distributions only upon certain change of control or liquidation events and only if, upon the occurrence of such an event, Kelso receives an internal rate of return, compounded annually, on its investment in the Company of at least 14% and the Final Value, as defined in the DLI LLC Agreement, is at least greater than two times the Initial Price, as defined in the DLI LLC Agreement. All Value Units will participate in distributions if the Final Value is at least four times the Initial Price, and the Value Units will participate in distribution on a ratable basis in the event that the Final Value is greater than two times but less than four times the Initial Price. Value Units granted to an executive are subject to forfeiture if the executive ceases to be employed by the Company prior to a change in control. Value Units not eligible to participate in distributions are automatically forfeited.

A summary of the Override Units granted by the Company as of March 31, 2006 and changes during the three months ended March 31, 2006 is presented below:

Operating Units	Shares	Grant-Date Fair Value
Operating Units subject to forfeiture at January 1, 2006	70,896	$5.66
Granted	27,266	13.99
Exempt from forfeiture	(27,268)	5.66
Forfeited	—	—

Operating Units subject to forfeiture at March 31, 2006	70,894	$8.86

Value Units	Shares	Grant-Date Fair Value
Value Units subject to forfeiture at January 1, 2006	130,882	$5.66
Granted	65,441	10.18
Exempt from forfeiture	—	—
Forfeited	—	—

Value Units subject to forfeiture at March 31, 2006	196,323	$7.17

Total compensation expense recorded in connection with the Operating Units was $176 ($108 after tax) for the three months ended March 31, 2006. The Company has not recorded compensation expense relating to the Value Units as the Company has determined it is not probable that the performance conditions contained in the value units will be achieved. Compensation expense relating to the fair value of the Value Units will be measured and recorded upon the occurrence of a change in control. As of March 31, 2006, the total unrecognized compensation cost related to Operating Units subject to forfeiture was $628 and the related weighted-average period over which this cost is expected to be recognized is approximately 2.4 years.

In accordance with APB No. 25, the fair value of each Operating Unit and Value Unit granted prior to January 1, 2006 was estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each Operating Unit granted subsequent to January 1, 2006 was estimated on the date of grant using the Black-

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Scholes option-pricing model. The fair value of each Value Unit granted subsequent to January 1, 2006 was estimated on the date of grant using a lattice-based valuation model.

(4) Inventories

Inventories are valued at the lower of cost (principally first-in / first-out) or market value. The Company records reductions to the cost of inventories based upon its forecasted plans to sell, historical scrap and disposal rates and physical condition of the inventories. The Company has a reserve of $17,708 and $17,411 at March 31, 2006 and December 31, 2005, respectively, to reflect the estimated amounts for obsolescence and scrap. The components of inventories (net) were as follows:

	March 31, 2006	December 31, 2005
Raw materials	$36,325	$42,979
Work in process	4,696	4,529
Finished goods	81,152	74,789

	$122,173	$122,297

In connection with the closure of the Little Falls facility (Note 9) and as a result of the Company’s adoption of Statement of Financial Accounting Standards No. 151, “Inventory Costs”, the Company recorded an additional charge to cost of goods sold of $1,027 during the quarter ended March 31, 2006.

5. Intangibles

Trade names have an indefinite life and relate to several of the Company’s product lines, including Sally Hansen®, LaCross®, N.Y.C. New York Color®, Cornsilk®, Orajel®, Dermarest®, Stye®, Gentle Naturals® and Pronto®. These trade names have indefinite lives and are used in advertising and marketing of the products and are widely recognized and accepted by consumers in the Company’s respective markets. Customer relationships are being amortized on a straight-line basis over 20 years.

The components of intangibles arising from acquisitions were as follows:

	March 31, 2006
	Gross Carrying Value	Accumulated Amortization	Net Book Value
Trade names	$159,100	$—	$159,100
Customer relationships	105,000	6,125	98,875

	$264,100	$6,125	$257,975

	December 31, 2005
	Gross Carrying Value	Accumulated Amortization	Net Book Value
Trade names	$159,100	$—	$159,100
Customer relationships	105,000	4,813	100,187

	$264,100	$4,813	$259,287

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Amortization expense was $1,312, $875 and $44 for the three months ended March 31, 2006, for the 2005 Successor Period and for the 2005 Predecessor Period, respectively. The estimated amortization expense for the years ending December 31, 2006, 2007, 2008, 2009 and 2010 is $5,250 in each of the five years.

(6) Income Taxes

The Company recorded an income tax benefit and a corresponding increase in its deferred tax assets during the quarter ended March 31, 2006 of $2,823 based on the Company’s expected effective tax rate of 38.5% for the year ending December 31, 2006.

The Company recorded an income tax benefit and a corresponding increase in its deferred tax assets for the Successor Period February 1, 2005 to March 31, 2005 of $2,103 based on the Company’s expected effective tax rate of 39.5% for the period February 1, 2005 to December 31, 2005.

Income tax benefit for the Predecessor Period January 1, 2005 to January 31, 2005 of $24,434 was due to the recording, as an income tax receivable, of an anticipated income tax refund of approximately $11,242 attributable to the utilization of a net operating loss carry-back, the recording of deferred tax assets of approximately $13,454 attributable to net operating loss carry-forwards and the recording of approximately $262 of deferred tax expense related to temporary differences. On October 27, 2005, the Company received a cash tax refund of $11,771.

Deferred tax assets and liabilities are primarily due to amounts recorded in connection with the Merger. A valuation allowance is recorded when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies, among other factors, in making this assessment. There was no valuation allowance as of March 31, 2006 and December 31, 2005 as the Company believes it is more likely than not that the deferred tax assets will be realized.

(7) Long-Term Debt

Long-term debt consisted of the following:

	March 31, 2006	December 31, 2005
8% senior subordinated notes, net of unamortized discount of $1,001 in 2006 and $1,034 in 2005	$173,999	$173,966
Senior secured floating rate notes	185,000	185,000
Borrowings under revolving credit agreement	35,900	22,000
Mortgages on land and buildings	1,234	1,254
Obligations under capital leases	175	206

	396,308	382,426
Less current portion	187	185

	$396,121	$382,241

The $85,000 asset-based revolving credit facility (“the ABL Credit Facility”) requires the Company to enter into interest rate protection agreements to provide interest rate protection for a minimum of 45% of the Company’s consolidated funded indebtedness for two years. Effective February 1, 2006, the Company entered into a cap/floor collar agreement (the “Collar”) with JPMorgan Chase Bank, N.A to provide the required interest rate protection and to manage its exposure to changes in LIBOR. The Collar is for a notional amount of

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

$100,000, expires on February 1, 2009 and has a cap rate of 5.5% and a floor rate of 4.29%. The Collar has been designated as a cash flow hedge of the variability of the cash flows due to changes in LIBOR and has been deemed to be highly effective. Accordingly, the Company records the fair value of the Collar as an asset or liability on its consolidated balance sheet, and any unrealized gain or loss is included in accumulated other comprehensive income (loss). As of March 31, 2006, the Company recorded an asset of $275 in the accompanying consolidated balance sheet and recorded an after-tax net gain of $169 in accumulated other comprehensive income (loss) during the three months ended March 31, 2006. No hedge ineffectiveness was recorded during the three months ended March 31, 2006.

(8) Employee Pension Plans

The Company maintains two non-contributory defined benefit pension plans covering all U.S. eligible employees. The Del Non-Union Plan formula is based on years of service and the employee’s compensation during the five years before retirement. The Del LaCross Union Plan formula is based on years of service. The LaCross Plan covers former employees of the Company’s Newark, New Jersey facility which ceased operations during 2002. As a result of this closure, more than 20% of plan participants in the LaCross Plan were terminated, which resulted in a partial termination of the plan. Due to the partial termination of the plan, all affected participants became fully vested in their accrued benefits at their termination date. Assets held by these plans consist of cash and cash equivalents, fixed income securities consisting of U.S. government and corporate bonds and common stocks. The Company also has a defined benefit supplemental executive retirement plan (SERP) for certain of its executives. The SERP is a non-qualified plan under the Internal Revenue Code. The assets in the SERP trust are considered assets of the Company, not plan assets, and as such, are included in other assets on the accompanying consolidated balance sheets. The assets of the SERP, which consist of cash and cash equivalents, are held-to-maturity securities and, as such, are carried at cost plus accrued interest.

As a result of the Merger, the Company recorded a fair value adjustment to its pension assets and liabilities of $10,548. The adjustment was the result of an increase of $9,870 in liabilities and a reduction of plan assets of $678.

Components of Net Period Benefit Cost

The components of net periodic benefit costs of the Company’s domestic plans are set forth in the following tables:

SUCCESSOR PERIOD

January 1, 2006 - March 31, 2006

	Del Non- Union Plan	Del LaCross Plan	SERP
Service cost	$1,016	$—	$3
Interest cost	716	17	103
Expected return on plan assets	(718)	(16)	—
Recognized net loss	—	—	32

Net periodic cost	$1,014	$1	$138

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

SUCCESSOR PERIOD

February 1, 2005 - March 31, 2005

	Del Non- Union Plan	Del LaCross Plan	SERP
Service cost	$600	$—	$5
Interest cost	428	12	72
Expected return on plan assets	(417)	(11)	—

Net periodic cost	$611	$1	$77

PREDECESSOR PERIOD

January 1, 2005 - January 31, 2005

	Del Non- Union Plan	Del LaCross Plan	SERP
Service cost	$300	$—	$3
Interest cost	214	6	36
Expected return on plan assets	(207)	(6)	—
Recognized prior service cost	4	—	12
Recognized net loss	77	2	7

Net periodic cost	$388	$2	$58

(9) Restructuring and Severance

On August 15, 2005, Mr. William McMenemy resigned as President and Chief Executive Officer effective August 19, 2005 but remained on the Board of Directors of the Company. Also in August 2005, the Company announced a workforce reduction program implemented in September 2005 to streamline the Company’s organization and reduce costs. As of December 31, 2005, 55 positions, including long-term consultants, were eliminated. Pursuant to Mr. McMenemy’s severance agreement and the Company’s formal severance policy, a charge of $2,003 for severance costs and related benefits was recorded during the third and fourth quarters of 2005, of which $1,079 was paid as of March 31, 2006. The balance will be paid over 11 months.

On January 13, 2006, the Company announced that it plans to cease the manufacturing activities at its facility in Little Falls, New York. The Company intends to transfer a majority of these manufacturing operations to its Rocky Point, North Carolina manufacturing facility and to outsource the remainder. In addition, the Company plans to close several of its short-term leased warehouse facilities in upstate New York and convert the Little Falls facility to a warehouse to store a portion of the Company’s inventory. Pursuant to the Company’s formal severance policy, a charge of $1,243 for severance costs and related benefits for approximately 326 employees was recorded in December 2005 in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits”. Additional severance benefits earned for future services by employees being terminated will be recognized as a charge in the consolidated financial statements as such severance benefits are earned. During the first quarter of 2006, a charge of $102 was recorded for such earned benefits, in addition to an adjustment of $44 to the initial accrual. As of March 31, 2006, no severance benefits have been paid. Also during the first quarter of 2006, the Company recorded a charge to cost of goods sold of $107, related to moving costs for relocated inventory, break down, moving and start-up costs associated with equipment transfers and other related charges. During the remainder of 2006, the Company estimates that it will incur an additional $705 of costs in connection with the relocation of inventory and equipment and approximately $399 for additional

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

severance and relocation costs. Such additional costs will be charged to the Cosmetic segment. Cash payments of approximately $1,604 are expected to be made through the end of the second quarter of 2007. As a result of the closing, it is anticipated that there will be a partial curtailment of the pension plan, which is expected to reduce pension liabilities by approximately $1,000 to $1,500, with a pre-tax benefit impacting the full year 2006 results by approximately $300 to $600.

A summary of the activity in the accrual for the Little Falls restructuring is as follows:

Balance at December 31, 2005	$1,243
Provision	102
Payments	—
Adjustments	44

Balance at March 31, 2006	$1,389

(10) Comprehensive Income (Loss)

The components of comprehensive income (loss) were as follows:

	SUCCESSOR PERIOD		PREDECESSOR PERIOD
	January 1, 2006- March 31, 2006	February 1, 2005- March 31, 2005	January 1, 2005- January 31, 2005
Net earnings (loss)	$(4,509)	$(3,222)	$1,977
Other comprehensive income (loss):
Foreign currency translation gain/(loss)	(72)	262	(346)
Change in fair value of interest rate Collar, net of taxes	169	—	—

Total comprehensive income (loss)	$(4,412)	$(2,960)	$1,631

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(11) Segment Information

The Company operates in two segments, Cosmetic and Pharmaceutical, that have been organized by the products and services they offer. The Cosmetic segment’s principal products are nail care, nail color, color cosmetics, beauty implements, bleaches and depilatories, personal care products and other related cosmetic items. The Pharmaceutical segment’s principal products are proprietary oral analgesics, oral hygiene, eye/ear products and first aid products. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of its operating segments based on operating income. Certain assets, including property, plant and equipment and deferred tax assets, are not allocated to the identifiable segments; depreciation of unallocated assets is charged to the Cosmetic segment.

	SUCCESSOR PERIOD		PREDECESSOR PERIOD
	January 1, 2006- March 31, 2006	February 1, 2005- March 31, 2005	January 1, 2005- January 31, 2005
Net sales:
Cosmetic	$72,603	$55,387	$14,756
Pharmaceutical	19,522	15,530	3,450

Consolidated	$92,125	$70,917	$18,206

Operating income (loss):
Cosmetic	$529	$(2,812)	$(17,714)
Pharmaceutical	973	2,167	(4,247)

Consolidated	$1,502	$(645)	$(21,961)
Other income (expense):
Interest expense, net	$(8,843)	$(4,850)	$(264)
Other income (expense), net	9	170	(232)

Loss before income taxes	$(7,332)	$(5,325)	$(22,457)

Depreciation and amortization:
Cosmetic	$2,865	$1,679	$707
Pharmaceutical	786	473	41

Consolidated	$3,651	$2,152	$748

Amortization of display fixtures:
Cosmetic	$2,261	$1,489	$764
Pharmaceutical	—	—	—

Consolidated	$2,261	$1,489	$764

Operating income for the three months ended March 31, 2006 includes severance expense of $146 associated with the closure of the Little Falls facilities, which was all charged to the Cosmetic segment.

(12) Condensed Consolidating Financial Information

The Company’s obligations related to its ABL Credit Facility, Notes and the Subordinated Notes are guaranteed jointly and severally by the Company’s direct and indirect present and future domestic restricted subsidiaries (the “Guarantors”). The following financial information sets forth, on a condensed consolidating basis, balance sheets, statements of operations and statements of cash flows for domestic subsidiaries of the Company that are Guarantors (collectively, the “Guarantor Subsidiaries”) and foreign subsidiaries of the Company that are not Guarantors (collectively, the “Non-Guarantor Subsidiaries”). Separate financial statements for the Subsidiary Guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to the investor. The accounting policies of the parent company, the Subsidiary Guarantors and the Subsidiary Non-Guarantors are the same as those described for the Company in the 2005 Annual Report on Form 10-K.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING BALANCE SHEET

SUCCESSOR PERIOD

March 31, 2006

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$372	$353	$547	$—	$1,272
Accounts receivable	58,045	14,922	5,234	—	78,201
Inventories	95,797	10,765	15,611	—	122,173
Income taxes receivable	18,356	(19,566)	1,547	—	337
Deferred income taxes	10,967	186	—	—	11,153
Prepaid expenses and other current assets	3,401	411	259	—	4,071

Total current assets	186,938	7,071	23,198	—	217,207
Property, plant and equipment, net	42,492	2,047	3,965	—	48,504
Intercompany	73,250	(57,404)	(15,846)	—	—
Intangibles arising from acquisitions, net	170,263	87,712	—	—	257,975
Goodwill	127,987	—	—	—	127,987
Other assets	29,822	—	1,504	—	31,326
Note receivable	6,430	—	—	(6,430)	—
Deferred income taxes	64,872	(34,991)	—	—	29,881

Total assets	$702,054	$4,435	$12,821	$(6,430)	$712,880

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$130	$—	$57	$—	$187
Accounts payable	25,836	3,505	2,530	—	31,871
Accrued liabilities	29,605	4,068	1,955	—	35,628

Total current liabilities	55,571	7,573	4,542	—	67,686
Long-term debt, less current portion	394,944	—	1,177		396,121
Long-term pension liability, less current portion	20,225	—	—	—	20,225
Deferred liability	1,062	—	—	—	1,062
Deferred income taxes	106,077	872	14	—	106,963
Note payable	—	—	6,430	(6,430)	—

Total liabilities	577,879	8,445	12,163	(6,430)	592,057

Shareholders’ equity:
Common stock $.01 par value, authorized 1,000 shares; issued 1,000 shares	—	—	—	—	—
Additional paid-in capital	145,519	—	5	—	145,524
Accumulated other comprehensive income (loss)	(78)	—	628	—	550
Retained earnings (deficit)	(21,266)	(4,010)	25	—	(25,251)

Total shareholders’ equity	124,175	(4,010)	658	—	120,823

Total liabilities and shareholders’ equity	$702,054	$4,435	$12,821	$(6,430)	$712,880

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING BALANCE SHEET

SUCCESSOR PERIOD

December 31, 2005

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$1,862	$(434)	$1,174	$—	$2,602
Accounts receivable, net	52,828	14,432	5,051	—	72,311
Inventories	96,609	10,878	14,810	—	122,297
Income taxes receivable	19,595	(20,514)	1,281	—	362
Deferred income taxes	10,967	186	—	—	11,153
Prepaid expenses and other current assets	4,195	547	205	—	4,947

Total current assets	186,056	5,095	22,521	—	213,672
Property, plant and equipment, net	43,214	2,214	4,065	—	49,493
Intercompany	72,199	(56,263)	(15,936)		—
Intangibles arising from acquisitions, net	170,978	88,309	—	—	259,287
Goodwill	125,983	—	—	—	125,983
Other assets	28,880	—	1,196	—	30,076
Note receivable	6,430	—	—	(6,430)	—
Deferred income taxes	62,735	(34,991)	—	—	27,744

Total assets	$696,475	$4,364	$11,846	$(6,430)	$706,255

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$129	$—	$56	$—	$185
Accounts payable	29,870	3,324	1,944	—	35,138
Accrued liabilities	30,146	3,607	1,721	—	35,474

Total current liabilities	60,145	6,931	3,721	—	70,797
Long-term debt, less current portion	381,044	—	1,197	—	382,241
Long-term pension liability, less current portion	20,447	—	—	—	20,447
Deferred liability	1,062	—	—	—	1,062
Deferred income taxes	105,971	872	14	—	106,857
Note payable	—	—	6,430	(6,430)	—

Total liabilities	568,669	7,803	11,362	(6,430)	581,404

Shareholders’ equity:
Common stock $.01 par value, authorized 1,000 shares; issued 1,000 shares	—	—	—	—	—
Additional paid-in capital	145,135	—	5	—	145,140
Accumulated other comprehensive income (loss)	(248)	—	701	—	453
Retained deficit	(17,081)	(3,439)	(222)	—	(20,742)

Total shareholders’ equity	127,806	(3,439)	484	—	124,851

Total liabilities and shareholders’ equity	$696,475	$4,364	$11,846	$(6,430)	$706,255

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

SUCCESSOR PERIOD

January 1, 2006 - March 31, 2006

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$64,247	$18,413	$9,465	$—	$92,125
Cost of goods sold	38,176	5,933	4,419	—	48,528
Selling and administrative expenses	22,637	14,695	4,617	—	41,949
Severance expenses	146	—	—	—	146

Operating income (loss)	3,288	(2,215)	429	—	1,502
Other income (expense):
Interest expense, net	(8,777)	—	(66)	—	(8,843)
Other income (expense), net	28	(2)	(17)	—	9

Earnings (loss) before income taxes	(5,461)	(2,217)	346	—	(7,332)
Provision for (benefit from) income taxes	(2,161)	(761)	99	—	(2,823)

Net earnings (loss)	$(3,300)	$(1,456)	$247	$—	$(4,509)

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

SUCCESSOR PERIOD

February 1, 2005 - March 31, 2005

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$49,233	$14,750	$6,934	$—	$70,917
Cost of goods sold	30,698	4,468	3,564	—	38,730
Selling and administrative expenses	17,048	8,848	3,009	—	28,905
Merger expenses	3,226	701	—	—	3,927

Operating income (loss)	(1,739)	733	361	—	(645)
Other income (expense):
Interest expense, net	(4,802)	—	(48)	—	(4,850)
Other income (expense), net	8	(2)	164	—	170

Earnings (loss) before income taxes	(6,533)	731	477	—	(5,325)
Provision for (benefit from) income taxes	(2,594)	446	45	—	(2,103)

Net earnings (loss)	$(3,939)	$285	$432	$—	$(3,222)

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

PREDECESSOR PERIOD

January 1, 2005-January 31, 2005

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$13,389	$3,129	$1,688	$—	$18,206
Cost of goods sold	7,890	952	876	—	9,718
Selling and administrative expenses	7,140	3,270	1,065	—	11,475
Merger expenses	15,483	3,491	—	—	18,974

Operating loss	(17,124)	(4,584)	(253)	—	(21,961)
Other income (expense):
Interest expense, net	(239)	—	(25)	—	(264)
Other income (expense), net	(11)	—	(221)	—	(232)

Loss before income taxes	(17,374)	(4,584)	(499)	—	(22,457)
Benefit from income taxes	(24,273)	—	(161)	—	(24,434)

Net earnings (loss)	$6,899	$(4,584)	$(338)	$—	$1,977

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

SUCCESSOR PERIOD

January 1, 2006 - March 31, 2006

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings (loss)	$(3,300)	$(1,456)	$246	$1	$(4,509)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,745	807	104	(5)	3,651
Amortization of display fixtures	2,119	—	142	—	2,261
Amortization of deferred financing fees and original issue discount	658	—	—	—	658
Non-cash stock compensation	344	—	—	—	344
Deferred income taxes	(2,823)	—	—	—	(2,823)
Provision for doubtful accounts	45	—	—	—	45
Gain on sale of property	(48)	—	—	—	(48)
Other non-cash operating items	—	—	30	—	30
Changes in operating assets and liabilities:
Accounts receivable	(6,146)	395	(194)	—	(5,945)
Inventories	812	113	(916)	—	9
Prepaid expenses and other current assets	794	136	(54)	—	876
Other assets	(3,274)	—	(461)	—	(3,735)
Accounts payable	(4,034)	181	616	—	(3,237)
Accrued liabilities	(786)	461	256	—	(69)
Pension liability (net)	212	—	—	—	212
Income taxes receivable / payable	1,239	(948)	(286)	(1)	4
Deferred income taxes	(819)	—	—	—	(819)
Intercompany receivables / payables	(1,051)	1,141	(111)	21	—

Net cash provided by (used in) operating activities	(13,313)	830	(628)	16	(13,095)

Cash flows provided by (used in) investing activities:
Net proceeds from sale of property	50	—	—	—	50
Property, plant and equipment additions	(1,810)	(43)	(18)	—	(1,871)

Net cash used in investing activities	(1,760)	(43)	(18)	—	(1,821)

Cash flows provided by (used in) financing activities:
Principal borrowings (payments) under revolving credit agreement, net	13,900	—	—	—	13,900
Principal payments under mortgages	—	—	(14)	—	(14)
Payment of deferred financing fees	(326)	—	—	—	(326)
Contributed capital	40	—	—	—	40
Payment of capital lease obligations	(31)	—	—	—	(31)

Net cash provided by (used in) financing activities	13,583	—	(14)	—	13,569

Effect of exchange rate changes on cash	—	—	33	(16)	17

Net increase (decrease) in cash and cash equivalents	(1,490)	787	(627)	—	(1,330)
Cash and cash equivalents at beginning of period	1,862	(434)	1,174	—	2,602

Cash and cash equivalents at end of period	$372	$353	$547	$—	$1,272

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

SUCCESSOR PERIOD

February 1, 2005 - March 31, 2005

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings (loss)	$(3,939)	$285	$430	$2	$(3,222)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,609	473	68	2	2,152
Amortization of display fixtures	1,396	—	93	—	1,489
Amortization of inventory fair value adjustment	579	368	91	—	1,038
Amortization of deferred financing fees and original issue discount	425	—	—	—	425
Deferred income taxes	(837)	—	—	—	(837)
Recovery from doubtful accounts	(7)	—	—	—	(7)
Other non-cash operating items	(49)	—	(176)	—	(225)
Changes in operating assets and liabilities:
Accounts receivable	(2,778)	(2,304)	(1,581)	—	(6,663)
Inventories	(2,797)	1,967	(515)	—	(1,345)
Prepaid expenses and other current assets	(693)	213	21	—	(459)
Other assets	(2,995)	6	(303)	—	(3,292)
Accounts payable	(3,086)	(754)	142	—	(3,698)
Accrued liabilities	(15,205)	(1,426)	185	—	(16,446)
Pension liability (net)	338	—	—	—	338
Income taxes receivable/payable	(2,288)	350	(421)	(2)	(2,361)
Intercompany receivables/payables	(793)	(249)	1,020	22	—

Net cash provided by (used in) operating activities	(31,120)	(1,071)	(946)	24	(33,113)

Cash flows provided by (used in) investing activities:
Property, plant and equipment additions	(713)	(67)	(3)	—	(783)
Purchase of Del Laboratories, Inc.	(377,233)	—	—	—	(377,233)

Net cash used in investing activities	(377,946)	(67)	(3)	—	(378,016)

Cash flows provided by (used in) financing activities:
Principal payments under mortgages	—	—	(15)	—	(15)
Principal payments under term loan	(500)	—	—	—	(500)
Repayment of existing debt in connection with merger	(69,316)	—	—	—	(69,316)
Issuance of senior subordinated notes	173,845	—	—	—	173,845
Issuance of term loan	200,000	—	—	—	200,000
Payment of deferred financing and other merger related fees	(29,305)	—	—	—	(29,305)
Contributed capital	138,200	—	—	—	138,200
Payment of capital lease obligations	(29)	—	—	—	(29)

Net cash provided by (used in) financing activities	412,895	—	(15)	—	412,880

Effect of exchange rate changes on cash	—	—	17	(24)	(7)

Net increase (decrease) in cash and cash equivalents	3,829	(1,138)	(947)	—	1,744
Cash and cash equivalents at beginning of period	1,054	(115)	1,438	—	2,377

Cash and cash equivalents at end of period	$4,883	$(1,253)	$491	$—	$4,121

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

PREDECESSOR PERIOD

January 1, 2005 - January 31, 2005

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings (loss)	$6,899	$(4,584)	$(338)	$—	$1,977
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	673	40	35	—	748
Amortization of display fixtures	723	—	41	—	764
Amortization of deferred financing fees	20	—	—	—	20
Deferred income taxes	(13,030)	—	—	—	(13,030)
Provision for doubtful accounts	25	—	1	—	26
Tax benefit on stock options exercised	57	—	—	—	57
Other non-cash operating items	(14)	—	233	—	219
Changes in operating assets and liabilities:
Accounts receivable	2,740	2,635	598	—	5,973
Inventories	(4,838)	(104)	(1,121)	—	(6,063)
Prepaid expenses and other current assets	(32)	(377)	30	—	(379)
Other assets	(1,609)	3	(80)	—	(1,686)
Accounts payable	(1,945)	1,150	1,200	—	405
Accrued liabilities	21,827	(133)	26	—	21,720
Deferred liability	1,367	—	—	—	1,367
Pension liability (net)	(330)	—	—	—	(330)
Income taxes receivable/payable	(11,344)	—	(254)	—	(11,598)
Intercompany receivables/payables	(2,091)	1,665	438	(12)	—

Net cash provided by (used in) operating activities	(902)	295	809	(12)	190

Cash flows provided by (used in) investing activities:
Property, plant and equipment additions	(781)	(12)	(4)	—	(797)

Net cash used in investing activities	(781)	(12)	(4)	—	(797)

Cash flows provided by (used in) financing activities:
Principal payments under revolving credit agreement, net	(800)	—	—	—	(800)
Principal payments under mortgages	(25)	—	2	—	(23)
Proceeds from the exercise of stock options	12	—	—	—	12
Acquisition of treasury stock	(57)	—	—	—	(57)

Net cash provided by (used in) financing activities	(870)	—	2	—	(868)

Effect of exchange rate changes on cash	—	—	(33)	12	(21)

Net increase (decrease) in cash and cash equivalents	(2,553)	283	774	—	(1,496)
Cash and cash equivalents at beginning of period	3,607	(398)	664	—	3,873

Cash and cash equivalents at end of period	$1,054	$(115)	$1,438	$—	$2,377

Offer to Exchange

Its Senior Secured Floating Rate Notes due 2011

PROSPECTUS

                , 2006

DEALER PROSPECTUS DELIVERY OBLIGATION

Until                     , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

DELAWARE

Del Laboratories, Inc., Del Pharmaceuticals, Inc. and Del Professional Products, Inc. are incorporated under the laws of the state of Delaware.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The certificate of incorporation of each of Del Laboratories, Inc. and Del Professional Products, Inc. provide for the indemnification of directors, officers and employees to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the certificate of incorporation of each of Del Laboratories, Inc. and Del Professional Products, Inc. provides that their respective directors shall have no personal liability to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the combined company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

The certificate of incorporation of Del Pharmaceuticals, Inc. provides that its directors and officers and any person serving at its request as director or officer of another corporation in which it is a creditor shall be indemnified by Del Pharmaceuticals, Inc. against all expenses (including costs and attorneys’ fees), actually and necessarily incurred or paid by him in connection with the defense of any action, suit or proceeding to which he may be made a party by reason of his being or having been such director or officer, or by reason of any action or omission or alleged action or omission by him in such capacity, and against any amount or amounts which may be paid by him (other than to Del Pharmaceuticals, Inc.), in reasonable settlement of any such action, suit or proceeding, where it is in the interest of Del Pharmaceuticals, Inc. that such settlement be made. In cases where such action, suit or proceeding proceed to final adjudication, such indemnification shall not extend to matters as to which it is adjudged that such director or officer is liable for negligence or misconduct in the performance of his duties as such.

The by-laws of Del Laboratories, Inc., Del Pharmaceuticals, Inc., and Del Professional Products, Inc. provide for the indemnification of all of their respective current and former directors and current or former officers to the fullest extent permitted by the DGCL.

NEW YORK

565 Broad Hollow Realty Corp. is incorporated under the laws of the state of New York.

Section 722(a) of the New York Business Corporation Law, or the NYBCL, provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in the preceding paragraph against amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person is adjudged liable to the corporation unless a court determines that an indemnity is proper in the circumstances of the case.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Sections 722 and 721 of the NYBCL may be authorized by the corporation. It provides that a corporation shall indemnify a person who has been successful, on the merits or otherwise, in defending an action described in Section 722. In other circumstances, unless ordered by a court upon application of a director or officer under Section 724 of the NYBCL, indemnification as described above may only be made if it is authorized in each specific case. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the

NYBCL, or based upon an opinion by independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or if the shareholders decide that indemnification is proper because the applicable standard of conduct has been met.

Section 726 of the NYBCL permits the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State superintendent of insurance, for a retention amount and for co-insurance.

Section 402(b) of the NYBCL provides that a corporation’s Certificate of Incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except liability if a judgment or final adjudication establishes that the directors acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or liability if the act or omission occurred prior to the adoption of a provision authorized by this section. The certificate of incorporation of 565 Broad Hollow Realty Corp. currently does not contain a provision explicitly authorizing a limitation on such liabilities as permitted by Section 402(b).

The by-laws of 565 Broad Hollow Realty Corp. do not contain specific provisions for the indemnification of its directors and officers.

Each of the registrants has policies in force and effect that insure its directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such directors and officers in the discharge of their duties, individually or collectively, or as a result of any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

Pursuant to the individual employment agreements between DLI and William McMenemy, Charles J. Hinkaty, Harvey P. Alstodt and Enzo J. Vialardi, each an executive, and the employment agreement between Del Laboratories, Inc. and Joseph Sinicropi, an executive, filed as exhibits to this registration statement, DLI and the Company, respectively, and each of their subsidiaries, respectively, have agreed to indemnify and hold each of the executives harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other amounts incurred in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of, or related to, each of the executives’ status as a director, officer-employee and/or agent of DLI or the Company, respectively, or any of their affiliates, respectively, or each of the executives’ status, if any, as a trustee or other fiduciary of any employee benefit plan sponsored by the Company or any affiliate, other than any such expenses incurred as a result of their gross negligence or willful misconduct or breach of any of their representations, warranties or covenants under their respective employment agreements. In addition, DLI and the Company, respectively, are obligated to provide each of the executives with coverage under the director’s and officer’s liability insurance policies described above. DLI or the Company, respectively, must maintain such coverage for a six-year period following the termination of each executive’s employment at a level equivalent to the most favorable and protective coverage provided to any active officer or director of DLI or the Company, respectively. Shawn A. Smith and Cary C. Newman are also indemnified under the Company’s director’s and officer’s liability insurance policies.

Pursuant to the registration rights agreement, filed as an exhibit to this registration statement, each holder of notes has agreed to indemnify each of the registrant’s respective directors and each of their respective officers who sign this registration statement and persons controlling the registrants, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to the registrants by any such holder in the prospectus.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits.

The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 1, 2004, among DLI Holding Corp., DLI Acquisition Corp. and Del Laboratories, Inc. Filed as Annex A to Del Laboratories, Inc.’s Preliminary Proxy Statement on Amendment No. 1 to Schedule 14A filed November 10, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

3.1	Amended and Restated Certificate of Incorporation of Del Laboratories, Inc. Filed as Exhibit 3.1 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.2	Amended and Restated By-Laws of Del Laboratories, Inc. Filed as Exhibit 3.2 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.3	Certificate of Incorporation of Del Pharmaceuticals, Inc., as amended. Filed as Exhibit 3.3 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.4	Amended and Restated By-Laws of Del Pharmaceuticals, Inc. Filed as Exhibit 3.4 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.5	Certificate of Incorporation of 565 Broad Hollow Realty Corp., as amended. Filed as Exhibit 3.9 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.6	Amended and Restated By-Laws of 565 Broad Hollow Realty Corp. Filed as Exhibit 3.10 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.7	Certificate of Incorporation of Del Professional Products, Inc. Filed as Exhibit 3.11 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.8	By-Laws of Del Professional Products, Inc. Filed as Exhibit 3.12 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.1	Credit Agreement, dated as of December 29, 2005, among DLI Holding II Corp., Del Laboratories, Inc., as borrower, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

4.2	Indenture, dated as of October 28, 2005, among Del Laboratories, Inc., each of the subsidiary guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

4.3	Registration Rights Agreement, dated as of October 28, 2005, among Del Laboratories, Inc., the guarantors listed on Schedule I thereto, and Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. Filed as Exhibit 10.11 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

Exhibit Number	Description

4.4	Form of Senior Secured Floating Rate Notes due 2011 of Del Laboratories, Inc. (included in Exhibit 4.2 hereto).

4.5	Indenture, dated as of January 27, 2005, by and among DLI Acquisition Corp., which merged with and into Del Laboratories, Inc. with Del Laboratories, Inc. continuing as the surviving corporation, Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Wells Fargo Bank, National Association, as trustee. Filed as Exhibit 4.4 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.6	Supplemental Indenture, dated as of January 27, 2005, by and among Del Laboratories, Inc., Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Wells Fargo Bank, National Association, as trustee. Filed as Exhibit 4.5 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.7	Registration Rights Agreement, dated as of January 27, 2005, by and among DLI Acquisition Corp., and Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. relating to the 8.00% Senior Subordinated Notes due 2012 of DLI Acquisition Corp. Filed as Exhibit 4.6 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.8	First Amendment to the Registration Rights Agreement, dated as of January 27, 2005, among Del Laboratories, Inc., Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. relating to the 8.00% Senior Subordinated Notes due 2012 of Del Laboratories, Inc., as successor by merger to DLI Acquisition Corp. Filed as Exhibit 4.7 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.9	Form of 8.00% Senior Subordinated Notes due 2012 of Del Laboratories, Inc., as successor by merger to DLI Acquisition Corp. (included in Exhibit 4.5 hereto). Filed as Exhibit 4.8 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.10	First Amendment to the Credit Agreement, dated February 23, 2006, among DLI Holding II Corp., Del Laboratories, Inc., as borrower and JPMorgan Chase Bank, N.A. as administrative agent and lender. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed March 1, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

5.1	Opinion of Debevoise & Plimpton LLP. **

10.1	Financial Advisory Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Kelso & Company, L.P. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.2	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.3	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.4	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

Exhibit Number	Description

10.5	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Enzo J. Vialardi. Filed as Exhibit 10.5 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.6	Stockholders Agreement, dated as of January 27, 2005, by and among DLI Holding Corp., DLI Holding LLC, William McMenemy, Charles J. Hinkaty and Harvey P. Alstodt. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.7	Registration Rights Agreement, dated as of January 27, 2005, by and among DLI Holding Corp., DLI Holding LLC, William McMenemy, Charles J. Hinkaty and Harvey P. Alstodt. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.8	DLI Holding Corp. Stock Incentive Plan. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.9	Form of Option Agreement under DLI Holding Corp. Stock Incentive Plan. Filed as Exhibit 10.9 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.10	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. Filed as Exhibit 10.10 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.11	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. Filed as Exhibit 10.11 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.12	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. Filed as Exhibit 10.12 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.13	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. Filed as Exhibit 10.13 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.14	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. Filed as Exhibit 10.14 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.15	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. Filed as Exhibit 10.15 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.16	Letter of Understanding, dated as of November 10, 2004, by and among DLI Holding Corp., Del Laboratories, Inc. and Dan K. Wassong. Filed as Exhibit 10.16 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.17	Employee Pension Plan, effective January 1, 1997 (amended and restated). Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

Exhibit Number	Description

10.18	Amendment No. 1 to Employee Pension Plan. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.19	Amendment No. 2 to Employee Pension Plan. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.20	Employee Stock Ownership Plan, effective January 1, 1997 (amended and restated). Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

10.21	Amendment No. 1 to Employee Stock Ownership Plan. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.22	Amendment No. 2 to Employee Stock Ownership Plan. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.23	Amendment No. 3 to Employee Stock Ownership Plan. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.24	401(k) Plan effective January 1, 1997 (amended and restated). Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

10.25	Amendment No. 1 to 401(k) Plan. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.26	Amendment No. 2 to 401(k) Plan. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.27	Amendment No. 3 to 401(k) Plan. Filed as Exhibit 10.11 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.28	Amended and Restated Supplemental Executive Retirement Plan. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.29	Amended and Restated Employment Agreement, dated as of July 1, 1999, between Del Laboratories, Inc. and Dan K. Wassong. Filed as Exhibit 10.14 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 30, 2000 (Commission File No. 001-05439) and incorporated herein by reference.

10.30	Amendment, dated as of April 22, 2002, to Dan K. Wassong Employment Agreement. Filed as Exhibit 10.12 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.31	Life Insurance Agreement, dated as of February 18, 1993. Filed as Exhibit 9 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 31, 1994 (Commission File No. 001-05439) and incorporated herein by reference.

Exhibit Number	Description

10.32	Limited Liability Company Agreement by and among Kelso Investment Associates VII, L.P., KEP VI, LLC, William McMenemy, Charles J. Hinkaty, Harvey P. Alstodt and Magnetite Asset Investors III L.L.C., for DLI Holding LLC. Filed as Exhibit 10.32 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.33	Employment Agreement with Joseph Sinicropi, dated as of July 25, 2005. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed August 8, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.34	EmploymentAgreement with Cary Newman, dated as of June 10, 2005.*

10.35	Guarantee and Collateral Agreement, dated as of December 29, 2005 made by DLI Holding II Corp., Del Laboratories, Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

10.36	Intellectual Property Security Agreement, dated as of October 28, 2005, made by Del Laboratories, Inc. and certain of its subsidiaries in favor of Wells Fargo Bank, National Association, as collateral agent. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.37	Intellectual Property Security Agreement, dated as of December 29, 2005, made by Del Laboratories, Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

10.38	Intercreditor Agreement, dated as of October 28, 2005, among Del Laboratories, Inc., the other grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and as credit facility collateral agent, and Wells Fargo Bank, National Association, as trustee and as note collateral agent. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.39	Intercreditor Confirmation Letter, dated December 29, 2005, from Del Laboratories, Inc and the other grantors, to JPMorgan Chase Bank, N.A., as administrative agent and as credit facility collateral agent, and Wells Fargo Bank, National Association, as trustee and note collateral agent.*

10.40	Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of October 28, 2005, from Del Laboratories, Inc. to Biberstein & Nunalee, LLP, as trustee, for the benefit of Wells Fargo Bank, National Association, as note collateral agent. Filed as Exhibit 10.9 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.41	Second Lien Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of December 29, 2006, from Del Laboratories, Inc. to Biberstein & Nunalee, LLP, as trustee, for the benefit of JPMorgan Chase Bank, N.A. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

12.1	Computation of Ratio of Earnings to Fixed Charges. **

21.1	List of subsidiaries. **

23.1	Consent of KPMG LLP. **

Exhibit Number	Description

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

24.1	Power of Attorney.*

25.1	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1. *

99.1	Form of Letter of Transmittal. *

99.2	Form of Notice of Guaranteed Delivery. *

99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner. *

*	Filed previously.
**	Filed herewith.

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Del Laboratories, Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on June 8, 2006.

DEL LABORATORIES, INC.

By:	/s/ JOSEPH SINICROPI
Name:	Joseph Sinicropi
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed on June 8, 2006 by the following persons in the capacities indicated.

Signature	Title

* Charles J. Hinkaty	President, Chief Executive Officer and Director (Principal Executive Officer)

* Joseph Sinicropi	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* Harvey P. Alstodt	Director

* Philip E. Berney	Director

* William McMenemy	Director

* Church M. Moore	Director

*By:	/s/ JOSEPH SINICROPI
Joseph Sinicropi Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Del Pharmaceuticals, Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on June 8, 2006.

DEL PHARMACEUTICALS, INC.

By:	/s/ JOSEPH SINICROPI
Name:	Joseph Sinicropi
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed on June 8, 2006 by the following persons in the capacities indicated.

Signature	Title

* Charles J. Hinkaty	President and Director (Principal Executive Officer)

* Joseph Sinicropi	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

* Randy Sloan	Director

*By:	/S/ JOSEPH SINICROPI
Joseph Sinicropi Attorney-In-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, 565 Broad Hollow Realty Corp. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on June 8, 2006.

565 BROAD HOLLOW REALTY CORP.

By:	/s/ JOSEPH SINICROPI
Name:	Joseph Sinicropi
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed on June 8, 2006 by the following persons in the capacities indicated.

Signature	Title

* Charles J. Hinkaty	President, Chief Executive Officer and Director (Principal Executive Officer)

* Joseph Sinicropi	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

* Shawn A. Smith	Vice President, General Counsel, Secretary and Director

*By:	/S/ JOSEPH SINICROPI
Joseph Sinicropi Attorney-In-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Del Professional Products, Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on June 8, 2006.

DEL PROFESSIONAL PRODUCTS, INC.

By:	/s/ JOSEPH SINICROPI
Name:	Joseph Sinicropi
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed on June 8, 2006 by the following persons in the capacities indicated.

Signature	Title

* Charles J. Hinkaty	President and Chief Executive Officer (Principal Executive Officer)

* Joseph Sinicropi	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

* Harvey P. Alstodt	Director

*By:	/S/ JOSEPH SINICROPI
Joseph Sinicropi Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 1, 2004, among DLI Holding Corp., DLI Acquisition Corp. and Del Laboratories, Inc. Filed as Annex A to Del Laboratories, Inc.’s Preliminary Proxy Statement on Amendment No. 1 to Schedule 14A filed November 10, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

3.1	Amended and Restated Certificate of Incorporation of Del Laboratories, Inc. Filed as Exhibit 3.1 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.2	Amended and Restated By-Laws of Del Laboratories, Inc. Filed as Exhibit 3.2 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.3	Certificate of Incorporation of Del Pharmaceuticals, Inc., as amended. Filed as Exhibit 3.3 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.4	Amended and Restated By-Laws of Del Pharmaceuticals, Inc. Filed as Exhibit 3.4 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.5	Certificate of Incorporation of 565 Broad Hollow Realty Corp., as amended. Filed as Exhibit 3.9 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.6	Amended and Restated By-Laws of 565 Broad Hollow Realty Corp. Filed as Exhibit 3.10 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.7	Certificate of Incorporation of Del Professional Products, Inc. Filed as Exhibit 3.11 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

3.8	By-Laws of Del Professional Products, Inc. Filed as Exhibit 3.12 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.1	Credit Agreement, dated as of December 29, 2005, among DLI Holding II Corp., Del Laboratories, Inc., as borrower, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

4.2	Indenture, dated as of October 28, 2005, among Del Laboratories, Inc., each of the subsidiary guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

4.3	Registration Rights Agreement, dated as of October 28, 2005, among Del Laboratories, Inc., the guarantors listed on Schedule I thereto, and Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. Filed as Exhibit 10.11 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

4.4	Form of Senior Secured Floating Rate Notes due 2011 of Del Laboratories, Inc. (included in Exhibit 4.2 hereto).

Exhibit Number	Description

4.5	Indenture, dated as of January 27, 2005, by and among DLI Acquisition Corp., which merged with and into Del Laboratories, Inc. with Del Laboratories, Inc. continuing as the surviving corporation, Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Wells Fargo Bank, National Association, as trustee. Filed as Exhibit 4.4 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.6	Supplemental Indenture, dated as of January 27, 2005, by and among Del Laboratories, Inc., Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Wells Fargo Bank, National Association, as trustee. Filed as Exhibit 4.5 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.7	Registration Rights Agreement, dated as of January 27, 2005, by and among DLI Acquisition Corp., and Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. relating to the 8.00% Senior Subordinated Notes due 2012 of DLI Acquisition Corp. Filed as Exhibit 4.6 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.8	First Amendment to the Registration Rights Agreement, dated as of January 27, 2005, among Del Laboratories, Inc., Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. relating to the 8.00% Senior Subordinated Notes due 2012 of Del Laboratories, Inc., as successor by merger to DLI Acquisition Corp. Filed as Exhibit 4.7 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.9	Form of 8.00% Senior Subordinated Notes due 2012 of Del Laboratories, Inc., as successor by merger to DLI Acquisition Corp. (included in Exhibit 4.5 hereto). Filed as Exhibit 4.8 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.10	First Amendment to the Credit Agreement, dated February 23, 2006, among DLI Holding II Corp., Del Laboratories, Inc., as borrower and JPMorgan Chase Bank, N.A. as administrative agent and lender. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed March 1, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

5.1	Opinion of Debevoise & Plimpton LLP. **

10.1	Financial Advisory Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Kelso & Company, L.P. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.2	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.3	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.4	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

Exhibit Number	Description

10.5	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Enzo J. Vialardi. Filed as Exhibit 10.5 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.6	Stockholders Agreement, dated as of January 27, 2005, by and among DLI Holding Corp., DLI Holding LLC, William McMenemy, Charles J. Hinkaty and Harvey P. Alstodt. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.7	Registration Rights Agreement, dated as of January 27, 2005, by and among DLI Holding Corp., DLI Holding LLC, William McMenemy, Charles J. Hinkaty and Harvey P. Alstodt. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.8	DLI Holding Corp. Stock Incentive Plan. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.9	Form of Option Agreement under DLI Holding Corp. Stock Incentive Plan. Filed as Exhibit 10.9 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.10	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. Filed as Exhibit 10.10 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.11	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. Filed as Exhibit 10.11 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.12	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. Filed as Exhibit 10.12 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.13	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. Filed as Exhibit 10.13 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.14	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. Filed as Exhibit 10.14 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.15	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. Filed as Exhibit 10.15 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.16	Letter of Understanding, dated as of November 10, 2004, by and among DLI Holding Corp., Del Laboratories, Inc. and Dan K. Wassong. Filed as Exhibit 10.16 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.17	Employee Pension Plan, effective January 1, 1997 (amended and restated). Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

Exhibit Number	Description

10.18	Amendment No. 1 to Employee Pension Plan. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.19	Amendment No. 2 to Employee Pension Plan. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.20	Employee Stock Ownership Plan, effective January 1, 1997 (amended and restated). Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

10.21	Amendment No. 1 to Employee Stock Ownership Plan. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.22	Amendment No. 2 to Employee Stock Ownership Plan. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.23	Amendment No. 3 to Employee Stock Ownership Plan. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.24	401(k) Plan effective January 1, 1997 (amended and restated). Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

10.25	Amendment No. 1 to 401(k) Plan. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.26	Amendment No. 2 to 401(k) Plan. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.27	Amendment No. 3 to 401(k) Plan. Filed as Exhibit 10.11 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.28	Amended and Restated Supplemental Executive Retirement Plan. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.29	Amended and Restated Employment Agreement, dated as of July 1, 1999, between Del Laboratories, Inc. and Dan K. Wassong. Filed as Exhibit 10.14 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 30, 2000 (Commission File No. 001-05439) and incorporated herein by reference.

10.30	Amendment, dated as of April 22, 2002, to Dan K. Wassong Employment Agreement. Filed as Exhibit 10.12 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.31	Life Insurance Agreement, dated as of February 18, 1993. Filed as Exhibit 9 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 31, 1994 (Commission File No. 001-05439) and incorporated herein by reference.

Exhibit Number	Description

10.32	Limited Liability Company Agreement by and among Kelso Investment Associates VII, L.P., KEP VI, LLC, William McMenemy, Charles J. Hinkaty, Harvey P. Alstodt and Magnetite Asset Investors III L.L.C., for DLI Holding LLC. Filed as Exhibit 10.32 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.33	Employment Agreement with Joseph Sinicropi, dated as of July 25, 2005. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed August 8, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.34	EmploymentAgreement with Cary Newman, dated as of June 10, 2005.*

10.35	Guarantee and Collateral Agreement, dated as of December 29, 2005, made by DLI Holding II Corp., Del Laboratories, Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

10.36	Intellectual Property Security Agreement, dated as of October 28, 2005, made by Del Laboratories, Inc. and certain of its subsidiaries in favor of Wells Fargo Bank, National Association, as collateral agent. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.37	Intellectual Property Security Agreement, dated as of December 29, 2005, made by Del Laboratories, Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

10.38	Intercreditor Agreement, dated as of October 28, 2005, among Del Laboratories, Inc., the other grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and as credit facility collateral agent, and Wells Fargo Bank, National Association, as trustee and as note collateral agent. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.39	Intercreditor Confirmation Letter, dated December 29, 2005, from Del Laboratories, Inc and the other grantors, to JPMorgan Chase Bank, N.A., as administrative agent and as credit facility collateral agent, and Wells Fargo Bank, National Association, as trustee and note collateral agent.*

10.40	Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of October 28, 2005, from Del Laboratories, Inc. to Biberstein & Nunalee, LLP, as trustee, for the benefit of Wells Fargo Bank, National Association, as note collateral agent. Filed as Exhibit 10.9 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.41	Second Lien Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of December 29, 2005 from Del Laboratories, Inc. to Biberstein & Nunalee, LLP, as trustee, for the benefit of JPMorgan Chase Bank, N.A. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

12.1	Computation of Ratio of Earnings to Fixed Charges. **

21.1	List of subsidiaries. **

23.1	Consent of KPMG LLP. **

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

Exhibit Number	Description

24.1	Power of Attorney.*

25.1	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1. *

99.1	Form of Letter of Transmittal. *

99.2	Form of Notice of Guaranteed Delivery. *

99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner. *

*	Filed previously.
**	Filed herewith.